PROXY AND CONSENT SOLICITATION STATEMENT OF THE COMPANY
Exhibit (a)-(1)
December 2, 2021
Shareholders and Warrantholders of New Frontier Health Corporation
Re: Notice of Extraordinary General Meeting of Shareholders and Notice of Consent Solicitation for Warrantholders
Dear Shareholders and Warrantholders:
On August 4, 2021, New Frontier Health Corporation (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Unicorn II Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo”), Unicorn II Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Parent”), and Unicorn II Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent. As a condition to the consummation of the Merger, certain amendment to the warrant agreement dated as of June 27, 2018 between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) is required to be made to give effect to the treatment of the Warrants (as defined below) in accordance with the Merger Agreement (the “Warrant Amendment”).
In connection with the Merger and the other matters described herein, shareholders of the Company are cordially invited to attend an extraordinary general meeting of shareholders of the Company to be held on January 7, 2022, at 10:00 a.m. (Beijing time), at the principal office of the Company located at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China. At the extraordinary general meeting, shareholders of the Company will be asked to consider and vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (the “Transactions”). Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy and consent solicitation statement (the “proxy statement”).
In connection with the Warrant Amendment and the other matters described herein, warrantholders of the Company are requested to sign, date and return to the Company the consent to the Warrant Amendment included as Annex H to the accompanying proxy statement. A copy of the substantive text of the Warrant Amendment is attached as Annex C to the accompanying proxy statement.
Each of HoldCo, Parent and Merger Sub has been formed solely for the purposes of the Merger. At the effective time of the Merger (“Effective Time”), HoldCo will be beneficially owned by:
(a)
New Frontier Public Holding Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“NFPH”);

(b)
New Frontier Capital II Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(c)
New Frontier Group International Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

i

(d)
NF Founder Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(e)
Strategic Healthcare Holding Ltd., a company incorporated with limited liability under the laws of the British Virgin Islands;

(f)
HMJ Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands;

(g)
HMJ Holdings II Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands;

(h)
HMJ Holdings III Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands;

(i)
Unicorn Holding Partners LP, an exempted limited partnership formed under the laws of the Cayman Islands;

(j)
Unicorn Holding Partners II LP, an exempted limited partnership formed under the laws of the Cayman Islands;

(k)
Unicorn Holding Partners III LP, an exempted limited partnership formed under the laws of the Cayman Islands;

(l)
Unicorn Holding Partners IV LP, an exempted limited partnership formed under the laws of the Cayman Islands;

(m)
New Frontier Investment Management Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands;

(n)
New Frontier Investment Management II Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands;

(o)
New Frontier Investment Management III Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands;

(p)
New Frontier Investment Management IV Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands;

(q)
Kam Chung Leung, the chairman of the board of directors of the Company;

(r)
Carl Wu, the president of the Company;

(s)
Ying Zeng, the chief operating officer of the Company;

(t)
Carnival Investments Limited, a company affiliated with Kam Chung Leung and incorporated with limited liability under the laws of the British Virgin Islands;

(u)
Max Rising International Limited, a company affiliated with Carl Wu and incorporated with limited liability under the laws of the British Virgin Islands;

(v)
Vivo Capital Fund IX (Cayman), L.P., an exempted limited partnership organized under the laws of the Cayman Islands;

(w)
Vivo Capital Fund IX (Cayman), LLC, a limited liability company incorporated and existing under the laws of the Cayman Islands;

(x)
Calcite Gem Investments Group Ltd, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands;

(y)
Warburg Pincus (Callisto) Global Growth (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(z)
Warburg Pincus (Europa) Global Growth (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(aa)
Warburg Pincus Global Growth-B (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(bb)
Warburg Pincus Global Growth-E (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(cc)
Warburg Pincus Global Growth Partners (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(dd)
WP Global Growth Partners (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(ee)
Warburg Pincus China-Southeast Asia II (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(ff)
Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(gg)
WP China-Southeast Asia II Partners (Cayman), L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(hh)
Warburg Pincus China-Southeast Asia II Partners, L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(ii)
WSCP VIII EMP Onshore Investments, L.P., a limited partnership formed under the laws of the State of Delaware;

(jj)
WSCP VIII EMP Offshore Investments, L.P., an exempted limited partnership formed under the laws of the Cayman Islands;

(kk)
West Street Capital Partners VIII, L.P., a limited partnership formed under the laws of the State of Delaware;

(ll)
West Street Capital Partners VIII — Parallel, L.P., a limited partnership formed under the laws of the State of Delware;

(mm)
WSCP VIII Offshore Investments, SLP, a special limited partnership formed under the laws of Luxembourg;

(nn)
Goldman Sachs Asia Strategic II Pte. Ltd., a limited liability company incorporated under the laws of Singapore;

(oo)
West Street Private Markets 2021, L.P., a limited partnership formed under the laws of the State of Delaware;

(pp)
Fosun Industrial Co., Limited, a company incorporated with limited liability under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”);

(qq)
Shanghai Fosun Pharmaceutical (Group) Co., Ltd., a corporation organized under the laws of the People’s Republic of China (the “PRC”);

(rr)
Advance Data Services Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(ss)
Ma Huateng, a citizen of the PRC;

(tt)
Aspex Master Fund, a company incorporated with limited liability under the laws of the Cayman Islands;

(uu)
AMF-7 Holdings Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(vv)
Ho Kei Li, a citizen of Hong Kong;

(ww)
Roberta Lipson, a national of the United States, Benjamin Lipson Plafker Trust, Daniel Lipson Plafker Trust, Johnathan Lipson Plafker Trust, Ariel Benjamin Lee Trust and Lipson 2021 GRAT;

(xx)
Yi Fang Da Sirius Inv. Limited, a company incorporated under the laws of the British Virgin Islands;

(yy)
Zhong Yang Securities Limited, a company incorporated and existing under the laws of Hong Kong;

(zz)
E Fund Management (Hong Kong) Co., Limited, a company incorporated and existing under the laws of Hong Kong;

(aaa)
Gaorong Partners Fund V, L.P., a limited partnership established under the laws of the Cayman Islands;

(bbb)
Gaorong Partners Fund V-A, L.P., a limited partnership established under the laws of the Cayman Islands;

(ccc)
Gaorong Partners V Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands;

(ddd)
Smart Scene Investment Limited, a company incorporated with limited liability under the laws of Hong Kong;

(eee)
Rosy Step Holdings Limited, a company incorporated with limited libaility under the laws of the British Virgin Islands;

(fff)
Hysan Development Company Limited, a company incorporated and existing under the laws of Hong Kong;

(ggg)
LY Holding Co., Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(hhh)
NF SPAC Holding Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(iii)
Sun Hing Associates Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(jjj)
Nan Fung Group Holdings Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(kkk)
Pioneer Link Investments Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(lll)
Nan Fung Life Sciences Holdings Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(mmm)
NF Investment Holdings Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(nnn)
NewQuest Asia Fund IV (Singapore) Pte. Ltd., a company incorporated under the laws of Singapore;

(ooo)
Pleiad Asia Master Fund, a company incorporated under the laws of the Cayman Islands;

(ppp)
Pleiad Asia Equity Master Fund, a company incorporated under the laws of the Cayman Islands;

(qqq)
Pleiad Investment Advisors Limited, a company incorporated under the laws of Hong Kong;

(rrr)
PSSF Unicorn II Ltd, a company incorporated and existing under the laws of the Cayman Islands;

(sss)
PSSF Unicorn I Ltd, a company incorporated and existing under the laws of the Cayman Islands;

(ttt)
Proprium Real Estate Special Situations Fund, LP, a limited partnership formed under the laws of the Cayman Islands;

(uuu)
Proprium Real Estate Special Situations Fund GP, LP, a limited partnership formed under the laws of the Cayman Islands;

(vvv)
Proprium Real Estate Special Situations Fund GP, Ltd, a company incorporated and existing under the laws of the Cayman Islands;

(www)
Proprium Capital Partners, L.P., a limited partnership formed under the laws of the State of Delaware;

(xxx)
Brave Peak Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(yyy)
Cherish Navigation Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(zzz)
Shimao Group Holdings Limited, a company incorporated and existing under the laws of the Cayman Islands;

(aaaa)
Smart Will Investments Limited, a company incorporated with limited liability under the laws of the British Virgin Islands;

(bbbb)
MY Asian Opportunities Master Fund, L.P., a hedge fund incorporated with limited liability under the laws of the Cayman Islands;

(cccc)
MY.Alpha Management HK Advisors Limited, an asset management firm incorporated in Hong Kong;

(dddd)
Masahiko Yamaguchi, a Japanese citizen;

(eeee)
Yunqi China Special Investment A, a company incorporated with limited liability under the laws of the Cayman Islands;

(ffff)
Yunqi Capital Limited, a company incorporated in Hong Kong;

(gggg)
HS Group Master Fund II Ltd., a company incorporated with limited liability under the laws of the Cayman Islands;

(hhhh)
Yunqi Capital Cayman Limited, a company incorporated with limited liability under the laws of the Cayman Islands;

(iiii)
HS Group (Hong Kong) Limited, a company incorporated in Hong Kong;

(jjjj)
Star Advantage Global Limited, a company incorporated and existing under the laws of the British Virgin Islands;

(kkkk)
Han Min, a citizen of Hong Kong;

(llll)
Apex Strategic Ventures Limited, a company incorporated and existing under the laws of the British Virgin Islands;

(mmmm)
Shi Yufeng, a citizen of Hong Kong;

(nnnn)
Golden Majestic Investments Limited, a company incorporated and exisitng under the laws of the British Virgin Islands;

v

(oooo)
Luo Xiaohong, a citizen of the PRC;

(pppp)
Junson Development International Limited, a company incorporated and existing under the laws of the British Virgin Islands;

(qqqq)
Silverland Assets Limited, a limited company incorporated and existing under the laws of the British Virgin Islands;

(rrrr)
The Cai Family Trust, a trust established under and governing by the laws of the Cayman Islands; and

(ssss)
Kui Cai, a citizen of Hong Kong.

The persons set forth in the foregoing (a), (e), (s) through (v), (pp), (rr), (tt), (ww), (ddd), (ggg) through (jjj), (xxx), (aaaa), (bbbb), (eeee), (jjjj), (llll), (nnnn) and (pppp) are collectively referred to herein as the “Supporting Securityholders.” HoldCo, Parent, Merger Sub, Aspex Management (HK) Limited and the persons set forth in the foregoing (a) through (ssss) are collectively referred to herein as the “Buyer Group.”
As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own (a) 77,039,971 ordinary shares, par value US$0.0001 per share of the Company (the “Ordinary Shares”), which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, (b) 2,200,000 Public Warrants and 2,985,000 Forward Purchase Warrants, which collectively represent approximately 27.11% of the total number of Public Warrants and Forward Purchase Warrants outstanding, and (c) all of the outstanding 7,750,000 Private Placement Warrants, in each case, disregarding the Ordinary Shares or Warrants that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares. Pursuant to the terms of the support agreement (the “Support Agreement”) dated as of August 4, 2021, by and among HoldCo and the Supporting Securityholders, each Supporting Securityholder agreed, among other things, (a) to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement, (b) to vote in favor of the approval of the Warrant Amendment, and (c) the Rollover Shares (as defined in the Support Agreement) and the Rollover Warrants (as defined in the Support Agreement) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by such Supporting Securityholder or their affiliates. Furthermore, pursuant to the terms of the management rollover agreement (the “Management Rollover Agreement”) dated as of October 5, 2021, 43 shareholders of the Company who are current or former employees of the Company and, to the best knowledge of the Company, who collectively hold 953,102 Ordinary Shares (representing approximately 0.72% of the total issued and outstanding Ordinary Shares) (the “Management Rollover Securityholders”) agreed, among other things, that their Rollover Shares (as defined in the Management Rollover Agreement) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by a designated entity. Pursuant to the terms of the rollover agreements dated as of October 5, 2021 and December 2, 2021 (collectively, the “Rollover Agreements”), 16 shareholders of the Company, to the best knowledge of the Company, who collectively hold 5,421,725 Ordinary Shares (representing approximately 4.11% of the total issued and outstanding Ordinary Shares) (the “Other Rollover Securityholders”, together with Supporting Securityholders and Management Rollover Securityholders, the “Rollover Securityholders”) agreed, among other things, that their Rollover Shares (as defined in the Rollover Agreements) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by a designated entity. If the Merger is completed, the Company will continue its operations as a privately held company and, as a result of the Merger, the Ordinary Shares and Warrants will no longer be listed on the New York Stock Exchange.
Under the terms of the Merger Agreement, if the Merger is completed, at the Effective Time, each Ordinary Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$12.00 per share in cash without interest, except for (a) Ordinary Shares held by HoldCo, Parent, Merger Sub, the Company or any of their direct or indirect subsidiaries, which will be cancelled and cease to exist without payment of any consideration or distribution therefor, (b) certain Ordinary Shares held by the Rollover Securityholders, which will be cancelled and cease to exist in exchange for the right of each such holder or its designated entities to receive a corresponding amount of equity securities of HoldCo (Ordinary Shares described under the foregoing clauses (a) and (b) are collectively referred to as the “Excluded Shares”), and (c) Ordinary Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Act (the “Dissenting Shares”), which will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.
Under the terms of the Merger Agreement and pursuant to the Warrant Agreement as amended by the Warrant Amendment, at the Effective Time, each Warrant that is issued and outstanding immediately prior to the Effective Time (other than the Warrants held by NFPH) will be cancelled in exchange for the right to receive US$2.70 per Warrant in cash without interest. In addition, in respect of each Warrant (other than the Warrants held by NFPH) for which the holder thereof has timely provided consent to the Warrant Amendment and has not revoked such consent prior to the deadline established by the Company for warrantholders to submit consents, the holder of such Warrant will have the right to receive, for each such Warrant, a consent fee of US$0.30 in cash without interest.
In addition, at the Effective Time, (a) each option to purchase Ordinary Shares (each, a “Company Option”) granted by the Company pursuant to the Company’s 2019 Omnibus Incentive Plan (the “Company Equity Plan”), whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with an equity incentive plan to be established by HoldCo (the “HoldCo Share Plan”), an option to purchase the same number of shares of HoldCo as the total number of the Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the applicable exercise price underlying the Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms); and (b) each restricted share unit granted under the Company Equity Plan (each, a “Company RSU Award”), whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of shares of HoldCo as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms).
A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. On August 4, 2021, the Special Committee unanimously (a) determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the variation of the authorized share capital of the Company (the “Variation of Share Capital”) and the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), to the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A.
On August 4, 2021, the Board, after carefully considering all relevant factors, including the determination and recommendation of the Special Committee, (a) determined that the Merger Agreement and the Plan of

Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (d) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A.
After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated with any member of the Buyer Group or any member of the management the Company, the Board authorized and approved the Merger Agreement and the Plan of Merger and recommends that the shareholders of the Company vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transaction, including (a) the Merger and (b) upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
The accompanying proxy statement provides detailed information about the Merger, the extraordinary general meeting and the Warrant Amendment. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website http://www.sec.gov.
Regardless of the number of Ordinary Shares and/or Warrants you own, your vote and/or consent is very important. In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of the voting power of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In addition, the Warrant Amendment must be approved by the affirmative vote or written consent of the holders of (a) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants (each as defined in the Warrant Agreement) and (b) at least 50% of the number of the outstanding Private Placement Warrants (as defined in the Warrant Agreement).
In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Group collectively beneficially own approximately 58.43% of the issued and outstanding Ordinary Shares, disregarding the Ordinary Shares that the Buyer Group may hold a power to vote but do not hold dispositive power. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is January 6, 2022 at 10:00 a.m. (Beijing time). Each shareholder has one vote for each Ordinary Share held as of the close of business in the Cayman Islands on December 6, 2021. Warrantholders please complete the enclosed consent included as Annex H to this proxy statement, in accordance with the instructions set forth thereon, as promptly as possible. The deadline to lodge your consent is January 6, 2022 at 10:00 a.m. (Beijing time). Each warrantholder has one vote for each Warrant held as of the close of business in the Cayman Islands on December 6, 2021.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the meeting has undertaken to demand poll voting at the meeting.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Ordinary Shares in person. Please note, however, that if your Ordinary Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Ordinary Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of your Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Ordinary Shares.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting, notice of consent solicitation or proxy statement. Any representation to the contrary is a criminal offense.
If you have any questions or need assistance voting your Ordinary Shares or submitting consent with respect to your Warrants, please contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.
Thank you for your cooperation and continued support.
Sincerely,	Sincerely,
/s/ Lawrence Chia Lawrence Chia	/s/ Kam Chung Leung Kam Chung Leung
Chairman of the Special Committee	Chairman of the Board
The accompanying proxy statement is dated December 2, 2021, and is first being mailed to the Company’s shareholders and warrantholders on or about December 10, 2021.

NEW FRONTIER HEALTH CORPORATION
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
January 7, 2022
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders of New Frontier Health Corporation (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on January 7, 2022 at 10:00 a.m. (Beijing time) at the principal office of the Company located at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China.
Only registered holders of ordinary shares of the Company, par value US$0.0001 per share (each, an “Ordinary Share”), at the close of business in the Cayman Islands on December 6, 2021 (the “Shareholder Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof.
Under Cayman Islands law, all shareholders of the Company, including holders of preference shares or shares of any other class of the Company, as at the Shareholder Record Date are entitled to attend and vote at the extraordinary general meeting. However, as at the date of this proxy statement, there are no preference shares or shares of any other class (other than the Ordinary Shares) issued or outstanding, and the Company will not issue any preference shares or shares of any other class (other than the Ordinary Shares) prior to the Shareholder Record Date, so that as a practical matter only holders of Ordinary Shares will be entitled to attend and vote at the extraordinary general meeting. This notice and the attached proxy statement, and all statements and disclosures made herein and therein, are given on the basis that only Ordinary Shares, and no shares of any other class, will be issued and outstanding at all relevant times.
At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:
•
as special resolutions:

THAT the agreement and plan of merger, dated as of August 4, 2021(the “Merger Agreement”), among Unicorn II Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo”), Unicorn II Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Parent”), Unicorn II Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy and consent solicitation statement (the “proxy statement”) and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies in the Cayman Islands (the “Plan of Merger”, being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement (the “Transactions”), including (a) the Merger, (b) upon the Merger becoming effective, the variation of the authorized share capital of the Company at the effective time of the Merger from US$50,000 divided into (i) 490,000,000 ordinary shares of a par value of US$0.0001 each, and (ii) 10,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 each (the “Variation of Share Capital”), and (c) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved; and
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A; and

x

•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive office at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.
After careful consideration and upon the unanimous recommendation of a special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company, composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management the Company, the Board (a) determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of holders of Ordinary Shares representing two-thirds or more of the voting power of Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.
New Frontier Public Holding Ltd. (“NFPH”), Strategic Healthcare Holding Ltd., Max Rising International Limited, Mr. Ying Zeng, Carnival Investments Limited, Vivo Capital Fund IX (Cayman), L.P., NF SPAC Holding Limited, Sun Hing Associates Limited, Nan Fung Group Holdings Limited, Brave Peak Limited, Aspex Master Fund, Ms. Roberta Lipson, Benjamin Lipson Plafker Trust, Daniel Lipson Plafker Trust, Johnathan Lipson Plafker Trust, Ariel Benjamin Lee Trust and Lipson 2021 GRAT, Advance Data Services Limited, Yunqi China Special Investment A, Smart Scene Investment Limited, MY Asian Opportunities Master Fund, L.P., Smart Will Investments Limited, LY Holding Co., Limited, Fosun Industrial Co., Limited, Star Advantage Global Limited, Apex Strategic Ventures Limited, Golden Majestic Investments Limited and Junson Development International Limited (collectively, the “Supporting Securityholders”) have entered into a support agreement, dated as of August 4, 2021, with HoldCo (the “Support Agreement”), pursuant to which each of the Supporting Securityholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, vote in favor of the authorization and approval of the Merger Agreement and the Transactions, including the Merger. As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, disregarding the Ordinary Shares that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares.
Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex G to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices to the attention of: Judy Wang at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China no later than January 6, 2022 at 10:00 a.m. (Beijing time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the meeting has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Ordinary Share held as of the close of business in the Cayman Islands on the Shareholder Record Date. If you receive more than one proxy card because you own Ordinary Shares that are registered in different names, please vote all of your Ordinary Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Ordinary Shares in person. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
When proxies are properly dated, executed and returned by holders of Ordinary Shares, the Ordinary Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Ordinary Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to the accompanying proxy statement. The fair value of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.
PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.
If you have any questions or need assistance voting your Ordinary Shares, please contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.
The Merger Agreement, the Plan of Merger and the Transactions, including the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:
1.
Where there are joint holders of any Ordinary Share, any one of such joint holders may vote, either in person or by proxy, in respect of such Ordinary Share as if he or she were solely entitled thereto, but if more than one of such joint holders are present at any meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.
The instrument appointing a proxy must be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

5.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Ordinary Share or Ordinary Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the Company’s offices at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China, Attention: Judy Wang, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Kam Chung Leung

Kam Chung Leung
Chairman of the Board
December 2, 2021

NEW FRONTIER HEALTH CORPORATION
NOTICE OF CONSENT SOLICITATION FOR WARRANTHOLDERS
Dear Warrantholders,
Attached hereto is a proxy and consent solicitation statement (this “proxy statement”) which solicits the consent of the registered holders of the Public Warrants, Private Placement Warrants and Forward Purchase Warrants (each as defined in the Warrant Agreement and collectively, the “Warrants”) of New Frontier Health Corporation (the “Company”), to amend the warrant agreement, dated as of June 27, 2018, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).
The Company is party to that certain agreement and plan of merger, dated as of August 4, 2021 (the “Merger Agreement”), by and among the Company, Unicorn II Holdings Limited, a Cayman Islands exempted company (“HoldCo”), Unicorn II Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of HoldCo (“Parent”), Unicorn II Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company, HoldCo, Parent and Merger Sub have agreed to the terms and conditions of a merger between the Company and Merger Sub (the “Merger”), with the Company being the surviving company of the Merger and becoming a wholly-owned subsidiary of Parent.
Consistent with the Company’s obligations under the Merger Agreement, the proposed amendment to the Warrant Agreement (the “Warrant Amendment”) will give effect to the provisions of the Merger Agreement such that at the effective time of the Merger, (a) each Warrant that is issued and outstanding immediately prior to the effective time of the Merger (other than the Warrants held by New Frontier Public Holding Ltd. (the “Excluded Warrants”)) will be cancelled in exchange for the right to receive US$2.70 per Warrant in cash without interest; and (b) in addition, in respect of each Warrant (other than the Excluded Warrants) for which the holder thereof has timely provided consent to the Warrant Amendment and has not revoked such consent prior to the deadline established by the Company for the warrantholders to submit consents, the holder of such Warrant will have the right to receive, for each such Warrant, a consent fee of US$0.30 in cash without interest. In addition, the Warrant Amendment will provide for the automatic termination (without liabilities to any party thereto) of the Warrant Agreement on the date falling six months after the effective time of the Merger.
The Warrant Amendment requires the approval of the holders of (i) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants and (ii) at least 50% of the number of the outstanding Private Placement Warrants. Only registered holders of Warrants as of the close of business in the Cayman Islands on December 6, 2021 are entitled to consent to the Warrant Amendment.
The board of directors of the Company requests that you sign, date and return the consent included as Annex H to this proxy statement in the enclosed envelope by 10:00 a.m. (Beijign time) on January 6, 2022 (the “Warrantholder Consent Deadline”).
If you have any questions or need assistance submitting consent with respect to your Warrants, please contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.
The Merger Agreement and the transactions contemplated thereby, including the Merger and the Warrant Amendment are described in the accompanying proxy statement. Copies of the Merger Agreement, the Plan of Merger and the substantive text of the Warrant Amendment are included as Annex A, Annex B and Annex C, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.
BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Kam Chung Leung

Kam Chung Leung
Chairman of the Board
Decmeber 2, 2021

PROXY AND CONSENT SOLICITATION STATEMENT
Dated December 2, 2021
SUMMARY VOTING INSTRUCTIONS FOR SHAREHOLDERS
Ensure that your shares of New Frontier Health Corporation can be voted at the extraordinary general meeting by submitting your proxy card or by contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.
If your shares are registered in your name:   submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
SUMMARY CONSENTING INSTRUCTIONS FOR WARRANTHOLDERS
Ensure that consent with respect to your warrants of New Frontier Health Corporation can be received by the Company by submitting your consent or by contacting your broker, bank or other nominee.
If your warrants are registered in the name of a broker, bank or other nominee:   check the instruction card forwarded by your broker, bank or other nominee to see which options are available or contact your broker, bank or other nominee in order to obtain directions as to how to give or withhold consent.
If your warrants are registered in your name:   submit your consent as soon as possible by signing, dating and returning the accompanying consent in the enclosed postage-paid envelope, so that consent with respect to your warrants can be received by the Company.
If you have any questions, require assistance with voting your proxy card or submitting consent with respect to your warrants, or need additional copies of proxy materials, please contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.

1

SUMMARY TERM SHEET
This “Summary Term Sheet”, the “Questions and Answers about the Extraordinary General Meeting and the Merger” and the “Questions and Answers about the Warrant Amendment” highlight selected information contained in this proxy and consent solicitation statement (the “proxy statement”) regarding the Merger and the Warrant Amendment and may not contain all of the information that may be important to your consideration of the Merger, the Warrant Amendment and other transactions contemplated by the Merger Agreement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting and the Warrant Amendment. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 114. In this proxy statement, the terms “the Company,” “us,” “we”, “our” or other terms correlative thereto refer to New Frontier Health Corporation. All references to “dollars,” “$” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the PRC.
The Parties Involved in the Merger
The Company
The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and the operator of United Family Healthcare (“UFH”), a leading private healthcare provider offering comprehensive premium healthcare services in China through a network of private hospitals and affiliated ambulatory clinics.
The Company’s principal executive offices are located at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China. The Company’s telephone number at this address is +86-10-59277000 and fax number is +86-10-59277220. The Company’s registered office in the Cayman Islands is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on June 4, 2021, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 114 for a description of how to obtain a copy of the Company’s Annual Report.
HoldCo
Unicorn II Holdings Limited (“HoldCo”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Parent (as defined below) and completing the Transactions, including the Merger (each as defined below). The registered address of HoldCo is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of HoldCo is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
Parent
Unicorn II Parent Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and completing the Transactions, including the Merger. The registered address of Parent is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of Parent is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
Merger Sub
Unicorn II Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of Merger Sub is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
The NFPH Filing Persons
New Frontier Public Holding Ltd. (“NFPH”) is a Cayman Islands exempted company ultimately owned and controlled by Mr. Kam Chung Leung (“Mr. Leung”), the chairman of the Company, and Mr. Carl Wu (“Mr. Wu”), the president of the Company, through New Frontier Capital II Limited, New Frontier Group International Limited, NF Founder Limited (together with New Frontier Capital II Limited and New Frontier Group International Limited, the “NF Intermediate Vehicles”), Max Rising (as defined below) and Carnival (as defined below). NFPH is formed solely for the purpose of investing in securities of the Company. Each of the NF Intermediate Vehicles is a British Virgin Islands company solely engaged in investment holding. The business address and telephone number of NFPH and the NF Intermediate Vehicles is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
Strategic Healthcare Holding Ltd. (“SHH”) is a British Virgin Islands company ultimately controlled by Mr. Leung and Mr. Wu through NF Intermediate Vehicles, Max Rising and Carnival, formed solely for the purpose of investing in the healthcare business. The business address and telephone number of SHH is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
HMJ Holdings Limited (“HMJ”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an investment holding company wholly owned by Unicorn Holding Partners LP and Unicorn Holding Partners III LP. Mr. Leung and Mr. Wu jointly control New Frontier Investment Management Limited and New Frontier Investment Management III Limited, which are the general partners of Unicorn Holding Partners LP and Unicorn Holding Partners III LP, respectively. Each of Unicorn Holding Partners LP and Unicorn Holding Partners III LP is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. Each of New Frontier Investment Management Limited and New Frontier Investment Management III Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is principally engaged in the investment business. The registered address of each of HMJ, Unicorn Holding Partners LP, Unicorn Holding Partners III LP, New Frontier Investment Management Limited and New Frontier Investment Management III Limited is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of each of HMJ, Unicorn Holding Partners LP, Unicorn Holding Partners III LP, New Frontier Investment Management Limited and New Frontier Investment III Limited is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
HMJ Holdings II Limited (“HMJ II”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an investment holding company wholly owned by Unicorn Holding Partners II LP. Mr. Leung and Mr. Wu jointly control New Frontier Investment Management II Limited, which is the general partner of Unicorn Holding Partners II LP. Unicorn Holding Partners II LP is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. New Frontier Investment Management II Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is principally engaged in the investment business. The registered address of each of HMJ II, Unicorn Holding Partners II LP and New Frontier Investment Management II Limited is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of each of HMJ II, Unicorn Holding Partners II LP and New Frontier Investment II Limited is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
HMJ Holdings III Limited (“HMJ III”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an investment holding company wholly owned by Unicorn Holding Partners IV LP. Mr. Leung and Mr. Wu jointly control New Frontier Investment Management IV Limited, which is the general partner of Unicorn Holding Partners IV LP. Unicorn Holding Partners IV LP is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. New Frontier Investment Management IV Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is principally engaged in the investment business. The registered address of each of HMJ III, Unicorn Holding Partners IV LP and New Frontier Investment Management IV Limited is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of each of HMJ III, Unicorn Holding Partners IV LP and New Frontier Investment IV Limited is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
Mr. Leung is a citizen of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Mr. Leung has been the chairman of the Company since the initial public offering of New Frontier Corporation (“NFC”, the predecessor to the Company) was consummated on July 3, 2018 (the “IPO”). The business address of Mr. Leung is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China. Telephone number of this address is +852 3703 3251.
Mr. Wu is a citizen of Hong Kong. Mr. Wu is a director and the chairman of the Executive Committee of the Company. The business address of Mr. Wu is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China. Telephone number of this address is +852 3703 3251.
Mr. Ying Zeng (“Mr. Zeng”) is a citizen of the People’s Republic of China (the “PRC”). Mr. Ying Zeng serves as a director and the chief operating officer of the Company. The business address of Mr. Ying Zeng is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China. Telephone number of this address is +852 3703 3251.
Carnival Investments Limited (“Carnival”) is a British Virgin Islands Company limited by shares owned and controlled by Mr. Leung as the sole member of Carnival. Carnival solely engages in investment holding. The business and telephone number of Carnival is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
Max Rising International Limited (“Max Rising”, together with Mr. Leung, Mr. Wu, Mr. Zeng, NFPH, NF Intermediate Vehicles, SHH, HMJ, Unicorn Holding Partners LP, Unicorn Holding Partners III LP, New Frontier Investment Management Limited, New Frontier Investment Management III Limited, HMJ II, HMJ III, Unicorn Holding Partners II LP, Unicorn Holding Partners IV LP, New Frontier Investment Management II Limited, New Frontier Investment Management IV Limited and Carnival, the “NFPH Filing Persons”) is a British Virgin Islands Company limited by shares owned and controlled by Mr. Wu as the sole member of Max Rising. Max Rising solely engages in investment holding. The business address and telephone number of Max Rising is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
The Vivo Filing Persons
Vivo Capital Fund IX (Cayman), LLC (“Vivo LLC”), a Cayman Islands limited liability company, is the general partner of Vivo Capital Fund IX (Cayman), L.P. (“Vivo LP”, together with Vivo LLC, the “Vivo Filing Persons”), a Cayman Islands exempted limited partnership. The managing members of Vivo LLC are Frank Kung, Edgar Engleman, Shan Fu, Hongbo Lu, Mahendra Shah, Jack Nielsen and Michael Chang, none of whom has individual voting or investment power with respect to any Ordinary Shares held by Vivo LLC and each of whom disclaims beneficial ownership of such Ordinary Shares. Shan Fu serves as a member of the board of directors of the Company as a director. The principal business of Vivo LLC is to serve as the general partner of Vivo LP. The principal business of Vivo LP is investment in healthcare industry. The business address and telephone number of Vivo LLC and Vivo LP is c/o : Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301, +1 (650) 688-0818.
The Warburg Pincus Filing Persons
Calcite Gem Investments Group Ltd (“WP SPV”) is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands. The registered office of WP SPV is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. Each of Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P., Warburg Pincus Global Growth-B (Cayman), L.P., Warburg Pincus Global Growth-E (Cayman), L.P., Warburg Pincus Global Growth Partners (Cayman), L.P., WP Global Growth

Partners (Cayman), L.P., Warburg Pincus China-Southeast Asia II (Cayman), L.P., Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., WP China-Southeast Asia II Partners (Cayman), L.P. and Warburg Pincus China-Southeast Asia II Partners, L.P. (collectively, “Warburg Entities” and, together with WP SPV, collectively “Warburg Pincus” or the “Warburg Pincus Filing Persons”) is an exempted limited partnership formed under the laws of the Cayman Islands. The registered office of each of Warburg Entities is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.
The business address and telephone number of each of WP SPV and Warburg Entities is c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017, c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Center, Central, Hong Kong, +1 (212) 878-0600. The principal business of Warburg Pincus is private equity investment activities.
The GS Filing Persons
Each of WSCP VIII EMP Onshore Investments, L.P. (“WSCP Onshore”), West Street Capital Partners VIII, L.P. (“West Street”), West Street Capital Partners VIII — Parallel, L.P. (“West Street Parallel”), and West Street Private Markets 2021, L.P. (“West Street Private”, collectively, the “GS Funds”) is a Delaware limited partnership. The business address of the GS Funds is 200 West Street New York, NY 10282-2198, and the telephone number of the GS Funds is +1 212 902 1000. The principal business of the GS Funds is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. Goldman Sachs & Co. LLC, a New York limited liability company (“Goldman Sachs”), is a subsidiary of The Goldman Sachs Group, Inc., a Delaware corporation (“GS Group”). The business address of Goldman Sachs and GS Group is 200 West Street New York, NY 10282-2198 and the telephone number of Goldman Sachs and GS Group is +1 212 902 1000. Goldman Sachs is the manager for WSCP VIII ESC Advisors, L.L.C., a Delaware limited liability company (“WSCP Advisors”), and investment manager for WSCP Onshore, WSCP VIII Emp Offshore Investments, L.P., a Cayman Islands exempted limited partnership (“WSCP Offshore”), West Street, West Street Parallel, WSCP VIII Offshore Investments, SLP, a Luxembourg special limited partnership (“WSCP Offshore Investments”), and West Street Private. WSCP Advisors is the general partner of WSCP Onshore and WSCP Offshore. West Street Capital Partners VIII Advisors, L.L.C., a Delaware limited liability company (“West Street Advisors”), is the general partner of West Street and West Street Parallel. West Street Capital Partners VIII Advisors, S.à r.l., a Luxembourg private limited company (“West Street SARL”), is the general partner of WSCP Offshore Investments. West Street Private Markets 2021 Advisors, L.L.C., a Delaware limited liability company (“West Street Private Advisors”, and together with WSCP Advisors, West Street Advisors, West Street SARL, the “GS GPs”), is the general partner of West Street Private.
WSCP Advisors is principally engaged in the business of being the general partner of WSCP Onshore and WSCP Offshore. West Street Advisors is principally engaged in the business of being the general partner of West Street and West Street Parallel. West Street SARL is principally engaged in the business of being the general partner of WSCP Offshore Investments. West Street Private Advisors is principally engaged in the business of being the general partner of West Street Private. The business address of the GS GPs is 200 West Street New York, NY 10282-2198 and the telephone number of the GS GPs is +1 212 902 1000.
WSCP Offshore is an exempted liability company formed under the laws of the Cayman Islands. The business address of WSCP Offshore is 200 West Street New York, NY 10282-2198 and the telephone number of WSCP Offshore is +1 212 902 1000. The principal business of WSCP Offshore is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component.
WSCP Offshore Investments is a special limited partnership formed under the laws of Luxembourg. The business address of WSCP Offshore Investments is 200 West Street New York, NY 10282-2198 and the telephone number of WSCP Offshore Investments is +1 212 902 1000. The principal business of WSCP Offshore Investments is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component.
Goldman Sachs Asia Strategic II Pte. Ltd. (“GSAS II”, together with GS Funds, WSCP Offshore and WSCP Offshore Investments, “GS Filing Persons”) is a limited liability company incorporated and existing under the laws of Singapore. The business address of GSAS II is 200 West Street New York, NY 10282-2198

and the telephone number of GSAS II is +1 212 902 1000. The principal business of GSAS II is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component.
The Fosun Filing Persons
Fosun Industrial Co., Limited (“Fosun Industrial”) is a company incorporated under the laws of Hong Kong. Fosun Industrial is principally engaged in foreign investment, sale and consultancy service of Chinese and western medicine, diagnostic reagent, medical device products and relevant import and export business. Fosun Industrial is a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”, together with Fosun Industrial, the “Fosun Filing Persons”). Fosun Pharma is a corporation organized under the laws of the PRC and listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange. Fosun Pharma strategically operates businesses in the pharmaceutical and health industry, including pharmaceutical manufacturing, medical devices and medical diagnosis, and healthcare services. Through its investment in Sinopharm Group Co., Ltd., Fosun Pharma’s business extends to pharmaceutical distribution and retail. The address and telephone number of Fosun Industrial’s principal business office is Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong, +852 2980 1888. The principal business address and telephone number of Fosun Pharma is No. 1289 Yishan Road (Building A, Fosun Technology Park), Shanghai 200233, China, +86 21 3398 7870.
The ADS Filing Persons
Advance Data Services Limited (“ADS”) is a British Virgin Islands company owned and controlled by Mr. Ma Huateng (together with ADS, the “ADS Filing Persons”), formed solely for the purpose of investment holding. The business address and telephone number of ADS is 29/F, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong, +852 2179 5122.
Mr. Ma is a citizen of the PRC and the founder, chairman and chief executive officer of Tencent Holdings Limited, a world-leading internet and technology company based in Shenzhen, China. Mr. Ma has been in the current position for the past five years. Tencent Holdings Limited develops China’s biggest mobile instant messaging service, WeChat, and its subsidiaries provide media, entertainment, payment systems, smartphones, internet-related services, value-added services and online advertising services, both in China and globally. The address of Tencent Holdings Limited is 29/F, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong.
The Aspex Filing Persons
Aspex Master Fund (“Aspex Fund”) is a Cayman Islands company. The principal business of Aspex Fund is investment activities. Aspex Fund is managed by its sole investment manager, Aspex Management (HK) Limited (“Aspex HK”), a Hong Kong limited liability company ultimately owned and controlled by Mr. Ho Kei Li through Aspex Management (Cayman) Limited, a Cayman Islands limited liability company. Mr. Ho Kei Li is a citizen of Hong Kong.
AMF-7 Holdings Limited (“AMF-7”, together with Aspex Fund, “Aspex Entities”, and collectively with Aspex Fund, Aspex HK and Mr. Ho Kei Li, “Aspex Filing Persons”) is a company incorporated and existing under the laws of the British Virgin Islands, and is wholly owned by Aspex Fund. AMF-7 is a special purpose vehicle formed solely for the purpose of investing in securities. The business address and telephone number of each Aspex Filing Person is 16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong, +852 3468 4160.
The CEO Filing Persons
Ms. Roberta Lipson is a director and the chief executive officer of the Company, and a trustee of Benjamin Lipson Plafker Trust, Daniel Lipson Plafker Trust, Johnathan Lipson Plafker Trust, Ariel Benjamin Lee Trust and Lipson 2021 GRAT (collectively with Ms. Roberta Lipson, the “CEO Filing Persons”). Ms. Roberta Lipson is a citizen of United States of America. The business address and telephone number of the CEO Filing Persons is c/o United Family Healthcare, Hengtong Office Park Building 7, Jiuxianqiao Road #10, Beijing, China, +86 10 5927 7000.

The Efunds Filing Persons
Yi Fang Da Sirius Inv. Limited (“Efunds”) is a company incorporated and existing under the laws of British Virgin Islands. The business address and telephone number of Efunds is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortala, VG1110, British Virgin Islands, +852 3929 0911. The principal business of Efunds is investment holding.
Efunds will be issuing notes to certain noteholders who desire to invest via Efunds into the Company. The main noteholder is Zhong Yang Securities Limited (“Zhong Yang”), a company incorporated and existing under the laws of Hong Kong primarly engaged in brokerage business. The business address and telephone number of Zhong Yang Securities Limited is Room 1101, 118 Connaught Road West, Hong Kong, +852 3107 0731.
Efunds is majority owned by E Fund Management (Hong Kong) Co., Limited (together with Efunds and, Zhong Yang, the “Efunds Filing Persons”), a company incorporated and existing under the laws of Hong Kong. The business address and telephone number of E Fund Management (Hong Kong) Co., Limited is 12/F, Nexxus Building, 41 Connaught Road Central, Hong Kong, +852 3929 0911. The principal business of E Fund Management (Hong Kong) Co., Limited is asset Management.
E Fund Management (Hong Kong) Co., Limited is majority owned by E Fund International Holdings Limited which is a company incorporated and existing under the laws of Hong Kong. The business address and telephone number of E Fund International Holdings Limited is Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3929 0911. The principal business of E Fund International Holdings Limited is investment holding.
E Fund International Holdings Limited is majority owned by E Fund Management Co., Ltd., which is a company incorporated and existing under the laws of the PRC. The business address and telephone number of E Fund Management Co., Ltd. is Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, +86 (20) 8510 2688. The principal business of E Fund Management Co., Ltd. is fund management.
The Gaorong Filing Persons
Each of Gaorong Partners Fund V, L.P. and Gaorong Partners Fund V-A, L.P. (collectively, “Gaorong Funds”) is a Cayman Islands limited partnership. The principal business of Gaorong Funds is private investment. Gaorong Partners V Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (together with Gaorong Funds, “Gaorong Filing Persons”) is the general partner of Gaorong Funds. The principal business of Gaorong Partners V Ltd. is to provide investment services to the private investment funds it manages. The business address and telephone number of Gaorong Filing Persons is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands, +852 3974 6700.
The Hysan Filing Persons
Smart Scene Investment Limited (“Hysan”) a Hong Kong limited liability company, wholly-owned and controlled by Rosy Step Holdings Limited (“Rosy”), a British Virgin Islands limited liability company and a wholly-owned subsidiary of Hysan Development Company Limited (“Hysan Development”, together with Hysan and Rosy, the “Hysan Filing Persons”). Hysan and Rosy solely engage in investment holding. Hysan Development is a Hong Kong company listed on Hong Kong Stock Exchange (HKEX: 0014), engaged in property investment, management and development. The business address of Hysan and Hysan Development is 50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong. The registered address of Rosy is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The telephone number of Hysan Filing Persons is +852 2895 5777.
LY
LY Holding Co., Limited (“LY”) is a British Virgin Islands company. LY’s principal business address is Room 3008, 968 Beijing West Road, Shanghai, and its telephone number is +8621 5185 3888. LY solely engages in investment holding. The outstanding shares of LY are held by four irrevocable discretionary trusts in equal proportions with Lion Trust (Singapore) Limited acting as trustee. Ms. Wei Chang Lu-Yun, Ms. Lin Li-Mien, Ms. Wei Hsu Hsu-Mien and Ms. Wei Tu Miao are the settlors of the four trusts respectively.
The Nan Fung Filing Persons
NF SPAC Holding Limited (“NF SPAC”) is a wholly-owned subsidiary of Pioneer Link Investments Limited, which is wholly owned by Nan Fung Life Sciences Holdings Limited. Nan Fung Life Sciences Holdings Limited is wholly owned by NF Investment Holdings Limited (“NF Investment”). Sun Hing Associates Limited (“Sun Hing”) is a wholly-owned subsidiary of NF Investment, which is wholly owned by Nan Fung Group Holdings Limited (“NFGHL”, together with NF SPAC, Sun Hing, Pioneer Link Investments Limited, Nan Fung Life Sciences Holdings Limited and NF Investment, the “Nan Fung Filing Persons”). Each of the Nan Fung Filing Perons is a company incorporated and existing under the laws of the British Virgin Islands. The executive committee of NFGHL, consisting of Mr. Kam Chung Leung, Mr. Frank Kai Shui Seto, Mr. Vincent Sai Sing Cheung, Mr. Pui Kuen Cheung, Mr. Kin Ho Kwok, Ms. Vanessa Tih Lin Cheung, Mr. Meng Gao and Mr. Chun Wai Nelson Tang, makes investment decisions with respect to the securities directly and indirectly held by NFGHL and, therefore, the securities held by each of NF SPAC and Sun Hing. The business address and telephone number of NFGHL and the correspondence address of NF SPAC, Sun Hing, Pioneer Link Investments Limited, Nan Fung Life Sciences Holdings Limited and NF Investment are 23rd Floor, Nan Fung Tower, 88 Connaught Road C & 173 Des Voeux Road C, Central, Hong Kong, +852 31083745.
NewQuest
NewQuest Asia Fund IV (Singapore) Pte. Ltd. (“NewQuest”) is a company incorporated and existing under the laws of Singapore. The business address and telephone number of NewQuest is 168 Robinson Road, #20-01, Capital Tower, Singapore 068912, +852 3905 3600. The principal business of NewQuest is investment holding. NewQuest is a wholly-owned subsidiary of NewQuest Asia Fund IV, L.P. (“NQ Fund IV”), an exempted limited partnership established under the laws of the Cayman Islands. NQ Fund IV’s business address is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The general partner of NQ Fund IV is NewQuest Asia Fund IV GP Ltd. (“NQ Fund IV GP”), a company organized under the laws of the Cayman Islands. NQ Fund IV GP’s business address is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business of NQ Fund IV GP is to serve as the general partner of NQ Fund IV.
The Pleiad Filing Persons
Each of Pleiad Asia Master Fund and Pleiad Asia Equity Master Fund (collectively, “Pleiad Funds”) is a company incorporated and existing under the laws of the Cayman Islands. The principal business of Pleiad Funds is asset management. Each of Pleiad Funds is managed by Pleiad Investment Advisors Limited (together with Pleiad Funds, the “Pleiad Filing Persons”), which is a company incorporated and existing under the laws of Hong Kong. The business address and telephone number of Pleiad Filing Persons is 26/F, 8 Wyndham Street, Central, Hong Kong, +852 3589 6470.
The Proprium Filing Persons
PSSF Unicorn II Ltd (“Proprium”) is a company incorporated and existing under the laws of the Cayman Islands. Proprium is wholly owned by PSSF Unicorn I Ltd, a company incorporated and existing under the laws of the Cayman Islands (“Proprium Unicorn I”). Proprium Unicorn I is wholly owned by Proprium Real Estate Special Situations Fund, LP, a limited partnership formed under the laws of the Cayman Islands (“Proprium Fund”). The general partner of the Proprium Fund is Proprium Real Estate Special Situations Fund GP, LP, which is a limited partnership formed under the laws of the Cayman Islands (“PSSF GP 2”). The general partner of PSSF GP 2 is Proprium Real Estate Special Situations Fund GP, Ltd, which is a company incorporated and existing under the laws of the Cayman Islands (“PSSF GP 1”). PSSF GP 1 is wholly owned by Proprium Capital Partners, L.P., a limited partnership formed under the laws of the State of Delaware (“Proprium Capital Partners”, together with Proprium, Proprium Unicorn I, the Proprium Fund, PSSF GP 2, and PSSF GP 1, the “Proprium Filing Persons”). The business address and telephone number of Proprium, Proprium Unicorn I, the Proprium Fund, PSSF GP 2, PSSF GP 1, and

Proprium Capital Partners are One Landmark Square, 20th Floor, Stamford, CT 06901 US and +1 203 883 0355, respectively. The principal business of Proprium, Proprium Unicorn I, the Proprium Fund, PSSF GP 2, PSSF GP 1 and Proprium Capital Partners is investment. Proprium, Proprium Unicorn I, the Proprium Fund, PSSF GP 2, and PSSF GP 1 are managed by the investment committee of Proprium Capital Partners.
The Shimao Filing Persons
Brave Peak Limited (“Shimao”) is a British Virgin Islands company owned and controlled by Cherish Navigation Limited (“Cherish”), which is a British Virgin Islands company owned and controlled by Shimao Group Holdings Limited (formerly known as Shimao Property Holdings Ltd., “Shimao Group”, together with Shimao and Cherish, the “Shimao Filing Persons”). Shimao Group is a Cayman Islands company listed on Hong Kong Stock Exchange (HKEX: 0813). Each of Shimao and Cherish solely engages in investment holding. Shimao Group is an investment holding company. The principal activities of Shimao Group and its subsidiaries are property development, property investment, property management and hotel operation in the PRC. The correspondence address and telephone number of Shimao Filing Persons is 38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong, +852 2511 9968.
Smart Will
Smart Will Investments Limited (“Smart Will”) is a British Virgin Islands company owned and controlled by a discretionary trust, of which Mr. Lo Hong Sui Vincent is the settlor and HSBC International Trustee Limited is the trustee. The principal business of Smart Will is investment holding. The business address and telephone number of Smart Will is 34/F, Shui On Centre, 6-8 Harbour Road, Hong Kong, +852 2879 1888.
The MY.Alpha Filing Persons
MY Asian Opportunities Master Fund, L.P. (“MYAO”) is a multi-strategy, event-driven hedge fund incorporated in the Cayman Islands and owned and controlled by MY.Alpha Management HK Advisors Limited (“MY.Alpha”). MY.Alpha’s ultimate control is under Masahiko Yamaguchi (together with MYAO and MY.Alpha, the “MY.Alpha Filing Persons”). The principal business of MY.Alpha is investment advisor. Masahiko Yamaguchi is a citizen of Japan who is the chief executive officer of MY.Alpha. The business address of MY.Alpha and corredponsence address of MYAO and Masahiko Yamaguchi is Chater House, 8 Connaught Road, Suites 809-810, Hong Kong. The telephone number of the MY.Alpha Filing Persons is +852 3718 5800.
The Yunqi Filing Persons
Yunqi China Special Investment A (“Yunqi”) is a Cayman Islands limited liability company. The business address and telephone number of Yunqi is Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong, +852 3793 3457. The principal business of Yunqi is investment. Yunqi is majority owned by Yunqi Capital Limited, a company incorporated in Hong Kong, and HS Group Master Fund II Ltd., a company incorporated and existing under the laws of Cayman Islands. Yunqi Capital Limited is controlled by Yunqi Capital Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability. The investment manager of HS Group Master Fund II Ltd. is HS Group (Hong Kong) Limited (together with Yunqi, Yunqi Capital Limited, HS Group Master Fund II Ltd. and Yunqi Capital Cayman Limited, the “Yunqi Filing Persons”), a company incorporated in Hong Kong.
The business address and telephone number of Yunqi Capital Limited and Yunqi Capital Cayman Limited is Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong, +852 3793 3457. The principal business of Yunqi Capital Limited and Yunqi Capital Cayman Limited is investment advisory. The business address and telephone number of HS Group Master Fund II Ltd. is Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands, + 852 3577 8650. The principal business of HS Group Master Fund II Ltd. is investment. The principal business address and telephone number of HS Group (Hong Kong) Limited are Suite 3302, 33/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong, +852 3577 8650. The principal business of HS Group (Hong Kong) Limited is investment.

The Star Advantage Filing Persons
Star Advantage Global Limited (“Star Advantage”) is a company incorporated in the British Virgin Islands and existing under the BVI Business Companies Act. The business address and telephone number of Star Advantage is Suite 1109, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3628 2388. The principal business of Star Advantage is investment holding. Star Advantage is majority owned by Ms. Han Min (together with Star Advantage, the “Star Advantage Filing Persons”), who is a Hong Kong passport holder and has been retired for the past five years.
The Golden Majestic Filing Persons
Golden Majestic Investments Limited (“Golden Majestic”) is a company incorporated in the British Virgin Islands and existing under the BVI Business Companies Act. The business address and telephone number of Golden Majestic is Suite 1109, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3628 2388. The principal business of Golden Majestic is investment holding. Golden Majestic is majority owned by Ms. Luo Xiaohong (together with Golden Majestic, the “Golden Majestic Filing Persons”), who is a Chinese passport holder and has been retired for the past five years.
The Apex Strategic Filing Persons
Apex Strategic Ventures Limited (“Apex Strategic”) is a company incorporated in the British Virgin Islands and existing under the BVI Business Companies Act. The business address and telephone number of Apex Strategic is Suite 1109, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3628 2388. The principal business of Apex Strategic is investment holding. Apex Strategic is majority owned by Mr. Shi Yufeng (together with Apex Strategic, the “Apex Strategic Filing Persons”), who is a Hong Kong passport holder and has been retired for the past five years.
The Junson Filing Persons
Junson Development International Limited (“Junson”) is a company incorporated and existing under the laws of the British Virgin Islands. The business address and telephone number of Junson is Units 5211-12, 52/F, The Center, 99 Queen’s Road Central, Hong Kong, +852 2851 3663. The principal business of Junson is investment management. Junson is 100% owned by Silverland Assets Limited (“Silverland”), a limited company incorporated and existing under the laws of the British Virgin Islands. The corresponding address and telephone number of Silverland is Level 13, 1 Queen’s Road Central, Hong Kong, +852 2533 6333. The principal business of Silverland is investment holding. Silverland is 100% owned by The Cai Family Trust, a trust established under and governing by the laws of the Cayman Islands and the settlor is Mr. Kui Cai (together with Junson, Silverland and The Cai Family Trust, the “Junson Filing Persons”), with a corresponding address and telephone number of Level 13, 1 Queen’s Road Central, Hong Kong, +852 2533 6333, and with a principal business of investment holding.
Mr. Cai is a citizen of Hong Kong and is the Chairman of Junson Capital, which engages in the business of Invesment Management. Mr. Cai has been in the current position for the psat five years. The address of Junson Capital is Units 5211-12, 52/F, The Center, 99 Queen’s Road Central, Hong Kong.
HMJ, AMF-7, Yunqi, GS Filing Persons, WP SPV, Proprium, Efunds, Gaorong Funds, Pleiad Funds and NewQuest are collectively referred to herein as the “New Investors.” GS Filing Persons, Warburg Entities, Unicorn Holding Partners LP, Proprium Fund, Efunds, Gaorong Funds, Pleiad Funds, Aspex Fund, Yunqi and NewQuest are collectively referred to herein as the “Sponsors”, and each a “Sponsor”. NFPH, SHH, Carnival, Max Rising, Mr. Ying Zeng, Vivo LP, NF SPAC, Sun Hing, NFGHL, Shimao, the CEO Filing Persons, Aspex Fund, ADS, Yunqi, Hysan, MYAO, Smart Will, LY, Fosun Industrial, Star Advantage, Golden Majestic, Apex Strategic and Junson are collectively referred to herein as the “Supporting Securityholders.” HoldCo, Parent, Merger Sub, the NFPH Filing Persons, the Vivo Filing Persons, the Warburg Pincus Filing Persons, the GS Filing Persons, the Fosun Filing Persons, the ADS Filing Persons, the Aspex Filing Persons, the CEO Filing Persons, the Efunds Filing Persons, the Gaorong Filing Persons, the Hysan Filing Persons, LY, the Nan Fung Filing Persons, NewQuest, the Pleiad Filing Persons, the Proprium Filing Persons, the Shimao Filing Persons, Smart Will, the MY.Alpha Filing Persons, the Yunqi Filing

Persons, the Star Advantage Filing Persons, the Golden Majestic Filing Persons, the Apex Strategic Filing Persons and the Junson Filing Persons are collectively referred to herein as the “Buyer Group.”
Additional information regarding the parties to the Merger is set forth in Annex F, which is attached hereto and incorporated herein by reference.
The Merger (Page 86)
Shareholders of the Company are being asked to vote to authorize and approve the agreement and plan of merger dated as of August 4, 2021 among the Company, HoldCo, Parent and Merger Sub (the “Merger Agreement”), and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement (the “Transactions”) are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”). The Surviving Company will be wholly-owned by HoldCo (which will be beneficially owned by the Buyer Group), and will continue to do business under the name “New Frontier Health Corporation” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company and its ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”) and Warrants (as defined below) will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of the Ordinary Shares and Warrants in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the United States Securities and Exchange Commission (the “SEC”), registration of the Ordinary Shares and Warrants under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. After the effective time of the Merger (the “Effective Time”), the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.
Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.
Merger Consideration (Page 86)
Under the terms of the Merger Agreement, at the Effective Time, each Ordinary Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$12.00 per share in cash without interest (the “Per Share Merger Consideration”), except for (a) Ordinary Shares held by HoldCo, Parent, Merger Sub, the Company or any of their direct or indirect subsidiaries, which will be cancelled and cease to exist without payment of any consideration or distribution therefor, (b) certain Ordinary Shares held by the Rollover Securityholders (as defined below), which will be cancelled and cease to exist in exchange for the right of each such holder or its designated entities to receive a corresponding amount of equity securities of HoldCo (Ordinary Shares described under the foregoing clauses (a) and (b) are collectively referred to as the “Excluded Shares”), and (c) Ordinary Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Dissenting Shares”), which will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.
Warrant Amendment and Treatment of Warrants (Page 96)
Warrantholders of the Company are being asked to give written consent to amend (the “Warrant Amendment”) the warrant agreement dated as of June 27, 2018 between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), such that under the terms of the Merger Agreement, (a) at the Effective Time, (i) each of the Public Warrants, Private Placement Warrants and Forward Purchase Warrants (each as defined in the Warrant Agreement and collectively, the “Warrant”) that is issued and outstanding immediately prior to the Effective Time (other than the Warrants held by NFPH (the “Excluded Warrants”)) will be cancelled in exchange for the right to receive US$2.70 per Warrant in cash without interest (the “Per Warrant Merger Consideration”), (ii) in addition, in respect of each Warrant (other than the Excluded Warrants) for which the holder thereof has timely provided consent to the Warrant Amendment and has not revoked such consent prior to the deadline established by the Company for the warrantholders to submit consents, the holder of such Warrant will have the right to receive a consent fee of US$0.30 in cash per Warrant without interest (the “Per Warrant Consent Fee”), and (iii) each Excluded Warrant will be cancelled without payment of any consideration; and (b) the Warrant Agreement will be automatically terminated on the date falling six months after the Effective Time.
Treatment of Company Options and Company RSU Awards (Page 87)
At the Effective Time, (a) each option to purchase Ordinary Shares (each, a “Company Option”) granted by the Company pursuant to the Company’s 2019 Omnibus Incentive Plan (the “Company Equity Plan”), whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with an equity incentive plan to be established by HoldCo (the “HoldCo Share Plan”), an option to purchase the same number of shares of HoldCo as the total number of the Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the applicable exercise price underlying the Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms); and (b) each restricted share unit granted under the Company Equity Plan (each, a “Company RSU Award”), whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of shares of HoldCo as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms).
Shareholder Record Date and Voting (Page 80)
You are entitled to attend and vote at the extraordinary general meeting if you have Ordinary Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on December 6, 2021, the record date for voting Ordinary Shares at the extraordinary general meeting (the “Shareholder Record Date”). If you own Ordinary Shares at the close of business in the Cayman Islands on the Shareholder Record Date, the deadline for you to lodge your proxy card and vote is January 6, 2022 at 10:00 a.m. (Beijing time).
Under Cayman Islands law, all shareholders of the Company, including holders of preference shares or shares of any other class of the Company, as at the Shareholder Record Date are entitled to attend and vote at the extraordinary general meeting. However, as at the date of this proxy statement, there are no preference shares or shares of any other class (other than the Ordinary Shares) issued or outstanding, and the Company will not issue any preference shares or shares of any other class (other than the Ordinary Shares) prior to the Shareholder Record Date, so that as a practical matter only holders of Ordinary Shares will be entitled to attend and vote at the extraordinary general meeting. All statements and disclosures made in this proxy statement are given on the basis that only Ordinary Shares, and no shares of any other class, will be issued and outstanding at all relevant times.
Each holder of Ordinary Shares has one vote for each Ordinary Share held as of the close of business in the Cayman Islands on the Shareholder Record Date. We expect that, as of the Shareholder Record Date, there will be 131,847,694 Ordinary Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting — Vote Required” below.
Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 80)
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires an affirmative vote of holders of Ordinary Shares representing two-thirds or more of the voting power of Ordinary Shares present and voting in person or by proxy as a single class at the shareholders meeting (the “Shareholder Approval”).
As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, disregarding the Ordinary Shares that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares. Pursuant to the terms of the support agreement (the “Support Agreement”) dated as of August 4, 2021, by and among HoldCo and the Supporting Securityholders, each Supporting Securityholder agreed, among other things, to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement.
Warrantholder Record Date and Warrantholder Consent (Page 84)
You are entitled to consent to the Warrant Amendment if you have Warrants registered in your name in the Company’s warrant register at the close of business in the Cayman Islands on December 6, 2021, the record date for consenting to the Warrant Amendment (the “Warrantholder Record Date”). If you own Warrants at the close of business in the Cayman Islands on the Warrantholder Record Date, the deadline for you to lodge your consent is January 6, 2022 at 10:00 a.m. (Beijing time).
We expect that, as of the Warrantholder Record Date, there will be 14,375,000 Public Warrants, 4,750,000 Forward Purchase Warrants and 7,750,000 Private Placement Warrants, entitled to consent to the Warrant Amendment. See “Summary Term Sheet — Warrant Amendment and Treatment of Warrants” above.
Warrantholder Consent Required to Approve the Warrant Amendment (Page 84)
In order to effect the Warrant Amendment, the Company must receive the affirmative vote or written consent (the “Warrantholder Consent”) of the holders of (a) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants and (b) at least 50% of the number of the outstanding Private Placement Warrants. It is a condition to the consummation of the Merger that the Warrantholder Consent be obtained and the Warrant Amendment be effected. Upon the effectiveness of the Warrant Amendment, all holders of the Warrants will be bound by the Warrant Agreement as amended by the Warrant Amendment, whether or not they delivered a consent to the Warrant Amendment. The substantive text of the Warrant Amendment is included in Annex C to this proxy statement.
As of the date of this proxy statement, the Supporting Securityholders beneficially own (a) 2,200,000 Public Warrants and 2,985,000 Forward Purchase Warrants, which collectively represent approximately 27.11% of the total number of Public Warrants and Forward Purchase Warrants outstanding, and (b) all of the outstanding 7,750,000 Private Placement Warrants. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 109 for additional information. Pursuant to the terms of the Support Agreement, consent with respect to these Warrants will be given in favor of the approval of the Warrant Amendment.
Voting and Consenting Information (Page 80 and 84)
Before voting your Ordinary Shares and/or consenting to the Warrant Amendment, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Ordinary Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is January 6, 2022, at 10:00 a.m. (Beijing time). To ensure consent with respect to your Warrants can be received by the Company, please complete the accompanying consent included as Annex H to this proxy statement in accordance with the instructions set forth thereon as soon as possible. The deadline for you to lodge your consent is January 6, 2022, at 10:00 a.m. (Beijing time).
If a broker, bank or other nominee holds your Ordinary Shares and/or Warrants in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Ordinary Shares and/or give consent with respect to your Warrants. Your broker, bank or other nominee will not vote your Ordinary Shares or give consent with respect to your Warrants in the absence of specific instructions from you.
Dissenters’ Rights of Shareholders (Page 104)
Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, which is attached as Annex E to this proxy statement. The fair value of your Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Ordinary Shares.
We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex E to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Appraisal rights or dissenters’ rights are not available to the warrantholders of the Company in connection with the Warrant Amendment or the Merger.
Purposes and Effects of the Merger (Page 57)
The purpose of the Merger is to enable the Buyer Group to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders, other than holders of the Excluded Shares and Dissenting Shares, will be cashed out in exchange for the Per Share Merger Consideration, so that the Buyer Group will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 57 for additional information.
Our Ordinary Shares are currently listed on the NYSE under the symbol “NFH” and the Warrants are currently listed on the NYSE under the symbol “NFH WS”. It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain members of the Buyer Group. See “Special Factors — Effects of the Merger on the Company” beginning on page 59 for additional information.
Plans for the Company after the Merger (Page 63)
After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent, which itself is wholly owned by HoldCo.
Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares and Warrants, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Recommendations of the Special Committee and the Board (Page 38)
A special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company, after consultation with its financial advisor and legal counsel, unanimously: (a) determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the variation of the authorized share capital of the Company (the “Variation of Share Capital”) and the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), to the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A.
After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his or her interests in the Transactions, the Board recommends that the shareholders of the Company vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Position of the Buyer Group as to the Fairness of the Merger (Page 43)
Each member of the Buyer Group believes that the Merger is fair, both substantively and procedurally, to the unaffiliated security holders of the Company as such terms are defined in Rule 13e-3 of the Exchange Act (the “Unaffiliated Security Holders”). Their belief is based upon the factors discussed under the section entitled “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 43.
Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.
Financing of the Merger (Page 64)
The Company and the members of the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$0.78 billion as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the members of the Buyer Group did not consider the value of the Excluded Shares or the Excluded Warrants. This amount includes the cash to be paid to the shareholders of the Company and the holders of the Warrants (other than the Rollover Securityholders with respect to their Rollover Shares and/or Rollover Warrants), as well as the related costs and expenses, in connection with the Transactions, including the Merger.
The members of the Buyer Group expect to provide this amount through a combination of (a) cash contributions contemplated by the equity commitment letters (the “Equity Commitment Letters”), dated as of August 4, 2021, among HoldCo and each of the Sponsors and (b) the proceeds from committed senior secured term facilities under the a facilities agreement (the “Facilities Agreement”) dated December 1, 2021 by and amongst Merger Sub as borrower, the Parent, Shanghai Pudong Development Bank Co., Ltd. Putuo Sub-Branch (“SPDB”) as agent and security agent (in such capacities, the “Agent”) and SPDB and China Merchant Bank Shanghai Branch (“CMB”) as the original lenders (collectively, the “Lenders”).
See “Special Factors — Financing of the Merger” beginning on page 64 for additional information.
Limited Guarantees (Page 67)
Concurrently with the execution of the Merger Agreement, each of the Sponsors executed and delivered a limited guarantee dated August 4, 2021 (each, a “Limited Guarantee”, collectively, the “Limited Guarantees”) in favor of the Company. Under the Limited Guarantees, each Sponsor has guaranteed in favor of the Company a portion of the payment obligations of HoldCo under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by HoldCo under certain circumstances as set forth in the Merger Agreement.
Support Agreement (Page 67)
Concurrently with the execution of the Merger Agreement, HoldCo and each of the Supporting Securityholders entered into the Support Agreement. Pursuant to the Support Agreement, each Supporting Securityholder agreed, among other things, (a) to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement, (b) to vote in favor of the approval of the Warrant Amendment, and (c) the Rollover Shares (as defined in the Support Agreement) and the Rollover Warrants (as defined in the Support Agreement) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by such Supporting Securityholder or their affiliates.
As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own (a) 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, (b) 2,200,000 Public Warrants and 2,985,000 Forward Purchase Warrants, which collectively represent approximately 27.11% of the total number of Public Warrants and Forward Purchase Warrants outstanding, and (c) all of the outstanding 7,750,000 Private Placement Warrants, in each case, disregarding the Ordinary Shares or Warrants that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares.
Management Rollover Agreement (Page 67)
HoldCo, HMJ II and 43 shareholders of the Company who are current or former employees of the Company and, to the best knowledge of the Company, who collectively hold 953,102 Ordinary Shares as of such time (the “Management Rollover Securityholders”) entered into a management rollover agreement dated October 5, 2021 (the “Management Rollover Agreement”). Pursuant to the Management Rollover Agreement, each Management Rollover Securityholder agreed, among other things, that their Rollover Shares (as defined in the Management Rollover Agreement) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by HMJ II.
Rollover Agreements (Page 67)
HoldCo and HMJ III and 16 shareholders of the Company, to the best knowledge of the Company, who collectively hold 5,421,725 Ordinary Shares as of such time (the “Other Rollover Securityholders”, together with Supporting Securityholders and Management Rollover Securityholders, the “Rollover Securityholders”) entered into rollover agreements (based on the same form) dated October 5, 2021 and December 2, 2021, respectively (collectively, the “Rollover Agreements”). Pursuant to the Rollover Agreements, each Other Rollover Securityholder agreed, among other things, that their Rollover Shares (as defined in the Rollover Agreements) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by HMJ III.

Consortium Agreement (Page 68)
On February 9, 2021, NFPH, Carnival, Mr. Kam Chung Leung, Ms. Roberta Lipson, Max Rising, Mr. Carl Wu, Mr. Ying Zeng, Vivo LLC, NF SPAC, Sun Hing, Shimao, Aspex Fund, Hysan and LY (collectively, the “Initial Buyer Group”) entered into a consortium agreement (the “Consortium Agreement”). Pursuant to the Consortium Agreement, on February 9, 2021, the Initial Buyer Group submitted the Proposal to the Board to acquire all outstanding Ordinary Shares, which would result in the Merger. The terms of the Proposal state that in connection with the Merger, each outstanding Ordinary Share (other than those owned by members of the Initial Buyer Group which will be rolled over for the purpose of funding the Merger), will be converted into the right to receive a purchase price of US$12.00 per Ordinary Share.
Pursuant to the Consortium Agreement, NFPH and the other parties thereto have agreed that for a period ending on the earlier of (i) the termination of the Consortium Agreement pursuant to its terms and (ii) the date that is 24, months after the date of the Consortium Agreement, each party shall (a) work exclusively with the other parties to the Consortium Agreement to effect the Merger and shall not, either directly or through any affiliate, make, solicit, encourage or facilitate a competing acquisition proposal or acquire the beneficial ownership of any additional Ordinary Shares, except in connection with the equity incentive awards granted by the Company or exercise of any warrants already held by such party, (b) irrevocably agree to vote any Ordinary Shares beneficially owned by such party, or which may be beneficially owned by such party in the future, in favor of the Merger and any related transactions, (c) not transfer any Ordinary Shares beneficially owned by such party, or which may be beneficially owned by such party in the future, to any person other than any affiliate of such party who is bound by the Consortium Agreement, and (d) roll over all of the Ordinary Shares beneficially owned by such party, or which may be beneficially owned by such party in the future, to fund the Merger.
Interim Investors Agreement (Page 68)
Concurrently with the execution of the Merger Agreement, HoldCo, Parent, Merger Sub, each Supporting Securityholder and each New Investor entered into an interim investors agreement dated August 4, 2021 (the “Interim Investors Agreement”), which governs until the earlier of the termination of the Merger Agreement or consummation of the Merger, among other matters, the actions of HoldCo, Parent and Merger Sub and the relationship among members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement and the Additional Rollover Agreements (as defined in the Interim Investors Agreement) and the transactions contemplated thereby.
The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions with respect to equity and debt financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangements among the parties to the Interim Investors Agreement.
Opinion of the Special Committee’s Financial Advisor (Page 49)
Pursuant to an engagement letter dated March 13, 2021 (the “Engagement Letter”), the Special Committee engaged Duff & Phelps, a Kroll business operating as Kroll, LLC (formerly known as Duff & Phelps, LLC) (“Duff & Phelps”) and Duff & Phelps Securities, LLC to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger. On August 4, 2021, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of August 4, 2021, addressed to the Special Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Ordinary Shares other than in their capacity as holders of Ordinary Shares).

The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Ordinary Shares to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors  —  Opinion of the Special Committee’s Financial Advisor” beginning on page 49 for additional information.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 69)
In considering the recommendations of the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:
•
the beneficial ownership of equity interests in the Surviving Company by certain of the Company’s directors and executive officers after the Effective Time;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•
the compensation of US$35,000 per month for the chairman of the Special Committee and US$30,000 per month per member for each other member of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•
the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger —  Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 69 for additional information.
No Solicitation of Competing Transactions (Page 93)
The Merger Agreement restricts the Company’s ability, until the Effective Time or, if earlier, the termination of the Merger Agreement, to solicit proposals, engage in discussions or negotiations, provide confidential information, or enter into any agreements, in each case, regarding a Competing Proposal (as defined in “The Merger Agreement and Plan of Merger — No Solicitation; Adverse Recommendation Change”). See “The Merger Agreement and Plan of Merger — No Solicitation; Adverse Recommendation Change” beginning on page 93.
Conditions to the Merger (Page 99)
The obligations of the Company, HoldCo, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:
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the Shareholder Approval has been obtained;

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no governmental authority has issued, promulgated, enforced or entered any order that is then in effect and enjoins, prohibits or makes illegal the consummation of the Transactions; and

•
the Warrantholder Consent has been obtained and not revoked, and the Warrant Amendment has been entered into and taken effect no later than the closing of the Merger.

The obligations of HoldCo, Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of the Company set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date, subject to certain qualifications;

•
the Company has performed or complied with, in all material respects, all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing date;

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no Material Adverse Effect (as defined in “The Merger Agreement and Plan of Merger — Representations and Warranties” beginning on page 88) has occurred since the date of the Merger Agreement and is continuing;

•
HoldCo has received a certificate of a senior executive officer of the Company, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied; and

•
the aggregate amount of Dissenting Shares is less than 10% of the total outstanding Ordinary Shares immediately prior to the Effective Time.

The obligations of the Company to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of HoldCo, Parent and Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date, subject to certain qualifications;

•
each of HoldCo, Parent and Merger Sub has performed or complied with, in all material respects, all agreements and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing date; and

•
the Company has received a certificate of a director or officer of HoldCo, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied.

Termination of the Merger Agreement (Page 100)
The Merger Agreement may be terminated at any time prior to the Effective Time:
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by mutual written consent of HoldCo and the Company; or

•
by written notice from either HoldCo or the Company (provided that this termination right is not available to either HoldCo or the Company if its breach of or failure to comply with any provision of the Merger Agreement has been the primary cause of the failure of any applicable condition to the Merger being satisfied), upon:

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an Outside Date Termination Event;

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a Permanent Order Termination Event; or

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a No-Vote Termination Event;

•
by written notice from the Company, upon:

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a HoldCo Breach Termination Event;

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a Superior Proposal Termination Event; or

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a HoldCo Failure to Close Termination Event; or

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by written notice from HoldCo, upon:

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a Company Breach Termination Event; or

•
an Adverse Recommendation Change Termination Event;

each as defined under the caption “The Merger Agreement and Plan of Merger  —  Termination of the Merger Agreement” beginning on page 100.
Termination Fees (Page 101)
The Company is required to pay to HoldCo a cash termination fee in an amount equal to US$31,500,000 if the Merger Agreement is terminated:
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by HoldCo or the Company pursuant to a No-Vote Termination Event or by the Company pursuant to an Outside Date Termination Event, in each case in the event that after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), a Competing Proposal has been publicly made, proposed or disclosed and not withdrawn, and within 12 months of such termination, the Company or any of its subsidiaries enters into a definitive agreement to effect, or consummates the transactions contemplated by a Competing Proposal (provided that for purposes of this clause, the references to “20%” in the definition of Competing Proposal will be deemed to be references to 50%);

•
by HoldCo pursuant to (a) a Company Breach Termination Event or (b) an Adverse Recommendation Change Termination Event; or

•
by the Company pursuant to a Superior Proposal Termination Event.

HoldCo is required to pay to the Company a cash termination fee in an amount equal to US$63,000,000 if the Merger Agreement is terminated:
•
by the Company pursuant to a HoldCo Breach Termination Event; or

•
by the Company pursuant to a HoldCo Failure to Close Termination Event.

Material U.S. Federal Income Tax Consequences (Page 73)
For a U.S. Holder (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences), the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the Merger to you will depend, in part, upon your personal circumstances and on whether the Company is or was a “passive foreign investment company” for any taxable year during your holding period of the Ordinary Shares or Warrants. Please see “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 73 for additional information. You should consult your own tax adviser for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.
Material PRC Income Tax Consequences (Page 76)
The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Ordinary Shares or Warrants should otherwise be subject to PRC tax to holders of such Ordinary Shares or Warrants that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Ordinary Shares or Warrants pursuant to the Merger by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Ordinary Shares or Warrants will be subject to PRC tax if the holders of such Ordinary Shares or Warrants are PRC residents. It is unclear whether in practice non-PRC holders of our Ordinary Shares or Warrants will be able to obtain the benefits of any applicable tax treaties if the Company is considered a resident enterprise for PRC tax purposes. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7 (each as defined under “Special

Factors — Material PRC Income Tax Consequences”), and, as a result, the Company (as purchaser) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the merger consideration to be paid to holders of Ordinary Shares or Warrants. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Please see “Special Factors-Material PRC Income Tax Consequences” beginning on page 76 for additional information.
Material Cayman Islands Tax Consequences (Page 77)
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Ordinary Shares or Warrants under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and to file the Variation of Share Capital and Amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.
Regulatory Matters (Page 73)
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Litigation Related to the Merger (Page 72)
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the other Transactions.
Market Price of the Ordinary Shares (Page 78)
The closing price of Ordinary Shares on the NYSE on February 8, 2021, the last trading date immediately prior to the Company received the going-private proposal from NFPH and certain members of the Buyer Group, was US$9.38 per share. The Per Share Merger Consideration of US$12.00 to be paid in the Merger represents a premium of approximately 27.9% over that closing price, and a premium of 36.8% over the volume-weighted average closing price of the Ordinary Shares during the 30 trading days through February 8, 2021.
Accounting Treatment of the Merger (Page 73)
The Merger is expected to be accounted for at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues.”
Fees and Expenses (Page 72)
Except for the circumstances where either the Company or HoldCo is required to pay a termination fee or reimburse expenses as appropriate under the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated.

Remedies and Limitation on Liability (Page 101)
The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction and other equitable relief to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction, specific performance or other equitable relief to enforce the obligations of HoldCo, Parent and Merger Sub to cause the equity financing for the Merger to be funded and to consummate the Merger, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of HoldCo, Parent and Merger Sub to complete the Merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (b) HoldCo, Parent and Merger Sub have failed to complete the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing has been funded in full or will be funded at the closing if the equity financing is funded at the closing, and (d) the Company has irrevocably confirmed in writing that (i) all conditions to the obligations of the Company have been satisfied or that the Company is waiving any of the conditions to the extent not so satisfied (other than those conditions that by their terms are to be satisfied at the closing) and (ii) if specific performance is granted and the equity financing and debt financing are funded, then it would take such actions required of it by the Merger Agreement to cause the closing to occur.
While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing and monetary damages.
Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of HoldCo, Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the HoldCo Termination Fee of US$63,000,000 and the Company Termination Fee of US$31,500,000, respectively, and reimbursement of certain expenses accrued in the event that Company or HoldCo fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER
The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:
Why am I receiving this proxy statement?

A:
On August 4, 2021, the Company entered into the Merger Agreement with HoldCo, Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on January 7, 2022, at 10:00 a.m. (Beijing time) at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China.

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A;

•
as a special resolution, to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A; and

•
if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company and cease to exist. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by certain members of the Buyer Group, and as a result of the Merger, the Ordinary Shares and Warrants will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:
What will I receive in the Merger if I own Ordinary Shares (that are not Excluded Shares)?

A:
If you own Ordinary Shares and the Merger is completed, you will be entitled to receive US$12.00 in cash for each Ordinary Share (other than the Excluded Shares) you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Act with respect to the Merger, in which event you will be entitled to the fair value of each Ordinary Share determined in accordance with Section 238 of the Cayman Islands Companies Act).

Please see “Special Factors — Material U.S. Federal Income Tax Consequences,” “Special Factors — Material PRC Income Tax Consequences” and “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 73 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.
Q:
How will the Company’s options and restricted share units be treated in the Merger?

A:
At the Effective Time, (a) each Company Option, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, an option to purchase the same number of shares of HoldCo as the total number of the Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the applicable exercise price underlying the Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms); and (b) each Company RSU Award, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of shares of HoldCo as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms).

Q:
What effects will the Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially owned by certain members of the Buyer Group. Your Ordinary Shares in the Company will be cancelled and cease to exist, and you will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Ordinary Shares and Warrants and the Company’s reporting obligations with respect to the Ordinary Shares and Warrants under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, the Ordinary Shares and Warrants will no longer be listed or traded on any stock exchange, including the NYSE.

Q:
When do you expect the Merger to be consummated?

A:
We are working towards completing the Merger as quickly as possible and currently expect the Merger to close during January 2022. In order to complete the Merger, we must obtain the Shareholder Approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not consummated?

A:
If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Ordinary Shares pursuant to the Merger Agreement, nor will the warrantholders of the Company receive any payment for their Warrants pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company and the Ordinary Shares and Warrants will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and warrantholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares and Warrants.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay HoldCo a termination fee, or HoldCo may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees” beginning on page 101.

Q:
After the Merger is consummated, how will I receive the merger consideration for my Ordinary Shares?

A:
If you are a registered holder of Ordinary Shares, promptly after the Effective Time, a paying agent appointed by HoldCo will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Ordinary Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss through making an affidavit, you will receive an amount equal to the number of your Ordinary Shares multiplied by US$12.00 in cash without interest, in exchange for the cancellation of your Ordinary Shares. The Per Share Merger Consideration may be subject to U.S. backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Ordinary Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Ordinary Shares and receive the merger consideration for those Ordinary Shares.
Q:
What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires an affirmative vote of holders of Ordinary Shares representing two-thirds or more of the voting power of Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Under Cayman Islands law, all shareholders of the Company, including holders of preference shares or shares of any other class of the Company, as at the Shareholder Record Date are entitled to attend and vote at the extraordinary general meeting. However, as at the date of this proxy statement, there are no preference shares or shares of any other class (other than the Ordinary Shares) issued or outstanding, and the Company will not issue any preference shares or shares of any other class (other than the Ordinary Shares) prior to the Shareholder Record Date, so that as a practical matter only holders of Ordinary Shares will be entitled to attend and vote at the extraordinary general meeting.
At the close of business in the Cayman Islands on December 6, 2021, the Shareholder Record Date for the extraordinary general meeting, 131,847,694 Ordinary Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting and no preference shares or shares of any other class are expected to be issued or outstanding.
Pursuant to the Support Agreement, among other things, the Supporting Securityholders have agreed to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement. As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, disregarding the Ordinary Shares that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares.
Q:
What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Ordinary Shares representing a majority of the voting power of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that the shareholders of the Company vote:

•
FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A;

•
FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69.
Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Shareholder Record Date is December 6, 2021. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Shareholder Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
Shareholders present in person or by proxy representing at least a majority of the issued and outstanding Ordinary Shares on the Shareholder Record Date will constitute a quorum for the extraordinary general meeting.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:
Pursuant to the Support Agreement, certain Supporting Securityholders have agreed to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement. As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, disregarding the Ordinary Shares that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares. As of the date of this proxy statement, our directors and executive officers who are not Supporting Securityholders beneficially own, in the aggregate, less than 1% of the voting power of the total issued and outstanding Ordinary Shares. These directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all their Ordinary Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 109 for additional information.

Q:
Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:
How do I vote if my Ordinary Shares are registered in my name?

A:
If Ordinary Shares are registered in your name (that is, you do not hold through a bank or broker) as of the Shareholder Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than January 6, 2022 at 10:00 a.m. (Beijing time), the deadline to lodge your proxy card, so that your Ordinary Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Ordinary Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Ordinary Shares are held by your broker, bank or other nominee, please see below for additional information.
Q:
If my Ordinary Shares are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Ordinary Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Ordinary Shares on your behalf or give voting instructions with respect to your Ordinary Shares if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Ordinary Shares. If you do not instruct your broker, bank or other nominee how to vote your Ordinary Shares that it holds, those Ordinary Shares may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Ordinary Shares and submit a signed proxy card without indicating how you wish to vote, the Ordinary Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
Q:
May I change my vote?

A:
Yes. If you are a holder of Ordinary Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China, Attention: Judy Wang, at least two hours before the commencement of the extraordinary general meeting.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on January 6, 2022, which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Ordinary Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Ordinary Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Ordinary Shares in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Ordinary Shares. If you are a holder of record and your Ordinary Shares are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated shares, should I send in my share certificates now?

A:
No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your share certificates now.

All holders of uncertificated shares (i.e., holders whose Ordinary Shares are held in book entry) will automatically receive their merger consideration (net of applicable fees and taxes) shortly after the Merger is consummated without any further action required on the part of such holders.
If your Ordinary Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.
Q:
What happens if I sell my Ordinary Shares before the extraordinary general meeting?

A:
The Shareholder Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Ordinary Shares after the Shareholder Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Ordinary

Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Ordinary Shares when the Merger is consummated.
Q:
Am I entitled to dissenters’ rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this proxy statement. The fair value of each of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 104 as well as “Annex E — Cayman Islands Companies Act Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitor be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Morrow Sodali LLC as its proxy solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

QUESTIONS AND ANSWERS ABOUT THE WARRANT AMENDMENT
The following questions and answers briefly address some questions you may have regarding the Warrant Amendment. These questions and answers may not address all questions that may be important to you as a warrantholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:
Why am I receiving this proxy statement?

A:
You are receiving this proxy statement as a warrantholder, in connection with the solicitation of consent by the Board in favor of the Warrant Amendment.

Q:
What is the Warrant Amendment?

A:
The Warrant Amendment will provide, among other things, that, subject to the consummation of the Merger, (a) at the Effective Time, (i) each Warrant that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Warrants) will be cancelled and converted solely into the right to receive the Per Warrant Merger Consideration of US$2.70 in cash without interest, (ii) in addition, in respect of each Warrant (other than the Excluded Warrants) for which the holder thereof has timely provided consent to the Warrant Amendment, and has not revoked such consent, prior to the Warrantholder Consent Deadline, the holder of such Warrant will receive a Per Warrant Consent Fee of US$0.30 in cash without interest, and (iii) each Excluded Warrant will be cancelled without payment of any consideration; and (b) the Warrant Agreement will be automatically terminated on the date falling six months after the Effective Time.

Q:
What will I receive in the Merger if I own Warrants?

A:
If you own Warrants and the Merger is completed, you will be entitled to receive US$2.70 in cash for each Warrant (other than the Excluded Warrants) you own as of the Effective Time. In addition to the above, if you have timely provided consent to the Warrant Amendment and has not revoked such consent prior to the Warrantholder Consent Deadline, you will be entitled to receive, for each such Warrant, a Per Warrant Consent Fee of US$0.30 in cash without interest.

Please see “Special Factors — Material U.S. Federal Income Tax Consequences,” “Special Factors — Material PRC Income Tax Consequences” and “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 73 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.
Q:
What happens if the Warrant Amendment is not approved?

A:
It is a condition to the obligations of HoldCo, Parent, Merger Sub and the Company to complete the Merger that the Warrantholder Consent is obtained and the Warrant Amendment takes effect no later than the closing of the Merger. Unless such condition is duly waived by the parties to the Merger Agreement, the Merger will not be completed without the approval of the Warrant Amendment. If the Merger fails to consummate, none of the Company’s shareholders and warrantholders will receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company and the Ordinary Shares and Warrants will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and warrantholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares and Warrants.

Q:
After the Merger is consummated, how will I receive the merger consideration for my Warrants?

A:
If you are a registered holder of Warrants, promptly after the Effective Time, a paying agent appointed by HoldCo will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of warrant certificates in exchange for the applicable merger consideration. You will receive cash for your Warrants from the paying agent after you comply with these instructions. Upon surrender of your warrant certificates or a declaration of loss through making an affidavit, you will receive an amount equal to the number of your Warrants multiplied by the Per Warrant Merger Consideration of US$2.70 in cash without interest, in exchange for the cancellation of your Warrants. In addition, in respect of each Warrant for which you have timely provided consent to the Warrant Amendment and have not revoked such consent prior to the Warrantholder Consent Deadline, you will have the right to receive, for each such Warrant, a Per Warrant Consent Fee of US$0.30 in cash without interest. The Per Warrant Merger Consideration and the Per Warrant Consent Fee may be subject to U.S. backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.
If your Warrants are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Warrants and receive the merger consideration for those Warrants.
Q:
What is the required vote to approve the Warrant Amendment?

A:
The Warrant Amendment requires the affirmative vote or written consent of the holders of (i) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants and (ii) at least 50% of the number of the outstanding Private Placement Warrants.

Q:
Who is entitled to consent to Warrant Amendment?

A:
All holders of record of the Warrants as of the close of business on December 6, 2021 (the “Warrantholder Record Date”) are entitled to consent to the Warrant Amendment.

Q:
How do I give consent to the Warrant Amendment if my Warrants are registered in my name?

A:
If Warrants are registered in your name (that is, you do not hold through a bank or broker) as of the Warrantholder Record Date, you should simply sign, date and return the accompanying consent included as Annex H to this proxy statement as soon as possible so that it is received by the Company no later than the Warrantholder Consent Deadline.

Q:
If my Warrants are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee give consent to the Warrant Amendment on my behalf?

A:
Your broker, bank or other nominee will only give consent to the Warrant Amendment on your behalf if you instruct it to do so. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding whether to consent or withhold consent to the Warrant Amendment.

Q:
What if I do not return the written consent to the Warrant Amendment?

A:
Because the Warrant Amendment requires the affirmative vote or written consent of the holders of (i) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants and (ii) at least 50% of the number of the outstanding Private Placement Warrants, your failure to respond will have the same effect as a withheld consent. If the Company receives a sufficient number of written consents to effect the Warrant Amendment, even if you have withheld your consent, you and other non-consenting holders of the Warrants will nevertheless be bound by the Warrant Amendment but will not receive any consent fee.

Q:
Can I vote against the Warrant Amendment?

A:
Yes, simply not delivering an executed written consent in favor of the Warrant Amendment will have the same effect as a vote against the Warrant Amendment.

Q:
Can I revoke my consent after I have delivered it?

A:
You may revoke your written consent at any time prior to the earlier of (a) the Warrantholder Consent Deadline and (b) the time that we receive the Warrantholder Consent and execute the Warrant Amendment with Continental Stock Transfer & Trust Company, the warrant agent. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to us at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China, Attention: Judy Wang. You will not receive the consent fee of US$0.30 per Warrant if you revoke the written consent prior to the Warrantholder Consent Deadline.
Q:
By when must we receive a sufficient number of consents to the Warrant Amendment?

A:
We are requesting that you send us your written consent by 10:00 a.m. (Beijing time) on January 6, 2022, the Warrantholder Consent Deadline. The Board may extend the deadline to receive written consents in its sole discretion.

Q:
When will the Warrant Amendment take effect?

A:
The Company will execute the Warrant Amendment with Continental Stock Transfer & Trust Company, the warrant agent, promptly upon obtaining the Warrantholder Consent, which may be prior to the Warrantholder Consent Deadline. Warrantholders who validly consented after such effective time but before the Warrantholder Consent Deadline (if applicable) and have not validly revoked their consent prior to the Warrantholder Consent Deadline, will still receive the consent fee of US$0.30 per Warrant.

Q:
What happens if I sell my Warrants before the Warrantholder Consent Deadline?

A:
The Warrantholder Record Date for giving consent to the Warrant Amendment is earlier than the Warrantholder Consent Deadline and the date that the Merger is expected to be consummated. If you transfer your Warrants after the Warrantholder Record Date but before the Warrantholder Consent Deadline, you retain your right to consent to the Warrant Amendment but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Warrants when the Merger is consummated.

Q:
Am I entitled to dissenters’ rights?

A:
Appraisal rights or dissenters’ rights are not available to the warrantholders of the Company in connection with the Warrant Amendment or the Merger.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Warrant Amendment and Merger affect you as a warrantholder. After you have done so, you may consent to the Warrant Amendment by signing and dating the accompanying consent included as Annex H to this proxy statement and returning it in the enclosed envelope as soon as possible.

Q:
Will any consent solicitor be used in connection with the Warrant Amendment?

A:
Yes. To assist in the solicitation of consents from warrantholders, the Company has engaged Morrow Sodali LLC as its consent solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the Warrant Amendment or Merger or if you need additional copies of this proxy statement or the accompanying consent included as Annex H to this proxy statement, you should contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying consent included as Annex H to this proxy statement prior to the Warrantholder Consent Deadline, you must make your request no later than ten days prior to the Warrantholder Consent Deadline.

SPECIAL FACTORS
Background of the Merger
All dates and times referenced in this Background of the Merger refer to China Standard Time.
The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and Company management also have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events.
In late 2020, NFPH began to consider the possibility of a potential going-private transaction with respect to the Company and discussed their preliminary thoughts on such potential transaction with attorneys at Simpson Thacher & Bartlett LLP (“Simpson Thacher”), which later served as the U.S. legal counsel to NFPH and the Buyer Group in connection with the Proposed Transaction (as defined below).
At various times in December 2020 and January 2021, NFPH held preliminary discussions with certain existing shareholders of the Company to explore the possibility of a potential going-private transaction. On February 9, 2021, NFPH and certain existing shareholders of the Company entered into a consortium agreement regarding the cooperation and participation in the evaluation, negotiation and consummation of an acquisition transaction with respect to the Company.
On the same day, NFPH, on behalf of then members of the Buyer Group, submitted a preliminary, non-binding proposal (the “Proposal”) to the Board to acquire all outstanding Ordinary Shares not already beneficially owned by such members of the Buyer Group or their affiliates in a going-private transaction for US$12.00 per share in cash, which was supplemented by a clarification on the same day from representatives of then members of the Buyer Group indicating that the Buyer Group also proposed to acquire all outstanding Warrants not already beneficially owned by such members of the Buyer Group or their affiliates in connection with the going-private transaction (collectively, the “Proposed Transaction”). The Proposal stated that the price set forth in the Proposal represented a premium of approximately 27.9% to the closing trading price of the Ordinary Shares on February 8, 2021 and a premium of 36.8% to the volume-weighted average closing price during the 30 trading days through February 8, 2021.
On February 10, 2021, the Board held a telephonic meeting to discuss the Proposal. At the meeting, the Board authorized immediate public announcement of the Company’s receipt of the Proposal and indicated its intention to form a special committee to formally review and assess the Proposal. After the Board meeting, on the same day, the Company issued a press release announcing its receipt of the Proposal.
On February 16, 2021, then members of the Buyer Group jointly filed a Schedule 13D (the “Original Schedule 13D”) with the SEC as a “group” with respect to the submission of the Proposal.
On February 25, 2021, the Board held a telephonic meeting to further discuss the Proposal and resolved to establish the Special Committee, consisting of three independent directors, Dr. Edward Leong Che-hung, Professor Frederick Ma Si-hang and Mr. Lawrence Chia, with Mr. Chia to serve as the chairman of the Special Committee, to consider and negotiate the Proposed Transaction and other alternatives available to the Company, including the option to take no action. The Board delegated to the Special Committee the full power and authority of the Board to, among other things: (a) review and evaluate the terms and conditions, and determine the advisability, of the Proposal and any alternatives thereto and whether in the judgment of the Special Committee the Proposal or any alternatives thereto is in the best interests of the Company, (b) negotiate with any party the Special Committee deems appropriate with respect to the terms and conditions of the Proposal or any alternatives thereto and, if the Special Committee deems appropriate, but subject to any prior approval by the Board required by the articles of association of the Company, approve the execution and delivery on behalf of the Company of any definitive transaction documents to effect the Proposal or any alternatives thereto; (c) determine whether the Proposal or any alternatives thereto is beneficial to the Company and on arm’s length terms and conditions; (d) assist in the preparation of any public filings as may be required with respect to matters relating to the Proposal or any alternatives thereto; (e) recommend to the Board what actions, if any, should be taken with respect to the Proposal and any alternatives thereto, including to approve or elect not to pursue the Proposal and any alternatives thereto;

(f) retain such legal counsel, financial advisors and other professionals, consultants and agents, each to perform such services and render such advice or opinions, as the Special Committee may deem necessary, desirable or convenient to assist it in connection with the discharge of its duties; (g) establish the procedures for the conduct of the Special Committee’s business as it from time to time deems necessary, desirable or convenient; and (h) do all other acts as may, in the Special Committee’s judgment, be necessary, desirable or convenient to carry out its duties.
Following its formation, the Special Committee interviewed law firms and financial advisory firms and after evaluating the candidates’ credentials, experience and independence, the Special Committee engaged Davis Polk & Wardwell LLP (“Davis Polk”) as its legal counsel on March 11, 2021 and Duff & Phelps as its financial advisor on March 13, 2021.
On March 12, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps. At the meeting, representatives of Duff & Phelps discussed its role as the financial advisor to the Special Committee and the financial analyses it would conduct. Representatives of Davis Polk introduced the legal considerations with respect to the review and evaluation of the Proposal and possible alternative transactions, including the fiduciary duties of the directors, the relationship between the Special Committee and the Board, and considerations for a fair process.
On March 15, 2021, Davis Polk and Simpson Thacher had a telephonic meeting and discussed certain preliminary matters regarding the Proposal and the Proposed Transaction, including financing plan of then members of the Buyer Group, the proposed treatment of outstanding Warrants and the due diligence process.
On March 17, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps to discuss, among other things, the form of confidentiality agreement (the “Confidentiality Agreement”) to be used with then members of the Buyer Group in furtherance of its due diligence review of the Company. At the meeting, representatives of Duff & Phelps also reported to the Special Committee that Duff & Phelps had reached out to the management of the Company and requested to conduct financial due diligence review of the Company.
Between March 17, 2021 and March 25, 2021, Davis Polk exchanged drafts of the Confidentiality Agreement with Simpson Thacher and discussed with the Special Committee the terms of the Confidentiality Agreement. On March 25, 2021, with the approval of the Special Committee, the Company entered into the Confidentiality Agreement with NFPH. The Confidentiality Agreement contains customary provisions restricting disclosure and use of confidential information by then members of the Buyer Group relating to the Company or the Proposed Transaction and a 12-month “standstill” provision restricting such members of the Buyer Group from acquiring additional securities of the Company without the Special Committee’s consent.
On March 18, 2021, the Company issued a press release announcing the formation of the Special Committee and the engagement of Davis Polk and Duff & Phelps by the Special Committee as its legal counsel and financial advisor, respectively.
On March 24, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk, Duff & Phelps and Maples and Calder (Hong Kong) LLP (“Maples”), Cayman Islands legal counsel to the Special Committee. During the meeting, Maples reviewed with the Special Committee the authority and fiduciary duties of the Board and the Special Committee in considering the Proposed Transaction.
On March 25, 2021, NFPH commenced its efforts to engage potential equity investors in connection with the Proposed Transaction. Between March 25, 2021 and August 3, 2021, NFPH and its advisors discussed the terms of the Proposed Transaction with potential equity investors, negotiated the terms of the Interim Investors Agreement with then members of the Buyer Group (including new equity investors) and solicited input from then members of the Buyer Group on the form of Equity Commitment Letter and Limited Guarantee.
On March 29, 2021, NFPH and its advisors (including PricewaterhouseCoopers, Simpson Thacher and Global Law Firm) commenced legal, tax and financial due diligence for the Proposed Transaction.

Between late March and early May of 2021, the Buyer Group and its advisors conducted due diligence on the Company. During this time, the Buyer Group and its financing legal advisor, Kirkland & Ellis LLP (“Kirkland”) also commenced discussion of potential debt financing arrangements with SPDB and CMB.
On April 21, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps, during which representatives of Duff & Phelps reported the status of its financial due diligence review on the Company.
On May 14, 2021, on behalf of the Buyer Group, Simpson Thacher provided Davis Polk with the initial draft of the Merger Agreement.
On May 19, 2021, representatives of Simpson Thacher and Davis Polk convened a telephonic meeting to discuss the treatment of Warrants and relevant provisions of the Merger Agreement.
On May 26, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps. At the meeting, representatives of Davis Polk reviewed with the Special Committee the key issues contained in the initial draft of the Merger Agreement, including, among other things: (a) treatment of the outstanding Warrants, including the proposal to pay the warrantholders a fixed cash price per Warrant at the closing of the Merger and the amendment of the Warrant Agreement in connection therewith; (b) treatment of Company Options and Company RSU Awards; (c) the representations and warranties of the Company, on the one hand, and of HoldCo, Parent and Merger Sub, on the other hand; (d) the composition of the financing package, including debt financing, equity financing and rollover of Ordinary Shares and Warrants; (e) the interim covenants of the Company; (f) the “no-shop” covenant, including the absence of any “go-shop” right; (g) the requirement that the Company still hold a shareholders meeting to vote on the Proposed Transaction even if the Board no longer recommends for it; (h) the closing conditions, including the absence of a “majority of the minority vote” requirement, and a condition relating to the maximum percentage of Dissenting Shares; and (i) the amounts of and triggers for the payment of termination fees, including the requirement that the Company pay a termination fee if the Merger Agreement is terminated under certain circumstances and the Company enters into or consummates a competing transaction within 12 months of such termination. After discussing these issues with Davis Polk and Duff & Phelps, the Special Committee instructed Davis Polk to revise the Merger Agreement by, among other things: (i) removing from the closing conditions the receipt of sufficient warrantholders’ consents for the Warrant Amendment; (ii) deleting the requirement to hold a shareholders’ meeting in the event the Board changed its recommendation for the Proposed Transaction; (iii) including a “majority of the minority vote” requirement as a closing condition; (iv) deleting the closing condition relating to the Dissenting Shares; (v) rejecting the tail period termination fee trigger; and (vi) narrowing the scope of the representations and warranties to be provided by the Company and the interim covenants of the Company. The Special Committee decided not to request a “go-shop” right after considering that (x) the Proposal had been disclosed to the public several months ago and the Company had not received any indication of interests from any third party regarding an alternative proposal, (y) the Buyer Group owned a significant stake in the Company and would likely be able to block a competing proposal, and (z) the go-shop process could potentially cause significant disruption to the operations of the Company and increased risk of leaking confidential information concerning the Company. For the same reasons, the Special Committee decided not to conduct a pre-signing market check.
On June 3, 2021, Davis Polk provided Simpson Thacher with a revised draft of the Merger Agreement, which reflected the Special Committee’s instructions and the feedback from the Company management with respect to the representations, warranties and interim operating covenants of the Company.
Also on June 3, 2021, a representative of the Company management provided Duff & Phelps with a copy of the financial projections prepared by the management, which Duff & Phelps sent to the Special Committee for review.
On June 8, 2021, Davis Polk and Simpson Thacher had a telephonic meeting to discuss the positions and reasoning of certain major issues in the revised draft of the Merger Agreement circulated by Davis Polk on June 3, 2021.
On June 9, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps. At the meeting, Duff & Phelps reviewed with the Special Committee the financial projections provided by the management of the Company. The Special Committee noted that they would further review the Company’s financial projection in details.
On June 15, 2021, Simpson Thacher provided Davis Polk with a revised draft of the Merger Agreement. The revised draft of the Merger Agreement accepted certain changes requested by the Special Committee, including the scope of certain representations and warranties and certain interim covenants of the Company, provisions on permitted discussions on competing proposals, the Buyer Group’s obligation to deliver certain ancillary documents to the Company prior to signing and the amounts of termination fees. On the other hand, the revised draft rejected the Special Committee’s positions on certain other issues, including: (a) deleting the “majority of the minority vote” requirement as a closing condition; (b) reinstating the closing condition on requisite warrantholders’ consent; (c) reinstating the requirement to hold a shareholders’ meeting in the event the Board changed its recommendation for the Proposed Transaction; (d) reinstating the closing condition relating to the Dissenting Shares; and (e) reinstating the tail period termination fee trigger.
On June 16, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps. At the meeting, Davis Polk reviewed with the Special Committee certain key outstanding issues contained in the revised draft of the Merger Agreement sent by Simpson Thacher on June 15, 2021. In addition, the Special Committee discussed the financial projections prepared by Company management with representatives of Duff & Phelps. Duff & Phelps walked through the key items and assumptions of the financial projections with the Special Committee and summarized the discussions between Duff & Phelps and Company management during which Company management had answered Duff & Phelps queries on the management projections. After discussions, the Special Committee resolved to approve the use of such financial projections by Duff & Phelps for its financial analysis of the Company and the distribution of such financial projections to the Buyer Group. Please see “Special Factors — Certain Financial Projections” beginning on page 47 for a summary of these financial projections. At the meeting, the Special Committee also decided to request the Buyer Group to increase its proposed merger price and instructed Duff & Phelps to prepare a draft request.
Also on June 16, 2021, Simpson Thacher provided a draft of the CMB Debt Commitment Letter to Davis Polk for review.
Between June 21, 2021 and June 23, 2021, Davis Polk, Simpson Thacher and Kirkland held several discussions and agreed on the final version of the CMB Debt Commitment Letter.
On June 21, 2021, Simpson Thacher sent to Davis Polk the initial drafts of the form of the Limited Guarantees and the form of the Equity Commitment Letters.
On June 22, 2021, a representative of Duff & Phelps sent an email on behalf of the Special Committee to Simpson Thacher, requesting the Buyer Group to submit an improved offer with an increased merger price. In response, the Buyer Group later requested a meeting with the Special Committee to present the Buyer Group’s view of the Proposed Transaction, which was scheduled to June 30, 2021.
Also on June 22, 2021, Simpson Thacher sent to Davis Polk the draft of the Interim Investors Agreement for review.
On June 24, 2021, representatives of Davis Polk and Simpson Thacher discussed key outstanding issues in the Merger Agreement over a call.
On June 25, 2021, Davis Polk provided Simpson Thacher with a further revised draft of the Merger Agreement, reflecting the positions of the Special Committee, including, among other things, (a) removing the closing condition on requisite warrantholders’ consent; (b) accepting the requirement to hold a shareholders’ meeting in the event the Board changed its recommendation for the Proposed Transaction; (c) reinstating the “majority of the minority vote” requirement as a closing condition; (d) removing the closing condition relating to the Dissenting Shares; and (e) removing the tail period termination fee trigger.
On June 25, 2021, Kirkland sent to Davis Polk an executed copy of the CMB Debt Commitment Letter dated the same day, pursuant to which CMB agreed to make available to Merger Sub a senior term loan facility.

On June 29, 2021, Simpson Thacher provided Davis Polk with a further revised draft of the Merger Agreement, which rejected the positions of the Special Committee regarding the major outstanding issues as set forth in the draft circulated by Davis Polk on June 25, 2021.
On June 30, 2021, the Special Committee held a telephonic meeting with representatives of the Buyer Group, with representatives of Davis Polk and Duff & Phelps present. At the meeting, Mr. Carl Wu, as representative of the Buyer Group, gave a presentation on the Buyer Group’s view of the Proposed Transaction. Mr. Carl Wu discussed, among other things, (a) the key terms of the Proposed Transaction, (b) the high premium represented by the US$12.00 per share price offered by the Buyer Group, (c) uncertainties regarding the Company’s business growth and (d) attractive opportunity for the Company’s shareholders to be cashed out in the Proposed Transaction. Following Mr. Carl Wu’s presentation, the Special Committee members asked questions to Mr. Carl Wu, including the rollover arrangement, the projection of the Company’s business, the pricing of the Warrants in the Proposed Transaction, and whether any regulatory approval would be required for the Proposed Transaction. Following the discussions between the Special Committee and representatives of the Buyer Group, the representatives of the Buyer Group left the meeting. Davis Polk continued to brief the Special Committee on the key outstanding issues in the latest draft of the Merger Agreement, and Duff & Phelps reported that it was continuing its financial analysis of the Company.
Between July 6, 2021 and July 13, 2021, Davis Polk and Simpson Thacher negotiated and exchanged drafts of the Merger Agreement and the forms of the Limited Guarantees and Equity Commitment Letters.
On July 13, 2021, Kirkland provided to Davis Polk a draft of the SPDB Debt Commitment Letter, which was in substantially the same form as the CMB Debt Commitment Letter.
On July 14, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps and discussed the major outstanding issues in the latest draft of the Merger Agreement. The Special Committee decided to further evaluate the remaining major issues after the Buyer Group provided its finalized financing package details, including the exact amounts of equity commitments, debt commitments and rollover arrangements, so that the Special Committee could assess all relevant terms and conditions on a more holistic basis.
On July 19, 2021, Simpson Thacher provided Davis Polk with the initial draft of the Support Agreement, as well as the further revised form of the Equity Commitment Letters and the form of the Limited Guarantees.
Between July 19, 2021 and August 2, 2021, Davis Polk and Simpson Thacher engaged in various discussions regarding the Support Agreement and the forms of Limited Guarantees and Equity Commitment Letters, exchanged multiple drafts and agreed on the final forms of these documents.
On July 21, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps. At the meeting, Davis Polk summarized the latest negotiations of the terms of the various transaction documents with Simpson Thacher, and Duff & Phelps briefed the Special Committee on its financial analysis of the Company and introduced the main factors considered in such analysis.
On July 29, 2021, Simpson Thacher provided Davis Polk with the substantially finalized breakdown of the Buyer Group’s financing package, with details of the rollover arrangements, the debt financing amount, the equity financing amount and allocation thereof among the Buyer Group members.
Between July 30, 2021 and August 2, 2021, Davis Polk discussed such financing package with the Special Committee and the Company, including assessing the sufficiency of the aggregate financing amount to pay the aggregate merger consideration and the creditworthiness of the parties providing the equity commitments and limited guarantees. The Special Committee also revisited the outstanding issues in the Merger Agreement. The Special Committee decided to no longer require the closing condition of “majority of the minority vote” after considering that such requirement was neither required under Cayman Islands laws nor the prevailing market practice for going-private transactions involving companies organized under the laws of the Cayman Islands and that the Special Committee had obtained a number of favorable terms in the draft Merger Agreement that protected the Unaffiliated Security Holders, such as the ability of the Board and the Special Committee to change their recommendation under certain circumstances and the ability of the Company to terminate the Merger Agreement upon a Superior Proposal or an Intervening

Event. The Special Committee also determined to accept a mutual closing condition of obtaining the requisite warrantholders consent to the Warrant Amendment, noting that the risk of not being able to obtain the warrantholders consent would be low given the Buyer Group’s holdings in the Warrants. In addition, the Special Committee considered it acceptable to include a Dissenting Shares closing condition but the threshold should be set at 10% rather than 5% as proposed by the Buyer Group.
On August 2, 2021, Davis Polk sent a revised draft of the Merger Agreement to Simpson Thacher, reflecting the positions of the Special Committee on the outstanding items.
On August 3, 2021, Simpson Thacher provided Davis Polk with a further revised Merger Agreement, accepting the 10% threshold in the Dissenting Shares closing condition. After further negotiations on certain other terms, Davis Polk and Simpson Thacher agreed on the final form of the Merger Agreement.
Also on August 3, 2021, Simpson Thacher and Kirkland provided Davis Polk with an executed copy of the SPDB Debt Commitment Letter dated July 28, 2021, pursuant to which SPDB agreed to make available to Merger Sub a senior term loan facility.
On August 4, 2021, the Special Committee held a telephonic meeting in the morning, together with representatives of Davis Polk, Maples and Duff & Phelps. At the invitation of the Special Committee, Maples made a recap of the directors’ fiduciary duties with respect to the review and evaluation of the Proposed Transaction and any alternative transactions. Davis Polk then provided an update on the status of the negotiations of the Proposed Transaction and described the key terms of the Merger Agreement and the other transaction documents. Duff & Phelps made a presentation on its valuation analyses of the Company and the merger consideration proposed by the Buyer Group, including a discussion of the valuation methodologies employed by Duff & Phelps in its analysis, responded to questions from the Special Committee, and orally delivered its opinion that, as of August 4, 2021 and subject to the limitations and assumptions set forth in its written opinion, the consideration of US$12.00 per share to be paid to the shareholders of the Company (other than the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such shareholders. Duff & Phelps indicated that following the meeting, Duff & Phelps would deliver to the Special Committee a letter executed by Duff & Phelps confirming this opinion. After considering the proposed terms of the Merger Agreement and the other transaction agreements and the various presentations of Davis Polk and Duff & Phelps, including receipt of Duff & Phelps’s oral opinion, and taking into account the other factors described below under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Special Committee then unanimously (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares); (b) declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger; (c) recommended that the Board authorize and approve the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, to the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A.
Following the meeting of the Special Committee, the Board held a meeting in the morning of August 4, 2021, together with representatives of Company management and representatives of Davis Polk, Maples and Duff & Phelps. At the Board meeting, the Special Committee presented its recommendation, described above, to the Board. After considering the proposed terms of the Merger Agreement and the other transaction agreements and Duff & Phelps’ opinion provided to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Ordinary Shares (other than the holders of Excluded Shares), and taking into account the other factors described below under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Board: (a) determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares); (b) declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger; (c) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (d) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A. Each of Mr. Leung, Mr. Qiyu Chen, Ms. Roberta Lipson, Mr. Wu, Mr. Zeng and Mr. Shan Fu abstained from the voting in light of their affiliation with the Buyer Group.
After the Board meeting, on August 4, 2021, the Company, HoldCo, Parent and Merger Sub executed the Merger Agreement. Other transaction documents, including the Support Agreement, the Interim Investors Agreement, the Equity Commitment Letters and the Limited Guarantees were executed at the same time.
In the evening of August 4, 2021, the Company issued a press release announcing the execution of the Merger Agreement.
On August 6, 2021, certain members of the Buyer Group filed with the SEC an amendment to the Original Schedule 13D as a “group” in light of the execution of the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement and certain other transaction documents.
Reasons for the Merger and Recommendation of the Special Committee and the Board
At a meeting on August 4, 2021, the Special Committee, after consultation with its financial advisor and legal counsel, unanimously (a) determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the execution, deliver and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, to the shareholders of the Company for authorization and approval at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A.
At a meeting on August 4, 2021, the Board, acting upon the unanimous recommendation of the Special Committee, and after each director duly disclosed his or her interests in the Transactions, including the Merger, as required by the memorandum and articles of associations of the Company as amended to date and the Cayman Islands Companies Act, (a) determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) declared it advisable and in the Company’s commercial interests that the Company should approve and enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (d) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A.
In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, which are not listed in any relative order of importance:
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the business pressures faced by the Company, including, among other things:

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the adverse impact of the COVID-19 outbreak and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the Chinese government to control its spread, including travel restrictions, quarantines, and temporary shutdowns of businesses, on the global and China economy as well as the Company’s business, financial condition and results of operation;

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ongoing regulatory uncertainties regarding the healthcare service industry in China at both the national and local government levels, particularly changes in healthcare reform policies;

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uncertainties regarding the Company’s business growth, which in part depends on the growth of the availability and development of the commercial medical insurance among the Chinese population and heightened international relation with certain countries that impacts the expatriate patient base;

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challenges in caused by continuously decling birth rates in China, which might negatively impact many of our major departments’ business;

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increased competition from varies various healthcare providers, including, private hospitals and clinics, as well as the “VIP” ward in public hospitals in the markets of Beijing, Shanghai, Tianjin, Qingdao and Guangzhou; and

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opening of new hospitals, including potential delays and challenges in the Company’s capability to integrate these newly opened hospitals portfolio into the existing platform, which could result in fluctuations in our short-term financial performance;

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the current and historical market prices of Ordinary Shares, and the fact that the Per Share Merger Consideration of US$12.00 represents a premium of 27.9% over the closing price of US$9.38 per Ordinary Share on February 8, 2021, the last trading day prior to the date on which the Company received the going-private proposal from NFPH and certain members of the Buyer Group, and a premium of 36.8% over the volume-weighted average closing price of the Ordinary Shares during the 30 trading days through February 8, 2021, and that the highest closing price of the Ordinary Shares had never reached the Per Share Merger Consideration of US$12.00;

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the fact that the merger consideration will be all cash, which will provide immediate liquidity to the Unaffiliated Security Holders and allow them to avoid post-merger risks and uncertainties relating to the prospects of the Company;

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the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly-traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (a) the likelihood of consummation, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group and their expressed unwillingness to sell their shares in any other transaction involving the Company, (b) the business, financial, competitive, industry and market risks, and (c) the absence of any proposal for an alternative transaction from any third party since the announcement of the proposed transaction on February 9, 2021;

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the negotiations with respect to the Per Share Merger Consideration, including the Special Committee’s request to the Buyer Group that the merger consideration be increased and the Buyer

Group’s refusal to raise the price, and the Special Committee’s belief that, following negotiations with the Buyer Group, US$12.00 per Ordinary Share was the highest price that the Buyer Group would agree to pay;
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the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, and the opinion rendered by Duff & Phelps to the Special Committee on August 4, 2021 to the effect that, as of August 4, 2021, subject to the limitations and assumptions set forth in Duff & Phelps’ written opinion, the Per Share Merger Consideration of US$12.00 to be paid to the holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders (see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 49 for additional information);

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the likelihood that the Merger would be completed based on, among other things:

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the fact that HoldCo, Parent and Merger Sub had obtained equity and debt financing commitments for the Merger;

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the absence of any condition in the Merger Agreement in respect of obtaining financing from any third party;

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the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

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the Company’s ability, as set out in the Merger Agreement and the Equity Commitment Letters, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements;

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the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, HoldCo will pay the Company a termination fee of US$63,000,000, and the guarantee of such payment obligation by members of the Buyer Group pursuant to the Limited Guarantees;

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the costs of regulatory compliance for public companies, including accounting, legal and other expenses incurred in connection with the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, of approximately US$3.3 million per year on a recurring basis, and the significant amount of time that the Company’s management must devote to SEC reporting and compliance;

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the possibility that China-based U.S.-listed public companies such as the Company could be delisted from U.S. stock exchanges, or be subject to other burdensome restrictions, by reason of the Holding Foreign Companies Accountable Act enacted on December 18, 2020, which purports to address perceived risks to investors in U.S. financial markets from the PRC government’s purported failure to allow audit firms, such as the Company’s independent auditor, that audit U.S.-listed companies based in China to be adequately examined by the U.S. Public Company Accounting Oversight Board pursuant to U.S. securities law; and

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the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company, and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such shareholders. These procedural safeguards include the following, which are not listed in any relative order of importance:
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the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, and the Board delegated to the Special Committee plenary authority to negotiate the transaction and attend to all related matters and processes;
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in considering the Merger, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders;

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all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) their receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and (b) their indemnification and liability insurance rights under the Merger Agreement;

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the Special Committee was assisted by its financial and legal advisors in the negotiation with the Buyer Group and the evaluation of the Merger;

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the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposal and the Transactions from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval until the Special Committee had recommended such action to the Board;

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the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

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the Special Committee regularly held meetings to consider and review the terms of the Merger Agreement and the Merger;

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the Special Committee had no obligation to recommend the authorization and approval of the Merger or any other transaction;

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under the terms of the Merger Agreement, the Company has the ability to consider any proposal regarding a Competing Proposal reasonably likely to lead to a Superior Proposal until the date on which the shareholders of the Company vote upon and authorize and approve the Merger Agreement;

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the Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company’s shareholders vote to authorize and approve the Merger Agreement and the Merger;

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the Company has the ability to terminate the Merger Agreement in connection with a Superior Proposal, subject to compliance with the terms and conditions of the Merger Agreement; and

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the availability of dissenters’ rights to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such holders to receive the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:
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the fact that the Merger Agreement is not subject to any additional approval by the Unaffiliated Security Holders;

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the fact that the Supporting Securityholders and certain other directors and executive officers of the Company have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69 for additional information);

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the fact that the Unaffiliated Security Holders will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Ordinary Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

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the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the Merger;

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the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

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the Company may be required, under certain circumstances, to pay HoldCo a termination fee of US$31,500,000 in connection with the termination of the Merger Agreement;

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the fact that the Company’s monetary remedy in the event of breach of the Merger Agreement by HoldCo, Parent or Merger Sub is limited, under certain circumstances, to the receipt from HoldCo of a termination fee of US$63,000,000, and that the Company may not be entitled to such remedy at all if, among other things, the Company’s shareholders do not approve the Merger Agreement at the extraordinary general meeting (see “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 100 and “The Merger Agreement and Plan of Merger — Termination Fees” beginning on page 101 for additional information);

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the Buyer Group’s right to not consummate the Merger in the event that 10% or more of the outstanding Ordinary Shares dissent from the Merger;

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the possibility that the Merger might not be completed and the negative impact of such a public announcement on the Company’s operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

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the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders for U.S. federal income tax purposes.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.
In reaching its conclusion regarding the fairness of the Merger to the Company’s shareholders, including the Unaffiliated Security Holders, and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered the opinion and related financial analyses presented by Duff & Phelps, among other factors. All of the material analyses as presented to the Special Committee on August 4, 2021 are summarized below under the caption “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 49. The Special Committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.
Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the Ordinary Shares as described under the caption “Market Price of the Ordinary Shares, Dividends and Other Matters — Market Price of the Ordinary Shares” beginning on page 78. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern, as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, (b) the sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.
In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, including the Unaffiliated Security Holders, and its decision to authorize and approve, and recommend the authorization and approval by the shareholders of, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption “Special Factors — Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders have interests with respect to the Merger that are, or may be, different from, and/or in addition to those of the Unaffiliated Security Holders generally, as described under the caption “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69.
Except as discussed in “Special Factors — Background of the Merger,” “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors — Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.
For the foregoing reasons, each of the Special Committee and the Board believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are substantively and procedurally fair to, and in the best interests of, the Company and its shareholders, including the Unaffiliated Security Holders.
Position of the Buyer Group as to the Fairness of the Merger
Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Members of the Buyer Group which are shareholders of the Company have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “Special Factors — Interests of Certain Persons in the Merger  —  Interests of the Members of the Buyer Group” beginning on page 69.
The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Per Share Merger Consideration to the Unaffiliated Security Holders.
Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 38, the Buyer Group believes that the Merger is substantively fair to Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
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the Per Share Merger Consideration of US$12.00 represents a 27.9% premium to the closing price of US$9.38 per Ordinary Share as quoted by the NYSE on February 8, 2021, the last trading day before the Proposal was made to the Board on February 9, 2021, and a premium of 36.8% to the volume-weighted average closing price of the Ordinary Shares during the last 30 trading days through February 8, 2021;

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the Per Warrant Merger Consideration of US$2.70 represents a premium to the trading price of the Warrants before the Proposal was made to the Board on February 9, 2021, and is more than five times of the implied value of US$0.50 per Warrant assuming an exercise price of US$12.00;

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the Ordinary Shares traded as low as US$7.00 per Ordinary Share during the 52-week period prior to the receipt of the Proposal;

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the members of the Special Committee are not officers or employees of the Company, are not affiliated with any member of the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement;

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notwithstanding that the Buyer Group may not rely upon the opinion provided by Duff & Phelps to the Special Committee on August 4, 2021, the Special Committee received an opinion from Duff & Phelps stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) in the Merger was fair to them, from a financial point of view;

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the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Security Holders;

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the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

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the Merger is not conditioned on any financing being obtained by HoldCo, Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

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the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Ordinary Shares, without incurring brokerage and other costs typically associated with market sales;

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the potential adverse effects on the Company’s business, financial condition and results of operations caused by the recent economic slowdown in the PRC and globally and challenges in the macroeconomic environment;

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the increased competition in China’s premium healthcare services industries;

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the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the Holding Foreign Companies Accountable Act;

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the availability of dissenters’ rights to the Unaffiliated Security Holders who hold their Ordinary Shares in their own names and comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow registered shareholders to receive payment of the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands; and

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the Merger Agreement requires HoldCo to pay a reverse termination fee of US$63,000,000, which is twice the amount of the termination fee payable by the Company to HoldCo if the Merger Agreement is terminated under certain circumstances.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Ordinary Shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.
The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Per Share Merger Consideration of US$12.00 is substantially higher than the net book value per Ordinary Share as of December 31, 2020 of US$8.74 (based on 131,356,980 issued and outstanding Ordinary Shares as of that date and the Renminbi to U.S. dollars exchange rate of RMB6.5 to US$1.00). See “Where You Can Find More Information” beginning on page 114 for a description of how to obtain a copy of our Annual Report.
The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger consideration to Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Ordinary Shares, the Per Share Merger Consideration of US$12.00 represents a premium to the going concern value of the Company.
The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a Merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Ordinary Shares that would enable such person to exercise control of or significant influence over the Company.
The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to Unaffiliated Security Holders.
The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
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the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, as defined under applicable NYSE rules, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•
in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;
•
all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) their receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and (b) their indemnification and liability insurance rights under the Merger Agreement;

•
the Special Committee retained independent financial advisors and legal counsels to assist it in negotiations with the Buyer Group and in its evaluation of the Merger;

•
the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•
the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•
the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

•
since the announcement of the receipt of the Proposal on February 9, 2021 and prior to the execution of the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

•
the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
the recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions;

•
the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider a bona fide written proposal or offer with respect to a Competing Proposal (as defined in the section entitled “The Merger Agreement and Plan of Merger — No Solicitation; Adverse Recommendation Change” beginning on page 93) that constitutes a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions;

•
the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the Shareholder Approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal;

•
the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands; and

•
the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.
Certain Financial Projections
The Company’s management does not, as a matter of course, make available to the public future financial projections. However, the Company’s management provided the prospective financial information set forth below for the fiscal year ended December 31, 2021 through the fiscal year ending December 31, 2030 (the “Company Projections”) to the Special Committee and Duff & Phelps, as the financial advisor to the Special Committee, who was authorized by the Special Committee to use and rely upon the Company Projections, including for purposes of its financial analyses of the Per Share Merger Consideration to be paid to the holders of the Ordinary Shares (other than holders of Excluded Shares or Dissenting Shares) in the Transactions. The Company Projections, which had been prepared based on management’s projection of the Company’s future financial performance and management’s collective best estimates and judgments as of the date provided, were prepared by the Company’s management for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or the international financial reporting standards as promulgated by the international accounting standards board (“IFRS”).
The projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, management took into account the Company’s historical performance, combined with estimates regarding net revenues, operating expenses and capital expenditures. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s services, the competitive environment, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. The main assumptions underlying the Company Projections are (in no particular order):
•
China’s overall economy will remain stable with continued recovery from COVID-19;

•
there will be no major changes in existing political, legal, fiscal and economic conditions in China;

•
there will be no material changes to government policies and regulations relating to the Company’s business and industry;

•
the growth of the healthcare service industry in China, and the overall supply and demand of private healthcare services in the Company’s addressable markets, will continue in line with management’s expectations;

•
there will be no significant changes in the competitive landscape that may adversely affect the Company;

•
the Company’s management will be able to successfully implement its strategic initiatives on continued vertical, geographic and industry expansion to generate growth;

•
the Company will be successfully ramping up its major new facilities in tier-1 cities including Beijing, Shanghai and Guangzhou;

•
the Company will continue successfully developing its various specialties (including OB/GYN, pediatrics, internal medicine, surgery, orthopedics, emergency room, family medicine, dental, ENT, dermatology and ophthalmology) for both outpatient and inpatient procedures;

•
total operating expenses as a percentage of net revenue will decrease due to economies of scale as the Company continues to grow;

•
capital expenditures would increase in line with management’s expectations due to maintenance of existing facilities and investments in technology and equipment; and

•
the Company will maintain a stable net working capital level.

The Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Company Projections.
Neither the Company’s independent registered public accounting firm, Ernst & Young Hua Ming LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Company Projections or their achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger Agreement or whether or not to exercise dissenters’ rights pursuant to Section 238 of the Cayman Islands Companies Act in respect of his, her or its Ordinary Shares.
The following table summarizes the Company Projections, which were also provided to the Buyer Group and its financial advisor:
	Company Projections
	Fiscal Year Ended December 31,
	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P
	(in RMB millions except percentage)
Out-Patient	1,842	1,988	2,172	2,350	2,526	2,699	2,867	3,042	3,227	3,423
In- Patient	1,143	1,270	1,363	1,456	1,551	1,649	1,748	1,854	1,967	2,086
Other	72	67	75	87	99	105	109	114	118	123
Net Revenue	3,057	3,325	3,610	3,892	4,176	4,453	4,725	5,010	5,312	5,632
Total Operating Expenses excluding D&A	(2,692)	(2,869)	(3,059)	(3,256)	(3,446)	(3,640)	(3,827)	(4,020)	(4,222)	(4,436)
Growth	28.6%	6.6%	6.6%	6.4%	5.8%	5.6%	5.1%	5.0%	5.0%	5.1%
Adjusted EBITDA	365	456	551	637	730	813	897	990	1,090	1,197
Margin %	11.9%	13.7%	15.3%	16.4%	17.5%	18.3%	19.0%	19.8%	20.5%	21.2%
D&A	(218)	(240)	(251)	(254)	(266)	(231)	(244)	(256)	(269)	(282)
Adjusted EBIT	147	216	300	383	465	582	653	734	820	914
Margin	4.8%	6.5%	8.3%	9.8%	11.1%	13.1%	13.8%	14.6%	15.4%	16.2%
Total Capital Expenditures	(395)	(135)	(135)	(140)	(150)	(160)	(160)	(168)	(177)	(186)
% of Net Revenue	(12.9)%	(4.1)%	(3.8)%	(3.6)%	(3.6)%	(3.6)%	(3.4)%	(3.4)%	(3.3)%	(3.3)%
Net Working Capital	(593)	(645)	(699)	(753)	(807)	(860)	(912)	(966)	(1,024)	(1,086)
% of Net Revenue	(19.4)%	(19.4)%	(19.4)%	(19.3)%	(19.3)%	(19.3)%	(19.3)%	(19.3)%	(19.3)%	(19.3)%
The Special Committee’s financial advisor reviewed certain financial analyses that were based, in part, on the Company Projections; for additional information regarding such analyses, see “Discussion Materials prepared by Duff & Phelps, A Kroll Business operating as Kroll, LLC for discussion with the Special

Committee of the board of directors of the Company, dated August 4, 2021” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 49.
The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with IFRS. See “Financial Information — Selected Historical Financial Information” beginning on page 106.
The financial projections and forecasts included in this proxy statement are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 112 and “Item 3. Key Information — D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, incorporated by reference into this proxy statement.
For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee (or its financial advisor) or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.
NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE COMPANY PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.
BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS FINANCIAL PROJECTIONS AND FORECASTS INCLUDED IN THE COMPANY PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.
Opinion of the Special Committee’s Financial Advisor
In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
the Company’s annual reports and audited financial statements on (i) Form 10-K filed with the SEC for the year ended December 31, 2018 and (ii) Form 20-F filed with the SEC for the years ended December 31, 2019 and December 31, 2020;

b.
the Company’s unaudited interim financial statements on (i) Form 8-K filed with the SEC for the three months ended March 31, 2019 and (ii) Form 6-K filed with the SEC for the three months ended March 31, 2020;

c.
the Company’s unaudited interim financial statements for the three months ended March 31, 2021, provided by the management of the Company;

d.
certain unaudited and segment financial information for the Company for the years ended December 31, 2018 through December 31, 2020 and for the three months ended March 31, 2019, March 31, 2020 and March 31, 2021, each provided by the management of the Company;

e.
the Company Projections, which is a detailed financial projection model for the Company for the years ending December 31, 2021 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

f.
other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

g.
a letter dated July 30, 2021 from the management of the Company, which made certain representations as to historical financial information for the Company, the Company Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

h.
a draft of the Merger Agreement dated as of August 3, 2021;

i.
a draft of the Interim Investors Agreement dated as of August 3, 2021; and

j.
a draft of the Support Agreement dated as of August 3, 2021.

(the documents listed in items (h)-(j) above, collectively, the “Transaction Documents”).
2.
Discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

3.
Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.
Reviewed the historical trading price and trading volume of the Ordinary Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Company Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.
Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Merger;

5.
Assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based proves to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.
Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the Merger.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (b) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (c) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Ordinary Shares (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation.
Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps’ opinion (a) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (b) does not address any transaction related to the Merger; (c) is not a recommendation as to how the Special Committee, the Board or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; (d) does not indicate that the merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the merger consideration is within a range suggested by certain financial analyses, and (e) does not address the fairness of the consideration to be received by holders of Warrants in the Merger. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the Engagement Letter among Duff & Phelps, Duff & Phelps Securities, LLC, the Company and the Special Committee dated March 13, 2021. Duff & Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Summary of Financial Analysis
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Discounted Cash Flow Analysis
Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2021 through December 31, 2030, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Company Projections, which are described in this proxy statement in the section entitled “Special Factors — Certain Financial Projections” beginning on page 47. The costs associated with the Company being a publicly listed company, as provided by the management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2030 (the “Terminal Value”) using a perpetuity growth formula assuming a 5.00% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 9.50% to 10.50%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB9,570.00 million to RMB12,220.00 million.
Selected Public Companies and Merger and Acquisition Transactions Analyses
Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.
The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.
Selected Public Companies Analysis.   Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in recruitment industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The ten companies included in the selected public company analysis in the healthcare service industry were:
Asia Healthcare Service Companies
•
IHH Healthcare Berhad

•
Bangkok Dusit Medical Services Public Co. Ltd.

•
Jinxin Fertility Group Limited

•
Hygeia Healthcare Holdings Co., Limited

•
Bumrungrad Hospital Public Co. Ltd.

•
Raffles Medical Group Ltd

Ex-Asia Healthcare Service Companies
•
HCA Healthcare, Inc.

•
Select Medical Holdings Corporation

•
Mediclinic International plc

•
Life Healthcare Group Holdings Limited

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021, 2022 and 2023 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses) and include share-based compensation.
COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN					EBIT MARGIN
Company Name	2-YR CAGR	LTM	2021	2022	2023	2-YR CAGR	LTM	2021	2022	2023	3-YR AVG	LTM	2021	2022	2023	3-YR AVG	LTM	2021	2022	2023
Asia Healthcare Service Companies
IHH Healthcare Berhad	7.9%	-6.9%	12.9%	11.3%	7.7%	1.0%	-6.9%	23.2%	13.1%	6.1%	20.3%	20.1%	20.7%	21.0%	20.7%	12.9%	12.8%	14.6%	15.3%	16.2%
Bangkok Dusit Medical Services Public Co. Ltd.	-6.2	-21.4	5.3	11.5	11.1	-8.9	-29.3	14.4	13.8	12.5	20.4	18.9	21.5	22.0	22.3	12.8	9.8	12.9	14.0	14.6
Jinxin Fertility Group Limited	24.4	-13.5	26.2	21.4	19.6	-0.3	-45.5	69.3	46.6	33.5	32.2	23.3	31.2	37.7	42.1	27.0	16.7	23.3	29.8	34.2
Hygeia Healthcare Holdings Co., Limited	35.3	29.1	52.7	40.7	32.8	65.7	59.0	61.5	32.9	35.9	22.9	27.7	29.3	27.7	28.3	17.4	22.7	25.9	25.2	26.4
Bumrungrad Hospital Public Co. Ltd.	-18.1	-38.8	4.0	27.5	11.4	-36.8	-67.3	8.2	60.1	19.7	28.6	15.8	21.3	26.8	28.8	21.2	5.2	11.4	19.6	21.7
Raffles Medical Group Ltd	7.8	32.0	17.7	5.3	7.4	-2.7	89.8	20.8	3.9	6.5	18.4	20.3	17.0	16.8	16.7	14.4	16.7	13.3	13.2	13.3
Group Median	7.8%	-10.2%	15.3%	16.5%	11.2%	-1.5%	-18.1%	22.0%	23.4%	16.1%	21.6%	20.2%	21.4%	24.4%	25.3%	15.9%	14.7%	13.9%	17.4%	19.0%
Ex-Asia Healthcare Service Companies
HCA Healthcare, Inc.	5.1%	1.9%	11.9%	4.7%	4.9%	5.5%	13.5%	20.2%	3.1%	2.6%	19.2%	20.4%	20.7%	20.4%	19.9%	14.1%	15.2%	15.9%	15.5%	15.0%
Select Medical Holdings Corporation	4.3	2.2	6.4	4.2	6.3	4.8	2.8	25.6	3.5	10.1	12.4	12.7	14.6	14.5	15.0	8.5	9.1	12.3	12.0	12.4
Mediclinic International plc	1.1	-2.9	3.0	3.7	2.5	-13.2	-26.2	36.8	10.4	4.4	15.0	12.2	16.2	17.3	17.6	9.5	6.9	9.2	10.4	10.7
Life Healthcare Group Holdings Limited	3.8	0.2	3.4	7.0	6.5	-15.1	-40.0	28.2	20.2	10.0	20.5	13.6	19.5	21.9	22.6	13.4	6.6	11.3	14.2	15.0
Group Median	4.1%	1.0%	4.9%	4.5%	5.6%	-4.2%	-11.7%	26.9%	6.9%	7.2%	17.1%	13.2%	17.9%	18.8%	18.8%	11.5%	8.0%	11.8%	13.1%	13.7%
Aggregate Mean	6.5%	-1.8%	14.3%	13.7%	11.0%	0.0%	-5.0%	30.8%	20.8%	14.1%	21.0%	18.5%	21.2%	22.6%	23.4%	15.1%	12.2%	15.0%	16.9%	17.9%
Aggregate Median	4.7%	-1.3%	9.2%	9.1%	7.6%	-1.5%	-16.5%	24.4%	13.5%	10.0%	20.3%	19.5%	20.7%	21.5%	21.5%	13.7%	11.3%	13.1%	14.8%	15.0%

New Frontier Health Corporation	4.8%	8.0%	35.2%	8.8%	8.5%	38.2%	NM	106.8%	16.4%	20.8%	6.6%	12.6%	12.8%	13.7%	15.3%	-1.1%	4.7%	5.7%	6.5%	8.3%

Notes:
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EBIT = Earnings Before Interest and Taxes

	MARKET DATA					ADJUSTED ENTERPRISE VALUE AS MULTIPLE OF
Company Name	Common Stock Price (Primary) on 8/2/2021	% of 52-Week High	Market Capitalization	Adjusted Enterprise Value	LTM EBITDAR	2021 EBITDAR	2022 EBITDAR	2023 EBITDAR	LTM EBITR	2021 EBITR	2022 EBITR	2023 EBITR	LTM Revenue
Asia Healthcare Service Companies
IHH Healthcare Berhad	$1.35	97.6%	$11,885	$14,095	19.2x	16.9x	15.0x	14.1x	28.4x	23.0x	19.8x	17.5x	4.32x
Bangkok Dusit Medical Services Public Co. Ltd.	0.69	91.9	10,904	10,972	28.7	22.7	20.0	17.7	53.5	37.2	30.9	26.7	5.62
Jinxin Fertility Group Limited	1.83	58.1	4,457	4,169	73.2	44.3	30.6	23.1	98.4	57.9	38.1	28.1	18.89
Hygeia Healthcare Holdings Co., Limited	9.83	69.5	6,075	5,687	92.9	57.6	43.3	31.9	NM	64.9	47.5	34.1	26.21
Bumrungrad Hospital Public Co. Ltd.	3.64	83.0	2,895	2,700	50.0	31.8	19.9	16.6	NM	58.7	27.1	22.0	8.09
Raffles Medical Group Ltd	1.05	96.6	1,961	1,969	17.9	20.8	20.0	18.7	21.4	25.8	24.5	22.7	3.97
Group Median		87.5%	$5,266	$4,928	39.4x	27.2x	20.0x	18.2x	40.9x	47.5x	29.0x	24.7x	6.85x
Ex-Asia Healthcare Service Companies
HCA Healthcare, Inc.	$251.00	98.6%	$80,356	$115,681	9.9x	8.9x	8.6x	8.4x	12.9x	11.3x	11.1x	10.9x	2.20x
Select Medical Holdings Corporation	39.34	90.2	5,305	9,847	9.4	8.2	7.9	7.2	11.7	9.2	9.0	8.3	1.74
Mediclinic International plc	3.99	82.2	2,939	5,860	10.2	7.6	7.0	6.7	16.4	12.6	11.0	10.5	1.41
Life Healthcare Group Holdings Limited	1.65	84.4	2,403	3,507	12.9	9.1	7.7	7.0	24.1	15.1	11.4	10.2	1.94
Group Median		87.3%	$4,122	$7,854	10.0x	8.5x	7.8x	7.1x	14.7x	11.9x	11.0x	10.3x	1.84x
Aggregate Mean	85.2%	$12,918	$17,449	32.4x	22.8x	18.0x	15.1x	33.3x	31.6x	23.0x	19.1x	7.44x
Aggregate Median	87.3%	$4,881	$5,774	18.6x	18.8x	17.4x	15.4x	22.8x	24.4x	22.2x	19.7x	4.14x

Notes:
LTM = Latest Twelve Months
Adjusted Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases + Pensions & Post-Retirement Employee Obligations + Other Debt Equivalent Adjustments + Preferred Stock + Non-Controlling Interest] — [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]
EBITDAR = For US GAAP companies, represents EBITDA plus Rent Expense. For IFRS/non-US GAAP companies (post-IFRS 16 adoption), represents EBITDA plus Depr. of ROU Asset; rent expenses related to variable leases not capitalized on the balance sheet are not added back to arrive at EBITDAR for non-US GAAP companies.
EBITR = For US GAAP companies, represents EBIT plus Rent Expense. For IFRS/non-US GAAP companies (post-IFRS 16 adoption), represents EBIT plus Depr. of ROU Asset; rent expenses related to variable leases not capitalized on the balance sheet are not added back to arrive at EBITR for non-US GAAP companies.
Selected M&A Transactions Analysis.   Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM revenue multiples ranging from 0.60x to 5.51x with a median of 2.33x, enterprise value to LTM EBITDA multiples ranging from 8.5x to 72.7x with a median of 12.3x, enterprise value to LTM EBIT multiples ranging from 13.3x to 71.7x with a median of 20.1x.
The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
6/16/2021	5 hospitals of Tenet Healthcare Corporation	Steward Health Care System LLC	$1,100	$933	$122	NA	13.1%	1.18x	9.0x	NA
5/26/2021	Spire Healthcare Group plc	Ramsay Health Care (UK) Limited	$2,868	$1,274	$223	$92	17.5%	2.25x	12.9x	31.0x
2/28/2020	RHÖN-KLINIKUM Aktiengesellschaft	Asklepios Kliniken GmbH & Co. KGaA	$1,184	$1,716	$94	$17	5.5%	0.69x	12.6x	71.7x
7/23/2018	LifePoint Health, Inc.	RCCH HealthCare Partners	$5,598	$6,239	$661	$316	10.6%	0.90x	8.5x	17.7x
7/13/2018	Fortis Healthcare Limited	Northern Tk Venture Pte Ltd	$2,169	$649	$30	$1	4.6%	3.34x	72.7x	NM
7/13/2018	Capio AB	Ramsay Générale de Santé SA	$1,405	$255	$124	$59	48.7%	5.51x	11.3x	23.8x
5/14/2018	Healthscope Limited	Brookfield Capital Partners Ltd.; Brookfield Business Partners L.P.	$4,014	$1,726	$282	$200	16.3%	2.33x	14.3x	20.1x
12/19/2017	Kindred Healthcare, Inc. (nka:Kindred Healthcare, LLC)	TPG Capital, L.P.; Welsh, Carson, Anderson & Stowe; Humana Inc.	$4,172	$6,996	$454	$314	6.5%	0.60x	9.2x	13.3x
5/10/2017	Surgery Partners, Inc.	Bain Capital Private Equity, LP	$2,787	$1,139	$251	$210	22.0%	2.45x	11.1x	13.3x
5/1/2017	Four Hospitals Owned by Tenet Healthcare Corporation (NYSE:THC)	HCA Holdings, Inc. (nka:HCA Healthcare, Inc.)	$750	$575	$80	NA	13.9%	1.30x	9.4x	NA
1/9/2017	Surgical Care Affiliates, Inc. (nka:SCAI Holdings, LLC)	Optum, Inc.	$4,169	$1,259	$340	$251	27.0%	3.31x	12.3x	16.6x
12/14/2016	Al Zahra Hospital Sharjah	NMC Healthcare L.L.C.	$560	$130	$43	NA	33.4%	4.30x	12.9x	NA
6/6/2016	iKang Healthcare Group, Inc.	Yunfeng Capital; Alibaba Investment Limited	$1,579	$535	$91	$48	17.0%	2.95x	17.4x	32.8x

Mean	2.39x	16.4x	26.7x
Median	2.33x	12.3x	20.1x

Summary of Selected Public Companies / M&A Transactions Analyses
In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDAR ending December 31, 2023. The projected EBITDAR were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses). Duff & Phelps’ selected valuation multiples were as follows: projected fiscal 2023 EBITDAR multiple ranged from 6.70x to 31.90x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgement, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the selected M&A transactions analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of RMB10,580.00 million to RMB13,640.00 million.
Summary of Discounted Cash Flow Analysis and Selected Public Companies / M&A Transactions Analyses
The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB9,570.00 million to RMB12,220.00 million while from its public companies analysis was RMB10,580.00 million to RMB13,640.00 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB10,080.00 million to RMB12,930.00 million based on the analyses described above.
Based on the concluded enterprise value, Duff & Phelps estimated the range of equity value of the Company to be RMB8,512.15 million to RMB13,359.35 million by:
•
adding proceeds from exercise of in-the-money options and warrants of RMB107.82 million to RMB 2,105.01 million;

•
adding cash and cash equivalents of RMB610.80 million;

•
adding long-term investments of RMB1.00 million;

•
adding other non-current assets of RMB77.00 million;

•
adding working capital surplus of RMB56.50 million;

•
subtracting interest-bearing borrowings of RMB2,065.30 million;

•
subtracting other payables of RMB140.66 million;

•
subtracting amounts due to related parties of RMB10.31 million; and

•
subtracting non-controlling interest of RMB204.69 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each Ordinary Share to range from US$9.74 to US$12.75.
Summary of Financial Analysis
Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Ordinary Shares (other than the Excluded Shares and Dissenting Shares) in the Merger was within the range of the per Ordinary Share value indicated by its analyses.
Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$800,000, consisting of a nonrefundable retainer of US$400,000 payable upon engagement, and US$400,000 payable upon Duff & Phelps delivering its opinion to the Special Committee in writing.
No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion.
The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements.
Purposes of and Reasons for the Merger
The Buyer Group
Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express their reasons for the Merger to the Company’s Unaffiliated Security Holders.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the member of the Buyer Group, the purpose of the Merger is to enable HoldCo to acquire 100% of the Company, in a transaction in which the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive US$12.00 per Ordinary Share in cash without interest, and the Warrants (other than the Excluded Warrants) will be cancelled in exchange for the right to receive US$2.70 per Warrant in cash without interest, and, to the extent the holder thereof has timely provided consent to the Warrant Amendment and has not revoked such consent prior to the applicable deadline, a consent fee of US$0.30 in cash per Warrant without interest, so HoldCo will bear the rewards and risks of the sole ownership of the Company after the Ordinary Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow NFPH, together with its affiliates, to maintain a leadership role with the Surviving Company, as further described in this proxy statement under the section entitled “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group.” The members of the Buyer Group decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately held company as described below and because the Buyer Group was able to obtain committed debt and equity financing in connection with the Merger.
The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial business combination and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.
The Supporting Securityholders decided to participate in the going-private transaction by rolling over their Rollover Shares (as defined in the Support Agreement) because they wish to retain their investment in the Surviving Company after the closing of the Merger and participate in the future prospects of the Surviving Company through such investment. The Supporting Securityholders did not consider alternative transaction structures other than the going-private transaction which was initiated by the Buyer Group and negotiated between the Company and the Buyer Group.
The Company
The Company’s purpose for engaging in the Merger is to enable its shareholders to receive US$12.00 per Ordinary Share in cash without interest, which represents a premium of 27.9% over the closing price of US$9.38 per Ordinary Share on February 8, 2021, the last trading day prior to the date that the Company received the going-private proposal from the Buyer Group, and a premium of 36.8% over the volume-weighted average closing price of the Ordinary Shares during the 30 trading days through February 8, 2021. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “— Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company
Private Ownership
The Ordinary Shares are currently listed on the NYSE under the symbol “NFH” and the Warrants are currently listed on the NYSE under the symbol “NFH WS”. It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain members of the Buyer Group. Following the completion of the Merger, the Ordinary Shares and Warrants will cease to be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the Ordinary Shares and Warrants in the public market will no longer be available. In addition, registration of the Ordinary Shares and Warrants under the Exchange Act may be terminated upon the Company’s application to the SEC if the Ordinary Shares and Warrants are not listed on a national securities exchange and there are fewer than 300 record holders thereof. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the Ordinary Shares and Warrants under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders and warrantholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.
Upon completion of the Merger, each issued and outstanding Ordinary Share (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$12.00 in cash without interest, in accordance with the terms and conditions set forth in the Merger Agreement. At the Effective Time, (a) certain Ordinary Shares held by the Rollover Securityholders will be cancelled and cease to exist in exchange for the right of each such holder or its designated entities to receive a corresponding amount of equity securities of HoldCo, (b) Ordinary Shares held by HoldCo, Parent, Merger Sub, the Company or any of their direct or indirect subsidiaries will be cancelled and cease to exist without consideration or distribution therefor, and (c) the Dissenting Shares will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders of the Company, other than the Rollover Securityholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the Merger. Therefore, the Company’s shareholders other than the Rollover Securityholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, the Company’s current shareholders other than the Rollover Securityholders, will not be exposed to the risk of loss in relation to their investment in the Company.
Upon completion of the Merger, each issued and outstanding Warrant (other than the Excluded Warrant) will be cancelled in exchange for the right to receive US$2.70 per Warrant in cash without interest, in accordance with the terms and conditions set forth in the Merger Agreement and the Warrant Agreement (as amended by the Warrant Amendment). In addition, in respect of each Warrant for which the holder thereof has timely provided consent to the Warrant Amendment and has not revoked such consent prior to the Warrantholder Consent Deadline, the holder of such Warrant will have the right to receive, for each such Warrant, a consent fee of US$0.30 in cash without interest. At the Effective Time, each Excluded Warrant will be cancelled and cease to exist without consideration.
At the Effective Time, (a) each Company Option, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, an option to purchase the same number of shares of HoldCo as the total number of the Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the applicable exercise price underlying the Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms); and (b) each Company RSU Award, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of shares of HoldCo as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms).
For the maximum amount of cash payments to be received by our directors and executive officers in respect of their Ordinary Shares and Warrants upon the completion of the Merger, see “— Interests of Certain Persons in the Merger — Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 69.
Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company
At the Effective Time, the current memorandum and articles of association of the Company will be replaced by their deletion in their entirety and the substitution in their place of the memorandum and articles of association in the form attached to the Plan of Merger. In addition, the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company upon the Effective Time and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by HoldCo prior to the Effective Time.
Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
the receipt by such security holders of US$12.00 per Ordinary Share in cash, representing a premium of 27.9% over the closing price of US$9.38 per Ordinary Share on February 8, 2021, the last trading day prior to the date that the Company received the going-private proposal from NFPH and certain members of the Buyer Group, and a premium of 36.8% over the volume-weighted average closing price of the Ordinary Shares during the 30 trading days through February 8, 2021; and

•
the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Ordinary Shares, if any; and

•
in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and non-U.S. tax laws; as a result, a U.S. Holder of the Ordinary Shares or Warrants who receives cash in exchange for all of such U.S. Holder’s Ordinary Shares or Warrants in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Ordinary Shares or Warrants. It is unclear whether the amount of Per Warrant Consent Fee will be taxable as ordinary income or as part of the amount realized on the sale of Warrants. Additional adverse consequences will also result if the Company is or was a passive foreign investment company for U.S. federal income tax purposes for any taxable year during an investor’s holding period. See “Special Factors — Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Rules” beginning on page 75 for additional information.

The primary benefits of the Merger to the Buyer Group include the following:
•
If the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to HoldCo.

•
The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

•
The management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•
The management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•
The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

•
There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company has estimated that no longer being subject to such filings and compliance requirements will result in a saving of direct costs of approximately US$3.3 million per year on a recurring basis. The Buyer Group will be able to enjoy the benefit of such cost savings, while the Unaffiliated Security Holders do not and will not share the benefit of any such cost savings.

The primary detriments of the Merger to the Buyer Group include the following:
•
All of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by HoldCo.

•
The business risks facing the Company, including increased competition and government regulation, will be borne by HoldCo.

•
An equity investment in the Surviving Company by HoldCo following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

•
The Company will bear substantially more debt than it currently has.

•
Following the Merger, the benefits of there being a trading market for the Surviving Company’s equity securities, including the use of the publicly traded equity as currency in acquisitions or to incentivize key employees, will no longer be available.

Effects of the Merger on the Company’s Net Book Value and Net Earnings
This section contains translations between Renminbi and U.S. dollars at a rate of RMB6.5 to US$1.00 for the convenience of the reader.
After the closing of the Merger, each member of the Buyer Group will have an indirect interest in the Company’s net book value and net earnings in proportion to such member’s ownership interest in HoldCo, which will wholly own the Surviving Company. The Company’s net losses attributable to the Company’s ordinary shareholders for the fiscal year ended December 31, 2020 was approximately US$77.78 million, and its net book value as of December 31, 2020 was approximately US$1.15 billion.
The table below sets forth the indirect beneficial interest in the Company’s net book value and net earnings for each member of the Buyer Group before and after the Merger, based on the historical net book value and net losses of the Company as of and for the fiscal year ended December 31, 2020.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Losses		Net Book Value		Net Losses
Name	$’000%		$’000%		$’000%		$’000%
NFPH(3)	140,169	12.21	9,497	12.21	93,545	8.15	6,338	8.15
SHH	3,903	0.34	264	0.34	3,701	0.32	251	0.32
Carnival	24,452	2.13	1,657	2.13	17,832	1.55	1,208	1.55
Max Rising	12,283	1.07	832	1.07	8,916	0.78	604	0.78
Mr. Ying Zeng	1,837	0.16	124	0.16	1,384	0.12	94	0.12
HMJ	0	0.00	0	0.00	184,467	16.07	12,498	16.07
HMJ II	0	0.00	0	0.00	7,456	0.65	505	0.65
HMJ III	0	0.00	0	0.00	40,351	3.51	2,734	3.51
Vivo LP	124,556	10.85	8,439	10.85	117,239	10.21	7,943	10.21
NF SPAC	67,961	5.92	4,605	5.92	58,620	5.11	3,972	5.11
Sun Hing	15,613	1.36	1,058	1.36	9,838	0.86	667	0.86
NFGHL	2,433	0.21	165	0.21	0	0.00	0	0.00
Shimao	54,874	4.78	3,718	4.78	0	0.00	0	0.00
Aspex Fund	36,850	3.21	2,497	3.21	33,460	2.91	2,267	2.91
AMF-7	0	0.00	0	0.00	17,080	1.49	1,157	1.49
CEO Filing Persons	58,432	5.09	3,959	5.09	29,439	2.56	1,995	2.56
ADS	33,291	2.90	2,256	2.90	25,825	2.25	1,750	2.25
Yunqi	19,860	1.73	1,346	1.73	20,496	1.79	1,389	1.79
Hysan	26,174	2.28	1,773	2.28	24,596	2.14	1,666	2.14
MAYO	20,319	1.77	1,377	1.77	6,832	0.60	463	0.60
Smart Will	20,664	1.80	1,400	1.80	17,422	1.52	1,180	1.52
LY	11,939	1.04	809	1.04	9,223	0.80	625	0.80
Fosun	81,851	7.13	5,546	7.13	77,066	6.71	5,222	6.71
Star Advantage	1,837	0.16	124	0.16	1,025	0.09	69	0.09
Golden Majestic	2,411	0.21	163	0.21	1,025	0.09	69	0.09
Apex Strategic	8,380	0.73	568	0.73	4,782	0.42	324	0.42
Junson	12,628	1.10	856	1.10	8,419	0.73	570	0.73
GS Filing Persons	0	0.00	0	0.00	102,482	8.93	6,944	8.93
Warburg Pincus	0	0.00	0	0.00	102,482	8.93	6,944	8.93
Proprium	0	0.00	0	0.00	27,328	2.38	1,852	2.38
Efunds	0	0.00	0	0.00	34,161	2.98	2,315	2.98
Gaorong Funds	0	0.00	0	0.00	20,496	1.79	1,389	1.79
Pleiad Funds	0	0.00	0	0.00	20,496	1.79	1,389	1.79
NewQuest	0	0.00	0	0.00	20,496	1.79	1,389	1.79

(1)
Ownership percentages prior to the Merger are based on 131,847,694 Ordinary Shares issued and outstanding as of the date of this proxy statement and assume that all of the Warrants and/or Company Options held by the member of the Buyer Group, or as to which the member of the Buyer Group may be deemed the beneficial owner, have been exercised.

(2)
Ownership percentages after the Merger does not take into account any warrants or options held by the member of the Buyer Group, or as to which the member of the Buyer Group may be deemed the beneficial owner.

(3)
Ordinary Shares over which NFPH holds a power to vote but does not hold dispositive power are excluded.

Plans for the Company after the Merger
Following the completion of the Merger, HoldCo will indirectly own 100% of the equity interest in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will (a) cease to be a publicly traded company and will instead be a wholly owned subsidiary of HoldCo and (b) have substantially more debt than it currently has. The increase in debt for the Company following the completion of the Merger reflects the proposed borrowing of up to the RMB equivalent of US$200 million under the Senior Secured Term Facility (as defined in the section entitled “Special Factors — Financing of the Merger — Debt Financing” beginning on page 66 as part of the financing of the funds necessary to complete the Merger and the related transactions at the time of closing of the Merger, including for the payment of the Merger consideration to the Unaffiliated Security Holders. Although the borrower under the Senior Secured Term Facility as of the date of the definitive documents governing such credit facility will be Merger Sub, upon the completion of the Merger, the Surviving Company will become the borrower and will assume all the rights and obligations of the borrower under the Senior Secured Term Facility, including, amongst others, the payment obligations in respect of principal, interest and other amounts due and payable under such credit facility.
Following the completion of the Merger and the anticipated deregistration of the Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Except as set forth in this proxy statement and transactions already under consideration by the Company, the members of the Buyer Group do not have any current plans, proposals or negotiations that relate to or would result in any of the following:
•
an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•
the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•
any other material changes in the Company, including with respect to the Company’s corporate structure or business.

However, the members of the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The members of the Buyer Group expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.
Alternatives to the Merger
The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on February 25, 2021, in response to the receipt of the preliminary non-binding going-private proposal letter from NFPH and certain members of the Buyer Group on February 9, 2021. In light of (a) the Buyer Group’s express intention not to sell Ordinary Shares owned by the Buyer Group to any third party and the Buyer Group’s beneficial ownership of approximately 58.43% of the issued and outstanding Ordinary Shares (excluding (i) the Ordinary Shares that the Supporting Securityholders may hold a power to vote but do not hold dispositive power and (ii) the Warrants and Company Options held by the Supporting Securityholders), and (b) the fact that since the Company’s receipt of the proposal letter from the Buyer Group on February 9, 2021, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Ordinary Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group. The Special Committee also took into account that prior to the receipt of Shareholder Approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal, subject to the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).
In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the Per Share Merger Consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.
Effects on the Company if the Merger Is Not Completed
If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their Ordinary Shares pursuant to the Merger Agreement, nor will the warrantholders of the Company receive any payment for their Warrants pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the Ordinary Shares and Warrants will continue to be listed and traded on the NYSE (provided that the Company continues to meet the NYSE’s listing requirements), and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and warrantholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares and Warrants. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Ordinary Shares and Warrants, including the risk that the market price of the Ordinary Shares and Warrants may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.
Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay HoldCo a termination fee in an amount equal to US$31,500,000, or HoldCo may be required to pay the Company a termination fee in an amount equal to US$63,000,000, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees” beginning on page 101.
If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.
Financing of the Merger
The Company and the members of the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$0.78 billion as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the members of the Buyer Group did not consider the value of the Excluded Shares or the Excluded Warrants. This amount includes the cash to be paid to the shareholders of the Company and the holders of the Warrants (other than the Rollover Securityholders with respect to their Rollover Shares and/or Rollover Warrants), as well as the related costs and expenses, in connection with the Transactions, including the Merger.
The members of the Buyer Group expect to provide this amount through a combination of (a) cash contributions contemplated by the Equity Commitment Letters and (b) the proceeds from the Senior Secured Term Facility.
Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will provide equity financing in an aggregate amount of up to approximately US$785.0 million to Merger Sub to complete the Merger.
Under the terms and subject to the conditions of the Facilities Agreement, the Lenders have agreed to provide senior secured term facilities in an aggregate principal amount of the RMB equivalent of US$200,000,000 to Merger Sub. Merger Sub expects to borrow up to an aggregate of RMB equivalent of US$200,000,000 of senior secured term loans to finance, amongst others, the Merger.
Equity Financing
Pursuant to the Equity Commitment Letters, the Sponsors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of HoldCo, at or prior to the Effective Time, for aggregate cash consideration of up to approximately US$785.0 million.
The amount of each Sponsor’s equity commitment under its Equity Commitment Letter is approximately US$150.0 million by GS Filing Persons, US$150.0 million by Warburg Entities, US$270.0 million by Unicorn Holding Partners LP, US$40.0 million by Proprium Fund, US$50.0 million by Efunds, US$30.0 million by Gaorong Funds, US$30.0 million by Pleiad Funds, US$25.0 million by Aspex Fund, US$10.0 million by Yunqi and US$30.0 million by NewQuest, with such funds to be used by HoldCo solely for the purpose of funding such amounts required pursuant to the Merger Agreement and paying fees and expenses incurred in connection with the Transactions.
The funding of each Sponsor’s equity commitment under its Equity Commitment Letter is conditioned upon (a) the terms and conditions of the Equity Commitment Letter, (b) the satisfaction in full or waiver of the conditions to the obligations of HoldCo, Parent and Merger Sub to complete the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (c) either the substantially contemporaneous consummation of the closing of the Merger or the Company obtaining, in accordance with the Merger Agreement, a final and non-appealable order requiring HoldCo, Parent and Merger Sub to cause the equity financing under the Equity Commitment Letters to be funded and to consummate the closing of the Merger, (d) the substantially contemporaneous funding to HoldCo of the contributions contemplated by the other Equity Commitment Letters which shall not have been modified in any manner adverse to the Sponsor without the Sponsor’s prior written consent and (e) the substantially contemporaneous funding of the debt financing described below and/or any alternative financing (if applicable) in accordance with the terms thereof.
The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the satisfaction in full of such obligation at or prior to the closing of the Merger, (d) the assertion by the Company or any of its affiliates, directly or indirectly, in any litigation or other action of any claim (whether in tort, contract or otherwise) against such Sponsor, any Non-Recourse Party (as defined in the Limited Guarantees), HoldCo, Parent, Merger Sub or any other Sponsors, as applicable, relating to the Equity Commitment Letters, the Limited Guarantees, the Merger Agreement, the Support Agreement, or any of the transactions contemplated thereby (other than (i) a claim seeking an order of specific performance or other equitable relief to cause the funding of the equity commitment of such Sponsor and/or the funding of the equity commitment of any other Sponsor under other Equity Commitment Letters or (ii) a claim seeking an order of specific performance or other equitable relief against HoldCo, Parent or Merger Sub in accordance with the Merger Agreement), and (e) the assertion by the Company or any of its affiliates, in any proceedings or other action of any claim, that the relevant cap on such Sponsor’s aggregate liabilities or pro rata percentage of the cap, or the relevant caps of other Sponsors in their respective Equity Commitment Letters on their respective liabilities is illegal, invalid or unenforceable in whole or in part.
The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring HoldCo to enforce the equity commitments. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to any of such Sponsor’s affiliates, limited partners of such Sponsor or such Sponsor’s affiliates, or any affiliated investment fund or investment vehicle sponsored, advised or managed by the general partner or the investment manager of such Sponsor or any of such Sponsor’s affiliates thereof so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.
Debt Financing
In order to finance, amongst others, a portion of the considerations payable for the Merger and the transaction expenses thereof, Merger Sub entered into the Facilities Agreement. Pursuant to the Facilities Agreement, the Lenders have agreed, upon the terms and subject to the conditions of the Facilities Agreement, to provide a senior secured credit facility with a final maturity date of December 17, 2028 to Merger Sub in an aggregate principal amount equal to the RMB equivalent of US$200,000,000 (the “Senior Secured Term Facility”). The terms of the existing facility granted to NF Unicorn Chindex Holding Limited (the “Existing Facility”) will survive the Merger, and certain of its terms (including its amortization schedule and financial covenants) will be amended and restated pursuant to an amendment and restatement deed (the “Existing Facility Amendment Deed”) to cater for the Merger and the Facilities Agreement, and no mandatory prepayment will be required for the Existing Facility to survive.
The proceeds of the Senior Secured Term Facility are expected to be applied to partially finance, amongst others, the considerations payable for the Merger and the transaction expenses relating thereto.
Under the Facilities Agreement, the Senior Secured Term Facility is denominated and will be funded in offshore RMB. Given that substantially all of the Surviving Company’s revenue and expenses are denominated in RMB, the Senior Secured Term Facility is not expected to create currency exposure after completion of the Merger. The Senior Secured Term Facility will be subject to amortization commencing from 17 June 2022. The interest rate for the Senior Secured Term Facility is set at the aggregate of (a) the loan prime rate published by the National Interbank Funding Center of the PRC for RMB loans with a term of 5 years or longer, as published in December of the immediately preceding calendar year (which, as at the date of the Facilities Agreement, was 4.65% per annum), and (b) a margin of a negative rate of 0.5% per annum. As of the date of the Facilities Agreement, the interest rate of the Senior Secured Term Facility was 4.15% per annum. In addition, an arrangement fee of 1.25% per annum accrues on the Senior Secured Term Facility.
The commitment of the Lenders under the Facilities Agreement will, among other things, automatically expire upon the occurrence of the earlier of (a) December 1, 2024, and (b) the date that falls on the first anniversary of the Merger Payment Completion Date (as defined in the Facilities Agreement), unless otherwise extended from time to time with the consent of the Lenders.
Under the terms of the Facilities Agreement, the Lenders will benefit from, amongst other things, guarantee and security set out therein. The Facilities Agreement also contains certain mandatory prepayment requirements, customary representations and warranties, information undertakings, financial covenants, and general undertakings.
A copy of the Facilities Agreement and the Existing Facility Amendment Deed is filed as Exhibit (b)-(1) and Exhibit (b)-(2) to the Company’s transaction statement on Schedule 13E-3 and is incorporated herein by reference.
The obligations of the Lenders to provide the debt financing contemplated under the Facilities Agreement and to amend and restate the Existing Facility pursuant to the Existing Facility Amendment Deed are subject to the satisfaction of the conditions precedent set out therein. There is a risk that these conditions will not be satisfied, and the Senior Secured Term Facility may not be funded when required, and the Existing Facility may not be amended and restated when required. As of the filing date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the Senior Secured Term Facility is not available.
Merger Sub only expects to borrow up to an aggregate principal amount of the RMB equivalent of US$200,000,000 of senior secured term loans to finance, amongst others, the Merger.
Limited Guarantees
Concurrently with the execution of the Merger Agreement, each of the Sponsors executed and delivered a Limited Guarantee in favor of the Company. Under the Limited Guarantees, each Sponsor has guaranteed in favor of the Company a portion of the payment obligations of HoldCo under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by HoldCo under certain circumstances as set forth in the Merger Agreement.
Support Agreement
Concurrently with the execution of the Merger Agreement, HoldCo and each of the Supporting Securityholders entered into the Support Agreement. Pursuant to the Support Agreement, each Supporting Securityholder agreed, among other things, (a) to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement, (b) to vote in favor of the approval of the Warrant Amendment, and (c) the Rollover Shares and the Rollover Warrants (each as defined in the Support Agreement) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by such Supporting Securityholder or their affiliates.
A copy of the Support Agreement is filed as Exhibit (d)-(3) to the Company’s transaction statement on Schedule 13E-3 and is incorporated herein by reference.
As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own (a) 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, (b) 2,200,000 Public Warrants and 2,985,000 Forward Purchase Warrants, which collectively represent approximately 27.11% of the total number of Public Warrants and Forward Purchase Warrants outstanding, and (c) all of the outstanding 7,750,000 Private Placement Warrants, in each case, disregarding the Ordinary Shares or Warrants that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares.
Management Rollover Agreement
HoldCo, HMJ II and the Management Rollover Securityholders, who are current or former employees of the Company and, to the best knowledge of the Company, who collectively hold 953,102 Ordinary Shares as of such time entered into the Management Rollover Agreement. Pursuant to the Management Rollover Agreement, each Management Rollover Securityholder agreed, among other things, the Rollover Shares (as defined in the Management Rollover Agreement) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by HMJ II.
A copy of the Management Rollover Agreement is attached as filed as Exhibit (d)-(16) to the Company’s transaction statement on Schedule 13E-3 and is incorporated herein by reference.
Rollover Agreements
HoldCo and HMJ III and the Other Rollover Securityholders, to the best knowledge of the Company, who collectively hold 5,421,725 Ordinary Shares as of such time, entered into the Rollover Agreements. Pursuant to the Rollover Agreements, each Other Rollover Securityholder agreed, among other things, that their Rollover Shares (as defined in the Rollover Agreements) will be cancelled at the closing of the Merger in consideration for HoldCo shares to be subscribed for by HMJ III.
A copy of the Rollover Agreement dated as of October 5, 2021 is attached as filed as Exhibit (d)-(17) to the Company’s transaction statement on Schedule 13E-3 and is incorporated herein by reference. A copy of the Rollover Agreement dated as of December 2, 2021 is attached as filed as Exhibit (d)-(18) to the Company’s transaction statement on Schedule 13E-3 and is incorporated herein by reference.
Consortium Agreement
On February 9, 2021, the Initial Buyer Group entered into the Consortium Agreement. Pursuant to the Consortium Agreement, on February 9, 2021, the Initial Buyer Group submitted the Proposal to the Board to acquire all outstanding Ordinary Shares, which would result in the Merger. The terms of the Proposal state that in connection with the Merger, each outstanding Ordinary Share (other than those owned by members of the Initial Buyer Group which will be rolled over for the purpose of funding the Merger), will be converted into the right to receive a purchase price of US$12.00 per Ordinary Share.
Pursuant to the Consortium Agreement, NFPH and the other parties thereto have agreed that for a period ending on the earlier of (i) the termination of the Consortium Agreement pursuant to its terms and (ii) the date that is twenty-four (24) months after the date of the Consortium Agreement, each party shall (a) work exclusively with the other parties to the Consortium Agreement to effect the Merger and shall not, either directly or through any affiliate, make, solicit, encourage or facilitate a competing acquisition proposal or acquire the beneficial ownership of any additional Ordinary Shares, except in connection with the equity incentive awards granted by the Company or exercise of any warrants already held by such party, (b) irrevocably agree to vote any Ordinary Shares beneficially owned by such party, or which may be beneficially owned by such party in the future, in favor of the Merger and any related transactions, (c) not transfer any Ordinary Shares beneficially owned by such party, or which may be beneficially owned by such party in the future, to any person other than any affiliate of such party who is bound by the Consortium Agreement, and (d) roll over all of the Ordinary Shares beneficially owned by such party, or which may be beneficially owned by such party in the future, to fund the Merger.
Interim Investors Agreement
Concurrently with the execution of the Merger Agreement, HoldCo, Parent, Merger Sub, each Supporting Securityholder and each New Investor entered into the Interim Investors Agreement, which governs until the earlier of the termination of the Merger Agreement or consummation of the Merger, among other matters, the actions of HoldCo, Parent and Merger Sub and the relationship among members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement and the Additional Rollover Agreements (as defined in the Interim Investors Agreement) and the transactions contemplated thereby.
The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (a) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (b) the mechanism for making decisions with respect to equity and debt financing pending consummation of the Merger, and (c) certain fees and expenses sharing arrangements among the parties to the Interim Investors Agreement.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction and other equitable relief to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction, specific performance or other equitable relief to enforce the obligations of HoldCo, Parent and Merger Sub to cause the equity financing for the Merger to be funded and to consummate the Merger, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of HoldCo, Parent and Merger Sub to complete the Merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (b) HoldCo, Parent and Merger Sub have failed to complete the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing has been funded in full or will be funded at the closing if the equity financing is funded at the closing, and (d) the Company has irrevocably confirmed in writing that (i) all conditions to the obligations of the Company have been satisfied or that the Company is waiving any of the conditions to the extent not so satisfied (other than those conditions that by their terms are to be satisfied at the closing) and (ii) if specific performance is granted and the equity financing and the debt financing are funded, then it would take such actions required of it by the Merger Agreement to cause the closing to occur.
While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing and monetary damages.
Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of HoldCo, Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the HoldCo Termination Fee of US$63,000,000 and the Company Termination Fee of US$31,500,000, respectively, and reimbursement of certain expenses accrued in the event that Company or HoldCo fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Interests of the Members of the Buyer Group
As the result of the Merger, HoldCo will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. HMJ, HMJ II, HMJ III, Aspex Entities, Yunqi, GS Filing Persons, Warburg Pincus, Proprium, Efunds, Gaorong Funds, Pleiad Funds, NewQuest and the other Supporting Securityholders will beneficially own approximately 16.07%, 0.65%, 3.51%, 4.40%, 1.79%, 8.93%, 8.93%, 2.38%, 2.98%, 1.79%, 1.79% and 1.79% and 45.01%, respectively, of the equity interest in HoldCo immediately following the completion of the Merger, subject to adjustments set forth in the Interim Investors Agreement. Because of HoldCo’s equity interest in the Surviving Company, each Buyer Group member will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. HoldCo will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. HoldCo’s investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company’s shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.
The Merger may also provide additional means to enhance shareholder value for the members of the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the members of the Buyer Group, such as through dividends or other distributions.
Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendations of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:
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the beneficial ownership of equity interests in the Surviving Company by certain of the Company’s directors and executive officers after the Effective Time;

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continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

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the compensation of members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

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the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.
As of the date of this proxy statement, the Company’s directors and executive officers, as a group held an aggregate of 7,032,049 Ordinary Shares, an aggregate of 450,000 Public Warrants, an aggregate of 572,500 Forward Purchase Warrants and none of the Private Placement Warrants.
The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Ordinary Shares owned, (b) the cash payment that will be made in respect of the Ordinary Shares at the Effective Time, (c) the number of Warrants owned, and (d) the cash payment that will be made in respect of the Warrants at the Effective Time assuming timely submission of consent with respect to such Warrants (in all cases before applicable withholding taxes).
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payment for Shares (US$)	Warrants Beneficially Owned (Excluding Excluded Warrants)	Cash Payment for Warrants (US$)	Total Cash Payment (US$)
Kam Chung Leung	0	0	650,000	1,950,000	1,950,000
Qiyu Chen	0	0	0	0	0
Roberta Lipson	0	0	0	0	0
Larry Yuan	0	0	0	0	0
Carl Wu	0	0	325,000	975,000	975,000
Ying Zeng	0	0	47,500	142,500	142,500
Alastair Pui Yan Mah	0	0	0	0	0
Shan Fu	0	0	0	0	0
Edward Leong Che-hung	10,000	120,000	0	0	120,000
Frederick Ma Si-hang	0	0	0	0	0
Lawrence Chia	0	0	0	0	0
All directors and executive officers as a group	10,000	120,000	1,022,500	3,067,500	3,187,500
After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Ordinary Share and Warrants is approximately US$3.19 million, including approximately US$0.12 million in respect of Ordinary Shares and approximately US$3.07 million in respect of Warrants.
Treatment of Company Options and Company RSU Awards, including Those Held by Officers and Directors
At the Effective Time, (a) each Company Option, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, an option to purchase the same number of shares of HoldCo as the total number of the Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the applicable exercise price underlying the Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms); and (b) each Company RSU Award, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of shares of HoldCo as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms).
Indemnification and Insurance
Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that:
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HoldCo will, and will cause the Surviving Company and each of the Company’s subsidiaries to, for a period of six years after the Effective Time, honor and fulfill in all respects the obligations of such person to the fullest extent permissible under applicable law, the governing documents of the Company and its subsidiaries and any indemnification agreements to the present and former directors and officers of the Company and its subsidiaries entitled to indemnification, exculpation and/or advancement of expenses thereunder arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time;

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For a period of six years from and after the Effective Time, the organizational and governing documents of the Surviving Company and each of the Company’s subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are currently set forth in the governing documents of the Company and each of the Company’s subsidiaries in effect on the date of the Merger Agreement; and

•
For a period of six years from and after the Effective Time, HoldCo will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that HoldCo will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance, but in such case will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to 300% of the annual premiums.

The Special Committee
On February 25, 2021, the Board established the Special Committee to, among other things, consider the Proposal and take any actions it deems appropriate to assess the fairness and viability of such Proposal. The Special Committee consists of three independent directors, Dr. Edward Leong Che-hung, Professor Frederick Ma Si-hang and Mr. Lawrence Chia. None of the three directors are affiliated with the Buyer Group or any member of the management of the Company, and none of the three directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders, other than (a) their receipt of Board compensation in the ordinary course, (b) the compensation of US$35,000 per month for the chairman of the Special Committee and US$30,000 per month per member for each other member of the Special Committee in connection with the Special Committee’s evaluation of the Merger (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger), and (c) their indemnification and liability insurance rights under the Merger Agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

Position with the Surviving Company
After completion of the Merger, it is anticipated that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company upon the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by HoldCo prior to the Effective Time.
Related Party Transactions
We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. The information in “Item 7. Major Shareholders and Related Party Transactions — Related Party Transactions” included in the Company’s Annual Reports on Form 20-F for the fiscal years ended December 31, 2019 and December 31, 2020, respectively, is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 114 for a description of how to obtain copies of the Company’s Annual Reports.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:
Description	Amount (US$)
Financing fees and expenses and other professional fees	3,850,000
Legal fees and expenses	6,550,000
Special Committee fees	1,045,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	500,000
Total	11,945,000
These fees and expenses will not reduce the aggregate merger consideration to be received by the Company’s shareholders and warrantholders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement and Plan of Merger — Termination Fees.”
Voting by the Supporting Securityholders at the Extraordinary General Meeting
The Supporting Securityholders
Pursuant to the Support Agreement, the Supporting Securityholders have agreed (a) to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement, and (b) to vote in favor of the approval of the Warrant Amendment. As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own (a) 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, (b) 2,200,000 Public Warrants and 2,985,000 Forward Purchase Warrants, which collectively represent approximately 27.11% of the total number of Public Warrants and Forward Purchase Warrants outstanding, and (c) all of the outstanding 7,750,000 Private Placement Warrants, in each case, disregarding the Ordinary Shares or Warrants that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares.
Litigation Related to the Merger
The Company is not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the other Transactions.

Accounting Treatment of the Merger
The Merger is expected to be accounted for at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues.”
Regulatory Matters
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Dissenters’ Rights of Shareholders
Registered holders of the Ordinary Shares who exercise dissenters’ rights will be entitled to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this proxy statement. The fair value of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” on page 104).
Appraisal rights or dissenters’ rights are not available to the warrantholders of the Company in connection with the Warrant Amendment or the Merger.
Material U.S. Federal Income Tax Consequences
The following are certain material U.S. federal income tax consequences to the U.S. Holders described below of the exchange of our Ordinary Shares or Warrants for the merger consideration and the receipt of the consent fee with respect to the Warrants. This discussion applies to you only if you are a U.S. Holder that holds Ordinary Shares or Warrants as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:
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certain financial institutions;

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dealers or certain electing traders in securities;

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persons that hold Ordinary Shares or Warrants as part of a straddle, wash sale or conversion transaction, or persons that entered into a constructive sale with respect to Ordinary Shares or Warrants;

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persons that exercise dissenting rights;

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persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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partnerships or other entities classified as partnerships for U.S. federal income tax purposes and their partners;

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tax-exempt entities, individual retirement accounts or “Roth IRAs”;

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persons who acquired or received Ordinary Shares or Warrants as compensation;

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persons that own or are deemed to own ten percent or more of our stock by vote or value; or

•
persons that hold Ordinary Shares or Warrants in connection with a trade or business conducted outside the United States.

This discussion does not apply to you if you (i) hold Excluded Shares, Excluded Warrants or Company Options, (ii) acquired Ordinary Shares or Warrants prior to our initial public offering or (iii) owned prior to our business combination any direct or indirect interest in any entity (or a subsidiary or affiliate thereof) other than the Company that was party to the business combination.
If an entity that is classified as a partnership for U.S. federal income tax purposes owns Ordinary Shares or Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership owning Ordinary Shares or Warrants or a partner therein, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you and your partners of disposing of Ordinary Shares or Warrants.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Ordinary Shares or Warrants in your particular circumstances.
For purposes of this discussion, you are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of Ordinary Shares or Warrants and:
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a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

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a trust or estate the income of which is subject to U.S. federal income tax regardless of its source.

Exchange of Ordinary Shares or Warrants for Cash.   The following discussion is subject to the discussion in “— Passive Foreign Investment Company Rules” below and should be read in conjunction therewith. The exchange of our Ordinary Shares or Warrants for the merger consideration will be a taxable transaction for U.S. federal income tax purposes. You will recognize gain or loss on the disposition of Ordinary Shares or Warrants, equal to the difference between the amount realized and your tax basis in the Ordinary Shares or Warrants disposed of. Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if your holding period in the Ordinary Shares or Warrants is more than one year. The deductibility of capital losses is subject to limitations.
The treatment of the Per Warrant Consent Fee is unclear. The Per Warrant Consent Fee may be treated as part of the amount realized for purposes of calculating your gain or loss on the disposition of a Warrant, as described in the preceding paragraph. Alternatively, the Per Warrant Consent Fee may be treated as a separate fee taxable as ordinary income, in which case the amount realized on the disposition of a Warrant will not include this fee. You should consult your own tax adviser concerning the treatment of the receipt of the Per Warrant Consent Fee.
As described in “Material PRC Income Tax Consequences,” if we are deemed to be a tax resident enterprise under PRC tax law, gains from a sale of our Ordinary Shares or Warrants may be subject to PRC tax. You are generally entitled to use foreign tax credits to offset only the portion of your U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons generally are treated as U.S.-source income, this limitation may preclude you from claiming a credit for all or a portion of any PRC taxes imposed on any gain from the disposition of our Ordinary Shares or Warrants. However, if you are eligible for the benefits of the income tax treaty between the United States and the PRC, you may be able to elect to treat any such gain as foreign source for foreign tax credit purposes. Proposed Treasury regulations, if finalized in their current form, may impose additional restrictions on the creditability of any PRC taxes on disposition gains. The rules governing foreign tax credits are complex. You should consult your tax adviser regarding your eligibility for benefits under the income tax treaty between the United States and the PRC and the creditability or deductibility of any PRC tax on disposition gains in your particular circumstances.

Passive Foreign Investment Company Rules.   In general, a non-U.S. corporation will be a passive foreign investment company (a “PFIC”) for any taxable year in which (1) 75% or more of its gross income consists of passive income (such as dividends, interest, certain rents or royalties and investment gains) or (2) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. If a corporation owns at least 25% (by value) of the stock of another corporation or partnership, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned subsidiary’s assets and receiving its proportionate share of the 25%-owned subsidiary’s income.
We do not expect to be a PFIC for our current taxable year. However, if we were a PFIC for any prior taxable year during your holding period in us, we would be treated as a PFIC with respect to you under a “once a PFIC always a PFIC” rule. There is a significant risk that we were a PFIC for our taxable years of 2018 and 2019. Because we were a “blank check” company with no active income or assets for our 2018 taxable year, we believe that we met the PFIC asset and income test for such taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year in which the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) it is established to the satisfaction of the Internal Revenue Service that the corporation will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Based on the composition of our income and assets and the average of the quarterly value of our assets (including goodwill) for 2019, which is based in part on the price of our Ordinary Shares at the end of 2019, we believe that it is reasonable to take the position that we were not a PFIC for our 2019 taxable year. In addition, based on the composition of our income and assets and value of our assets, we believe that we were not a PFIC for our 2020 taxable year. Accordingly, we believe that it is reasonable to take the position that pursuant to the start-up exception we were not a PFIC for our 2018 taxable year. However, the application of the PFIC rules in general, and the start-up exception in particular, is subject to uncertainty. For example, it is not entirely clear how the amount of our gross income or the value of our assets should be calculated for purposes of the PFIC rules. Furthermore, it is not entirely clear how the contractual arrangements between us and our variable interest entities should be treated for purposes of the PFIC rules and we may have been, be or become a PFIC for any taxable year if our variable interest entities are not treated as owned by us. Accordingly, there is a significant risk that we were a PFIC for our taxable years of 2018 and 2019 and no assurance can be given in this regard. In addition, although we do not expect to be a PFIC for the current taxable year, because our PFIC status is an annual determination that can be made only after the end of the taxable year we cannot assure you that we will not be a PFIC for our current taxable year.
The Code provides that, to the extent provided in Treasury regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person. Under proposed Treasury regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules apply to our Warrants if we are a PFIC. However, you should consult your tax adviser regarding the application of the PFIC rules to our Warrants prior to the finalization of the proposed Treasury regulations.
If we are or were a PFIC for the current or any previous taxable year during which you owned our Ordinary Shares or Warrants, you generally will be subject to adverse U.S. federal income tax consequences. Generally, any gain you recognize with respect to the disposition of the Ordinary Shares or Warrants, as the case may be, shall be allocated ratably over your holding period for the Ordinary Shares or Warrants. The amounts allocated to the current taxable year and to taxable years prior to the first taxable year in which we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, you would be required to file an IRS Form 8621 with respect to us, generally with your federal income tax return for any year for which we were a PFIC. If we were a PFIC for any prior taxable year during your holding period of the Ordinary Shares or Warrants, the amount and character of the gain, and the manner in which it is allocated between taxable years within your holding period, may be affected if you made one of certain elections, including any valid deemed sale election that you may make with respect to the Ordinary Shares or Warrants. You should consult your tax adviser regarding the tax consequences of the Merger, including the possible application of the PFIC rules and their potential effect on your tax consequences of the Merger.
Information Reporting and Backup Withholding.   Any payment made for the Ordinary Shares or Warrants that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
Material PRC Income Tax Consequences
Under the EIT Law, which took effect on January 1, 2008, and was amended on February 24, 2017 and December 29, 2018 respectively, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Implementation Rules of the EIT Law, effective as of January 1, 2008, and amended on April 23, 2019 (“Implementation Rules”), which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Taxation Administration issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its Implementation Rules, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-PRC resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-PRC resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the PRC Individual Income Tax Law, an individual who disposes of a capital asset in the PRC is subject to PRC individual income tax on any gain at the rate of 20%. Relief from these taxes may be sought under applicable income tax treaties with the PRC.
The Company does not believe it is a “PRC resident enterprise” defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for the Ordinary Shares or Warrants by non-PRC resident shareholders should otherwise be subject to PRC income tax. However, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Ordinary Shares or Warrants by non-PRC resident shareholders would otherwise be subject to PRC tax.
According to the EIT Law and the Implementation Rules, if any non-PRC resident enterprise directly transfers equity of a PRC resident enterprise, the non-PRC resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer (subject to applicable tax treaty relief). In addition, according to the Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises (“Bulletin 7”) issued by the State Taxation Administration, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-PRC Resident Enterprises (“Bulletin 37”) issued by the State Taxation Administration, which became effective on December 1, 2017, which abolished certain provisions in prior circulars on the same subject and introduced some new rules on the other hand, (a) where a non-PRC resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-PRC resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-PRC resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-PRC resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement (“Safe Harbor Rules”); and (b) where a non-PRC resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-PRC resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangements without a reasonable commercial purpose, PRC tax authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer unless the Safe Harbor Rules under Bulletin 7 are satisfied. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-PRC resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident enterprise shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose.
The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser) does not intend to withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to the holders of the Ordinary Shares or Warrants. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Ordinary Shares or Warrants, then any gain recognized on the receipt of consideration for such Ordinary Shares or Warrants pursuant to the Merger by the Company’s non-PRC resident enterprise shareholders could be treated as PRC-sourced income and thus be subject to PRC income tax at a rate of 10% (subject to applicable tax treaty relief).
On January 17, 2020, the Ministry of Finance and the State Taxation Administration jointly issued the Public Notice on Individual Income Tax (“IIT”) Policy Concerning Foreign Income (“Bulletin 3”) which applies to tax matters taking place in 2019 and onwards. Generally, income generated from the transfer of equity interest in a foreign entity is considered as foreign sourced income from PRC IIT perspective. However, Bulletin 3 introduces an exception to the above general principle. If the foreign entity has more than 50% of its value derived directly or indirectly from immovable properties in China in any three years before the transfer, income from the transfer of equity interest in the foreign entity would be considered as China sourced income and the non-PRC resident individual shareholders could be subject to PRC IIT at a rate of 20%.
You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Material Cayman Islands Tax Consequences
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Ordinary Shares or Warrants under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and to file the Variation of Share Capital and the Amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ORDINARY SHARES, DIVIDENDS AND OTHER MATTERS
Market Price of the Ordinary Shares
The following table provides the high and low sales prices for the Ordinary Shares on the NYSE under the symbol “NFH”, for each quarter during the past two years (through December 1, 2021):
	Sales Price Per Ordinary Share
	High	Low
	(in US$)
Quarterly:
2019
Third quarter	10.25	10.10
Fourth quarter	10.83	9.63
2020
First quarter	10.02	7.00
Second quarter	8.74	7.51
Third quarter	9.38	7.30
Fourth quarter	10.00	7.61
2021
First quarter	11.60	8.30
Second quarter	11.48	10.96
Third quarter	11.38	10.06
Fourth quarter (through December 1, 2021)	11.53	10.22
On February 8, 2021, the last trading day immediately prior to the Company received the preliminary going private proposal, the reported closing price of the Ordinary Shares on the NYSE was US$9.38 per Ordinary Share. The Per Share Merger Consideration of US$12.00 represents a premium of 27.9% over the closing price of US$9.38 per Ordinary Share on February 8, 2021, and a premium of 36.8% over the Company’s 30 trading days volume-weighted average closing price as quoted by the NYSE through February 8, 2021. You are urged to obtain a current market price quotation for your Ordinary Shares in connection with voting your Ordinary Shares.
Dividend Policy
The Company has not declared or paid any cash dividends to date.
Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.
In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant.

THE EXTRAORDINARY GENERAL MEETING
We are furnishing this proxy statement to you, as a holder of the Ordinary Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will take place on January 7, 2022, at 10:00 a.m. (Beijing time) at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China.
Proposals to be Considered at the Extraordinary General Meeting
At the meeting, you will be asked to consider and vote upon:
•
as special resolutions:

THAT the Merger Agreement, the Plan of Merger and all Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, be authorized and approved; and
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A; and
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
At the Effective Time, all Ordinary Shares will be cancelled and cease to exist. If the Merger is completed, each Ordinary Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$12.00 in cash per Ordinary Share without interest, except for (a) Ordinary Shares held by HoldCo, Parent, Merger Sub, the Company or any of their direct or indirect subsidiaries, which will be cancelled and cease to exist without payment of any consideration or distribution therefor, (b) certain Ordinary Shares held by the Rollover Securityholders, which will be cancelled and cease to exist in exchange for the right of each such holder or its designated entities to receive a corresponding amount of equity securities of HoldCo, and (c) the Dissenting Shares, which will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.
At the Effective Time, each issued and outstanding Warrant (other than the Excluded Warrant) will be cancelled in exchange for the right to receive US$2.70 per Warrant in cash without interest, in accordance with the terms and conditions set forth in the Merger Agreement and the Warrant Agreement (as amended by the Warrant Amendment). In addition, in respect of each Warrant for which the holder thereof has timely provided consent to the Warrant Amendment and has not revoked such consent prior to the Warrantholder Consent Deadline, the holder of such Warrant will have the right to receive, for each such Warrant, a consent fee of US$0.30 in cash without interest. At the Effective Time, each Excluded Warrant will be cancelled and cease to exist without consideration.
In addition, at the Effective Time, (a) each Company Option, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, an option to purchase the same number of shares of HoldCo as the total number of the Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the applicable exercise price underlying the Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms); and (b) each

Company RSU Award, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of shares of HoldCo as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms).
The Board’s Recommendation
The Board, acting upon the unanimous recommendation of the Special Committee:
•
determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable and in the Company’s commercial interests that the Company shall enter into the Merger Agreement and the Plan of Merger, and to consummate the Transaction, including the Merger;

•
authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and

•
resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A.

Shareholder Record Date; Shares Entitled to Vote
You are entitled to attend and vote at the extraordinary general meeting if you have Ordinary Shares registered in your name at the close of business in the Cayman Islands on the Shareholder Record Date. If you own Ordinary Shares at the close of business in the Cayman Islands on the Shareholder Record Date, the deadline for you to lodge your proxy card and vote is January 6, 2022 at 10:00 a.m. (Beijing time).
Under Cayman Islands law, all shareholders of the Company, including holders of preference shares or shares of any other class of the Company, as at the Shareholder Record Date are entitled to attend and vote at the extraordinary general meeting. However, as at the date of this proxy statement, there are no preference shares or shares of any other class (other than the Ordinary Shares) issued or outstanding, and the Company will not issue any preference shares or shares of any other class (other than the Ordinary Shares) prior to the Shareholder Record Date, so that as a practical matter only holders of Ordinary Shares will be entitled to attend and vote at the extraordinary general meeting.
Quorum
A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders entitled to vote that represent not less than a majority of the voting power represented by the issued Ordinary Shares. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.
Vote Required
Under the Cayman Islands Companies Act and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Ordinary

Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.
As of the date of this proxy statement, there are 131,847,694 Ordinary Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting — Procedures for Voting” and there are no preference shares or shares of any other class (other than Ordinary Shares) issued or outstanding. We expect that, as of the Shareholder Record Date, there will be 131,847,694 Ordinary Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting — Procedures for Voting” and there will be no preference shares or shares of any other class (other than Ordinary Shares) issued or outstanding.
As of the date of this proxy statement, the Supporting Securityholders collectively beneficially own (a) 77,039,971 Ordinary Shares, which represent approximately 58.43% of the total issued and outstanding Ordinary Shares, (b) 2,200,000 Public Warrants and 2,985,000 Forward Purchase Warrants, which collectively represent approximately 27.11% of the total number of Public Warrants and Forward Purchase Warrants outstanding, and (c) all of the outstanding 7,750,000 Private Placement Warrants, in each case, disregarding the Ordinary Shares or Warrants that the Supporting Securityholders may hold a power to vote but do not hold dispositive power. In addition, NFPH holds a power to vote granted by certain shareholders of the Company (not including any shareholder who is already a Supporting Securityholder) in respect of 10,237,559 Ordinary Shares, representing approximately 7.76% of the total issued and outstanding Ordinary Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 109 for additional information. Pursuant to the terms of the Support Agreement, each Supporting Securityholder agreed, among other things, (a) to vote in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement, and (b) to vote in favor of the approval of the Warrant Amendment.
Procedures for Voting
Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Shareholder Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Shareholder Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Ordinary Shares after the close of business on the Shareholder Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Ordinary Shares.
Each shareholder has one vote for each Ordinary Share. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than January 6, 2022 at 10:00 a.m. (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of the Shareholder Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Ordinary Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Ordinary Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in “The Extraordinary General Meeting — Vote Required” above.
Brokers, banks or other nominees who hold Ordinary Shares in “street name” for customers who are the beneficial owners of such Ordinary Shares may not give a proxy to vote those customers’ Ordinary Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Ordinary Shares and no specific instructions are given by such holders, such Ordinary Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Ordinary Shares are included in the determination of the number of Ordinary Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Ordinary Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.
Revocability of Proxies
Registered holders of Ordinary Shares may revoke their proxies in one of three ways:
•
First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China, Attention: Judy Wang, at least two hours before the commencement of the extraordinary general meeting.

•
Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on January 6, 2022, which is the deadline to lodge your proxy card.

•
Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Rights of Shareholders Who Object to the Merger
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex E to this proxy statement. The fair value of each of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.
Whom to Call for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact Morrow Sodali LLC, the proxy solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.
Solicitation of Proxies
We have engaged Morrow Sodali LLC to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by Morrow Sodali LLC will be approximately US$27,500 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of Ordinary Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.
Other Business
We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

WARRANT AMENDMENT AND WARRANTHOLDER CONSENT
We are furnishing this proxy statement to you, as a holder of the Warrants, as part of the solicitation of consent by the Board for the approval of the Warrant Amendment.
The Warrant Amendment
The Warrant Amendment will provide, among other things, that, subject to the consummation of the Merger, (a) at the Effective Time, (i) each Warrant that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Warrants) will be cancelled and converted solely into the right to receive US$2.70 in cash per Warrant without interest, (ii) in addition, in respect of each Warrant (other than the Excluded Warrants) for which the holder thereof has timely provided consent to the Warrant Amendment, and has not revoked such consent, prior to the Warrantholder Consent Deadline, the holder of such Warrant will receive a consent fee of US$0.30 in cash per Warrant without interest, and (iii) each Excluded Warrant will be cancelled without payment of any consideration; and (b) the Warrant Agreement will be automatically terminated on the date falling six months after the Effective Time. The substantive text of the Warrant Amendment is annexed to this proxy statement as Annex C.
It is a condition to the obligations of HoldCo, Parent, Merger Sub and the Company to complete the Merger that the Warrantholder Consent is obtained and the Warrant Amendment takes effect no later than the closing of the Merger. Unless such condition is duly waived by the parties to the Merger Agreement, the Merger will not be completed without the approval of the Warrant Amendment.
Warrantholder Consent Deadline
The Warrantholder Consent Deadline is 10:00 a.m. (Beijing time) on January 6, 2022. The Board may extend the deadline to receive written consents in its sole discretion.
Consent Required; Warrants Entitled to Consent
The Warrant Amendment requires the affirmative vote or written consent of the holders of (i) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants and (ii) at least 50% of the number of the outstanding Private Placement Warrants. All holders of record of the Warrants as of the close of business on December 6, 2021, the Warrantholder Record Date, are entitled to consent to the Warrant Amendment.
A copy of the consent to be executed by the registered holders of the Warrants is annexed to this proxy statement as Annex H.
The Company will execute the Warrant Amendment with Continental Stock Transfer & Trust Company, the warrant agent, promptly upon obtaining the Warrantholder Consent, which may be prior to the Warrantholder Consent Deadline. Warrantholders who validly consented after such effective time but before the Warrantholder Consent Deadline (if applicable) and have not validly revoked their consent prior to the Warrantholder Consent Deadline, will still receive the consent fee of US$0.30 per Warrant.
Procedure for Giving Consent
Holders of the Warrants registered in the warrant register of the Company as of the Warrantholder Record Date are entitled to give consent. Warrantholders wanting to give consent should simply sign, date and return the accompanying consent included as Annex H to this proxy statement as soon as possible so that it is received by the Company no later than the Warrantholder Consent Deadline.
If your Warrants are held in a brokerage, bank or other nominee account, your broker, bank or other nominee will only give consent to the Warrant Amendment on your behalf if you instruct it to do so. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding whether to consent or withhold consent to the Warrant Amendment.
Failure to Give Consent
Because the Warrant Amendment requires the affirmative vote or written consent of the holders of (i) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants and

(ii) at least 50% of the number of the outstanding Private Placement Warrants, your failure to respond will have the same effect as a withheld consent. If the Company receives a sufficient number of written consents to effect the Warrant Amendment, even if you have withheld your consent, you and other non-consenting holders of the Warrants will nevertheless be bound by the Warrant Amendment but will not receive any consent fee.
Revocability of Consent
You may revoke your written consent at any time prior to the earlier of (a) the Warrantholder Consent Deadline and (b) the time that we receive the Warrantholder Consent and execute the Warrant Amendment with Continental Stock Transfer & Trust Company, the warrant agent. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to us at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China, Attention: Judy Wang. You will not receive the consent fee of US$0.30 per Warrant if you revoke the written consent prior to the Warrantholder Consent Deadline.
No Appraisal Right
Appraisal rights or dissenters’ rights are not available to the warrantholders of the Company in connection with the Warrant Amendment or the Merger.
Whom to Call for Assistance
If you need assistance, including help in revoking your consent, please contact Morrow Sodali LLC, the consent solicitor, at (800) 662-5200 (in North America) or +1 (203) 658-9400 (outside of North America), or by email at NFH@info.morrowsodali.com.
Solicitation of Consent
To assist in the solicitation of consents from warrantholders, the Company has engaged Morrow Sodali LLC as its consent solicitor. We expect that fees for services provided by Morrow Sodali LLC will be approximately US$27,500 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, consent may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of consent but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of Warrants and in obtaining consent instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER
The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.
The summary of the Merger agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, HoldCo, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 114.
Structure and Completion of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company continuing as the Surviving Company. If the Merger is completed, the Company will cease to be a publicly traded company. The closing will take place on a date no later than the tenth business day following the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing), or at such other time and place as the Company and HoldCo may agree in writing. On the closing date, Merger Sub and the Company will execute a Plan of Merger and the parties will file the Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands. The Merger will become effective on the date the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or on a later date as specified in the Plan of Merger in accordance with the Cayman Islands Companies Act.
We expect that the Merger will be completed during January 2022, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving Company
At the Effective Time, the memorandum and articles of association in the form of Annexure 2 to the Plan of Merger will be adopted as the memorandum and articles of association of the Surviving Company.
The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Company, in each case, except as otherwise determined by HoldCo prior to the Effective Time.
Merger Consideration
At the Effective Time, each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$12.00 in cash without interest. Certain Ordinary Shares held by the Rollover Securityholders will be cancelled and cease to exist in exchange for the right of each such holder or its designated entities to receive a corresponding amount of equity securities of HoldCo. The Ordinary Shares held by HoldCo, Parent, Merger Sub, the Company or any of their direct or indirect subsidiaries will be cancelled and cease to exist without consideration or distribution therefor. The Dissenting Shares will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. Please see “Dissenters’ Rights” beginning on page 104 for additional information.

At the Effective Time, each Warrant that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Warrants) will be cancelled in exchange for the right to receive the Per Warrant Merger Consideration of US$2.70 in cash without interest. In addition, in respect of each Warrant (other than the Excluded Warrant) for which the holder thereof has timely provided consent to the Warrant Amendment and has not revoked such consent prior to the Warrantholder Consent Deadline, the holder of such Warrant will have the right to receive, for each such Warrant, the Per Warrant Consent Fee of US$0.30 in cash without interest. Each Excluded Warrant issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist without consideration or distribution thereof.
Treatment of Company Equity Awards
At the Effective Time, (a) each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, an option to purchase the same number of shares of HoldCo as the total number of the Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the applicable exercise price underlying the Company Option immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms); and (b) each Company RSU Award, whether vested or unvested, that is outstanding prior to the Effective Time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of shares of HoldCo as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms).
Exchange Procedures
Prior to the Effective Time, HoldCo will enter into a paying agent agreement with a paying agent with respect to the Merger in form and substance reasonably acceptable to the Company. Prior to the Effective Time, HoldCo will deposit with the paying agent for the benefit of the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) and the holders of Warrants (other than the Excluded Warrants) cash in immediately available funds that is sufficient for the paying agent to pay the aggregate merger consideration.
Promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Company will cause the paying agent to mail to each registered holder of Ordinary Shares or Warrants entitled to receive the Per Share Merger Consideration or Per Warrant Merger Consideration or the Per Warrant Consent Fee (as applicable): (a) a letter of transmittal in customary form, specifying the manner in which the delivery of the Per Share Merger Consideration to registered holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares), the delivery of the Per Warrant Merger Consideration to registered holders of Warrants (other than the Excluded Warrants) and the delivery of the Per Warrant Consent Fee to registered holders of Warrants (other than the Excluded Warrants) who have not revoked such consent prior to the Warrantholder Consent Deadline shall be effected; and (b) instructions for use in effecting the surrender of certificates of Ordinary Shares or Warrants.
Subject to the surrender of certificates of Ordinary Shares or Warrants and the delivery of other documents as may be required by the paying agent, each registered holder of Ordinary Shares or Warrants represented by such certificates will be entitled to receive the merger consideration payable in respect of such Ordinary Shares or Warrants subject to applicable tax withholding. Any certificates of Ordinary Shares or Warrants so surrendered will be cancelled. Any registered holder of non-certificated Ordinary Shares or Warrants represented by book entry will not be required to deliver a certificate of Ordinary Shares or Warrants to receive the merger consideration in respect of such Ordinary Shares or Warrants. No interest will be paid or will accrue on the cash payable upon the cancellation of any Ordinary Shares or Warrants or the surrender or transfer of any certificates of Ordinary Shares or Warrants.

If any certificate of Ordinary Shares or Warrants has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the execution of an indemnity or the posting by such person of a bond in such reasonable and customary amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay the applicable merger consideration payable in respect of such lost, stolen or destroyed certificate.
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by HoldCo, Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties therein in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC after December 18, 2019 and prior to the date of the Merger Agreement (subject to certain limitations).
The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:
•
due incorporation or organization, valid existence, and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to conduct its businesses;

•
capitalization of the Company, and the absence of undisclosed options, warrants, preemptive or other similar rights with respect to securities of the Company and its subsidiaries, or any outstanding obligations of the Company or its subsidiaries to repurchase or acquire any shares of the Company or its subsidiaries;

•
the Company’s corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations under the Merger Agreement and to consummate the Transactions, the enforceability of the Merger Agreement against the Company, and the Shareholder Approval;

•
upon unanimous recommendation of the Special Committee, the declaration of advisability, the authorization and approval, and the recommendation to the shareholders of the Company, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

•
the absence of conflict or breach of the governing documents of the Company or its subsidiaries, violation or breach of contracts, imposition of lien on material asset, or violation of applicable laws, as a result of the execution, delivery or performance by the Company of the Merger Agreement and the consummation of the Transactions;

•
governmental consents, approvals and filings in connection with the Company’s execution, delivery and performance of the Merger Agreement and the consummation of the Transactions;

•
the Company’s SEC filings since December 18, 2019 and the financial statements included therein;

•
the Company’s internal control system over financial reporting, disclosure controls and procedures;

•
the absence of undisclosed liabilities or obligations of the Company and its subsidiaries;

•
the absence of certain changes since December 31, 2020;

•
the absence of any legal proceedings and governmental orders against the Company or its subsidiaries;

•
properties;

•
tax matters;

•
compliance with applicable laws, licenses and permits;

•
employee benefits and labor matters;

•
material contracts and the absence of any default under, or breach or violation of, any material contract;

•
intellectual property;

•
environmental matters;

•
insurance matters;

•
the absence of undisclosed affiliate transactions;

•
the accuracy of the information provided by the Company in the Schedule 13E-3 and this proxy statement;

•
the receipt of a fairness opinion from the financial advisor to the Special Committee;

•
the absence of any undisclosed broker’s or finder’s fees; and

•
the inapplicability of anti-takeover laws to the Merger.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (the “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its subsidiaries taken as a whole or prevent or materially delay the consummation of the Transactions by the Company; provided, however, that any Effect resulting or arising from any of the following will not be deemed to constitute a “Material Adverse Effect” or be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:
(a)
conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company or its subsidiaries operates;

(b)
general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates;

(c)
any change in IFRS or interpretation thereof;

(d)
any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable law of or by any governmental authority;

(e)
any actions taken, or the failure to take any action, as required by the terms of the Merger Agreement or at the written request or with the written consent of HoldCo, Parent or Merger Sub;

(f)
the negotiation, execution or announcement of the Merger Agreement and the Transactions (including the Merger), including any legal proceeding arising therefrom and any adverse change in relationship with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of HoldCo, Parent, NFPH and each member of the Buyer Group or any of their respective affiliates;

(g)
changes in the price or trading volume of the Ordinary Shares (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Ordinary Shares);

(h)
any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations);

(i)
epidemic or pandemic (including the COVID-19 pandemic), changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement; and

(j)
any deterioration in the credit rating of the Company or its subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration);

provided that if any Effect described in clauses (a), (b), (c), (d), and (i) has a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to other companies of comparable size to the Company and its subsidiaries operating in the same industries and geographic markets in which the Company and its subsidiaries operate, then the incremental impact of such event may be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.
The representations and warranties made by HoldCo, Parent and Merger Sub to the Company include representations and warranties relating to, among other things:
•
the due organization, valid existence and good standing of HoldCo, Parent and Merger Sub; authority to conduct its business by each of HoldCo, Parent and Merger Sub;

•
the capitalization of HoldCo, Parent and Merger Sub and the absence of obligations or liabilities incurred by HoldCo, Parent and Merger Sub prior to the Effective Time;

•
the corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

•
the absence of conflict or breach of the governing documents of HoldCo, Parent and Merger Sub, violation of contract to which any of HoldCo, Parent and Merger Sub is a party, or violation of applicable law, as a result of the execution, delivery or performance by HoldCo, Parent and Merger Sub of the Merger Agreement and the consummation of the Transactions;

•
governmental consents, approvals and filings in connection with the execution, delivery and performance by HoldCo, Parent and Merger Sub of the Merger Agreement and the consummation of the Transactions;

•
available funds and financing;

•
the validity and enforceability of the Limited Guarantees;

•
the absence of undisclosed Ordinary Shares and other securities of, any other economic interest in, or any other rights to acquire the Ordinary Shares and other securities of, the Company, beneficially owned by Parent, Merger Sub, other Buyer Group members or any of their respective affiliates;

•
the absence of any undisclosed agreement (a) between HoldCo, Parent, Merger Sub, any other members of Buyer Group or any of their respective affiliates, on the one hand, and any director, officer, employee or shareholder of the Company and its subsidiaries, on the other hand, that relates in any way to the disposition or voting of any Ordinary Shares in connection with the Transactions, (b) pursuant to which any shareholder or warrantholder of the Company would be entitled to receive consideration of a different amount or nature than the applicable merger consideration in connection with the Transactions, or (c) pursuant to which any shareholder or warrantholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or the Warrant Amendment, or has agreed to vote against any Competing Proposal, Superior Proposal or Alternative Warrant Proposal (each as defined below);

•
the absence of any legal proceedings and governmental orders against HoldCo, Parent and Merger Sub;

•
an acknowledgment by HoldCo, Parent and Merger Sub as to their non-reliance on any estimate, projection, forecast and plan and budget information provided by the Company;

•
the independent investigation conducted by HoldCo, Parent and Merger Sub;

•
the solvency of the Surviving Company after giving effect to the Transactions;

•
the accuracy of the information provided by HoldCo, Parent and Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement; and

•
the absence of any broker’s or finder’s fees.

Conduct of Business by the Company Pending the Merger
The Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, the Company will and will cause its subsidiaries to (a) conduct their businesses in the ordinary course of business in all material respects and use their commercially reasonable efforts to preserve their business organization substantially intact and maintain their existing material relations and goodwill with key customers, suppliers, creditors and those persons with whom the Company or its subsidiaries has business relationships that are material to the Company and its subsidiaries taken as a whole, and (b) use commercially reasonable efforts to keep available the services of their current officers and key employees.
Subject to certain exceptions set forth in the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, the Company will not and will cause each of its subsidiaries not to do any of the following without the prior written consent of HoldCo (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend its memorandum and articles of association or equivalent organizational documents (other than immaterial amendments to the organization documents of the Company’s subsidiaries organized in the PRC in the ordinary course of business, including change of registered address), the Warrant Agreement or any Warrant;

•
(A) split, combine, subdivide or reclassify any shares of capital stock, any Warrant or any other equity securities or ownership interests of the Company or any of its subsidiaries; (B) declare, set aside or pay any dividend on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in the Company or any of its subsidiaries, except for the declaration and payment of dividends or other distributions (x) pursuant to the previously announced dividend policy or dividend declared prior to the date of the Merger Agreement or (y) to the Company or to a wholly-owned subsidiary of the Company; and (C) except as required by and in accordance with the terms of the Company Equity Plan, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests of the Company, except (x) from holders of Company RSU Awards or Company Options in payment of any purchase price and any applicable taxes payable by such holder upon the lapse of restrictions on, or exercise, settlement or vesting of, the Company RSU Awards or Company Options, or (y) for redemption, purchase or acquisition between or among the Company and its wholly-owned subsidiaries;

•
issue, sell, pledge, dispose of, encumber or grant any capital stock of the Company or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock or other equity interests of the Company or its subsidiaries, except for (A) issuances to the Company or its wholly-owned subsidiaries, (B) the disposition of securities solely between or among the Company and its wholly-owned subsidiaries, (C) issuances, sales, pledge, disposition, encumbrance or grant pursuant to existing contracts in effect as of the date of the Merger Agreement, or (D) issuances, sales, pledge, disposition, encumbrance or grant as a result of the exercise of the Warrants or the Company Options or settlement of Company RSU Awards in each case in accordance with their respective terms in effect as of the date of the Merger Agreement;

•
acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property, securities, interests or businesses at a total cost in excess of US$10,000,000 in the aggregate, in each case other than (A) in the ordinary course of business, (B) pursuant to existing contracts in effect as of the date of the Merger Agreement, or (C) as set forth in the annual budget made available to HoldCo;
•
sell, pledge, lease, assign, license or otherwise transfer, dispose of or encumber or create or incur any lien (other than certain liens as permitted under the Merger Agreement) on any property or assets of the Company or any of its subsidiaries, except (A) increased obligations under existing liens resulting from certain indebtedness permitted under the Merger Agreement, (B) with respect to property or assets with a value of less than US$10,000,000 in the aggregate, (C) pursuant to existing contracts in effect as of the date of the Merger Agreement, (D) between or among the Company and its wholly-owned subsidiaries, (E) in the ordinary course of business, or (F) with respect to intellectual property, such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete or immaterial assets;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case, in excess of US$5,000,000 in a single transaction or series of related transactions, other than in the ordinary course of business or by the Company or a wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company;

•
(A) incur, create, assume, refinance or replace any indebtedness for borrowed money or issue or amend or modify the terms of any debt securities, individually for an amount in excess of US$1,000,000 and in the aggregate in an amount in excess of US$10,000,000, or (B) assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than the Company’s wholly-owned subsidiaries), individually for an amount in excess of US$1,000,000 and in the aggregate in an amount in excess of US$10,000,000, in each case of (A) and (B), except (w) in the ordinary course of business, (x) indebtedness incurred under the Company’s or its subsidiaries’ existing credit facilities as in effect on the date of the Merger Agreement, (y) intercompany loans between the Company and any of its subsidiaries or between any subsidiaries of the Company, or (z) the refinancing of any existing indebtedness of the Company or any of its subsidiaries to the extent that (i) the material terms and conditions of any newly incurred indebtedness are reasonable market terms, and (ii) the aggregate principal amount of such indebtedness is not increased as a result of such refinancing;

•
(A) enter into any contract that would have been a material contract as defined in the Merger Agreement if it had been in effect as of the date of the Merger Agreement, or (B) renew, materially modify or amend, terminate, or waive, release, compromise or assign any material rights or claims under, any material contract which calls for annual aggregate payments of US$5,000,000 or more and which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less, in each case of (A) and (B) not in the ordinary course of business, other than (x) any termination or renewal in accordance with the terms of any existing material contract that occur automatically without any action by the Company or any of its subsidiaries, (y) as may be reasonably necessary to comply with the terms of the Merger Agreement, or (z) actions permitted under certain other section of the Merger Agreement;

•
settle or compromise any action, litigation, lawsuit, arbitration, appeal, petition, claim, suit, mediation or other proceeding by or before any governmental authority, in each case made or pending against the Company or any of its subsidiaries, other than settlements (A) requiring the Company or its subsidiaries to pay monetary damages not exceeding US$1,500,000, (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

•
(A) establish, adopt, enter into, materially amend or terminate any employee benefit plan or collective bargaining agreement, (B) materially increase the compensation or severance payable to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice for employees with annual base compensation less than US$500,000, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries other than in the ordinary course of business or in accordance with the terms of an employee benefit plan in effect on the date of the Merger Agreement, (D) grant any stock option, stock appreciation rights, restricted shares, restricted stock units or equity based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Options or Company RSU Awards, (F) take any action to materially fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (G) hire any person whose annual base compensation is expected to exceed US$500,000, or (H) terminate the employment of any person whose annual base compensation exceeds US$500,000, other than a termination by the Company or any of its subsidiaries for cause; except, in the case of each of clauses (A) through (G), as required by applicable law or required by any employee benefit plan;
•
make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in IFRS (or any interpretation thereof) or in applicable law;

•
enter into any new line of business that is outside of the Company’s existing business as of the date of the Merger Agreement and is material to the Company and its subsidiaries taken as a whole;

•
make, change or revoke any material tax election, amend any material tax return, enter into any material closing agreement with respect to taxes, surrender any right to claim a refund of material taxes, settle or finally resolve any audit, proceeding or controversy with respect to material taxes, change any method of tax accounting, request any ruling with respect to material taxes, consent to any extension or waiver of the limitation period applicable to any material taxes;

•
adopt a plan of merger, complete or partial liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its subsidiaries;

•
make or incur any capital expenditures (or any obligations or liabilities in respect thereof) or other investments in excess of US$15,000,000, except for (A) ordinary course capital expenditures necessary to maintain assets in good repair consistent with the past practice, or (B) as set forth in the annual budget made available to HoldCo;

•
transfer or license from any person any rights to any intellectual property, or transfer or license to any person any rights to any material intellectual property, in each case not in the ordinary course of business;

•
abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material intellectual property;

•
fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its subsidiaries as are currently in effect and are material to the Company and its subsidiaries taken as a whole; or

•
agree, resolve or authorize or commit to do any of the foregoing.

No Solicitation; Adverse Recommendation Change
Except as expressly permitted under the Merger Agreement, the Company will and will cause each of its subsidiaries and their respective representative to (a) immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations with any third party, its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any Competing Proposal or Alternative Warrant Proposal, and request any such third party, its representatives and its financing sources to return to the Company or destroy any non-public information furnished to such person by the Company, (b) from the date of the Merger Agreement until the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to its terms, not release any third party from, or waive any provisions of, any confidentiality or standstill agreement with respect to any Competing Proposal or Alternative Warrant Proposal unless the Company releases or waives the corresponding provision in the Confidentiality Agreement, and (c) from the date of the Merger Agreement until the earlier of (x) the Effective Time and (y) the termination of Merger Agreement pursuant to its terms, not:

•
solicit, initiate, knowingly encourage or knowingly facilitate a Competing Proposal or Alternative Warrant Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or Alternative Warrant Proposal;

•
approve, endorse or recommend any Competing Proposal or Alternative Warrant Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other contract (other than an acceptable confidentiality agreement) contemplating or otherwise relating to a Competing Proposal or Alternative Warrant Proposal; or

•
propose or agree to do any of the foregoing.

Notwithstanding the foregoing, if at any time on or after the date of the Merger Agreement and prior to the obtaining of the Shareholder Approval, the Company or any of its representatives receives an unsolicited, bona fide written Competing Proposal from any person, which Competing Proposal did not arise or result from a breach of the Company’s non-solicitation obligations under the Merger Agreement (other than immaterial non-compliance that does not adversely affect any of HoldCo, Parent and Merger Sub), (a) the Company and its representatives may contact such person solely to request clarification of the terms and conditions of such Competing Proposal and to notify such person of the restrictions in the Merger Agreement, and (b) if the Board (acting upon recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company and its representatives may:
•
furnish information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such Competing Proposal, pursuant to an acceptable confidentiality agreement; provided that the Company shall provide the same non-public information to HoldCo; and

•
engage in or otherwise participate in discussions or negotiations with the person making such Competing Proposal.

Except as otherwise permitted under the Merger Agreement, neither the Board (acting upon recommendation of the Special Committee) nor the Special Committee may (a) fail to recommend to the Company’s shareholders that the Shareholder Approval be given, or fail to include the Board’s recommendation for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions in the proxy statements, (b) change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to HoldCo, such recommendation of the Board, (c) fail to recommend against any Competing Proposal that is a tender offer or exchange offer (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days following the commencement of such Competing Proposal, or (d) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other similar Contract with respect to a Competing Proposal (each, an “Alternative Acquisition Agreement”) (any of the foregoing actions being referred to under (a) to (d), an “Adverse Recommendation Change”).
Notwithstanding the foregoing, prior to the obtaining of the Shareholder Approval, if the Company has received a Competing Proposal that was not obtained in breach of the Company’s non-solicitation obligations under the Merger Agreement (other than immaterial non-compliance that does not adversely affect any HoldCo, Parent or Merger Sub) and the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change with respect to such Competing Proposal would be inconsistent with the directors’ fiduciary duties under applicable law, and (y) that such Competing Proposal constitutes a Superior Proposal, then the Board (acting upon recommendation of the Special Committee) or the Special Committee may effect an Adverse

Recommendation Change and/or authorize the Company to terminate the Merger Agreement and/or enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that, prior to making such Adverse Recommendation Change, (a) the Company has given HoldCo at least five business days’ prior written notice of its intention to take such action, (b) if requested by HoldCo, the Company has negotiated in good faith with HoldCo during such notice period to enable HoldCo to propose revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (c) following the end of such notice period, the Board (acting upon recommendation of the Special Committee) or the Special Committee has considered in good faith any proposed revisions of the Merger Agreement and has determined in good faith, following consultation with an independent financial advisor and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and that failure to make an Adverse Recommendation Change with respect to the Superior Proposal would be inconsistent with the directors’ fiduciary duties under applicable law.
In addition, prior to the obtaining of the Shareholder Approval, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change other than in response to a Superior Proposal if an Intervening Event has occurred and the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable law, provided that (a) the Company has given HoldCo at least five business days’ prior written notice of its intention to make such Adverse Recommendation Change, (b) if requested by HoldCo, the Company has negotiated in good faith with HoldCo during such notice period to enable HoldCo to propose revisions to the terms of the Merger Agreement, and (c) following the end of such notice period, the Board (acting upon recommendation of the Special Committee) or the Special Committee has considered in good faith any proposed revisions of the Merger Agreement and has determined in good faith, after consultation with an independent financial advisor and outside legal counsel and taking into account any revisions to the Merger Agreement, that failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable law.
The Company will not submit to the vote of its shareholders or warrantholders any Competing Proposal or any Alternative Warrant Proposal other than the Merger and the Warrant Amendment, respectively, prior to the termination of the Merger Agreement.
“Competing Proposal” means any proposal or offer from any person (other than HoldCo, Parent or Merger Sub) or “group” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenue of the Company and its subsidiaries are attributable; (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the consolidated revenue or consolidated assets of the Company and its subsidiaries; (c) any sale, exchange, transfer or other disposition of 20% or more of the total voting power of the equity securities of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any person or “group” within the meaning of Section 13(d) of the Exchange Act beneficially owning 20% or more of the total voting power of the equity securities of the Company; or (e) any combination of the foregoing.
“Alternative Warrant Proposal” means any proposal or offer from any person (other than HoldCo, Parent or Merger Sub) or “group” within the meaning of Section 13(d) of the Exchange Act, relating to (a) any sale, exchange, transfer or other disposition of 20% or more of the Warrants; (b) any tender offer or exchange offer that, if consummated, would result in any person or “group” within the meaning of Section 13(d) of the Exchange Act beneficially owning 20% or more of the Warrants; (c) maintaining the Warrant Agreement in its current form, or any change, modification, amendment or supplement to the Warrant Agreement that is inconsistent with the Warrant Amendment; or (d) any combination of the foregoing.

“Superior Proposal” means any bona fide written Competing Proposal that the Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such Competing Proposal, is more favorable to the Company and its shareholders (other than the Rollover Securityholders) than the Transactions; provided, that for purposes of this definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal will be deemed to be references to “50%;” provided, further, that any such Competing Proposal will not be deemed to be a “Superior Proposal” if (a) such Competing Proposal is conditional upon any due diligence review or investigation of the Company or any of its subsidiaries, (b) any financing required to consummate the transaction contemplated by such proposal is not then fully committed, (c) the consummation of the transaction contemplated by such Competing Proposal is conditional upon the obtaining and/or funding of financing, or (d) the transaction contemplated by such Competing Proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.
“Intervening Event” means a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of the Company and its subsidiaries, taken as a whole, and that has occurred or arisen or first become known to the Special Committee after the date of the Merger Agreement and was neither known to such party nor reasonably foreseeable as of the date of the Merger Agreement; provided that in no event will the receipt, existence of or terms of a Competing Proposal or a Superior Proposal or an Alternative Warrant Proposal constitute an Intervening Event.
Shareholders Meeting
As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the proxy statement, but in any event no later than 15 days after such confirmation, the Company (i) will establish a Shareholder Record Date for determining shareholders of the Company entitled to vote at the extraordinary general meeting of the Company and will not change such Shareholder Record Date without the prior written consent of HoldCo, unless required to do so by applicable laws, and (ii) will mail the proxy statement to the holders of Ordinary Shares as of the Shareholder Record Date, for the purpose of voting upon the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.
As soon as practicable but in any event no later than 40 days after the date of mailing the proxy statement, the Company will hold the extraordinary general meeting of the Company. Unless the Merger Agreement is validly terminated in accordance with its terms, the Company’s obligations to hold the shareholders meeting for the purpose of voting upon the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions will not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal or Alternative Warrant Proposal, and such obligations (other than the Board’s obligation to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions) will not be limited or otherwise affected by any Adverse Recommendation Change.
Warrantholder Consent and Warrant Amendment
As soon as practicable after the SEC confirms that it has no further comments on the proxy statement, but in any event no later than 15 days after such confirmation, the Company (i) will establish a Warrantholder Record Date for determining warrantholders of the Company entitled to submit a consent and will not change such Warrantholder Record Date without the prior written consent of HoldCo, unless required to do so by applicable laws, and (ii) will mail the proxy statement to the warrantholders as of the Warrantholder Record Date, for the purpose of soliciting the Warrantholder Consent.
The Company will use its reasonable best efforts to solicit from its warrantholders consent in favor of the Warrant Amendment and to take all other action necessary or advisable to secure the Warrantholder Consent. Unless the Merger Agreement is validly terminated in accordance with its terms, the Company’s obligations to solicit Warrantholder Consent in favor of the Warrant Amendment will not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal or Alternative Warrant Proposal, and will not be affected by any Adverse Recommendation Change.
Directors’ and Officers’ Indemnification and Insurance
The parties to the Merger Agreement have agreed that:
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HoldCo will, and will cause the Surviving Company and each of the Company’s subsidiaries to, for a period of six years after the Effective Time, honor and fulfill in all respects the obligations of such person to the fullest extent permissible under applicable law, the governing documents of the Company and its subsidiaries and any indemnification agreements to the present and former directors and officers of the Company and its subsidiaries entitled to indemnification, exculpation and/or advancement of expenses thereunder arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including actions or omissions in connection with the consideration, negotiation and approval of the Merger Agreement and the Transactions.

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For a period of six years after the Effective Time, the organizational and governing documents of the Surviving Company and each of the Company’s subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are currently set forth in the governing documents of the Company and its subsidiaries in effect on the date of the Merger Agreement.

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For a period of six years after the Effective Time, HoldCo will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time. In addition, if the Company in its sole discretion elects, then in lieu of the foregoing insurance, the Company will purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Effective Time providing at least the same coverage and amounts containing terms and conditions which are no less advantageous to any beneficiary than the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time. However, HoldCo will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance, but in such case will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to 300% of the annual premiums.

Financing
HoldCo, Parent and Merger Sub will use their reasonable best efforts to take all actions necessary to arrange and obtain debt financing and equity financing, in aggregate, on terms and conditions not materially less favorable (taken as a whole) than those described in the Facilities Agreement and Equity Commitment Letters, including to (i)  maintain in full force and effect the Facilities Agreement and Equity Commitment Letters until the Transactions are consummated in accordance with their respective terms, (ii) satisfy on a timely basis all conditions to the closing of and funding under the Facilities Agreement and Equity Commitment Letters applicable to any of HoldCo, Parent and Merger Sub that are within its control, (iii) draw upon and consummate the debt financing and equity financing prior to the closing of the Merger in accordance with their terms and (iv) enforce their rights under the Facilities Agreement and Equity Commitment Letters.
HoldCo will promptly notify the Company and use its reasonable best efforts to arrange alternative debt financing as promptly as practicable if any portion of the debt financing has become unavailable on the terms and conditions contemplated in the Facilities Agreement. The terms and conditions of such alternative financing must be not materially less favorable, in the aggregate, to HoldCo, Parent and Merger Sub (from their standpoint) than those contained in the Facilities Agreement, and the amount of such alternative financing, together with the aggregate proceeds of the equity financing, must be sufficient for

HoldCo and the Surviving Company to pay the merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions, provided that in no event may the terms of any alternative financing prevent, delay or materially impede or materially impair the ability of HoldCo, Parent or Merger Sub to consummate the Transactions in accordance with the terms of the Merger Agreement or impose new or additional conditions precedent or expand upon the conditions precedent to the availability of the debt financing that would reasonably be expected to make the funding of the debt financing less likely to occur .
None of HoldCo, Parent and Merger Sub will agree to any amendments under the Facilities Agreement or Equity Commitment Letters without the prior written consent of the Company if such amendments would reduce the amount of the debt financing or equity financing, impose additional conditions to the debt financing or equity financing, or otherwise expand or modify the conditions to the debt financing or equity financing, in each case in a manner that would reasonably be expected to prevent or delay in any material respect the ability of HoldCo, Parent or Merger Sub to consummate the Transactions or adversely impact in any material respect the ability of HoldCo, Parent or Merger Sub to enforce its rights against the other parties to any financing document.
Prior to the closing of the Merger, HoldCo will (i) give the Company prompt written notice (A) upon becoming aware of any breach or default of any provision of, or termination by any party to the Facilities Agreement, Equity Commitment Letters or any other definitive agreement with respect to the financing, (B) upon the receipt of any written notice from any person with respect to any threatened breach or any reduction of the amount of the financing, (C) if HoldCo at any time believes that it will not be able to obtain all or any portion of the debt financing or equity financing as contemplated in the Facilities Agreement or Equity Commitment Letters, and (D) of the termination, repudiation, rescission, cancellation or expiration of the Facilities Agreement or Equity Commitment Letters; and (ii) otherwise keep the Company informed on a reasonably current basis of the status of HoldCo, Parent and Merger Sub’s efforts to arrange the debt financing or alternative financing (as applicable) and the equity financing.
Prior to the closing of the Merger, the Company agrees to use its reasonable best efforts to provide to HoldCo, Parent and Merger Sub all reasonable cooperation as requested in connection with the debt financing or alternative financing that is necessary and customary for financings of the type contemplated by the Facilities Agreement. However, nothing contained in the Merger Agreement would require the Company and its subsidiaries to incur any expense unless such expense is reimbursed by HoldCo, Parent and Merger Sub. Promptly upon request by the Company, HoldCo will reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated in the Merger Agreement and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the debt financing or alternative financing and any information used in connection therewith, except to the extent such liabilities or losses arising out of or resulted from the gross negligence, bad faith or willful misconduct of the Company, its subsidiaries or any of their respective representatives.
Notwithstanding anything to the contrary in the Merger Agreement, from time to time and at any time prior to the closing of the Merger, HoldCo will be entitled to adjust the number of Rollover Shares and Rollover Warrants (each as defined in the Merger Agreement), the amount of the debt financing and/or the amount of the equity financing and amend the applicable Support Agreement and/or the commitment letters, or enter into additional Support Agreements and/or commitment letters, in each case solely to give effect to such adjustments, provided that (i) any additional financing documents so entered into shall be on terms and conditions not materially less favorable (from the standpoint of HoldCo, Parent and Merger Sub), in the aggregate, to HoldCo, Parent and Merger Sub than those contained in comparable financing documents then existing (including in respect to conditionality), (ii) after giving effect to such adjustment, and taking into consideration any such amended or additional documents, the financing documents shall provide for an aggregate amount of proceeds that is sufficient for HoldCo, Parent, Merger Sub and the Surviving Company to pay the merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated under the Merger Agreement, and (ii) such adjustment would not otherwise reasonably be expected to prevent or delay in any material respect the ability of any of HoldCo, Parent or Merger Sub to consummate the Transactions.

Each of HoldCo, Parent and Merger Sub acknowledges and agrees that the obligations to perform its respective agreements under the Merger Agreement, including to consummate the closing of the Merger, are not conditioned on obtaining of the financing or on the performance of any party to the Facilities Agreement.
Other Covenants
The Merger Agreement contains additional agreements between the Company and HoldCo, Parent and/or Merger Sub relating to, among other things:
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the filing of this proxy statement and the Schedule 13E-3 with the SEC and cooperation in response to any comments from the SEC with respect thereto;

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acknowledgement of the absence of other representations and warranties except for those set forth in the applicable sections of the Merger Agreement;

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reasonable access by HoldCo and its representatives to the offices, properties, books and records of the Company and its subsidiaries;

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notification of certain events;

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reasonable best efforts of each party to consummate the Transactions;

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coordination of press releases and other public announcements relating to the Merger;

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matters relating to takeover statutes;

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control over the operation of the Company and its subsidiaries prior to the Effective Time;

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participation in litigation relating to the Merger or the Merger Agreement;

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resignation of the directors of the Company and its subsidiaries pursuant to HoldCo’s request;

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delisting and deregistration of the Ordinary Shares and Warrants;

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actions of the Company taken at the direction of HoldCo, Parent, Merger Sub or their representatives; and

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restrictions on any member of the Buyer Group to amend, withdraw or terminate any Buyer Group contracts in relation to the Merger or waive any rights thereunder in any manner that would have certain negative impacts on the Merger.

Conditions to the Merger
The obligations of the Company, HoldCo, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:
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the Shareholder Approval has been obtained;

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no governmental authority has issued, promulgated, enforced or entered any order that is then in effect and enjoins, prohibits or makes illegal the consummation of the Transactions; and

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the Warrantholder Consent has been obtained and not revoked, and the Warrant Amendment has been entered into and taken effect no later than the closing of the Merger.

The obligations of HoldCo, Parent and Merger Sub to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
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the representations and warranties of the Company set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date, subject to certain qualifications;

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the Company has performed or complied with, in all material respects, all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing date;

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no Material Adverse Effect has occurred since the date of the Merger Agreement and is continuing;

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HoldCo has received a certificate of a senior executive officer of the Company, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied; and

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Holders of no more than 10% of the total issued and outstanding Ordinary Shares immediately prior to the Effective Time shall have validly served and not withdrawn a notice of objection under Section 238(2) of the Cayman Islands Companies Act.

The obligations of the Company to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
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the representations and warranties of HoldCo, Parent and Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date, subject to certain qualifications;

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each of HoldCo, Parent and Merger Sub has performed or complied with, in all material respects, all agreements and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing date; and

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the Company has received a certificate of a director or officer of HoldCo, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time:
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by mutual written consent of HoldCo and the Company;

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by either HoldCo or the Company (provided that this termination right is not available to either HoldCo or the Company if its breach of or failure to comply with any provision of the Merger Agreement has been the primary cause of the failure of any applicable condition to the Merger being satisfied), if:

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the Merger is not consummated within 12 months following the date of the Merger Agreement (the “Outside Date”) (an “Outside Date Termination Event”);

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any governmental authority of competent jurisdiction has issued a final, non-appealable order which enjoins, prohibits or makes illegal the consummation of the Transactions (a “Permanent Order Termination Event”); or

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the Shareholder Approval is not obtained (a “No-Vote Termination Event”);

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by the Company, if:

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there has been a breach or failure to perform by any of HoldCo, Parent and Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which would result in the applicable conditions to the obligations of the Company to complete the Merger not being satisfied, and such breach is not curable prior to the Outside Date or has not been cured within the earlier of (x) 30 calendar days after the receipt of written notice by HoldCo or (y) three business days before the Outside Date, provided that the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would cause the applicable conditions to the obligations of HoldCo, Parent and Merger Sub to complete the Merger not to be satisfied (a “HoldCo Breach Termination Event”);

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prior to the receipt of the Shareholder Approval, (a) the Board has effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement effecting such Superior Proposal, and (b) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into an Alternative Acquisition Agreement effecting such Superior Proposal; provided that the Company (A) has complied in all material respects with the “no shop” provisions in the Merger Agreement; and (B) pays in full the Company

Termination Fee (as defined below) prior to or concurrently with such termination (a “Superior Proposal Termination Event”); or
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(a) all of the conditions to the obligations of HoldCo, Parent and Merger Sub to complete the Merger are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing), (b) the Company has given HoldCo a written notice that the Company is ready, willing and able to complete the Merger, and (c) HoldCo fails to complete the closing of the Merger within ten business days following its receipt of the written notice from the Company (a “HoldCo Failure to Close Termination Event”); or

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by HoldCo, if:

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there has been a breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which would result in the applicable conditions to the obligations of HoldCo, Parent and Merger Sub to complete the Merger not being satisfied, and such breach is not curable prior to the Outside Date or has not been cured within the earlier of (x) 30 calendar days after the receipt of written notice by the Company or (y) three business days before the Outside Date, provided that HoldCo, Parent and Merger Sub are not then in breach of any of their representations, warranties, covenants or agreements set forth in the Merger Agreement that would cause the applicable conditions to the obligations of the Company to complete the Merger not to be satisfied (a “Company Breach Termination Event”); or

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prior to obtaining the Shareholder Approval, the Board has effected an Adverse Recommendation Change (an “Adverse Recommendation Change Termination Event”).

Termination Fees
The Company is required to pay to HoldCo a cash termination fee in an amount equal to US$31,500,000 (the “Company Termination Fee”) if the Merger Agreement is terminated:
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by HoldCo or the Company pursuant to a No-Vote Termination Event or by the Company pursuant to an Outside Date Termination Event, in each case in the event that after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), a Competing Proposal has been publicly made, proposed or disclosed and not withdrawn, and within 12 months of such termination, the Company or any of its subsidiaries enters into a definitive agreement to effect, or consummates the transactions contemplated by a Competing Proposal (provided, that for purposes of this clause, the references to “20%” in the definition of Competing Proposal will be deemed to be references to 50%);

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by HoldCo pursuant to (a) a Company Breach Termination Event or (b) an Adverse Recommendation Change Termination Event; or

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by the Company pursuant to a Superior Proposal Termination Event.

HoldCo is required to pay to the Company a cash termination fee in an amount equal to US$63,000,000 (the “HoldCo Termination Fee”) if the Merger Agreement is terminated:
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by the Company pursuant to a HoldCo Breach Termination Event; or

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by the Company pursuant to a HoldCo Failure to Close Termination Event.

Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to the payment of a HoldCo Termination Fee or Company Termination Fee (as applicable) or the grant of specific performance of the terms of the Merger Agreement, including an injunction and other equitable relief to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction, specific performance or other equitable relief to enforce the obligations of HoldCo, Parent and Merger Sub to cause the equity financing for the Merger to be funded and to consummate the Merger, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of HoldCo, Parent and Merger Sub to complete the Merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (b) HoldCo, Parent and Merger Sub have failed to complete the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing has been funded in full or will be funded at the closing if the equity financing is funded at the closing, and (d) the Company has irrevocably confirmed in writing that (i) all conditions to the obligations of the Company have been satisfied or that the Company is waiving any of the conditions to the extent not so satisfied (other than those conditions that by their terms are to be satisfied at the closing) and (ii) if specific performance is granted and the equity financing and the debt financing are funded, then it would take such actions required of it by the Merger Agreement to cause the closing to occur.
While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and payment of HoldCo Termination Fee or Company Termination Fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing and payment of such amounts.
Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of HoldCo, Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the HoldCo Termination Fee of US$63,000,000 and the Company Termination Fee of US$31,500,000, respectively, and reimbursement of certain expenses accrued in the event that Company or HoldCo fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.
Amendment
At any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement of the parties by actions taken (a) with respect to HoldCo, Parent and Merger Sub, by or on behalf of their respective board of directors, and (b) with respect to the Company, by the Board (acting upon recommendation of the Special Committee); provided, however, that after receipt of the Shareholder Approval, no amendment may be made which by law requires further approval by the shareholders of the Company without obtaining such further approval.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of holders of the Ordinary Shares to dissent from the Merger and receive payment of the fair value of their Ordinary Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex E, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.
Requirements for Exercising Dissenters’ Rights
A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Ordinary Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.
The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Ordinary Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Ordinary Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:
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You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Ordinary Shares if the Merger is authorized by the vote at the extraordinary general meeting.

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Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.

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Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number of Ordinary Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Ordinary Shares. A dissenting shareholder who dissents must do so in respect of all the Ordinary Shares which it, he or she holds.

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Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Ordinary Shares at a price determined by the Company to be the fair value of such Ordinary Shares.

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If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Ordinary Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands for a determination of the fair value of the Ordinary Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Ordinary Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

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If a petition is timely filed and served, the Grand Court of the Cayman Islands will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Ordinary Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Ordinary Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the Merger is void or unlawful). The enforcement of your Dissenter Rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Ordinary Shares, other than the rights referred to in the preceding sentence.
All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Ordinary Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Ordinary Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Ordinary Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Ordinary Shares.
You must be a registered holder of Ordinary Shares in order to exercise your dissenters’ rights.
If you do not satisfy each of these requirements and comply strictly with all precedents required by the Cayman Islands Companies Act with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Ordinary Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Ordinary Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China, Attention: Judy Wang.
If you are considering dissenting, you should be aware that the fair value of your Ordinary Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the US$12.00 in cash without interest, for each Ordinary Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Ordinary Shares. In addition, in any proceedings for determination of the fair value of the Ordinary Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration represents at least or more than the fair value of each of your Ordinary Shares. You may also be responsible for the cost of any appraisals proceedings.
The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION
The functional and reporting currency of the Company is Renminbi. The Company’s business is primarily conducted in China. The functional currency of the Company’s subsidiaries in the PRC is Renminbi.
Selected Historical Financial Information
The following table presents selected historical consolidated financial information of the Company. The audited financial statements of the Company for the fiscal years ended December 31, 2020 and 2019 are incorporated herein by reference to the Company’s Form 20-F for the fiscal year ended December 31, 2020, filed on June 4, 2021, beginning on page F-1. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review Prospects” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.
	For the Years Ended December 31, / As of December 31,
	2020	2019
	(RMB in thousands)
Statement of Profit or Loss and Other Comprehensive Income Data:
Revenue	2,260,505	2,449,202
Loss From Operations	(78,406)	(215,797)
Net Loss	(531,854)	(466,267)
Net Loss attributable to the Company	(505,570)	(436,938)
Statement of Financial Position Data:
Current Assets	1,015,306	2,107,229
Non-Current Assets	12,400,235	12,542,406
Current Liabilities	964,893	1,761,605
Non-Current Liabilities	4,779,260	4,779,253
Total Shareholders’ Equity attributable to the Company	7,461,883	7,872,988
Non-Controlling Interest	209,505	235,789
Total Equity	7,671,388	8,108,777
Net Book Value per Ordinary Share
The net book value per Ordinary Share as of December 31, 2020 was US$8.74 based on 131,356,980 issued and outstanding Ordinary Shares as of that date, and the Renminbi to U.S. dollars exchange rate of RMB6.5 to US$1.00.

TRANSACTIONS IN THE ORDINARY SHARES
Purchases by the Company
The Company has not repurchased any Ordinary Shares at any time within the past two years.
Purchases by the Buyer Group
Purchases by the Vivo Filing Persons in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
Vivo LP	Fourth Quarter 2019	143,000,000	10.00
Purchases by the Fosun Filing Persons in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
Fosun Industrial	Fourth Quarter 2019	9,400,000	10.00
Purchases by the ADS Filing Persons in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
ADS	Third Quarter 2019	1,000,000	10.00
Purchases by the Aspex Filing Persons in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
Aspex Fund	Fourth Quarter 2019	2,650,000	10.00
Aspex Fund	Fourth Quarter 2019	162,500(1)	0.00
Aspex Fund	Fourth Quarter 2019	81,250	0.00
Aspex Fund	First Quarter 2020	1,350,000	9.32

(1)
Represents 162,500 Ordinary Shares underlying Warrants issued together with corresponding Ordinary Shares as a unit.

Purchases by Smart Will in the Past Two Years
In the fourth quarter of 2019, Smart Will purchased (i) 2,125,000 Ordinary Shares; (ii) 250,000 Forward Purchase Warrants at an aggregate price of US$20,000,000.
Purchases by the MY.Alpha Filing Persons and Their Affiliates in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
MY Asian Strategic Metric Master, L.P.	First Quarter 2020	292,153	8.80 – 9.00
Jorvik Multi-Strategy Master Fund, L.P.	Third Quarter 2020	3,331	8.18
Lumyna Funds – Lumyna – York Asian Event-Driven Ucits Fund	Third Quarter 2020	17,017	8.95
MYAO	First Quarter 2021	1,200,834	11.00 – 11.25
MYAO	Third Quarter 2021	2,457,419	11.14 – 11.24
MYAO	Fourth Quarter 2021	355,002	11.00 – 11.25

Purchases by the Yunqi Filing Persons and Their Affiliates in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
Yunqi Path Capital Master Fund	Fourth Quarter 2019	80,284	9.79 – 10.17
Yunqi Path Capital Master Fund	First Quarter 2020	1,504,681	7.21 – 10.00
Yunqi Path Capital Master Fund	Second Quarter 2020	106,547	7.90 – 8.29
Yunqi Path Capital Master Fund	Third Quarter 2020	182,000	8.25 – 8.41
Yunqi Path Capital Master Fund	Fourth Quarter 2020	188,798	8.29 – 8.70
Yunqi Path Capital Master Fund	First Quarter 2021	279,063	8.48 – 10.77
Yunqi	First Quarter 2020	2,055,002	7.36 – 10.00
Yunqi	Second Quarter 2020	105,885	7.96 – 8.29
Yunqi	Fourth Quarter 2020	112,209	8.37 – 8.90
Yunqi	First Quarter 2021	7,000	10.77
Purchases by LY in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
LY	First Quarter 2020	1,000,000	10.00
Purchases by the Nan Fung Filing Persons in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
NF SPAC	Fourth Quarter 2019	6,800,000	10.00
Purchases by the Junson Filing Persons and Their Affiliates in the Past Two Years
Purchaser	Purchase Period	Total Number of Ordinary Shares Purchased	Price Paid Per Share ($)
Junson	Fourth Quarter 2019	1,062,500	0.00 – 10.00
Junson Stable Growth Master Fund Limited	Fourth Quarter 2019	225,000	0.00 – 10.00
Prior Public Offerings
On July 3, 2018, NFC, the predecessor to the Company, consummated the IPO of 28,750,000 units, with each unit consisting of one Class A ordinary share and one-half of one redeemable warrant. NFC’s units, ordinary shares and warrants were listed on the NYSE under the symbols, “NFC.U,” “NFC,” and “NFC WS,” respectively.
Upon consummation of NFC’s initial business combination on December 17, 2019, the Company’s Ordinary Shares and Public Warrants started trading on the NYSE under the symbols “NFH” and “NFH WS,” respectively.
Transactions in Prior 60 Days
Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Consortium Agreement, the Support Agreement, the Limited Guarantees and the Equity Commitment Letters, there have been no transactions in Ordinary Shares during the past 60 days by the Company, any of the Company’s officers or directors, any member of the Buyer Group, or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership of Ordinary Shares, as of the date of this proxy statement, by:
•
each of our directors and executive officers

•
our directors and executive officers as a group; and

•
each person known to us to beneficially own more than 5.0% of the total issued and outstanding Ordinary Shares.

As of the date of this proxy statement, we have 131,847,694 Ordinary Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, we have included Ordinary Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option or other right or the conversion of any other security. These Ordinary Shares, however, are not included in the computation of the percentage ownership of any other person.
	Number(1)	%(2)
Directors and Executive Officers:
Kam Chung Leung(3)	57,998,064	39.6%
Qiyu Chen	—	—
Roberta Lipson(4)	6,872,831	5.1%
Larry Yuan	—	—
Carl Wu(3)	57,998,064	39.6%
Ying Zeng	*	*
Alastair Pui Yan Mah	—	—
Shan Fu	—	—
Edward Leong Che-hung	*	*
Frederick Ma Si-hang	—	—
Lawrence Chia	—	—
All directors and executive officers as a group	65,097,145	43.4%
5% Shareholders:
NFPH(5)	57,546,625	39.3%
Fosun Industrial(6)	9,400,000	7.1%
Certain funds and accounts advised by NFGHL (7)	9,930,000	7.4%
Vivo LP(8)	14,300,000	10.8%
Certain funds and accounts advised by Capital Research and Management Company(9)	12,173,386	9.2%

*
Less than 1% of total outstanding Ordinary Shares.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the Ordinary Shares.

(2)
As of the date of this proxy statement, a total of 131,847,694 Ordinary Shares are outstanding. For each beneficial owner above, any securities that are exercisable or convertible within 60 days have been included for the purpose of computing the number of shares beneficially owned and the percentage ownership of such beneficial owner pursuant to SEC Rule 13d-3(d)(1). We did not deem such shares to be outstanding, however, for purposes of calculating the percentage ownership of any other person.

(3)
Kam Chung Leung and Carl Wu share voting and/or dispositive power over the securities beneficially owned by NFPH and SHH. The interests shown include (i) 57,546,625 Ordinary Shares beneficially owned by NFPH, including 14,725,750 Ordinary Shares underlying warrants and (ii) 451,439 Ordinary Shares held of record by SHH.

(4)
Includes (i) 1,227,251 Ordinary Shares held of record by Ms. Lipson, (ii) 3,282,032 Ordinary Shares that Ms. Lipson has the right to acquire upon exercise of Company Options prior to January 25, 2026 and (iii) 2,363,548 Ordinary Shares held of record by trusts affiliated with Ms. Lipson.

(5)
Kam Chung Leung and Carl Wu share voting and dispositive power over the securities held by NFPH. Each of Mr. Leung and Mr. Wu disclaims beneficial ownership over any securities owned by NFPH other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The interests shown include (i) 9,542,500 Ordinary Shares, held of record by NFPH, (ii) 7,470,000 Private Placement Warrants, held of record by NFPH, (iii) 7,470,000 Ordinary Shares underlying the Private Placement Warrants, held of record by NFPH, (iv) 17,605,000 Ordinary Shares that are subject to certain Letter Agreements, each dated as of December 17, 2019, including 3,280,000 Ordinary Shares underlying warrants, and (v) 22,929,125 Ordinary Shares subject to certain irrevocable proxies, each dated December 17, 2019, including 3,975,750 Ordinary Shares underlying warrants.

(6)
Fosun Industrial is a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd., which is a subsidiary of Shanghai Fosun High Technology (Group) Co., Ltd., which is a wholly-owned subsidiary of Fosun International Limited, which is a subsidiary of Fosun Holdings Limited, which is a wholly-owned subsidiary of Fosun International Holdings Ltd. Guo Guangchang controls Fosun International Holdings and may be deemed to beneficially own the shares. Interests shown include 9,400,000 Ordinary Shares.

(7)
Includes NF SPAC and Sun Hing. Interests shown include (i) 1,200,000 Ordinary Shares, held of record by Sun Hing, (ii) 600,000 Ordinary Shares underlying warrants, held of record by Sun Hing, (iii) 7,150,000 Ordinary Shares, held of record by NF SPAC, (iv) 700,000 Ordinary Shares underlying warrants, held of record by NF SPAC and (v) 280,000 Ordinary Shares underlying warrants, held of record by NFGHL. Each of NF SPAC and Sun Hing is an indirect wholly-owned subsidiary of NFGHL. The members of the executive committee of NFGHL make investment decisions with respect to the securities directly and indirectly held by NFGHL and, therefore, the securities held by NF SPAC and Sun Hing. Mr. Kam Chung Leung, Mr. Frank Kai Shui Seto, Mr. Vincent Sai Sing Cheung, Mr. Pui Kuen Cheung, Mr. Kin Ho Kwok, Ms. Vanessa Tih Lin Cheung, Mr. Meng Gao and Mr. Chun Wai Nelson Tang are the members of the executive committee of NFGHL and therefore may be deemed to beneficially own these shares.

(8)
Vivo LLC is the general partner of Vivo LP. The managing members of Vivo LLC are Frank Kung, Edgar Engleman, Shan Fu, Hongbo Lu, Mahendra Shah, Jack Nielsen and Michael Chang, none of whom has individual voting or investment power with respect to the shares. Interests shown include 14,300,000 Ordinary Shares.

(9)
Includes SMALLCAP World Fund, Inc. (“SCWF”), American Funds Insurance Series — Global Small Capitalization Fund (“VISC”) and American Funds Developing World Growth and Income Fund (together with SCWF and VISC, the “CRMC Shareholders”). Capital Research and Management Company (“CRMC”) is the investment adviser to each of the CRMC Shareholders. CRMC and/or Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of all of the securities expected to be held by the CRMC Shareholders; however, each of CRMC and CRGI expressly disclaim that it is the beneficial owner of such securities. Julian N. Abdey, Noriko H. Chen, Peter Eliot, Brady L. Enright, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Claudia P. Huntington, Jonathan Knowles, Harold H. La, Aidan O’Connell, Andraz Razen, Gregory W. Wendt and Dylan Yolles, as portfolio managers, are expected to have voting and investment power over the securities to be held by SCWF. Bradford F. Freer, Claudia P. Huntington, Harold H. La, Aidan O’Connell and Gregory W. Wendt, as portfolio managers, are expected to have voting and investment power over the securities to be held by VISC.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders and the approval of the Warrant Amendment by the Company’s warrantholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
the cash position of the Company and its subsidiaries at the Effective Time;

•
equity and debt financing may not be funded at the Effective Time because of the failure of HoldCo, Parent and Merger Sub to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•
the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•
the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Ordinary Shares;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•
diversion of our management’s attention during the pendency of the Merger from our ongoing business operations;

•
loss of our senior management;

•
the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•
our failure to comply with regulations and changes in regulations;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or any other matters; and

•
other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020. See “Where You Can Find More Information” beginning on page 114 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable.

However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at https://www.nfh.com.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.
We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
Requests for copies of our filings should be directed to our Investor Relations, at the address and phone numbers provided in this proxy statement.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED DECEMBER 2, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
UNICORN II HOLDINGS LIMITED
UNICORN II PARENT LIMITED
UNICORN II MERGER SUB LIMITED
and
NEW FRONTIER HEALTH CORPORATION
Dated as of
August 4, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (as may be amended, supplemented, modified or varied in accordance with the terms herein, this “Agreement”), dated as of August 4, 2021, is entered into by and among Unicorn II Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo”), Unicorn II Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned Subsidiary of HoldCo (“Parent”), Unicorn II Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub” and, together with HoldCo and Parent, each a “Parent Party” and collectively the “Parent Parties”), and New Frontier Health Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”). The Parent Parties and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “CICL”), it is proposed that the Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company (as defined in the CICL) of the Merger and becoming a wholly-owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee established by the Company Board (the “Special Committee”), has (a) determined that the execution by the Company of this Agreement and the Plan of Merger (as defined below) and consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger and the Warrant Amendment (collectively, the “Transactions”), are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) approved and declared it advisable for the Company to enter into this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger and the Warrant Amendment, and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Board Recommendation”) and to include such recommendation in the Shareholder Proxy Statement (as defined below) and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholders Meeting (as defined below);
WHEREAS, the board of directors of each of the Parent Parties has (a) approved the execution, delivery and performance by the Parent Parties, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for the Parent Parties, respectively, to enter into this Agreement and the Plan of Merger and to consummate the Transactions;
WHEREAS, prior to or substantially concurrently with the execution and delivery of this Agreement, each of the Rollover Securityholders (as defined below) has entered into certain support agreement with HoldCo (as may be amended, the “Support Agreement”), providing that, amongst other things and subject to the terms and conditions set forth therein, (a) the Rollover Securityholders will vote all Shares held (or deemed held) directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and will give consent with respect to all Warrants held (or deemed held) directly or indirectly by them in favor of the approval of the Warrant Amendment, and (b) the Rollover Securityholders agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for cancellation of the Rollover Shares (as defined below) and the Rollover Warrants (as defined below) in accordance with this Agreement, and to subscribe for or otherwise receive newly issued shares of HoldCo at or immediately prior to the Effective Time;
WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each Guarantor (as defined below) has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of HoldCo under this Agreement (each a “Limited Guarantee”); and
WHEREAS, the Parent Parties and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1   Certain Definitions.   For the purposes of this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company, than those contained in the Confidentiality Agreement; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.
“Action” means any action, litigation, lawsuit, arbitration, appeal, petition, claim, suit, mediation or other proceeding by or before any Governmental Entity.
“Affiliate” of a specified Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that (x) prior to the Closing, the Parent Parties, the Rollover Securityholders, the Guarantors and their respective Affiliates (excluding the Group Companies) shall not be deemed to be Affiliates of the Company and/or its Subsidiaries, and vice versa and (y) the Rollover Securityholders shall not be deemed to be Affiliates of any Parent Party. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Alternative Warrant Proposal” means any proposal or offer from any Person (other than the Parent Parties) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to (i) any sale, exchange, transfer or other disposition of 20% or more of the Warrants; (ii) any tender offer or exchange offer that, if consummated, would result in any Person or “group”, within the meaning of Section 13(d) of the Exchange Act, beneficially owning 20% or more of the Warrants; (iii) maintaining the Warrant Agreement in its current form, or any change, modification, amendment or supplement to the Warrant Agreement that is inconsistent with the Warrant Amendment; or (iv) any combination of the foregoing.
“Anti-Corruption Laws” means laws or regulations relating to anti-bribery or anticorruption that apply to the business and dealings of the Group Companies including, without limitation, the Criminal Law and the Anti-Unfair Competition Law of the People’s Republic of China, and the U.S. Foreign Corrupt Practices Act.
“beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“Business Days” means any day other than a Saturday, Sunday or another day on which the banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized by Law or executive order to be closed.
“Buyer Group Contracts” means, collectively, the Financing Documents, the Limited Guarantees, the Support Agreement, the Consortium Agreement and the Interim Investors Agreement.
“Buyer Group Parties” means the Parent Parties, the Guarantors and the Rollover Securityholders, excluding the Company or any of its Subsidiaries, and a “Buyer Group Party” means any of them.
“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.
“Company Equity Plan” means the New Frontier Health Corporation 2019 Omnibus Incentive Plan adopted on December 12, 2019, including any amendment thereto and as disclosed in the SEC Documents.

“Company Financial Advisor” means Duff & Phelps, LLC.
“Company Governing Documents” means the Company’s Amended and Restated Memorandum and Articles of Association, adopted by a special resolution of shareholders of the Company on December 17, 2019.
“Company IP Rights” means any and all Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Option” means an option to purchase Shares granted under the Company Equity Plan in accordance with the terms thereof.
“Company RSU Award” means a restricted share unit granted under the Company Equity Plan in accordance with the terms thereof.
“Competing Proposal” shall mean any proposal or offer from any Person (other than the Parent Parties) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenue of the Company and its Subsidiaries are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the consolidated revenue or consolidated assets of the Company and its Subsidiaries; (iii) any sale, exchange, transfer or other disposition of 20% or more of the total voting power of the equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person or “group”, within the meaning of Section 13(d) of the Exchange Act, beneficially owning 20% or more of the total voting power of the equity securities of the Company; or (v) any combination of the foregoing.
“Confidentiality Agreement” means the Confidentiality Agreement, dated March 25, 2021, between the Company and the Sponsor.
“Consortium Agreement” means the Consortium Agreement, dated as of February 9, 2021, by and among the Sponsor and certain other parties thereto.
“Contract” means any legally binding contract, agreement, lease, instrument or other contractual commitment.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent Parties on the date of this Agreement.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Environmental Law” means any and all applicable Laws regarding pollution or protection of the environment, or the effect of the environment on public or worker health or safety.
“Excluded Shares” means, collectively, (a) the Rollover Shares, and (b) Shares held by the Parent Parties, the Company or any of their respective Subsidiaries.
“Excluded Warrants” means the Warrants held by the Sponsor.
“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.
“Existing Facility Agreement” means the RMB equivalent of US$300,000,000 facilities agreement originally dated December 9, 2019 (as amended and restated by an amendment and restatement agreement dated August 31, 2020) and made between, amongst others, NF Unicorn Chindex Holding Limited as company and original borrower, and Shanghai Pudong Development Bank Co., Ltd. Putuo Sub-Branch (上海浦东发展银行股份有限公司普陀支行) as agent and security agent.
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers and other financial institutions, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statements, the solicitation of shareholders and Shareholder Approval, the solicitation of warrantholders and Warrantholder Consent, shareholder and/or warrantholder litigation, the filing of any required notices under any applicable competition or investment Laws, any filings with the SEC and all other matters related to the closing of the Merger and the consummation of the other Transactions.
“Forward Purchase Warrant” has the meaning ascribed to it in the Warrant Agreement.
“Government Official” means any officers, employees and other persons working in an official capacity on behalf of (i) any Governmental Entity; and (ii) any political parties, as well as any candidates for political office.
“Governmental Entity” means (i) any national, federal, state, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iv) any company, business, enterprise, or other entity or instrumentality owned or controlled by any government, entity, organization described in this definition.
“Group Company” means any of the Company and its Subsidiaries.
“Guarantors” means the Persons specified on Schedule I hereto, each of whom has, on the date hereof, delivered a Limited Guarantee.
“HoldCo Shares” means the ordinary shares of HoldCo with a par value of US$0.0001 per share.
“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and whether or not contingent, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property” means any and all proprietary, industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, social media names, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.
“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, by and among certain Rollover Securityholders, the Guarantors, the Sponsor and the Parent Parties.
“Knowledge” will be deemed to be, as the case may be, the actual knowledge, following reasonable inquiry, of (a) with respect to the Company, the individuals set forth in Section 1.1 of the Disclosure Schedule, or (b) with respect to any Parent Party, any director or executive officer thereof.
“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order or ordinance of any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole or prevent or materially delay the consummation of the Transactions by the Company; provided, however, that any Effect resulting or arising from any of the following shall not be deemed to constitute a Material Adverse Effect or be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company or its Subsidiaries operates, (b) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (c) any change in IFRS or interpretation thereof, (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (e) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the written request or with the written consent of any Parent Party, (f) the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any Action arising therefrom and any adverse change in relationship with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of HoldCo, Parent, the Sponsor, the Rollover Securityholders, the Guarantors or any of their respective Affiliates, (g) changes in the price or trading volume of the Shares (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Shares), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations), (i) epidemic or pandemic (including the COVID-19 pandemic), changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (j) any deterioration in the credit rating of the Company or its Subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration); provided that if any Effect described in clauses (a), (b), (c), (d), and (i) has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Group Companies operating in the same industry or industries and geographic markets in which the Group Companies operate, then the incremental impact of such event may be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.
“Ordinary Shares” means the ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.0001 per share.
“Outside Date” means the date falling twelve (12) months from the date of this Agreement.
“Permits” means all authorizations, licenses, approvals, certificates, franchises, registrations and permits granted by or obtained from any Governmental Entity or pursuant to any Law.
“Permitted Liens” means any (a) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (b) regulations, permits, licenses, covenants, conditions, restrictions, easements, rights of way or other similar matters of record affecting title to real property, zoning, building and other similar restrictions, (c) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (d) with respect to real property, non-monetary Liens or other minor imperfections of title, (e) rights of parties in possession, (f) ordinary course, non-exclusive licenses of Intellectual Property, (g) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) Liens securing Indebtedness that are reflected in the SEC Documents filed or furnished prior to the date hereof or have otherwise been disclosed in the Disclosure Schedule, (j) standard survey and title exceptions, or (k) any other Liens that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.
“person” or “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“Preferred Shares” means the preferred shares of the Company that are designated as “Preferred Shares” with a par value of US$0.0001 per share.
“Private Placement Warrant” has the meaning ascribed to it in the Warrant Agreement.
“Proxy Statements” means the Shareholder Proxy Statement and the Warrantholder Proxy Statement.
“Public Warrant” has the meaning ascribed to it in the Warrant Agreement.
“Real Property Lease” means any agreement under which any Group Company is the landlord, sub-landlord, tenant, subtenant or occupant.
“Representatives” means, when used with respect to a Person, its Affiliates and its and their respective directors, officers, existing or potential debt or equity financing sources, employees, partners, members, consultants, financial advisors, accountants, legal counsel, and other agents, advisors and representatives.
“RMB” means Renminbi, the lawful currency of the PRC.
“Rollover Securityholders” means the Persons specified on Schedule II hereto, subject to the adjustments set forth in Section 7.5(h).
“Rollover Shares” means the Shares held (or deemed held) by each Rollover Securityholder as set forth opposite such Rollover Securityholder’s name on Schedule II hereto, subject to the adjustments set forth in Section 7.5(h).

“Rollover Warrants” means the Warrants held (or deemed held) by each Rollover Securityholder as set forth opposite such Rollover Securityholder’s name on Schedule II hereto, subject to the adjustments set forth in Section 7.5(h).
“Sanctioned Person” means a Person that is (a) subject to or the target of Sanctions (including any Person that is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control), (b) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), or (c) owned 50% (fifty percent) or more, or controlled, by any of the foregoing.
“Sanctions” means all trade, economic and financial sanctions laws administered, enacted or enforced from time to time by (a) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State), (b) the United Nations, (c) the United Kingdom (including Her Majesty’s Treasury), or (d) the People’s Republic of China.
“Shareholder Approval” means the affirmative vote of the holders of Shares representing at least two-thirds of the voting power of the issued and outstanding Shares entitled to vote at the Shareholders Meeting voting in person or by proxy as a single class, to approve and authorize this Agreement, the Plan of Merger and the Transactions in accordance with the CICL and the Company Governing Documents.
“Shareholders Meeting” means the meeting of the holders of Shares for the purpose of seeking the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including any adjournment thereof.
“Shares” means the Ordinary Shares and Preferred Shares.
“Sponsor” means New Frontier Public Holding Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.
“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a controlling general partner of such partnership.
“Superior Proposal” means any bona fide written Competing Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such Competing Proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the Person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), is more favorable to the Company and its shareholders (other than the Rollover Securityholders) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement proposed by HoldCo in response to such Competing Proposal in accordance with Section 6.3(d)); provided, that for purposes of this definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such Competing Proposal shall not be deemed to be a “Superior Proposal” if (A) such Competing Proposal is conditional upon any due diligence review or investigation of the Company or any of its Subsidiaries (which, for the avoidance of doubt, shall not include the inclusion of a customary “access to information” covenant such as Section 7.2 in any documentation for such transaction), (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed, (C) the consummation of the transaction contemplated by such Competing Proposal is conditional upon the obtaining and/or funding of financing, or (D) the transaction contemplated by such Competing Proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity that administers Taxes, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, escheat, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.
“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Financing Documents, the Limited Guarantees, the Support Agreement, the Interim Investors Agreement and any other agreement or document contemplated hereby or thereby or any document or instrument delivered in connection hereunder or thereunder.
“Warrant Agent” means Continental Stock Transfer & Trust Company, a New York Corporation.
“Warrant Agreement” means the Warrant Agreement, dated as of June 27, 2018, between the Company and the Warrant Agent, as may be amended, supplemented, modified or varied.
“Warrants” means the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants.
“Warrantholder Consent” means the affirmative vote or written consent of the holders of (i) at least 50% of the number of the outstanding Public Warrants and Forward Purchase Warrants and (ii) at least 50% of the number of the outstanding Private Placement Warrants, with respect to the Warrant Amendment.
Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:
Defined Term	Location of Definition
Adverse Effect on Debt Financing	Section 7.5(b)
Adverse Recommendation Change	Section 6.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(c)
Alternative Financing	Section 7.5(b)
Alternative Financing Documents	Section 7.5(b)
Arbitrator	Section 10.8(b)
Base Premium	Section 7.6(c)
Benefit Plan	Section 4.14(b)
Benefit Plans	Section 4.14(b)
CICL	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Equity Interests	Section 4.2(b)
Company Group	Section 9.3(f)
Company Termination Fee	Section 9.3(a)
Consenting Warrantholder	Section 3.2(b)
Covered Persons	Section 7.6(a)

Defined Term	Location of Definition
Debt Commitment Letters	Section 5.5(a)
Debt Financing	Section 5.5(a)
Dissenting Shareholders	Section 3.5(a)
Dissenting Shares	Section 3.5(a)
Effective Time	Section 2.3
Enforceability Exceptions	Section 4.3
Environmental Claim	Section 4.17(a)
Equity Commitment Letters	Section 5.5(a)
Equity Financing	Section 5.5(a)
Exchange Act	Section 4.5
Exchange Fund	Section 3.6(a)
Financial Statements	Section 4.6(b)
Financing	Section 5.5(a)
Financing Documents	Section 5.5(a)
Governmental Entity	Section 4.5
HKIAC	Section 10.8(b)
HoldCo	Preamble
HoldCo Group	Section 9.3(f)
HoldCo Option	Section 3.3(b)
HoldCo RSU Award	Section 3.3(c)
HoldCo Share Plan	Section 3.3(b)
HoldCo Termination Fee	Section 9.3(b)
IFRS	Section 4.6(b)
Indemnification Agreements	Section 7.6(a)
Intervening Event	Section 6.3(e)
Leased Real Property	Section 4.11(a)
Limited Guarantee	Recitals
Material Contract	Section 4.15(a)
Merger	Recitals
Merger Consideration	Section 3.6(a)
Merger Sub	Preamble
Non-U.S. Benefit Plan	Section 4.14(h)
NYSE	Section 4.2(c)
Operating Subsidiary	Section 4.15(a)(xi)
Parent	Preamble
Parent Parties	Preamble
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.6(a)
Per Share Merger Consideration	Section 3.1(a)
Per Warrant Consent Fee	Section 3.2(b)
Per Warrant Merger Consideration	Section 3.2(a)
Plan of Merger	Section 2.3

Defined Term	Location of Definition
Rules	Section 10.8(b)
Sarbanes-Oxley Act	Section 4.6(a)
Schedule 13E-3	Section 6.4(a)
SEC	Section 4.5
SEC Documents	Section 4.6(a)
Securities Act	Section 4.6(a)
Share Certificates	Section 3.6(b)(i)
Shareholder Proxy Statement	Section 4.5
Shareholder Record Date	Section 6.5(a)
Social Insurance	Section 4.14(j)
Special Committee	Recitals
Support Agreement	Recitals
Surviving Entity	Section 2.1
Takeover Statute	Section 4.23
Tax Returns	Section 4.12(a)
Transaction Litigation	Section 7.9
Transactions	Recitals
Uncertificated Shares	Section 3.6(b)(i)
Uncertificated Warrants	Section 3.6(b)(i)
US$	Section 1.3(c)
Warrant Amendment	Section 6.6
Warrant Certificates	Section 3.6(b)(i)
Warrantholder Consent Deadline	Section 6.6(b)
Warrantholder Proxy Statement	Section 4.5
Warrantholder Record Date	Section 6.6(a)
Section 1.3   Interpretation.   Unless the express context otherwise requires:
(a)   the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)   the term “US$” means United States Dollars;
(d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)   the captions, table of contents and headings included herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof.
(f)   wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(g)   references herein to any gender shall include each other gender;
(h)   if a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(i)   references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(j)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(k)   references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;
(l)   “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;
(m)   with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(n)   references herein to a number of days shall be to such number of calendar days unless Business Days are specified; whenever any action must be taken hereunder on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day;
(o)   references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
(p)   references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;
(q)   any item shall be considered “made available” to a Parent Party, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to any Parent Party, posted by the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC prior to the date hereof; and
(r)   The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE MERGER
Section 2.1   The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon Merger Sub will cease to exist and will be struck off the Register of Companies in the Cayman Islands, with the Company surviving the Merger (the Company, as the surviving company (as defined in the CICL) in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly-owned Subsidiary of Parent.
Section 2.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”, and the date on which the Closing actually takes place, the “Closing Date”) will take place at 10:00 a.m. Hong Kong time by the remote exchange of electronic signatures and documents on a date no later than the tenth (10th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or if permissible, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other date or place or time as may be agreed to in writing by the Company and HoldCo.

Section 2.3   Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and the Parent Parties shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form set out in Exhibit A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”) as provided by Section 233 of the CICL, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CICL in connection with the Merger. The Merger shall become effective on the date the Plan of Merger is registered by the Registrar of Companies or on such later date as specified in the Plan of Merger, in accordance with the CICL (such date and time, the “Effective Time”).
Section 2.4   Effects of the Merger.   At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the relevant provisions of the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall immediately vest in the Surviving Entity and the Surviving Entity shall be liable for and subject in the same manner as the Company and Merger Sub to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL and as provided in this Agreement.
Section 2.5   Directors and Officers.   The Parties shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity upon the Effective Time, in each case, unless otherwise determined by HoldCo prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Entity.
Section 2.6   Governing Documents.    At the Effective Time, in accordance with the terms of the Plan of Merger and without any further action on the part of the Parties, the Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name of the Surviving Entity (including Clause 1 of the memorandum of association of the Surviving Entity) shall be amended to “New Frontier Health Corporation”, (b) all references therein to the authorized share capital of the Surviving Entity shall be amended to refer to the correct authorized share capital of the Surviving Entity as approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Entity will contain provisions as required by Section 7.6.
ARTICLE III
TREATMENT OF SECURITIES
Section 3.1   Treatment of Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Parties, the Company or the holders of any securities of the Company:
(a)   Treatment of Shares.   Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive US$12.00 in cash per Share without interest (subject to adjustment pursuant to Section 3.4) (the “Per Share Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Shares (other than the Excluded Shares and Dissenting Shares) that were issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in accordance with Section 3.6, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(b)   Treatment of Excluded Shares.   Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor. The Parties acknowledge that, for U.S. federal income tax purposes, the holders of Rollover Shares shall treat the Rollover Shares as contributed by them to HoldCo in consideration of a corresponding amount of equity securities of HoldCo immediately prior to the Effective Time in a transaction intended to be governed by Section 351 of the Code and the Parties shall not take inconsistent reporting positions for U.S. federal income tax purposes unless required by Law.
(c)   Treatment of Dissenting Shares.   Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 3.5, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 3.5.
(d)   Treatment of Merger Sub Securities.   Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Entity. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Entity. Such ordinary shares of the Surviving Entity shall constitute the only issued and outstanding share capital of the Surviving Entity upon the Effective Time.
Section 3.2   Treatment of Warrants.   At the Effective Time, pursuant to the Warrant Agreement (as amended by the Warrant Amendment):
(a)   Treatment of Warrants.   Each Warrant that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Warrants) shall be cancelled in exchange for the right to receive US$2.70 in cash per Warrant without interest (subject to adjustment pursuant to Section 3.4) (the “Per Warrant Merger Consideration”). From and after the Effective Time, all such Warrants shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a Warrant shall cease to have any rights with respect thereto, except the right to receive the Per Warrant Merger Consideration to be paid in accordance with Section 3.6.
(b)   Additional Payment.   In addition to the amount of Per Warrant Merger Consideration provided for under Section 3.2(a), in respect of each Warrant (other than any Excluded Warrant) for which the holder thereof has timely provided consent to the Warrant Amendment in accordance with Section 6.6(b) and has not revoked such consent, in each case, prior to the Warrantholder Consent Deadline, the holder of such Warrant (the “Consenting Warranholder”) shall have the right to receive, for each such Warrant, a consent fee of US$0.30 in cash per Warrant without interest (subject to adjustment pursuant to Section 3.4) (the “Per Warrant Consent Fee”), to be paid in accordance with Section 3.6.
(c)   Treatment of Excluded Warrants.   Each Excluded Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor.
Section 3.3   Treatment of Equity Awards.
(a)   At the Effective Time, the Company shall terminate the Company Equity Plan and all award agreements entered into under the Company Equity Plan.
(b)   At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with an equity incentive plan to be established by HoldCo (the “HoldCo Share Plan”), an option to purchase the same number of HoldCo Shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, at a per share exercise price equal to the Exercise Price immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms) (such award, a “HoldCo Option”), provided that the number of HoldCo

Shares subject to such HoldCo Option and/or the exercise price of such HoldCo Option may be adjusted by HoldCo to reflect changes in the Company’s or HoldCo’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Company Options; provided further that each Company Option (i) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (ii) shall be adjusted in a manner that complies with Section 409A of the Code. The Parties acknowledge that, for U.S. federal income tax purposes, holders of Company Options will treat cancellation of such Company Options as a transaction that is not governed by Section 351 of the Code, and the Parties shall not take inconsistent reporting positions for U.S. federal income tax purposes unless required by Law.
(c)   At the Effective Time, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time and in accordance with the HoldCo Share Plan, one restricted stock unit to acquire the same number of HoldCo Shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the Company Equity Plan and the relevant Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms) (such award, a “HoldCo RSU Award”); provided that the number of HoldCo Shares subject to such HoldCo RSU Award may be adjusted by HoldCo to reflect changes in the Company’s or HoldCo’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such Company RSU Awards; provided that each Company RSU Award shall be adjusted in a manner that complies with Section 409A of the Code.
(d)   The Company shall take all corporate actions necessary to effect the treatment of the Company Equity Plan, the Company Options and the Company RSU Awards as contemplated by this Section 3.3.
Section 3.4   Adjustment to Merger Consideration.   The Per Share Merger Consideration, the Per Warrant Merger Consideration and the Per Warrant Consent Fee shall be adjusted appropriately to reflect the effect of any share sub-division or split, share consolidation, share dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares or Warrants effected after the date hereof and prior to the Effective Time, so as to provide the holders of Shares and the holders of Warrants with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, the Per Warrant Merger Consideration and the Per Warrant Consent Fee, as applicable. Nothing in this Section 3.4 shall be construed to permit the Company to effect any sub-division or split, consolidation or dividend (including any dividend or other distribution of securities convertible into Shares) in respect of the Shares or the Warrants, or reorganization, recapitalization, reclassification, combination, exchange or other like change with respect to the Shares or the Warrants unless such change is effected in accordance with Section 6.1.
Section 3.5   Dissenter’s Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, all Shares that are issued and outstanding immediately prior to the Effective Time and are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.
(b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.6. HoldCo shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders of the Company who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.
(c)   The Company shall give HoldCo (i) prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such objection, dissents or demands, and any other instruments served pursuant to the CICL and received by the Company relating to the exercise of any rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to such notice of dissenter right or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of HoldCo, make any offers or agree to any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal, or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.
(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to Section 238(4) of the CICL within 20 days of obtaining the Shareholder Approval at the Shareholders Meeting.
Section 3.6   Payment for Securities; Surrender of Certificates.
(a)   Exchange Fund.   Prior to the Closing, HoldCo shall appoint a bank or trust company selected by HoldCo with the Company’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.1(a), Section 3.2(a), Section 3.2(b) and Section 3.5 (collectively, the “Merger Consideration”), and HoldCo shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments pursuant to Section 3.5, when ascertained pursuant to Section 3.5, HoldCo shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than the Excluded Shares and Dissenting Shares) and the holders of Warrants (other than the Excluded Warrants), cash in immediately available funds in an amount that is sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).
(b)   Procedures for Surrender.
(i)   Promptly following the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Entity shall cause the Paying Agent to mail (and make available for collection by hand) to each Person who was, at the Effective Time, a registered holder of Shares or Warrants entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) (excluding, for the avoidance of doubt, the Excluded Shares and Dissenting Shares) or the Per Warrant Merger Consideration pursuant to Section 3.2(a) or the Per Warrant Consent Fee pursuant to Section 3.2(b) (excluding, in each case and for the avoidance of doubt, the Excluded Warrants): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to the Company, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares), the delivery of the Per Warrant Merger Consideration to registered holders of Warrants (other than the Excluded Warrants) and the delivery of the Per Warrant Consent Fee to registered holders of Warrants (other than the Excluded Warrants) who are Consenting Warrantholders shall be effected, and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.6(e)) and/or such other documents as may be required to receive the Per Share Merger Consideration and the surrender of any issued warrant certificates representing the Warrants (the “Warrant Certificates”) (or affidavits and indemnities of loss in lieu of the Warrant Certificates as provided in Section 3.6(e))

and/or such other documents as may be required to receive the Per Warrant Merger Consideration or the Per Warrant Consent Fee, as applicable. Each registered holder of Shares or Warrants which are represented by a Share Certificate or a Warrant Certificate, as applicable, subject to the surrender of such Share Certificate or Warrant Certificate (or delivery of an affidavit and indemnity of loss in lieu of the Share Certificate or Warrant Certificate as provided in Section 3.6(e)) for cancellation and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares or non-certificated Warrants represented by book entry (“Uncertificated Shares” and “Uncertificated Warrants”, respectively), shall be entitled to receive in exchange therefor, as applicable, the Per Share Merger Consideration payable in respect of such Shares (excluding, for the avoidance of doubt, the Excluded Shares and Dissenting Shares) or the Per Warrant Merger Consideration or the Per Warrant Consent Fee payable in respect of such Warrants (excluding, for the avoidance of doubt, the Excluded Warrants), subject to applicable withholding in accordance with Section 3.7. Any Share Certificates or Warrant Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on the cash payable upon the cancellation of any Shares or Warrants or the surrender or transfer of any Share Certificates or Warrant Certificates pursuant to this Article III.
(ii)   If payment of Merger Consideration is to be made in respect of a Share or a Warrant which is represented by a Share Certificate or a Warrant Certificate, as applicable, to a Person other than the Person in whose name the surrendered Share Certificate or Warrant Certificate is registered, it shall be a condition precedent of payment that (A) the Share Certificate or Warrant Certificate so surrendered shall be accompanied by a proper form of transfer duly executed by the registered holder of such Share or Warrant, as applicable, and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificate or Warrant Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Uncertificated Shares and Uncertificated Warrants shall only be made to the Person in whose name such Uncertificated Shares or Uncertificated Warrants, as applicable, are registered.
(iii)   Each Share (including each Share represented by a Share Certificate (subject to surrender of such Share Certificate as contemplated by this Section 3.6), and each Uncertificated Share) and each Warrant (including each Warrant represented by a Warrant Certificate (subject to surrender of such Warrant Certificate as contemplated by this Section 3.6), and each Uncertificated Warrant) shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III and, in the case of the Shares, any dividends or other distributions with a record date prior to the Effective Time which may have been declared and authorized by the Company and which remain unpaid at the Effective Time.
(c)   Transfer Books; No Further Ownership Rights in Shares or Warrants.   From and after the Effective Time, the register of members of the Company and the Warrant Register (as defined in the Warrant Agreement) shall be closed and thereafter there shall be no further registration of transfers of Shares or the Warrants on the records of the Company or the Warrant Agent, as applicable; provided, that nothing herein shall prevent the Surviving Entity from maintaining a register of members in respect of its ordinary shares after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. From and after the Effective Time, the holders of Shares or Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and Warrants except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Share Certificates or Uncertificated Shares, or Warrant Certificates or Uncertificated Warrants, are presented to the Surviving Entity for transfer or any other reason, they shall be cancelled and exchanged as provided in this Agreement.
(d)   Termination of Exchange Fund; No Liability.   At any time following six (6) months after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been claimed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, by holders of Shares or Warrants (whether represented by Share Certificates, Warrant Certificates or book entry), and thereafter such holders shall be entitled to look only to the Surviving Entity and HoldCo as general creditors thereof with respect to the applicable Merger Consideration, including any dividends or other distributions with a record date prior to the Effective Time which may have been declared and authorized by the Company and which remain unpaid at the Effective Time, payable upon surrender of Shares and/or Warrants (subject to surrender of Share Certificates and/or Warrant Certificates, if applicable) and compliance with the procedures in Section 3.6(b). Notwithstanding the foregoing, none of the Surviving Entity, HoldCo or the Paying Agent shall be liable to any holder of a Share or a Warrant (whether represented by a Share Certificate, Warrant Certificate or book entry) for any Merger Consideration or other amounts delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Share Certificate, Uncertificated Share, Warrant Certificate or Uncertificated Warrant has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Share Certificate, Uncertificated Share, Warrant Certificate or Uncertificated Warrant shall, to the extent permitted by applicable Law, immediately prior to such time become the property of HoldCo, free and clear of all claims or interest of any Person previously entitled thereto.
(e)   Lost, Stolen or Destroyed Certificates.   In the event that any Share Certificates or Warrant Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Share Certificates or Warrant Certificates, upon the making of an affidavit of that fact by the Person claiming such Share Certificate or Warrant Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Entity, the execution of an indemnity or the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate or Warrant Certificate, the applicable Merger Consideration payable in respect thereof pursuant to this Article III, including, in the case of Shares, any dividends or other distributions with a record date prior to the Effective Time which may have been declared and authorized by the Company and which remain unpaid at the Effective Time.
(f)   Untraceable Shareholders and Warrantholders.   Remittances for the Merger Consideration shall not be sent to the applicable holders of Shares or Warrants who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Surviving Entity, as applicable, of their current contact details. A holder of Shares or Warrants will be deemed to be untraceable if (i) with respect to a holder of Shares, such Person has no registered address in the register of members maintained by the Company, or with respect to a holder of Warrants, such Person has not been registered in the Warrant Register or by the Depositary (as defined in the Warrant Agreement), (ii) with respect to a holder of Shares, on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such Person by the Company, in respect of such dividend either (x) has been sent to such Person and has been returned undelivered or has not been cashed or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) with respect to a holder of Shares, notice of the Shareholders Meeting has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares or Warrants who are untraceable should be returned to the Surviving Entity on-demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Shares or Warrants who are untraceable. Dissenting Shareholders and holders of Shares or Warrants who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Entity.
Section 3.7   Withholding.   Each of the Parent Parties, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Shares or Warrants such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Parent Parties, the Surviving Entity or the Paying Agent, as the case may be, such withheld amounts shall be (i) remitted by the Parent Parties, the Surviving Entity or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares or the Warrants in respect of which such deduction and withholding was made by any Parent Party, the Surviving Entity or the Paying Agent, as the case may be.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (a) in the SEC Documents filed with or furnished to the SEC and publicly available after December 18, 2019 and prior to the date hereof but excluding statements in any “Risk Factors” and “Forward-Looking Statement” sections to the extent they are cautionary, predictive or forward-looking in nature (in each case other than specific factual information contained therein), and (b) set forth in the Disclosure Schedule, it being acknowledge and agreed that disclosure of any information in any section or subsection of the Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:
Section 4.1   Organization and Qualification; Subsidiaries.
(a)   Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except to the extent the failure to have such power or authority is not material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents in all material respects.
(b)   Section 4.1(b) of the Disclosure Schedule sets forth a true and complete list of the Company’s Subsidiaries, together with their jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries is in compliance with the terms of its constituent organizational or governing documents in all material respects.
Section 4.2   Capitalization.
(a)   The authorized share capital of the Company is US$50,000 divided into (i) 490,000,000 Ordinary Shares, 131,847,694 of which are issued and outstanding as of the date hereof, and (ii) 10,000,000 Preferred Shares, none of which is issued and outstanding as of the date hereof. As of the date hereof, there are outstanding Company Options to acquire 3,608,139 Ordinary Shares and Company RSU Awards representing the right to receive 72,260 Ordinary Shares. In addition, 14,375,000 Public Warrants, 7,750,000 Private Placement Warrants and 4,750,000 Forward Purchase Warrants are issued and outstanding as of the date hereof.
(b)   Except as set forth in Section 4.2(a), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other similar rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, in each case relating to the issued or unissued share capital of the Company, obligating the Company or any of its Subsidiaries to issue or sell or cause to be issued or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, pre-emptive right, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries.
(c)   The Company has made available to HoldCo, as of the date hereof, true and complete copies of (i) the Company Equity Plan and each employee equity incentive plan of a Subsidiary of the Company that is in effect as of the date hereof, including any amendments thereto and (ii) forms of each award agreement evidencing the Company Options and Company RSU Awards. There are no award agreements evidencing any Company Options or Company RSU Awards with terms that are materially different from those set forth in the forms of award agreement that have been made available to HoldCo. All of the issued and outstanding Shares and Warrants have been duly authorized and are validly issued, fully paid and non-assessable. All of the outstanding Company Options and Company RSU Awards were granted in accordance with all applicable Laws, all of the terms and conditions of the Company Equity Plan and in compliance with the rules and regulations of the New York Stock Exchange (“NYSE”) as applicable to the Company, in each case in all material respects. All Shares to be issued in connection with the outstanding Company Options and Company RSU Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
(d)   The Company has made available to HoldCo the following information with respect to each outstanding Company Option and Company RSU Award outstanding as of the date of hereof: (i) the name of the holder thereof, (ii) the number of Shares subject to such award, (iii) the exercise or purchase price of such award, (iv) the date on which such award was granted, (v) the vesting status thereof, and (vi) the date on which such award expires.
(e)   Except as disclosed in Section 4.2(e) of the Disclosure Schedule, there are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Shares or any shares of, or other equity interest, of the Company or any of its Subsidiaries. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters related to the Company.
(f)   The Company or one of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries, free and clear of any Liens (other than Permitted Liens or limitations on transfer and other restrictions imposed by federal or state securities Laws or other applicable Laws). The issued and outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.
Section 4.3   Authorization; Validity of Agreement; Company Action.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Shareholder Approval, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, subject, in the case of the Plan of Merger and the Merger, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent Parties, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((a) and (b) collectively, the “Enforceability Exceptions”).
Section 4.4   Board Approval.   The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the execution by the Company of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger and the Warrant Amendment, are fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), (b) approved and declared it advisable for the Company to enter into this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger and the Warrant Amendment, (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares, and to include such recommendation in the Shareholder Proxy Statement and directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval and the Warrant Amendment be submitted to holders of Warrants for approval, and (d) taken all actions as may be required to be taken by the Company to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.
Section 4.5   Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by the Company, or the consummation by the Company of the Merger, the Warrant Amendment or any other Transaction will (a) assuming the Shareholder Approval and the Warrantholder Consent are obtained, conflict with or result in any breach of any provision of the Company Governing Documents or the equivalent organizational or governing documents of any of its Subsidiaries, (b) require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and state securities, takeover and “blue sky” laws, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by Shareholder Approval including a notice convening the Shareholders’ Meeting in accordance with the Company’s articles of association (including any amendment or supplement thereto, the “Shareholder Proxy Statement”) and the consent solicitation statement relating to the Warrant Amendment (including any amendment or supplement thereto, the “Warrantholder Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 (with the Shareholder Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, on the Schedule 13E-3, and (iv) such filings as may be required under the rules and regulations of NYSE in connection with this Agreement, the Merger or the Warrant Amendment), (c) assuming the Warrantholder Consent is obtained, require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, (d) result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries, except for any Permitted Liens, or (e) violate any Law applicable to the Company, any Subsidiary of the Company, or any of their respective material properties, assets or operations; except in each of clauses (b), (c), (d) and (e) where (x) any failure to obtain such permits, authorizations, consents, waivers or approvals, (y) any failure to make such filings, or (z) any such modifications, violations, rights, impositions, breaches or defaults, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.
Section 4.6   SEC Documents and Financial Statements.
(a)   Since December 18, 2019, the Company has filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished

(as applicable) under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) which are applicable to the Company) (such forms, reports, schedules, statements and documents filed by the Company with the SEC, as have been amended or modified since the time of filing, collectively, the “SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent SEC Document, the SEC Documents (i) did not contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations thereunder, each as in effect on the date of any such filing. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents.
(b)   All of the audited and unaudited financial statements of the Company included (or incorporated by reference) in the SEC Documents (including the related notes and schedules thereto) (collectively, the “Financial Statements”), (i) were prepared in accordance with the International Financial Reporting Standards as promulgated by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly presented in all material respects, the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (taking into account the notes thereto, and subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).
Section 4.7   Internal Controls; Sarbanes-Oxley Act.   The Company has established and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurances that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded and reported within the time periods specified in the SEC’s rules. Since December 18, 2019, neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, since December 18, 2019, there is and has been, no fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
Section 4.8   No Undisclosed Liabilities.   Except (a) as reflected or otherwise reserved against on the Financial Statements or referenced in the footnotes thereto, (b) for liabilities and obligations incurred in the ordinary course of business since the most recent balance sheet included in the SEC Documents, and (c) for liabilities and obligations incurred in connection with the Transactions, neither the Company nor any of its Subsidiaries is subject to any liabilities or obligations that would be required by IFRS to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect.
Section 4.9   Absence of Certain Changes.   Except as set forth in Section 4.9 of the Disclosure Schedule or as expressly contemplated by this Agreement, since December 31, 2020, (a) each Group Company has conducted its business in all material respects in the ordinary course of business and in a manner consistent with past practice, (b) there has not been a Material Adverse Effect, and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement without the prior written consent of HoldCo, would constitute a breach of covenants contained in subsection (i), (ii), (iii), (iv), (v), (vi), (vii) or (xiv) of Section 6.1.

Section 4.10   Litigation.   Except as set forth in Section 4.10 of the Disclosure Schedule, as of the date of this Agreement, there is no Action pending against (or to the Knowledge of the Company, threatened in writing against) the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.
Section 4.11   Real Property; Personal Property.
(a)   Neither the Company nor any of its Subsidiaries own any real property. Except as set forth in Section 4.11(a) of the Disclosure Schedule, the Company and/or one or more of the Subsidiaries, as applicable, enjoys good and valid leasehold or subleasehold interest of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), in each case free and clear of all Liens other than Permitted Liens.
(b)   All Leased Real Property which is in use, or partly in use, as a medical institution is under currently effective written lease contracts, and, to the Knowledge of the Company, the lessor has legal title to and has the right to lease such assets to the relevant Subsidiary of the Company, subject to the Enforceability Exceptions. Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, each Subsidiary of the Company has the lawful right to use the Leased Real Property for its business and the Leased Real Property is fit to be so used, in each case for its business as conducted on the date of this Agreement.
(c)   The Group Companies’ possession of the Leased Real Property has not been disturbed and, to the Knowledge of the Company, (i) there are no ongoing and unsettled disputes with respect to any Leased Real Property, and (ii) except as would not constitute, individually or in the aggregate, a Material Adverse Effect, there are no applicable Laws in effect that would prevent or limit any Subsidiary from conducting its operations on the Leased Real Property as they are currently conducted.
(d)   To the Knowledge of the Company, except as would not constitute, individually or in the aggregate, a Material Adverse Effect, each Leased Real Property currently in use by any of Group Company has validly passed all relevant completion and acceptance tests necessary for the use of the relevant Leased Real Property by the relevant Group Company, including tests in respect of environmental protection, safety and fire control, and are capable of satisfying their intended operational purposes.
(e)   Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, each of the Group Companies has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.
Section 4.12   Taxes.
(a)   All material Tax returns, reports, declarations, claim for refunds, information disclosures and similar statements filed or required to be filed by or on behalf of the Group Companies, including any schedules or attachments thereto, and including any amendments thereof (collectively, the “Tax Returns”) in accordance with applicable Law have been timely filed (taking into account any extensions).
(b)   The Tax Returns were prepared in accordance with applicable Law and, as of the times of filing, were true, correct and complete in all material respects.
(c)   The Group Companies have timely paid all material Taxes (whether or not shown on the Tax Returns) that are due and owing, other than Taxes that are being contested in good faith, that have not been finally determined, and that have been adequately reserved against in accordance with IFRS in the Financial Statements.
(d)   There are no pending Tax audits, proceedings or claims in respect of any Group Company or any Tax audits, proceedings or claims threatened in writing delivered to any Group Company or their respective directors or officers, nor are there any other Actions pending with regard to any material Taxes of any Group Company.
(e)   There are no Liens with respect to any material Taxes against the assets of any Group Company other than Permitted Liens.
(f)   None of the any Group Companies has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(g)   No material claim that remains unresolved has been made in writing by any Governmental Entity in a jurisdiction in which a Group Company does not file Tax Returns that such any Group Company is, or may be, subject to taxation by that jurisdiction.
(h)   None of the Group Companies has entered into any “closing agreement” under section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or any other agreement with a Governmental Entity in respect of material Taxes that remains in effect, including an agreement to waive or extend the statute of limitations with respect to any material Taxes or material Tax Returns, and no request for a ruling, relief, advice, or any other item that relates to material Taxes of any Group Company is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained.
(i)   Section 4.12(i) of the Disclosure Schedule identifies every election that has been made by or on behalf of any Group Company under Treasury Regulations Section 301.7701-3(a) to adopt a U.S. federal tax classification other than the default classification, as well as the date of such election and the classification so elected.
(j)   None of the Group Companies participates or has “participated” in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4 or any tax shelter transaction in any other jurisdiction.
(k)   None of the Group Companies will be required to include any material item of income in (or exclude any material item of deduction from) taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) a change of accounting method made or occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date other than in the ordinary course of business, (iii) a prepaid amount received, or paid, prior to the Closing, other than in the ordinary course of business, or (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date.
(l)   The Group Companies (i) have never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than such a group with respect to which a Group Company is or was the common parent), (ii) are not parties to and have no obligations under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (except under any agreement solely among Group Companies and except for any agreement entered into in the ordinary course of business the primary purpose of which is not Tax), and (iii) do not have any liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(m)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.12 constitute the only representations and warranties of the Company with respect to Tax matters.
Section 4.13   Compliance with Laws; Permits.
(a)   The Group Companies, any director or officer of the Group Companies, and to the Knowledge of the Company, any agent, employee, representative, consultant or any other person acting for or on behalf of the Group Companies, have complied with all applicable Anti-Corruption Laws in the past five (5) years.

(b)   None of the Group Companies and any of their respective directors and officers or, to the Knowledge of the Company, any of their respective employees, agents or other Persons acting for or on behalf of the Group Companies: (i) in the past five (5) years, in connection with the operations or dealings of the Group Companies has offered, promised, provided, or authorized the provision of any money or anything of value, directly or indirectly, to any Government Official for the purpose of (w) improperly influencing any act or decision of such Government Official in their official capacity, (x) improperly inducing a Government Official to do or omit to do any act in violation of their lawful duty, (y) securing any improper advantage, or (z) inducing a Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist a Group Company in obtaining or retaining business for or with, or in directing business to, a Group Company; (ii) in the past five (5) years, in connection with the operations or dealings of the Group Companies has otherwise violated any Anti-Corruption Law; (iii) is a Government Official; (iv) is a Sanctioned Person or has in the past five (5) years engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, or has otherwise violated Sanctions in the past five (5) years.
(c)   The Group Companies have maintained complete and accurate books and records in accordance with the Anti-Corruption Laws and IFRS. The Group Companies have in place and has adhered to policies and procedures designed to prevent their directors, officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice or conduct relating to the business of the Group Companies that would constitute a violation of the Anti-Corruption Laws.
(d)   Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (i) the Group Companies hold all Permits required for the conduct of their respective businesses as conducted on the date of this Agreement, (ii) such Permits are in full force and effect, (iii) none of the Group Companies is in material violation of any applicable Permit granted to it and (iv) no Action is pending by any Governmental Entity of which any Group Company has received written notice or, to the Knowledge of the Company, threatened in a writing delivered to any Group Company by any Governmental Entity, seeking the revocation, limitation or nonrenewal of any such Permit. Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, none of the Group Companies is in breach of or default under any such Permit or has received any written notice of any such breach or default.
Section 4.14   Employee Benefits.
(a)   As of the date of this Agreement, no employees of any Group Company have been covered by a collective bargaining agreement, and, to the Knowledge of the Company, there have been no labor unions or other organizations representing or purporting to represent any employee of any Group Company. Except as set forth in Section 4.14(a) of the Disclosure Schedule, there are no material organizing activities involving any Group Company pending with any labor organization or group of employees of any Group Company. There is no material strike, lockout, slowdown, work stoppage or to the Knowledge of the Company, threat thereof against any Group Company pending.
(b)   Set forth in Section 4.14(b) of the Disclosure Schedule is a complete and correct list as of the date of this Agreement of each material Benefit Plan. A “Benefit Plan” is an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of the 1974, as amended (“ERISA), whether or not subject to ERISA), a stock purchase, severance, retention, employment, consulting, change-in-control, deferred compensation, supplemental retirement, profit sharing, dependent care, fringe benefit, paid time off, disability, termination, retirement, pension, or a bonus, incentive, vacation or other employee benefit plan, agreement, program, policy or arrangement, in each case which is maintained or sponsored by the Group Companies or with respect to which the Group Companies is obligated to make any contributions or pursuant to which the Group Companies has any liability, direct or indirect or otherwise, on behalf of current or former employees, directors or consultants of the Group Companies. For the avoidance of doubt, “Benefit Plans” shall not include (i) any such agreement with respect to any former employee of the Group Companies if, as of the date of this Agreement any Group Company has no further obligations under such agreement, and (ii) any statutory non-U.S. plan or arrangement with respect to which the Group Companies are obligated to make contributions or comply with under applicable Law.

(c)   With respect to each material Benefit Plan, the Company has delivered or made available to HoldCo (i) a complete and correct copy of such plan or, if unwritten, a summary of such plan (provided that for any employment agreements that are standard form agreements, the form, rather than each individual agreement, has been delivered or made available to HoldCo) and all amendments thereto, (ii) the current summary plan description (including any amendments thereto), if applicable, (iii) the most recent actuarial valuation report, if applicable, and (iv) any material, non-routine notices to or from any Governmental Entity relating to any compliance issues.
(d)   There are no Actions (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan, other than any such Actions that would not constitute, individually or in the aggregate, a Material Adverse Effect.
(e)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) materially increase any compensation or benefits otherwise payable under any Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan; (iii) result in any payment (whether severance pay or otherwise) or benefit becoming due to, or with respect to, any current or former employee, officer, director or consultant of the Group Companies; (iv) cause, directly or indirectly, any Group Company to transfer or set aside assets to fund any benefits under any Benefit Plan on or following the Closing; or (v) result in any payments or benefits that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or contractor of any Group Company.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies taken as a whole, there has been no written communication to any Person that would guarantee any retiree medical, health or life insurance or other retiree welfare benefits, except to the extent required by applicable Law.
(g)   Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, none of the Group Companies has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Law relating to discrimination, working hours, employee benefits, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.
(h)   All Benefit Plans that are maintained primarily for the benefit of employees or other service providers outside of the United States (“Non-U.S. Benefit Plans”), including any Non-U.S. Benefit Plan that is required by applicable Law to be sponsored, maintained, or to be contributed to by any Group Company, comply with their terms and applicable local Law, and all such Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law, in each case, except as would not, individually or in the aggregate, constitute a Material Adverse Effect. Each Non-U.S. Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved and each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment, in each case, except as would not, individually or in the aggregate, constitute a Material Adverse Effect. There is no material litigation pending or, to the Knowledge of the Company, threatened relating to any Non-U.S. Benefit Plan.
(i)   Except as would not individually or in the aggregate constitute a Material Adverse Effect, (i) to the Knowledge of the Company, each of the Group Companies incorporated in the PRC has entered into written labor Contracts with all of its employees and service Contracts with all of its part-time workers and workers who have met retirement age, and (ii) all Contracts relating to the employment of the employees and the service Contracts of relevant workers of each Group Company are in accordance with all applicable Laws and on an arm’s length basis.
(j)   Except as would not individually or in the aggregate constitute a Material Adverse Effect, each of the Group Companies incorporated in the PRC is in compliance in all material respects with any applicable Laws relating to its provision of any form of social insurance (including medical care insurance, occupational injury insurance, unemployment insurance, maternity insurance and pension benefits) and housing fund contributions (collectively, “Social Insurance”), and has made full contribution and payment of the Social Insurance for all of its respective employees in full compliance with all applicable Laws.
(k)   Except as would not individually or in the aggregate constitute a Material Adverse Effect, to the Knowledge of the Company, each current and former employee of any Group Company, and each current and former agent, consultant and contractor of any Group Company, is, and has during the three (3) years prior to the date of this Agreement (during the period he or she performed services on behalf of such Group Company) been, validly qualified, properly registered and has held all material licenses and material Permits required by applicable Law to conduct the activities he or she carried out on behalf of the relevant Group Company.
Section 4.15   Material Contracts.
(a)   As used in this Agreement, the term “Material Contracts” means, collectively, (x) the Contracts referred to in clauses (i) through (xiv) in this Section 4.15(a) and (y) each other Contract (including all amendments thereto) that (A) has been filed by the Company with the SEC as an exhibit to the Company’s most recently filed annual report on Form 20-F as a “material contract” pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act and (B) remains in effect as of the date of this Agreement:
(i)   any Contract (x) relating to indebtedness for borrowed money (other than intercompany indebtedness) or a standby letter of credit or similar facility, or a capitalized lease (determined in accordance with IFRS), in each case in excess of US$1,000,000, or (y) pursuant to which any Group Company is a guarantor of any indebtedness for borrowed money in excess of US$1,000,000;
(ii)   any Contract (x) granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any Group Company’s capital stock or assets or (y) except in the ordinary course of business consistent with past practice, (A) obligating any Group Company to sell to any Person any capital stock or assets with a value of greater than US$1,000,000 or (B) pursuant to which any Group Company sold to any Person any capital stock or assets with a value of greater than US$1,000,000 and continues to have any earn-out or other ongoing obligations that are material to the Company and its Subsidiaries, taken as a whole;
(iii)   any Contract materially limiting, restricting or prohibiting any Group Company from operating hospitals or clinics, or conducting other business activities, anywhere in the PRC or elsewhere in the world;
(iv)   any Contract (other than a Contract solely between a Group Company, on the one hand, and one or more Group Companies, on the other hand) with respect to any partnership entity or other joint venture entity in which any Group Company has an ownership interest and which is material to the business of the Company and its Subsidiaries, taken as a whole;
(v)   any Contract pursuant to which any Group Company (x) has an option, right or obligation to purchase any other business or material portion of a business on an ongoing basis (including by purchasing the assets or capital stock of another Person) in each case with a value of greater than US$1,000,000 or (y) purchased any such business or material portion of a business with a value of greater than US$1,000,000 and continues to have any ongoing obligations that are material to the Company and its Subsidiaries, taken as a whole;
(vi)   any Contract that obligates any Group Company to make a loan or capital contribution to, or investment in, any Person, in each case with an amount in excess of US$500,000, other than loans to any Group Company and advances to employees in the ordinary course of business consistent with past practice;
(vii)   any Real Property Lease for which annual base rental payments exceed US$500,000;

(viii)   any Contract with the top ten (10) suppliers supplying medicines to the Group Companies based on the fiscal year 2020’s annual payment;
(ix)   any Contract with the top ten (10) suppliers with respect to (x) the purchase, sale and/or lease of material equipment and (y) the purchase of medical consumables based on fiscal year 2020’s annual payment;
(x)   any Contract pursuant to which any Group Company (x) receives a license or other right to Intellectual Property from any other Person, pursuant to which any Group Company is required to pay to any Person an aggregate amount in excess of US$200,000 per annum, except for Contracts that may be terminated by any party thereto upon notice of ninety (90) calendar days or less or (y) grants an exclusive license to Company IP Rights to any other Person;
(xi)   any Contract which (x) provides the Company with effective control over any Subsidiary in respect of which the Company does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (y) provides any Group Company the right or option to purchase the equity interests in any Operating Subsidiary or (z) transfers economic benefits from any Operating Subsidiary to any other Group Company;
(xii)   any Contract with respect to the business cooperation or similar arrangement between any Group Company and any public medical institution in China that is material to the Company and its Subsidiaries, taken as a whole;
(xiii)   any Contract with respect to management services provided by any Group Company to any medical institution in China that is material to the Company and its Subsidiaries, taken as a whole; and
(xiv)   any Contract with the top ten (10) suppliers of healthcare insurances based on the annual aggregate settlement amounts of the Group Companies in fiscal year 2020.
Except as disclosed in Section 4.15(a) of the Disclosure Schedule, as of the date of this Agreement, no Group Company is a party to or bound by any Material Contracts.
(b)   With respect to each Material Contract to which any Group Company is a party or is otherwise bound by, (i) none of the Group Companies has breached, or is in default under, nor has any of them received written notice of breach or default under such Material Contract, (ii) to the Knowledge of the Company, no other party to such Material Contract has breached or is in default of any of its obligations thereunder, and (iii) such Material Contract is in full force and effect and is the valid and binding obligation of the Group Company which is a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions, except in each case of clauses (i), (ii) and (iii) for such breaches, defaults or failures to be in full force and effect or the valid and binding obligation of any party or parties thereto that would not constitute, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available to HoldCo true and complete copies of all Material Contracts (including any amendments thereto) in effect as of the date of this Agreement.
Section 4.16   Intellectual Property.   Each of the Group Companies owns all right, title and interest in and to, or to the Knowledge of the Company otherwise possesses adequate licenses or other rights to use, all Intellectual Property necessary to conduct its business as conducted on the date of this Agreement, except where the failure to own or possess such rights would not constitute, individually or in the aggregate, a Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, no Action is pending or, to the Knowledge of the Company, threatened in a writing delivered to any Group Company, claiming that (i) any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person or (ii) any Person has infringed, misappropriated or otherwise violated any Company IP Rights.
Section 4.17   Environmental Matters.
(a)   There are no Actions arising under any Environmental Law (each, an “Environmental Claim”) that (i) are pending before any Governmental Entity or, to the Knowledge of the Company,

threatened in a writing delivered to any Group Company, against any Group Company and (ii) seek to impose, or are reasonably expected to result in the imposition of, any liability or obligation on the Group Companies, except as would not constitute, individually or in the aggregate, a Material Adverse Effect.
(b)   Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (i) each of the Group Companies is, and has been since December 18, 2019, in compliance with all Environmental Laws, (ii) each of the Group Companies holds all material Permits under Environmental Laws as required for the conduct of its business as conducted on this date of this Agreement, (iii) each of the Group Companies is in compliance with such material Permits, (iv) such material Permits are in full force and effect, and (v) no Action is pending by any Governmental Entity of which any Group Company has received written notice or, to the Knowledge of the Company, is threatened by any Governmental Entity, seeking the revocation, limitation or nonrenewal of any such material Permit.
Section 4.18   Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies maintain insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in its geographic regions and in the respective businesses in which it operates. Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (a) the Group Companies, and to the Knowledge of the Company any other party to such insurance policies acquired by or on behalf of any Group Company, are in compliance with the terms and provisions of the insurance policies and all premiums due and payable with respect thereto have been paid, (b) none of the Group Companies, and to the Knowledge of the Company, no other Person, has received a notice of cancellation or termination of any such insurance policy, other than such notices which are received in the ordinary course of business, and (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any Group Company thereunder.
Section 4.19   Affiliate Transactions.   There are no agreements, arrangements or understandings between the Group Companies, on the one hand, and any officer, director, shareholder who, to the Knowledge of the Company, owns ten percent (10%) or more of any class or series of the Company’s share capital, or Affiliate of the Company (other than its Subsidiaries), on the other hand, that have not been disclosed in the SEC Documents and are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
Section 4.20   Information in the Proxy Statements.   None of the information supplied or to be supplied in writing by the Company for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC and at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Shareholder Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholders Meeting, and at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The Warrantholder Proxy Statement will not, at the date it is first mailed to the holders of the Warrants, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included or incorporated by reference in the Schedule 13E-3 or the Proxy Statements to the extent based upon information supplied to the Company by or on behalf of the Parent Parties.
Section 4.21   Opinion of Financial Advisors.   The Special Committee has received the written opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration to be received by holders of Shares (other than holders of Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion will be delivered to HoldCo promptly after the date of this Agreement for information purposes only. It is agreed and understood that such opinion may not be relied on by the Parent Parties or any of their respective Affiliates. The Company Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement.
Section 4.22   Brokers; Expenses.   No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger, the Warrant Amendment or the other Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.23   Anti-Takeover Provisions.   The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
The Parent Parties jointly and severally represent and warrant to the Company that:
Section 5.1   Organization and Qualification; Subsidiaries.   Each of the Parent Parties (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of the Parent Parties is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date. HoldCo has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of the memorandum and articles of association of each of the Parent Parties, each as amended to date, and each as so delivered is in full force and effect.
Section 5.2   Capitalization.
(a)   As of the date hereof, the authorized share capital of HoldCo consists solely of 500,000,000 ordinary shares, par value US$ 0.0001 per share, 10,000 of which are issued and outstanding, which share is duly authorized, validly issued, fully paid and non-assessable. HoldCo was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
(b)   The authorized share capital of Parent consists solely of 50,000 ordinary shares, par value US$1.00 per share, one (1) of which are issued and outstanding, which share is duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Parent is, and immediately prior to the Effective Time will be, directly owned by HoldCo, free and clear of any Lien other than any restrictions imposed by applicable Laws. Parent was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
(c)   The authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value US$1.00 per share, of which one (1) ordinary share is issued and outstanding, which share is duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, directly owned by Parent, free and clear of any Lien other than any restrictions imposed by applicable Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
(d)   Except for obligations or liabilities incurred in connection with its formation or relating to the Transactions (including pursuant to the Financing Documents), none of the Parent Parties has incurred and will, prior to the Effective Time, incur, directly or indirectly, any obligations or liabilities.
Section 5.3   Authorization; Validity of Agreement; Parent Party Action.   Each of the Parent Parties has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Parent Parties of this Agreement, and the consummation by each of them of the Merger and the other Transactions, have been duly and validly authorized by all necessary corporate actions, and no other corporate action on the part of any Parent Party is necessary to authorize the execution and delivery by the Parent Parties of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the filing of the Plan of Merger with the Registrar of Companies. This Agreement has been duly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of the Parent Parties enforceable against each of the Parent Parties in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.
Section 5.4   Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by any Parent Party, the consummation by any Parent Party of the Merger or any of the other Transactions or compliance by any Parent Party with any of the provisions of this Agreement will (a) violate, conflict with or result in any breach of any provision of the memorandum and articles of association or other equivalent organizational or governing documents of any Parent Party, (b) require any filing by any Parent Party with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette, (iii) such filings with the SEC as may be required to be made by any Parent Party in connection with this Agreement and the Merger, including the Schedule 13E-3, or (vi) such filings as may be required under the rules and regulations of NYSE in connection with this Agreement or the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which any Parent Party is a party, or (d) violate any Law applicable to the Parent Parties or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings, or (C) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date.
Section 5.5   Available Funds and Financing.
(a)   Each of the Parent Parties affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that any Parent Party obtain financing for, or related to, any of the transactions contemplated by this Agreement. Parent has delivered, on or prior to the date of this Agreement, to the Company true and complete copies of (i) certain executed commitment letters (including any and all related agreed form facility agreements, exhibits, schedules, annexes and supplements thereto, and including any related fee letters as described below) from the financial institutions named therein (as the same may be amended or modified pursuant to as permitted in accordance with Section 7.5) (collectively, the “Debt Commitment Letters”) (which, in the case of the related fee letters, may be redacted with respect to any fee amounts, “market flex”, pricing terms and other commercially sensitive terms which, in each case, would not reasonably be expected to affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective cash amounts set forth therein for the purpose of financing the Merger Consideration and any other amounts required to consummate the Transactions (subject to the adjustments set forth in Section 7.5(h), the “Debt Financing”), (ii) executed equity commitment letters from Unicorn Holding Partners LP, Aspex Master Fund, Yunqi China Special Investment A, WSCP VIII EMP Onshore Investments, L.P., WSCP VIII EMP Offshore Investments, L.P., West Street Capital Partners VIII, L.P., West Street Capital Partners VIII — Parallel, L.P., WSCP VIII Offshore Investments, SLP, Goldman Sachs Asia Strategic II Pte. Ltd., West Street Private Markets 2021, L.P., Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P., Warburg Pincus Global Growth-B (Cayman), L.P., Warburg Pincus Global Growth-E (Cayman), L.P., Warburg Pincus Global Growth Partners (Cayman), L.P., WP Global Growth Partners (Cayman), L.P., Warburg Pincus China-Southeast Asia II (Cayman), L.P., Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., WP China-Southeast Asia II Partners (Cayman), L.P., Warburg Pincus China-Southeast Asia II Partners, L.P., Proprium Real Estate Special Situations Fund, LP, Yi Fang Da Sirius Inv. Limited, Gaorong Partners Fund V, L.P., Gaorong Partners Fund V-A, L.P., Pleiad Asia Master Fund, Pleiad Asia Equity Master Fund and Newquest Asia Fund IV (Singapore) Pte. Ltd. (subject to the adjustments set forth in Section 7.5(h), the “Equity Financing Sources”) (the “Equity Commitment Letters” and, together with the Debt Commitment Letters and any definitive agreements executed pursuant to such Equity Commitment Letters and Debt Commitment Letters, the “Financing Documents”) pursuant to which the Equity Financing Sources have, subject to the terms and conditions thereof, committed to provide or cause to be provided the respective cash amounts set forth therein for the purpose of financing the Merger Consideration and any other amounts required to consummate the Transactions (subject to the adjustments set forth in Section 7.5(h), the “Equity Financing” and, together with the Debt Financing or, if applicable, the Alternative Financing, the “Financing”), and (iii) the Support Agreement. The Equity Commitment Letters provide, and will continue to provide, that the Company is a third-party beneficiary and entitled to enforce such Equity Commitment Letters in accordance with the terms and conditions set forth therein.
(b)   As of the date hereof, (i) each of the Financing Documents and the Support Agreement in the form so delivered, is in full force and effect and constitutes a legal, valid and binding obligation of HoldCo, Parent and/or Merger Sub, the Equity Financing Sources and, to the Knowledge of HoldCo, the other parties thereto, subject to the Enforceability Exceptions, and (ii) none of the Financing Documents and the Support Agreement has been amended or modified and no such amendment or modification is contemplated except for any such amendment or modification as permitted in accordance with Section 7.5, and the respective commitments contained in the Financing Documents and the Support Agreement have not been withdrawn, terminated or rescinded in any material respect (other than as permitted in accordance with Section 7.5) and no such withdrawal, termination or rescission is contemplated.
(c)   Assuming (A) the Financing is funded in accordance with the Financing Documents and the transactions contemplated by the Support Agreement are consummated in accordance with the terms therein (after giving effect to any “market flex” provisions), and (B) the satisfaction of the conditions to the obligation of the Parent Parties to consummate the Merger as set forth in Section 8.1 and Section 8.2 or the waiver of such conditions, the Parent Parties will have available to them, as of the Effective Time, all funds necessary for the Parent Parties and the Surviving Entity to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith.
(d)   The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to the Parent Parties on the terms and conditions contained therein. There are no side letters or other contracts or arrangements (oral or written) related to the Financing that would affect the conditions, enforceability, termination or the amount of the Financing (except for (x) those as expressly set forth in the Financing Documents and (y) customary engagement letters and non-disclosure agreements that do not impact the conditionality or amount of the Financing).
(e)   The Parent Parties have fully paid, or caused to be paid, any and all fees, if any, that are payable on or prior to the date hereof under the Debt Commitment Letters and will pay when due all other fees arising under the Debt Commitment Letters as and when they become due and payable thereunder.

(f)   As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Parent Party or the Equity Financing Sources, or, to the Knowledge of HoldCo, any other parties thereto, under the Financing Documents; or, to the Knowledge of HoldCo, would otherwise excuse or permit the financing sources under any Financing Documents to refuse to fund their respective obligations under the Financing Documents. As of the date of this Agreement, the Parent Parties do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available in full to the Parent Parties at the Effective Time.
Section 5.6   Limited Guarantee.   Each Limited Guarantee has been duly and validly executed and delivered by the relevant Guarantor and is in full force and effect, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with the terms thereof subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.
Section 5.7   Ownership of Equity Securities.   As of the date hereof, other than the Shares and Warrants set out under the heading “Existing Securities” in Schedule A of the Support Agreement, none of the Parent Parties, the Rollover Securityholders and the other Buyer Group Parties and to the Knowledge of HoldCo, the respective Affiliates of the foregoing persons, beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or Warrants or any other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or any option, warrants or other rights to acquire or vote any Shares or securities of the Company, or to acquire any other economic interest (through derivative securities or otherwise) in the Company.
Section 5.8   Buyer Group Contracts.   HoldCo has delivered to the Company true, correct and complete copies of the Buyer Group Contracts. Other than the Buyer Group Contracts and any other Contract that has been publicly disclosed in the SEC Documents prior to the date hereof, there is no Contract, whether written or oral, (a) between the Parent Parties, any other Buyer Group Parties or any of their respective Affiliates, on the one hand, and any director, officer, employee or shareholder of the Company and its Subsidiaries, on the other hand, that relates in any way to the disposition or voting of any Shares in connection with the Transactions, (b) pursuant to which any shareholder or warrantholder of the Company would be entitled to receive consideration of a different amount or nature other than the applicable Merger Consideration in connection with the Transactions, or (c) pursuant to which any shareholder or warrantholder of the Company has agreed to vote to approve this Agreement or the Merger or the Warrant Amendment or has agreed to vote against any Competing Proposal, Superior Proposal or Alternative Warrant Proposal.
Section 5.9   Litigation.   As of the date hereof, there is no Action pending against (or to the Knowledge of HoldCo, threatened in writing against or naming as a party thereto), any Parent Party that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger. Neither HoldCo nor any of its Subsidiaries is, as of the date hereof, subject to any outstanding Order which has had or would reasonably be expected to, individually or in the aggregate, delay or prevent the consummation of the Transactions on or prior to the Outside Date.
Section 5.10   Non-Reliance on Company Estimates.   The Company has made available to the Parent Parties or their respective Affiliates and Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of the Parent Parties hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) the Parent Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and (d) none of the Parent Parties is relying on any estimates, projections, forecasts, plans or budgets (or the accuracy or completeness thereof) furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of the

Parent Parties shall, and shall cause their respective Affiliates and Representatives not to, hold any such Person liable with respect thereto.
Section 5.11   Independent Investigation.   Each of the Parent Parties has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by the Parent Parties, their respective Affiliates and Representatives. Each of the Parent Parties acknowledges that it, its Affiliates and Representatives have been provided sufficient access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, each of the Parent Parties acknowledges and agrees that it has relied solely on the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives, except for the representations and warranties of the Company set forth in Article IV.
Section 5.12   Solvency.   None of the Parent Parties is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the Financing and the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions, assuming satisfaction of the conditions to the obligations of the Parent Parties to consummate the Transactions as set forth herein, or the waiver of such conditions, the Surviving Entity will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.
Section 5.13   Schedule 13E-3; Proxy Statements.   None of the information supplied or to be supplied in writing by any Parent Party for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC and at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Shareholder Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholders Meeting, and at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Warrantholder Proxy Statement will, at the date it is first mailed to the warrantholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations and warranties contained in this Section 5.13 will not apply to statements or omissions included or incorporated by reference in the Schedule 13E-3 or the Proxy Statements to the extent based upon information supplied by or on behalf of the Company.
Section 5.14   Brokers; Expenses.   No broker, investment banker, financial advisor or other Person, is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger or the Warrant Amendment based upon arrangements made by or on behalf of the Parent Parties or any of their Subsidiaries.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1   Conduct of Business.   Except (a) as contemplated or permitted by this Agreement, (b) as required by applicable Law, (c) as set forth in Section 6.1 of the Disclosure Schedule, or (d) as consented to in writing by HoldCo (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of (A) the Effective Time and (B) the termination of this Agreement pursuant to Section 9.1, the Company (x) shall and shall cause its Subsidiaries to, conduct its business in the ordinary course of business in all material respects and use commercially reasonable efforts to preserve its business organization substantially intact and maintain its existing material relations and goodwill with key customers, suppliers, creditors and those Persons with whom the Company or any of its Subsidiaries has business relationships that are material to the Company and its Subsidiaries, taken as a whole, (y) shall and shall cause its Subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall cause its Subsidiaries not to:
(i)   amend its memorandum and articles of association or equivalent organizational documents (other than immaterial amendments to the organization documents of Group Companies organized in the PRC in the ordinary course of business, including without limitation, change of registered address), the Warrant Agreement or any Warrant;
(ii)   (A) split, combine, subdivide or reclassify any shares of capital stock, any Warrant or any other equity securities or ownership interests of the Company or any of its Subsidiaries; (B) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for the declaration and payment of dividends or other distributions (x) pursuant to the previously announced dividend policy or dividend declared prior to the date hereof or (y) to the Company or to a wholly-owned Subsidiary of the Company; and (C) except as required by the Company Equity Plan and in accordance with its terms as in effect on the date hereof, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except (x) from holders of Company RSU Awards or Company Options in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on, or exercise, settlement or vesting of, the Company RSU Awards or Company Options, or (y) for redemption, purchase or acquisition between or among the Company and its wholly-owned Subsidiaries;
(iii)   issue, sell, pledge, dispose of, encumber or grant any Shares or any capital stock of the Company’s Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or any capital stock or other equity interests of the Company’s Subsidiaries, except for (A) issuances to the Company or a wholly-owned Subsidiary of the Company, (B) the transfer or other disposition of securities solely between or among the Company and its wholly-owned Subsidiaries, (C) issuances, sales, pledge, disposition, encumbrance or grant pursuant to existing Contracts (including the Existing Facility Agreement) in effect as of the date hereof, or (D) issuances, sales, pledge, disposition, encumbrance or grant as a result of the exercise of the Warrants or the Company Options or settlement of Company RSU Awards in each case in accordance with their respective terms as in effect on the date hereof;
(iv)   acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property, securities, interests or businesses at a total cost in excess of US$10,000,000 in the aggregate, in each case other than (A) in the ordinary course of business, (B) pursuant to existing Contracts (including the Existing Facility Agreement) in effect as of the date hereof, or (C) as set forth in the annual budget made available to HoldCo;
(v)   sell, pledge, lease, assign, license or otherwise transfer, dispose of or encumber or create or incur any Lien (other than a Permitted Lien) on any property or assets of the Company or any of its Subsidiaries, except (A) increased obligations under existing Liens resulting from Indebtedness incurred in accordance with Section 6.1(iv), (B) with respect to property or assets with a value of less than US$10,000,000 in the aggregate, (C) pursuant to existing Contracts (including the Existing Facility Agreement) in effect as of the date hereof, (D) between or among the Company and its wholly-owned Subsidiaries, (E) in the ordinary course of business, or (F) with respect to Intellectual Property, such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete or immaterial assets.
(vi)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case, in excess of US$5,000,000 in a single transaction or series of related transactions, other than in the ordinary course of business or by the Company or a wholly-owned Subsidiary thereof to the Company or a wholly-owned Subsidiary thereof;

(vii)   (x) incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities, individually for an amount in excess of US$1,000,000 and in the aggregate in an amount in excess of US$10,000,000, or (y) assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned Subsidiary of the Company), individually for an amount in excess of US$1,000,000 and in the aggregate in an amount in excess of US$10,000,000, in each case of (x) and (y), except (A) in the ordinary course of business, (B) Indebtedness incurred under the Company’s or its Subsidiaries’ existing credit facilities as in effect on the date hereof (including Indebtedness incurred under the Existing Facility Agreement), (C) intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company, or (D) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (x) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, and (y) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;
(viii)   (x) enter into any Contract that would have been a Material Contract if it had been in effect as of the date of this Agreement, or (y) renew, materially modify or amend, terminate, or waive, release, compromise or assign any material rights or claims under, any Material Contract which calls for annual aggregate payments of US$5,000,000 or more and which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less, in each case of (x) and (y) not in the ordinary course of business, other than (A) any termination or renewal in accordance with the terms of any existing Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) as may be reasonably necessary to comply with the terms of this Agreement, or (C) actions permitted under Section 6.1(v);
(ix)   without prejudice to clause (xiii) below, settle or compromise any Action, in each case made or pending against the Company or any of its Subsidiaries, other than settlements (A) requiring the Company or its Subsidiaries to pay monetary damages not exceeding US$1,500,000, (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;
(x)   (A) establish, adopt, enter into, materially amend or terminate any Benefit Plan or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, (B) materially increase the compensation or severance payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice for employees with annual base compensation less than US$500,000, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries other than in the ordinary course of business or in accordance with the terms of a Benefit Plan as in effect on the date hereof, (D) grant any stock option, stock appreciation rights, restricted shares, restricted stock units or equity based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Options or Company RSU Awards, (F) take any action to materially fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or any plan, program, policy, practice or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, (G) hire any person whose annual base compensation is expected to exceed US$500,000, or (H) terminate the employment of any person whose annual base compensation exceeds US$500,000, other than a termination by the Company or any of its Subsidiaries for cause; except, in the case of each of clauses (A) through (G), as required by applicable Law or required by any Benefit Plan;
(xi)   make any material change to its methods of accounting in effect at December 31, 2019, except as required by a change in IFRS (or any interpretation thereof) or in applicable Law;
(xii)   enter into any new line of business that is outside of the Company’s existing business as of the date hereof and is material to the Company and its Subsidiaries taken as a whole;
(xiii)   make, change or revoke any material Tax election, amend any material Tax Return, enter into any material closing agreement with respect to Taxes, surrender any right to claim a refund of material Taxes, settle or finally resolve any audit, proceeding or controversy with respect to material

Taxes, change any method of Tax accounting, request any ruling with respect to material Taxes, consent to any extension or waiver of the limitation period applicable to any material Taxes;
(xiv)   adopt a plan of merger, complete or partial liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its Subsidiaries;
(xv)   make or incur any capital expenditures (or any obligations or liabilities in respect thereof) or other investments in excess of US$15,000,000, except for (A) ordinary course capital expenditures necessary to maintain assets in good repair consistent with the past practice, or (B) as set forth in the annual budget made available to HoldCo;
(xvi)   transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any material Company IP Rights, in each case not in the ordinary course of business;
(xvii)   abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company IP Rights;
(xviii)   fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries as are currently in effect and are material to the Company and its Subsidiaries taken as a whole; or
(xix)   agree, resolve or authorize or commit to do any of the foregoing.
Nothing contained in this Agreement is intended to give any Parent Party, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.
Section 6.2   Conduct of Business by the Parent Parties Pending the Closing.   Each of the Parent Parties agrees that, from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 9.1, it shall not (a) take any action or fail to take any action (including any action with respect to a third party) that is intended to or would reasonably be likely to result in any of the conditions to effect the Transactions becoming incapable of being satisfied, or (b) take any action or fail to take any action (including any action with respect to a third party), the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of any Parent Party to consummate the Merger or the other Transactions.
Section 6.3   Non-Solicit; Change in Recommendation.
(a)   Except as expressly permitted by this Section 6.3, the Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity to (i) immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations, if any, with any third party, its Representatives and its financing sources conducted prior to the date hereof with respect to any Competing Proposal or Alternative Warrant Proposal, and shall request any such third party, its Representatives and its financing sources in possession of non-public information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries to return to the Company or destroy such non-public information, (ii) from the date hereof until the earlier of (x) the Effective Time and (y) the termination of this Agreement pursuant to Section 9.1, not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal or Alternative Warrant Proposal unless the Company releases or waives the corresponding provision in the Confidentiality Agreement, and (iii) from the date hereof until the earlier of (x) the Effective Time and (y) the termination of this Agreement pursuant to Section 9.1, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate a Competing Proposal or Alternative Warrant Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person nonpublic information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or Alternative Warrant Proposal, (C) approve, endorse or recommend any Competing Proposal or Alternative Warrant Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other Contract (other than an Acceptable Confidentiality Agreement) contemplating or otherwise relating to a Competing Proposal or Alternative Warrant Proposal, or (D) propose or agree to do any of the foregoing.
(b)   Notwithstanding anything to the contrary contained in Section 6.3(a), if, at any time on or after the date hereof and prior to the date on which the Shareholder Approval has been obtained, the Company or any of its Representatives receives an unsolicited, bona fide written Competing Proposal from any Person or group of Persons, which Competing Proposal did not arise or result from a breach of Section 6.3(a) (other than immaterial non-compliance that does not adversely affect any Parent Party), (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and to notify such Person or group of Persons of the restrictions of this Section 6.3, and (ii) if the Company Board (acting upon recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to HoldCo any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to HoldCo or its Representatives, prior to or substantially concurrently with the provision of such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.
(c)   Except as expressly permitted by this Section 6.3(c), Section 6.3(d) or Section 6.3(e), neither the Company Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to the Company’s shareholders that the Shareholder Approval be given, or fail to include the Company Board Recommendation in the Proxy Statements, (ii) change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to HoldCo, the Company Board Recommendation, (iii) fail to recommend against any Competing Proposal that is a tender offer or exchange offer (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Proposal shall not be prohibited or deemed to be an Adverse Recommendation Change) within ten (10) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such Competing Proposal, or (iv) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other similar Contract with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.3(b)) (each, an “Alternative Acquisition Agreement”) (any of the foregoing actions being referred to under (i) to (iv), an “Adverse Recommendation Change”).
(d)   Notwithstanding anything to the contrary herein, prior to the date on which the Shareholder Approval has been obtained, if the Company has received a Competing Proposal that was not obtained in breach of Section 6.3(a) (other than immaterial non-compliance that does not adversely affect any Parent Party) and the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change with respect to such Competing Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by HoldCo pursuant to the following provisos, then the Company Board (acting upon recommendation of the Special Committee) or the Special Committee

may effect an Adverse Recommendation Change and/or authorize the Company to terminate this Agreement and/or enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that, prior to making such Adverse Recommendation Change, (1) the Company shall have given HoldCo at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall describe the material terms and conditions of the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) if requested by HoldCo, the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with HoldCo during such notice period to enable HoldCo to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by HoldCo, and shall have determined in good faith, following consultation with an independent financial advisor and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and that failure to make an Adverse Recommendation Change with respect to the Superior Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, further, that in the event of any material change to the material terms of such Superior Proposal, such materially changed Superior Proposal shall be deemed a new Superior Proposal and the Company shall, in each case, be required to again comply with the requirements set forth in the preceding proviso, except that the notice period referred to in subclause (1) thereof shall be at least three (3) Business Days.
(e)   Notwithstanding anything to the contrary herein, prior to the date on which the Shareholder Approval has been obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be governed by Section 6.3(c)) if and only if (i) a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of the Company and its Subsidiaries, taken as a whole has occurred or arisen or first become known to the Special Committee after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (an “Intervening Event”; provided that in no event shall the receipt, existence of or terms of a Competing Proposal or a Superior Proposal or an Alternative Warrant Proposal constitute an Intervening Event), (ii) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law, and (iii) (A) the Company shall have given HoldCo at least five (5) Business Days’ prior written notice of its intention to make such Adverse Recommendation Change, which notice shall specify in reasonable detail the reasons therefor and describe with reasonable details the Intervening Event, (B) if requested by HoldCo, the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with HoldCo during such notice period, to enable HoldCo to propose revisions to the terms of this Agreement, and (C) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by HoldCo, and shall have determined in good faith, after consultation with an independent financial advisor and outside legal counsel and taking into account any revisions to this Agreement proposed by HoldCo, that failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f)   Nothing in this Agreement shall prohibit the Company, the Company Board or the Special Committee from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company), or (iii) making any legally required disclosure, including disclosure of factual information regarding the business, financial condition or results of operations of the Company and its Subsidiaries.
(g)   The Company shall notify HoldCo promptly (but in no event later than forty-eight (48) hours) after its receipt of any Competing Proposal or Alternative Warrant Proposal, or any material change to any terms of a Competing Proposal or Alternative Warrant Proposal previously disclosed to HoldCo. Such notice shall be in writing, and shall specify in reasonable detail the identity of the Person making the Competing Proposal or Alternative Warrant Proposal and all material terms and conditions of such Competing Proposal or Alternative Warrant Proposal, inquiry, proposal, offer or request. The Company shall also promptly, and in any event within forty-eight (48) hours, notify HoldCo in writing if it enters into discussions or negotiations concerning any Competing Proposal or Alternative Warrant Proposal in accordance with this Section 6.3. In addition, following the date hereof, the Company shall keep HoldCo reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal or Alternative Warrant Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to HoldCo in accordance with this Section 6.3.
(h)   The Company shall not submit to the vote of its shareholders or warrantholders any Competing Proposal or any Alternative Warrant Proposal other than the Merger and the Warrant Amendment, respectively, prior to the termination of this Agreement.
Section 6.4   Proxy Statements and Schedule 13E-3.
(a)   As soon as practicable following the date hereof, and no later than twenty (25) Business Days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC, with the cooperation and assistance of the Parent Parties, the Proxy Statements. Concurrently with the preparation of the Proxy Statements, the Company and the Parent Parties shall (and HoldCo shall procure each other Buyer Group Party to) jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company and the Parent Parties shall (and HoldCo shall procure each other Buyer Group Party to) use its reasonable best efforts to ensure that the Proxy Statements and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Subject to Section 6.3, the Company shall include the Company Board Recommendation in the Proxy Statements. Each of the Company and the Parent Parties shall (and HoldCo shall procure each other Buyer Group Party to) use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statements and the Schedule 13E-3. Each of the Parent Parties shall (and HoldCo shall procure each other Buyer Group Party to) provide reasonable and timely assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statements, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statements and the Schedule 13E-3, the Company shall promptly notify the Parent Parties and shall provide HoldCo with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statements or the Schedule 13E-3. Prior to filing the Schedule 13E-3 or mailing the Proxy Statements (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent Parties with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by HoldCo in good faith.
(b)   Each of the Company and the Parent Parties shall (and HoldCo shall procure each other Buyer Group Party to) furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statements or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and the Parent Parties shall (and HoldCo shall procure each other Buyer Group Party to) promptly furnish all information concerning such Party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statements, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions. Each of the Parent Parties and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by the Parent Parties or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statements, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such Party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Parent Parties or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statements or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and HoldCo, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other Parties and their Representatives a reasonable opportunity to comment thereon.
Section 6.5   Shareholders Meeting.
(a)   As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Shareholder Proxy Statement, but in any event no later than fifteen (15) days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders Meeting (the “Shareholder Record Date”) and shall not change such Shareholder Record Date or establish a different record date for the Shareholders Meeting without the prior written consent of HoldCo, unless required to do so by applicable Laws; and in the event that the date of the Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless HoldCo shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Shareholder Record Date for the Shareholders Meeting, as so adjourned or delayed, and (ii) mail or cause to be mailed the Shareholder Proxy Statement to the holders of Shares (and concurrently furnish the Shareholder Proxy Statement under Form 6-K to the SEC) as of the Shareholder Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions. Subject to Section 6.5(b), without the prior written consent of HoldCo, the authorization and approval of this Agreement, the Plan of Merger and the Transactions are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders Meeting.
(b)   As soon as practicable but in any event no later than forty (40) days after the date of mailing the Shareholder Proxy Statement, the Company shall hold the Shareholders Meeting in accordance with the Company Governing Documents and all applicable Laws. Subject to Section 6.3, (i) the Company Board shall recommend to holders of Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Shareholder Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the

Transactions and to take all other action necessary or advisable to secure the Shareholder Approval. Notwithstanding anything to the contrary in this Agreement but subject to Section 6.5(c), unless this Agreement is validly terminated in accordance with Article IX, (x) the Company’s obligations pursuant to this Section 6.5 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Proposal or Alternative Warrant Proposal, and (y) the Company’s obligations pursuant to this Section 6.5 (other than the second sentence of this Section 6.5(b)) shall not be limited or otherwise affected by any Adverse Recommendation Change.
(c)   Notwithstanding Section 6.5(b), after consultation in good faith with HoldCo, the Company may recommend the adjournment of the Shareholders Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Shareholder Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Shareholder Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Shareholder Approval to be obtained. If the Shareholders Meeting is adjourned, the Company shall convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholders Meeting to a date that is less than five (5) Business Days prior to the Outside Date.
(d)   Notwithstanding Section 6.5(b), HoldCo may request that the Company adjourn the Shareholders Meeting for up to sixty (60) days (but in any event no later than fifteen (15) days prior to the Outside Date), (i) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Shareholder Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or (B) voting in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions to obtain the Shareholder Approval, or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of HoldCo, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting, in which event the Company shall, in each case, cause the Shareholders Meeting to be adjourned in accordance with HoldCo’s request.
(e)   At the Shareholders Meeting, and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions is sought, HoldCo shall (i) vote, or cause to be voted, all Shares held directly or indirectly by any Parent Party or with respect to which any Parent Party otherwise has, directly or indirectly, voting power at such Shareholders Meeting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) if necessary to ensure that the Shareholder Approval will be obtained, enforce the agreement of the Rollover Securityholders set forth in the Support Agreement to vote in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.
Section 6.6   Warrantholder Consent and Warrant Amendment.
(a)   As soon as practicable after the SEC confirms that it has no further comments on the Warrantholder Proxy Statement, but in any event no later than fifteen (15) days after such confirmation, the Company shall (i) establish a record date for determining warrantholders of the Company entitled to submit a consent (the “Warrantholder Record Date”) and shall not change such Warrantholder Record Date or establish a different record date for submitting a consent without the prior written consent of HoldCo, unless required to do so by applicable Laws; and (ii) mail or cause to be mailed the Warrantholder Proxy Statement to the holders of Warrants (and concurrently furnish the Warrantholder Proxy Statement under Form 6-K to the SEC) as of the Warrantholder Record Date, for the purpose of soliciting the Warrantholder Consent.

(b)   The Company shall, in the Warrantholder Proxy Statement, establish a deadline for the warrantholders to submit consents in response thereto (as may be extended in accordance with the terms herein, the “Warrantholder Consent Deadline”), which deadline shall be as soon as reasonably practicable but in any event no later than forty (40) days after the date of mailing the Warrantholder Proxy Statement. The Company shall use its reasonable best efforts to solicit from its warrantholders consent in favor of Warrant Amendment and to take all other action necessary or advisable to secure the Warrantholder Consent. Notwithstanding anything to the contrary in this Agreement but subject to Section 6.6(c), unless this Agreement is validly terminated in accordance with Article IX, (x) the Company’s obligations pursuant to this Section 6.6 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Proposal or Alternative Warrant Proposal, and (y) the Company’s obligations pursuant to this Section 6.6 shall not be limited or otherwise affected by any Adverse Recommendation Change.
(c)   Notwithstanding Section 6.6(b), after consultation in good faith with HoldCo, the Company may extend the Warrantholder Consent Deadline to a date mutually agreed with HoldCo (in any event no later than five (5) Business Days prior to the Outside Date) (i) to the extent necessary to ensure that any required supplement or amendment to the Warrantholder Proxy Statement is provided to the holders of Warrants within a reasonable amount of time in advance of the Warrantholder Consent Deadline, (ii) as otherwise required by applicable Law or (iii) if as of the Warrantholder Consent Deadline as set forth in the Warrantholder Proxy Statement, there are insufficient consents received to constitute the Warrantholder Consent and to approve the Warrant Amendment.
(d)   Notwithstanding Section 6.6(b), HoldCo may request that the Company extend the Warrantholder Consent Deadline for up to sixty (60) days (but in any event no later than fifteen (15) days prior to the Outside Date), (i) if as of the Warrantholder Consent Deadline as set forth in the Warrantholder Proxy Statement there are insufficient consents received to constitute the Warrantholder Consent and to approve the Warrant Amendment, or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of HoldCo, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s warrantholders prior to the Warrantholder Consent Deadline, in which event the Company shall, in each case, cause the Warrantholder Consent Deadline to be extended in accordance with HoldCo’s request.
(e)   HoldCo shall (i) give consent, or cause consent to be given, with respect to all Warrants held directly or indirectly by any Parent Party or with respect to which any Parent Party otherwise has, directly or indirectly, voting power in favor of the approval of the Warrant Amendment, and (ii) if necessary to ensure that the Warrantholder Consent will be obtained, enforce the agreement of the Rollover Securityholders set forth in the Support Agreement to vote in favor of the approval of the Warrant Amendment.
(f)   Promptly upon obtaining the Warrantholder Consent, the Company shall cause the Warrant Agreement to be duly amended solely to the extent necessary to give effect to the provisions of Section 3.2 and to provide for the automatic termination (without liabilities to any party thereto) of the Warrant Agreement on the date falling six (6) months after the Effective Time, provided that the effectiveness of such amendment shall be conditioned upon the Closing (the “Warrant Amendment”). Except as contemplated by this Agreement, the Company shall not pay, or agree or undertake to pay, any consent fee, amendment fee, incentive fee or similar fees to the Warrant Agent, any holder of the Warrants or any other Person in connection with the Warrantholder Consent or the Warrant Amendment, in each case, without the prior written consent of HoldCo.

ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.1   No Other Representations or Warranties.
(a)   Except for the representations and warranties set forth in Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Parent Parties in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.
(b)   Except for the representations and warranties set forth in Article V, none of the Parent Parties or any other Person makes any express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the Company in connection with the Transactions. The Parent Parties hereby disclaim any other express or implied representations or warranties. None of the Parent Parties is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information or financial projections, to the extent applicable, or other forward-looking information or statements of HoldCo or any of its Subsidiaries.
Section 7.2   Access; Confidentiality; Notice of Certain Events.
(a)   From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 9.1, the Company shall, and shall use its reasonable best efforts to cause each of its Subsidiaries to, upon reasonable prior written notice from HoldCo, give (i) HoldCo and its Representatives reasonable access during normal business hours to all of the Group Companies’ books, records, senior officers, key employees, offices, facilities and properties, (ii) furnish to HoldCo and its Representatives such existing financial and operating data and other information concerning the Group Companies (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request; and (iii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with HoldCo in its investigation of the Group Companies; provided that all such access shall be coordinated through the Company or its Representatives. The terms of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.2. Notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be required to provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client or similar privilege of any Group Company, (B) contravene any applicable Law or requirements of any Governmental Entity or any binding agreement entered into prior to the date of this Agreement (including with respect to any competitively sensitive information, if any), (C) violates any of its obligations with respect to confidentiality, or (D) unreasonably interfere with the normal business or operations of the Group Companies.
(b)   The Company shall give prompt written notice to HoldCo, and HoldCo shall give prompt written notice to the Company, (i) of any written notice or other written communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company and its Subsidiaries, the Surviving Entity or HoldCo, or (ii) of any Action commenced or, to such Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of its Subsidiaries or Affiliates, which (A) individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the ability of HoldCo or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement or

(B) individually or in the aggregate, would or would be expected to have, a Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.
Section 7.3   Efforts; Consents and Approvals.
(a)   Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to (and, in the case of HoldCo, cause the other Buyer Group Parties to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain, or cause their Affiliates to obtain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by HoldCo or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as reasonably practicable after the date hereof, make, or cause their Affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Transactions under other applicable Law; provided that the Parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Transactions and seeking any such actions, consents, approvals or waivers or making any such filings; provided further that nothing herein shall require the Company or any of its Subsidiaries to take any action that is not contingent upon the Closing. The Company and HoldCo shall furnish, and cause their respective Affiliates to furnish, to each other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.
(b)   The Parties will give (or will cause their respective Affiliates to give) any notices to third parties (other than Governmental Entities), and use, and cause their respective Affiliates to use, their reasonable best efforts to obtain any third-party (other than Governmental Entities) consents necessary or required to consummate the Transactions, including the third-party notices and consents listed on Section 7.3(b) of the Disclosure Schedule.
(c)   Without limiting the generality of anything contained in this Section 7.3, each Party shall (and, in the case of HoldCo, cause the other Buyer Group Parties to), and shall cause their Affiliates to: (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or other Action by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or other Action; and (iii) promptly inform the other Parties of any material and substantive communication to or from any Governmental Entity regarding the Merger or any of the other Transactions. Each Party shall (and, in the case of HoldCo, cause the other Buyer Group Parties to) consult and cooperate, and shall cause its Affiliates to consult and cooperate, with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted with any Governmental Entity in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or other Action by or before any Governmental Entity, each Party shall permit, and shall cause its Affiliates to permit, authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or other Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Action; provided that each Party shall be entitled to redact materials (1) as necessary to comply with contractual arrangements, (2) as necessary to address reasonable legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Merger.
(d)   Nothing in this Section 7.3 or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of the Company or the Parent Parties in this Section 7.3 or any other provision of this Agreement be deemed or construed to require the Company or any Parent Party to waive any term or condition of this Agreement.
Section 7.4   Publicity.   So long as this Agreement is in effect, neither the Company nor HoldCo, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless required by applicable Law or any Governmental Entities or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give good faith consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 7.4 to provide any such review or comment to HoldCo, in connection with the receipt and existence of a Competing Proposal or an Alternative Warrant Proposal and matters related thereto or an Adverse Recommendation Change, and this Section 7.4 shall not apply to any release or announcement made or proposed to be made by the Company in connection with an Adverse Recommendation Change made in compliance with this Agreement; provided, further, that each Party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by HoldCo and the Company in compliance with this Section 7.4.
Section 7.5   Financing.
(a)   Each of the Parent Parties shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange and obtain the Debt Financing and Equity Financing, in aggregate, on terms and conditions not materially less favorable (taken as a whole) than those described in the Financing Documents, including to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions described in the Debt Commitment Letters, (ii) maintain in full force and effect each of the Financing Documents until the Transactions are consummated in accordance with their respective terms (in each case, subject to Section 7.5(h) and any other amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by Section 7.5(c)), (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to any Parent Party that are within its control, (iv) draw upon and consummate the Debt Financing and Equity Financing at or prior to the Closing in accordance with the terms of the Financing Documents and (v) enforce their rights under the Financing Documents.
(b)   In the event that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the applicable Debt Commitment Letters, (i) HoldCo shall promptly so notify the Company, and (ii) each of the Parent Parties shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternative sources as promptly as practicable following the occurrence of such event on terms and conditions not materially less favorable, in the aggregate, to the Parent Parties (from the standpoint of the Parent Parties) than those contained in the applicable Debt Commitment Letters in an amount, together with the aggregate proceeds of the Equity Financing, sufficient for HoldCo and the Surviving Entity to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated hereby (the “Alternative Financing”), provided that in no event shall the terms of any Alternative Financing (A) prevent, delay or materially impede or materially impair the ability of the Parent Parties to consummate the Transactions in accordance with the terms of this Agreement or (B) impose new or additional conditions precedent or expand upon the conditions precedent to the availability of the Debt Financing that would reasonably be expected to make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur (any such event described in (A) or (B), an “Adverse Effect on Debt Financing”). The Parent Parties shall use their reasonable best efforts to promptly enter into (or cause to be entered into) and deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) as soon as practicable after execution thereof, provided that, such customary commitment letters and fee letters in connection with the Alternative Financing, if any and as applicable, may be redacted to omit numerical fee amounts provided therein and other commercially sensitive terms that would not affect the conditions, enforceability, availability, termination or the amount of the Debt Financing. In the event Alternative Financing is obtained, any reference in this Agreement to (A) the “Debt Financing” shall be deemed to include the Alternative Financing, and (B) the “Debt Commitment Letters” shall be deemed to include the Alternative Financing Documents.
(c)   Subject to Section 7.5(h), none of the Parent Parties shall agree to or permit any amendments or modifications to, or waivers of, any condition or other provision under any Financing Document without the prior written consent of the Company if such amendments, modifications or waivers would (x) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing and Equity Financing, (y) impose new or additional conditions to the Debt Financing or Equity Financing (as applicable), or (z) otherwise expand, amend or modify the conditions to the Debt Financing or Equity Financing (as applicable), in each case of (x), (y) and (z), in a manner that would reasonably be expected to (A) prevent or delay in any material respect the ability of any Parent Party to consummate the Transactions or (B) (in the case of amendment, modification or waiver) adversely impact in any material respect the ability of any Parent Party to enforce its rights against the other parties to any Financing Document (it being understood that (i) any such amendment or modification in relation to pricing and/or other economic terms of any Financing Document, to the extent that such amendment or modification does not affect the enforceability, availability, termination, conditionality or amount of the financing under the Financing Documents, shall be permitted hereunder and shall be deemed not to prevent, impede or delay the consummation of the Transactions or of the transactions under the Financing Documents, and (ii) the Debt Commitment Letters may be replaced or substituted by any other commitment letters so long as such replacement or substitution does not have an Adverse Effect on Debt Financing). Without limiting the generality of the foregoing, none of the Parent Parties shall release or consent to the termination of the obligations of the other parties to any Financing Document, except as expressly contemplated or permitted hereby. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.5 shall require, and in no event shall the reasonable best efforts of any Parent Party be deemed or construed to require, any Parent Party to pay any fees in excess of, or agree to “market flex” provisions less favorable to the Parent Parties or the Surviving Entity (or any of their Affiliates) than, those contemplated by the Debt Commitment Letters and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).
(d)   HoldCo shall, prior to the Closing, (i) give the Company prompt written notice (A) upon becoming aware of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) of any provision of, or termination by any party to any Financing Document or any other definitive agreement with respect to the Financing, (B) upon the receipt of any written notice or other written communication from any person with respect to (x) any threatened breach or threatened termination by any party to any Financing Document or any other definitive agreement with respect to the Financing or (y) any reduction of the amount of the Financing such party is providing, (C) if HoldCo at any time believes that it will not be able to obtain all or any portion of the Debt Financing or Equity Financing on the terms, in the manner, or from the sources contemplated by the Financing Documents, and (D) of the termination, repudiation, rescission, cancellation or expiration of any Commitment Letter or any other Financing Document; and (ii) otherwise keep the Company informed on a reasonably current basis of the status of the Parent Parties’ efforts to arrange the Debt Financing or Alternative Financing (as applicable) and the Equity Financing. As soon as reasonably practicable, but in any event within five (5) Business Days of the date the Company delivers to any Parent Party a written request, the Parent Parties shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (A), (B), (C) and (D) of the immediately preceding sentence.
(e)   Prior to the Closing, the Company agrees to use its reasonable best efforts to provide, and shall use reasonable best efforts to cause each of its Subsidiaries and each of their respective Representatives to use reasonable efforts to provide, to the Parent Parties, at HoldCo’s sole cost and expense, all reasonable cooperation as may be requested by the Parent Parties or its respective

Representatives in connection with the Debt Financing or Alternative Financing that is necessary and customary for financings of the type contemplated by the Debt Commitment Letter, including without limitation (i) participating in a reasonable number of meetings, presentations and due diligence sessions with representatives of HoldCo and its Debt Financing or Alternative Financing sources, in each case on reasonable advance notice and which may in the Company’s sole discretion be virtual, (ii) assisting in the preparation of bank information memoranda, rating agency presentations and similar documents reasonably requested by the Parent Parties or its Representatives in connection with the Debt Financing or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) as promptly as reasonably practicable, furnishing the Parent Parties and its sources of the Debt Financing or Alternative Financing with financial statements and other pertinent information regarding the Company and its Subsidiaries as reasonably requested by the Parent Parties or any sources or prospective sources of the Debt Financing and/or Alternative Financing as is reasonably available to the Company and as may be obtained from the books and records of the Company and its Subsidiaries and using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to the Parent Parties and any sources or prospective sources of the Debt Financing and/or Alternative Financing, (iv) reasonably cooperating with advisors, consultants and accountants of the Parent Parties or any sources or potential sources of the Debt Financing or Alternative Financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets, liabilities, cash management and accounting systems and related policies and procedures of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) assisting in the preparation of one or more credit agreements and/or other similar instruments, as well as any pledge and security documents and other definitive financing documents, collateral filings or other certificates or documents that may be requested by any Parent Party and facilitating the granting of guaranty, security or pledging of collateral related to Debt Financing or Alternative Financing, provided, that any collateral to be pledged or security to be granted by any Parent Party under any Financing Documents that in any manner involves the Company, any of its Subsidiaries or any of their respective assets shall be contingent upon the occurrence of the Effective Time, (vi) promptly arranging and delivering prepayment notices, customary payoff letters, lien terminations and instruments of discharge or release, in each case, as reasonably requested by the Parent Parties or any sources or prospective sources of the Debt Financing and/or Alternative Financing for the purpose of repaying, prepaying, discharging, and/or releasing at the Effective Time all Indebtedness and liens arising under the Existing Facility Agreement (other than any obligations thereunder that expressly survive the termination thereof), (vii) taking customary actions reasonably necessary to establish bank and other accounts in connection with, and to enter into one or more definitive agreements to facilitate, the consummation of the Debt Financing or any Alternative Financing immediately prior to the Effective Time, provided that such agreements and arrangements shall not become active or take effect until the Effective Time, (viii) furnishing the Parent Parties and its Representatives and sources of the Debt Financing and/or Alternative Financing, promptly with all documentation and other information reasonably required with respect to the Debt Financing or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations and (ix) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including the execution and delivery of any other certificates, instruments or documents contemplated by the Debt Financing and/or Alternative Financing and reasonably requested by any Parent Party and to permit the proceeds thereof to be made available at Closing to consummate the Transactions; provided that such certificates, instruments or documents shall not become active or take effect until the Effective Time.
(f)   Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to:
(i)   pay any commitment or similar fee or incur any liability with respect to the Debt Financing or Alternative Financing prior to the Effective Time;
(ii)   to be an issuer or other obligor with respect to any Debt Financing or any Alternative Financing prior to the Effective Time;

(iii)   take or commit to taking any action that is not contingent upon the occurrence of the Effective Time or would otherwise subject it or any of its directors, managers, officers or employees to actual or potential liability in connection with the Debt Financing or Alternative Financing prior to the occurrence of the Effective Time;
(iv)   take any action in respect of the Debt Financing or any Alternative Financing to the extent that such action would cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise result in a breach of this Agreement by the Company;
(v)   take any action in respect of the Debt Financing or any Alternative Financing that would conflict with or violate the Company’s or any of its Subsidiary’s organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party;
(vi)   take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries;
(vii)   provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any applicable Law or Contract (but shall use reasonable best efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Law or Contract);
(viii)   cause the directors and managers of the Company to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless HoldCo shall have determined that such directors and managers are to remain as directors and managers of the Company on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing; or
(ix)   waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party.
(g)   Nothing contained in this Section 7.5 shall require such cooperation to the extent it would require the Company and its Subsidiaries to incur any expense unless such expense is reimbursed by the Parent Parties. HoldCo shall, promptly upon request by the Company, reimburse (or cause the applicable borrowers to reimburse) the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the Debt Financing or Alternative Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except to the extent such liabilities or losses arising out of or resulted from the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.
(h)   Notwithstanding anything to the contrary in this Agreement, from time to time and at any time prior to the Closing, HoldCo shall be entitled to, by written notice to the Company, adjust the list of the Rollover Securityholders, the number of Rollover Shares, the number of Rollover Warrants, the amount of the Debt Financing and/or the amount of the Equity Financing and, in connection therewith, amend the applicable Support Agreement and/or the Financing Documents, or enter into additional Support Agreements and/or Financing Documents, in each case solely to give effect to such adjustments, provided that (i) any such notice shall be accompanied by, in the case of any adjustment to the list of the Rollover Securityholders, the number of Rollover Shares or Rollover Warrants, a true and complete copy of the applicable amended or additional Support Agreements, and in the case of any adjustment to the amount of the Debt Financing or Equity Financing, a true and complete copy of the applicable amended or additional Financing Documents, (ii) any additional Financing Documents so entered into shall be on terms and conditions not materially less favorable (from the standpoint of the Parent Parties), in the aggregate, to the Parent Parties than those contained in comparable Financing

Documents then existing (including in respect to conditionality), (iii) after giving effect to such adjustment, and taking into consideration any such amended or additional Support Agreements and Financing Documents, the Financing Documents shall provide for an aggregate amount of proceeds that is sufficient for the Parent Parties and the Surviving Entity to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated hereby, and (iv) such adjustment would not otherwise reasonably be expected to prevent or delay in any material respect the ability of any Parent Party to consummate the Transactions.
(i)   All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 7.5 shall be kept confidential in accordance with the Confidentiality Agreement, except that the Parent Parties shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, rating agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).
(j)   Each of the Parent Parties acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the obligations to perform its respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Financing or any Alternative Financing or on the performance of any party to any Debt Commitment Letter.
Section 7.6   Directors’ and Officers’ Insurance and Indemnification.
(a)   HoldCo shall, and shall cause the Surviving Entity and each of the Company’s Subsidiaries to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, the Company Governing Documents and corresponding organizational or governing documents of such Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”), to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (including each present and former director and officer of the Company and its Subsidiaries) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including actions or omissions in connection with the consideration, negotiation and approval of this Agreement and the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Covered Persons.
(b)   For a period of six (6) years from and after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each of the Company’s Subsidiaries shall, to the extent consistent with applicable Law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the organizational and governing documents of each of the Company’s Subsidiaries in effect on the date hereof (as the case may be) and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons shall survive the Merger and shall continue in full force and effect in accordance with their terms.
(c)   For a period of six (6) years from and after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), HoldCo shall cause to be maintained, at no expense to the beneficiaries, in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that

HoldCo may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to any beneficiary thereof) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that HoldCo shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, HoldCo shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium. In addition, if the Company in its sole discretion elects, by giving written notice to HoldCo at least five (5) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years from and after the Effective Time providing at least the same coverage and amounts containing terms and conditions which are no less advantageous to any beneficiary thereof than the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time; provided that the annual premium shall not exceed the Base Premium. In the event that the Company elects to purchase such a “tail” or “runoff” insurance program, the Surviving Entity shall (and HoldCo shall cause the Surviving Entity to) maintain such “tail” or “runoff” insurance program in full force and effect and continue to honor their respective obligations thereunder.
(d)   If HoldCo or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing, merged or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of HoldCo or the Surviving Entity shall assume all of the obligations set forth in this Section 7.6.
(e)   The provisions of this Section 7.6 shall survive the Merger. The Covered Persons (and their successors and heirs) shall be third party beneficiaries of this Section 7.6. All rights under this Section 7.6 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.
Section 7.7   Takeover Statutes.   The Parties and their respective board of directors (or equivalent) shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.
Section 7.8   Control of Operations.   Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give HoldCo, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, and (b) prior to the Effective Time, each of the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.
Section 7.9   Security Holder Litigation.   The Company shall promptly notify HoldCo of any Action related to this Agreement, the Merger or the other Transactions brought or, to the Knowledge of the Company, threatened against the Company, its directors and/or officers by security holders of the Company (a “Transaction Litigation”) and shall keep HoldCo informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give HoldCo a reasonable opportunity to (a) participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with counsel to the Company regarding the defense, settlement or prosecution of any such Transaction Litigation; provided that the Company shall not compromise or settle any Transaction Litigation or consent to the same without HoldCo’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.10   Director Resignations.   Upon the written request of HoldCo at least ten (10) Business Days prior to the Effective Time, the Company shall use reasonable best efforts to cause each director of the Company or any of its Subsidiaries designated by HoldCo who is in office immediately prior to the Effective Time to deliver to HoldCo letters of resignation in customary form, effective as of Effective Time, with respect to their service as directors of the Company or such Subsidiaries.
Section 7.11   Stock Exchange Delisting.   Prior to the Effective Time, the Company shall cooperate with HoldCo and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting of the Surviving Entity from NYSE and the deregistration of the Ordinary Shares and the Warrants under the Exchange Act as promptly as practicable after the Effective Time.
Section 7.12   Actions Taken at Direction of the Buyer Group Parties.   Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if such breach or alleged breach is the proximate result of action or inaction taken by the Company at the direction of any Parent Party or any Representative thereof that is an executive officer or director of the Company, regardless of whether there is any approval or direction of the Company Board or the Special Committee. None of the Parent Parties shall be entitled to any award of damages or other remedy, in each case for any breach or inaccuracy in the representations and warranties made by the Company to the extent any Parent Party or any Representative thereof that is an executive officer or director of the Company has actual knowledge of such breach or inaccuracy as of the date hereof.
Section 7.13   No Amendment to Buyer Group Contracts.   The Parent Parties shall not, and each shall cause the other Buyer Group Parties not to, amend modify, withdraw or terminate any Buyer Group Contract or waive any rights thereunder in any manner that that would (i) result, directly or indirectly, in any of the Rollover Shares ceasing to be treated as Excluded Shares, (ii) individually or in the aggregate, prevent or materially delay the ability of any Parent Party to consummate the Merger and the other Transactions or (iii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder. The Parent Parties shall not, and each shall cause the other Buyer Group Parties not to, enter into any Contract to prohibit or restrict any director, management member or employee of the Company or its subsidiaries to take any actions described in Section 6.3 in connection with a Competing Proposal to the extent such actions are permitted to be taken by the Company thereunder.
Section 7.14   Further Assurances.   Each Party agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.
ARTICLE VIII
CONDITIONS TO THE MERGER
Section 8.1   Conditions to Each Party’s Obligations.   The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent Parties and the Company, as the case may be, to the extent permitted by applicable Law:
(a)   Shareholder Approval.   The Shareholder Approval shall have been obtained in accordance with the CICL and the Company Governing Documents.
(b)   Laws and Orders.   No Governmental Entity of competent jurisdiction shall have issued, promulgated, enforced or entered any Order that is then in effect and enjoins, prohibits or makes illegal the consummation of the Transactions.
(c)   Warrantholder Consent and Warrant Amendment.   The Warrantholder Consent shall have been duly obtained in accordance with the provisions herein and shall not have been revoked at any time prior to, and shall remain in full force and effect through, the Closing. The Warrant Amendment shall have been duly entered into in accordance with the provisions herein and shall take effect no later than the Closing, and a true and complete copy of the duly executed Warrant Amendment shall have been delivered to HoldCo.
Section 8.2   Conditions to Obligations of the Parent Parties.   The obligations of the Parent Parties to effect the Merger shall also be subject to the satisfaction or waiver (in writing) by HoldCo on or prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct in all respects save for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.3 and Section 4.9(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii) and (iii), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any limitation or qualification by “materiality” or “Material Adverse Effect” or any words of similar import set forth therein), individually or in the aggregate, do not constitute a Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed or complied with, in all material respects, all agreements or obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred since the date of this Agreement and is continuing.
(d)   Dissenting Shareholders.   The holders of no more than 10% of the total issued and outstanding Shares immediately prior to the Effective Time shall have validly served and not withdrawn a notice of objection under Section 238(2) of the CICL.
(e)   Third Party Consents.   The Company shall have obtained the third-party consents or waivers in writing for the contracts set forth in Section 7.3(b) of the Disclosure Schedule, except for any such contract that has been terminated or has expired prior to the Closing Date, unless such termination is in relation to the failure to obtain such consent or waiver.
(f)   Officer Certificate.   The Company shall have delivered to HoldCo a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c).
Section 8.3   Conditions to Obligations of the Company.   The obligations of the Company to effect the Merger shall also be subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any limitation or qualification by “materiality” or any words of similar import set forth therein) have not had and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions by any Parent Party or the performance by any Parent Party of their respective material obligations under this Agreement.
(b)   Performance of Obligations of the Parent Parties.   the Parent Parties shall have performed or complied with, in all material respects, all agreements and obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)   Officer Certificate.   HoldCo shall have delivered to the Company a certificate, dated as of the Closing Date, signed by a director or officer of HoldCo certifying as to the satisfaction of the conditions specified in Section 8.3(a) and Section 8.3(b).
Section 8.4   Frustration of Closing Conditions.   Prior to the Outside Date, none of the Company and the Parent Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure were caused by such Party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.
ARTICLE IX
TERMINATION
Section 9.1   Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time:
(a)   by mutual written consent of HoldCo and the Company (acting upon the recommendation of the Special Committee);
(b)   by either HoldCo or the Company (acting upon the recommendation of the Special Committee), if there has been a breach or failure to perform by the other Party (in the case of termination by the Company, including breach or failure by any Parent Party) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure (i) in the case of a breach or failure by the Company, would result in the conditions in Section 8.2(a) or Section 8.2(b) not being satisfied, and (ii) in the case of a breach or failure by any Parent Party, would result in the conditions in Section 8.3(a) or Section 8.3(b) not being satisfied, and in each case of (i) and (ii), such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) Business Days before the Outside Date; provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(b) (A) by the Company if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause a condition set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied, or (B) by HoldCo if any Parent Party is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause a condition set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied;
(c)   by either HoldCo or the Company, if the Merger shall not have been consummated by 11:59 pm, Hong Kong time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach (in the case of HoldCo, including breach by any Parent Party) of any representation, warranty, covenant or agreement set forth in this Agreement in any manner shall have been the primary cause of the failure of the Merger to be consummated on or prior to the Outside Date;
(d)   by HoldCo at any time prior to the receipt of the Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;
(e)   by the Company at any time prior to the receipt of the Shareholder Approval, if (i) the Company Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal in accordance with Section 6.3(d) and authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into such Alternative Acquisition Agreement; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) unless (A) the Company has complied in all material respects with the requirements of Section 6.3 with respect to such Superior Proposal (other than immaterial non-compliance that does not adversely affect any Parent Party) and (B) the Company pays in full the Company Termination Fee in accordance with Section 9.3(a) prior to or concurrently with such termination pursuant to this Section 9.1(e);

(f)   by either the Company or HoldCo if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order having the effect set forth in Section 8.1(b); provided that, the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose failure (in the case of HoldCo, including failure by any Parent Party) to comply with any provision of this Agreement has been the primary cause of such Order;
(g)   by either the Company or HoldCo, if the Shareholder Approval shall not have been obtained after the final adjournment of the Shareholders Meeting at which a vote on such approval was taken; provided that, HoldCo may not terminate this Agreement pursuant to this Section 9.1(g) if such failure to obtain the Shareholder Approval is a result of (i) a breach of Section 6.5(e) by HoldCo or (ii) a breach of the Support Agreement by any Rollover Securityholder; or
(h)   by the Company if (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (ii) the Company has irrevocably confirmed by written notice to HoldCo that all conditions set forth in Section 8.3 have been satisfied, or that it is willing to waive any unsatisfied condition in Section 8.3, and that the Company is ready, willing and able to complete the Merger, and (iii) HoldCo shall have failed to effect the Closing within ten (10) Business Days following its receipt of the written notice from the Company.
Section 9.2   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation under this Agreement on the part of any Party hereto, provided that (i) Section 7.2(a), Section 7.4 (Publicity), the expense reimbursement and indemnification provisions of Section 7.5(g), this Section 9.2 (Effect of Termination), Section 9.3 (Termination Fees) and Section 10.3 (Expenses) through Section 10.10 (Enforcement; Remedies) (and any related definitions contained in any such Sections or Article) shall survive such termination and (ii) no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
Section 9.3   Termination Fees.
(a)   In the event that:
(i)   (A) a Competing Proposal with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of this Agreement and prior to the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (B) at a time when the condition in the preceding subclause (A) is satisfied, this Agreement is terminated (x) by the Company or HoldCo pursuant to Section 9.1(g) or (y) by the Company pursuant to Section 9.1(c), and (C) within twelve (12) months of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement to effect, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%);
(ii)   this Agreement is terminated by HoldCo pursuant to Section 9.1(b) or Section 9.1(d); or
(iii)   this Agreement is terminated by the Company pursuant to Section 9.1(e);
then the Company shall pay, or caused to be paid, to HoldCo or its designees an amount in cash equal to US$31,500,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) at least two (2) Business Days prior to and as a condition of the consummation by the Company of the transactions contemplated by such Competing Proposal or entry by the Company into the definitive agreement in connection with such Competing Proposal in the case of a termination referred to in clause (i) above, (y) within five (5) Business Days after such termination in the case of a termination pursuant to clause (ii) above, and (z) prior to or concurrently with such termination in case of a termination pursuant to clause (iii) above).

(b)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(b) or Section 9.1(h), then HoldCo shall pay, or cause to be paid, to the Company or its designees an amount in cash equal to US$63,000,000 (the “HoldCo Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event within five (5) Business Days after such termination).
(c)   In no event shall this Section 9.3 (i) require the Company to pay an aggregate amount in excess of the Company Termination Fee, or (ii) require HoldCo to pay an aggregate amount in excess of the HoldCo Termination Fee, in each case except as set forth in Section 9.3(d). In no event shall the Company be required to pay the Company Termination Fee more than once. In no event shall HoldCo be required to pay the HoldCo Termination Fee more than once.
(d)   If either the Company or HoldCo fails to pay any amounts due to the other Party under this Section 9.3 on the dates specified, then the defaulting Party shall pay all reasonable and documented costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal Table of Money Rates on such date, from the date such amounts were required to be paid until the date actually received by such other Party. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.
(e)   Each Party acknowledges that the agreements contained in this Section 9.3 are an integral part of the Transactions and that the Company Termination Fee and HoldCo Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Parent Parties in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the HoldCo Termination Fee is payable by HoldCo, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(f)   Subject to Section 10.10, in the event that any Parent Party fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive the HoldCo Termination Fee pursuant to Section 9.3 and if applicable, the costs and expenses of the Company pursuant to Section 9.3(d), the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations) and the Company’s right to seek specific performance in accordance with Section 10.10 shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Subsidiaries and any of their respective Affiliates, Representatives, members, managers, or partners (collectively, the “Company Group”) against (i) the Parent Parties and the Sponsor, (ii) the former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, management companies, portfolio companies, incorporators, controlling Persons, directors, officers, employees, agents, advisors, attorneys, representatives, members, managers, general or limited partners, stockholders, shareholders, successors, assignees or Affiliates of the Parent Parties or the Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or Representative of or to the Parent Parties or the Sponsor, or (iv) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, management companies, portfolio companies, incorporators, controlling Persons, directors, officers, employees, agents, advisors, attorneys, representatives, members, managers, general or limited partners, stockholders, shareholders, successors, assignees or Affiliates of any of the foregoing (clauses (i)−(iv), collectively, the “HoldCo Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither HoldCo nor any other member of the HoldCo Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Debt Commitment

Letters and the Limited Guarantees) other than the payment of the HoldCo Termination Fee pursuant to Section 9.3(b), the costs and expenses pursuant to Section 9.3(d) and any amounts pursuant to Section 7.5(g), and in no event shall any member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the HoldCo Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Debt Commitment Letters and the Limited Guarantees), other than (without duplication) from any Parent Party to the extent provided in Section 9.3(b), Section 9.3(d) and Section 7.5(g) or the Guarantors to the extent provided in the relevant Limited Guarantee. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the foregoing in this paragraph shall in any way restrict the Company’s right to equitable relief pursuant to Section 10.10.
(g)   Subject to Section 10.10, HoldCo’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 9.3 and if applicable, the costs and expenses of HoldCo pursuant to Section 9.3(d) and HoldCo’s right to seek specific performance in accordance with Section 10.10, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the HoldCo Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 9.3(a) and the costs and expenses pursuant to Section 9.3(d), and in no event shall any of the Parent Parties or any other member of the HoldCo Group seek, or permit to be sought, on behalf of any member of the HoldCo Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.3(a) and Section 9.3(d).
ARTICLE X
MISCELLANEOUS
Section 10.1   Amendment and Modification; Waiver.
(a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, at any time prior to the Effective Time, by written agreement of the Parties by action taken (i) with respect to the Parent Parties, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Company Board (acting upon recommendation of the Special Committee); provided, however, that after receipt of the Shareholder Approval, no amendment shall be made which by Law requires further approval by the shareholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
(b)   At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 10.2   No Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or other document delivered pursuant to this Agreement shall survive the

Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time, which shall survive the Effective Time until fully performed.
Section 10.3   Expenses.   Except as specifically provided otherwise herein, all Expenses shall be paid by the Party incurring such Expenses.
Section 10.4   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by electronic mail when no error message is generated, or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to the Company, to:
Special Committee of the Board of Directors
New Frontier Health Corporation
10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F
Chaoyang District, 100015, Beijing, China
Attention: Edward Leong Che-hung, Frederick Ma Si-hang and Lawrence Chia
Email: nfh.specialcommittee@dpw.com
with a required copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
2201 China World Office 2, 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing 100004, China
Attention: Howard Zhang
Email: howard.zhang@davispolk.com
and
if to the Parent Parties, to:
Unit 3004, Garden Square
No. 968, Beijing West Road, Jing’An
Shanghai, China
Attention: Carl Wu
E-mail: carl@new-frontier.com
with a required copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
3901 China World Tower
1 Jianguomenwai Avenue
Beijing 100004, China
Attention: Yang Wang
E-mail: Yang.Wang@stblaw.com
Section 10.5   Counterparts.   This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.
Section 10.6   Entire Agreement; Third-Party Beneficiaries.
(a)   This Agreement (including the Exhibits and Schedules hereto), and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between any Parties, with respect to the subject matter hereof.

(b)   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than at and after the Effective Time, with respect to the provisions of Section 7.6, Section 9.3, Section 10.1, this Section 10.6(b) and Section 10.8 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided, however, that in no event shall any holders of Shares, Warrants, Company Options or Company RSU Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.7   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the greatest extent possible.
Section 10.8   Governing Law; Jurisdiction.
(a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York, without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub and the Company in the Surviving Entity, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.
(b)   Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 10.8(a), any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
(c)   Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.
Section 10.9   Assignment.   This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that the Parent Parties may assign all or any of their rights and obligations hereunder (i) to any wholly-owned Subsidiary of HoldCo by prior written notice to the Company, or (ii) to the Debt Financing or Alternative Financing sources pursuant to the terms thereof (solely to the extent necessary to create a security interest herein or otherwise assign as collateral in respect of the Debt

Financing or Alternative Financing), provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.. Any purported assignment in violation of this Section 10.9 shall be void.
Section 10.10   Enforcement; Remedies.
(a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)   The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.10, including the limitations set forth in Section 10.10(c), it is agreed that any Party shall be entitled to specific performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction and other equitable relief to prevent breaches of this Agreement by the other Parties and, in the case of the Company, an injunction, specific performance or other equitable relief to enforce the obligations of the Parent Parties, to cause the Equity Financing to be funded and to effect the Closing, in addition to any other remedy by law or equity. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.
(c)   Notwithstanding anything herein to the contrary, the Company shall have the right to obtain an injunction, specific performance or other equitable relief to enforce the obligations of HoldCo, Parent and Merger Sub to cause the Equity Financing to be funded and to effect the Closing only in the event that (i) all conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived in accordance with this Agreement, (ii) HoldCo, Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (iii) the Debt Financing or the Alternative Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 8.3 have been satisfied or that the Company is waiving any of the conditions to the extent not so satisfied in Section 8.3 (other than those conditions that by their terms are to be satisfied at the Closing) and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause HoldCo, Parent or Merger Sub to cause the Equity Financing to be funded or to effect the Closing in accordance with Section 2.2 if the Debt Financing or the Alternative Financing (as applicable) has not been funded and will not be funded at the Closing even if the Equity Financing is funded at the Closing.
(d)   The Parties’ right to specific performance is an integral part of the Transactions and each Party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the Parties may pursue both a grant of specific performance and the payment of the amounts set forth in Section 9.3, none of the Parent Parties, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is any Parent Party, any other member of the HoldCo Group or, if such party is the Company, any other member of the Company Group.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parent Parties and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
NEW FRONTIER HEALTH CORPORATION
By:
/s/ Lawrence Chia

Name:
Lawrence Chia

Title:
Authorised Signatory

[Unicorn II — Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parent Parties and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
UNICORN II HOLDINGS LIMITED
By:
/s/ Carl Wu

Name:
Carl Wu

Title:
Authorized Signatory

UNICORN II PARENT LIMITED
By:
/s/ Carl Wu

Name:
Carl Wu

Title:
Authorized Signatory

UNICORN II MERGER SUB LIMITED
By:
/s/ Carl Wu

Name:
Carl Wu

Title:
Authorized Signatory

[Unicorn II — Signature Page to Merger Agreement]

Schedule I
LIST OF GUARANTORS

Schedule II
LIST OF ROLLOVER SECURITYHOLDERS, ROLLOVER SHARES AND ROLLOVER WARRANTS

Exhibit A
PLAN OF MERGER

ANNEX B: PLAN OF MERGER

PLAN OF MERGER
THIS PLAN OF MERGER is made on                  , 2021
BETWEEN
(1)
NEW FRONTIER HEALTH CORPORATION, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company”); and

(2)
UNICORN II MERGER SUB LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Merging Company” and together with the Company, the “Constituent Companies”).

WHEREAS
(A)
The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies pursuant to section 233(3) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated August 4, 2021 by and among Unicorn II Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands, Unicorn II Parent Limited, an exempted company incorporated under the laws of the Cayman Islands, the Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act.

(B)
The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise pursuant to section 233(6) of the Companies Act.

(C)
Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED
1.
DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.
PLAN OF MERGER

2.1
Company Details:

(a)
The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named New Frontier Health Corporation.

(c)
The registered office of the Company at the date of this Plan of Merger is at the offices of the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company at the date of this Plan of Merger is at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)
Immediately prior to the Effective Time, the authorised share capital of the Company is US$50,000 divided into 490,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001 each, of which [•] ordinary shares have been issued and [•] preference shares have been issued.

(e)
Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$[•] divided into [•] shares of a par value of US$[•] each, of which [1] share has been issued.

(f)
On the Effective Time, the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

2.2
Effective Time

In accordance with Section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Registrar”) (the “Effective Time”).
2.3
Terms and Conditions; Share Rights

(a)
At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)
Each share of par value US$[•] of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of par value US$0.0001 of the Surviving Company; such conversion shall be effected by means of the cancellation of such share of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company.

(ii)
Each (a) ordinary share of par value US$0.0001 of the Company issued and outstanding immediately prior to the Effective Time and (b) preference share of par value US$0.00001 of the Company issued and outstanding immediately prior to the Effective Time (in each case, other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive US$12.00 in cash per Share without interest (the “Per Share Merger Consideration”);

(iii)
Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor; and

(iv)
Each Dissenting Share shall be cancelled and shall cease to exist in accordance with Section 3.5 of the Merger Agreement, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 3.5 of the Merger Agreement.

(b)
At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)
At the Effective Time, the Memorandum and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)
At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4
Directors’ Interests in the Merger

(a)
The names and addresses of each director of the Surviving Company after the Merger becomes effective are:

(i)
[•]

(b)
There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5
Secured Creditors

(a)
The Surviving Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has no secured creditor and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.
VARIATION

3.1
At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Surviving Company and the Merging Company to:

(i)
change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(ii)
effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.
TERMINATION

4.1
At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.
COUNTERPARTS

5.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.
GOVERNING LAW

6.1
This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2
Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.
SIGNED for and on behalf of UNICORN II MERGER SUB LIMITED:	) ) ) ) ) ) )	Duly Authorised Signatory Name: Title:

SIGNED for and on behalf of NEW FRONTIER HEALTH CORPORATION:	) ) ) ) ) ) )	Duly Authorised Signatory Name: Title:

ANNEXURE 1
MERGER AGREEMENT

ANNEXURE 2
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF
ASSOCIATION OF SURVIVING COMPANY

Companies Act (Revised)
Company Limited by Shares
New Frontier Health Corporation

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

Adopted by special resolution passed on [•] and effective on [•]

Companies Act (Revised)
Company Limited by Shares
Amended and Restated Memorandum of Association
of
New Frontier Health Corporation
1
The name of the Company is New Frontier Health Corporation.

2
The Company’s registered office will be situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3
The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4
The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5
Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)
the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)
insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)
the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6
Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7
The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8
The share capital of the Company is USD50,000 divided into 500,000,000 ordinary shares of par value USD0.0001 each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)
to redeem or repurchase any of its shares; and

(b)
to increase or reduce its capital; and

(c)
to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)
with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)
subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)
to alter any of those rights, privileges, conditions, limitations or restrictions.

9
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)
Company Limited by Shares
New Frontier Health Corporation

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Adopted by special resolution passed on [•] and effective on [•]

CONTENTS
1	Definitions, interpretation and exclusion of Table A	B-17
	Definitions	B-17
	Interpretation	B-18
	Exclusion of Table A Articles	B-18
2	Shares	B-19
	Power to issue Shares and options, with or without special rights	B-19
	Power to issue fractions of a Share	B-19
	Power to pay commissions and brokerage fees	B-19
	Trusts not recognised	B-19
	Power to vary class rights	B-19
	Effect of new Share issue on existing class rights	B-20
	Capital contributions without issue of further Shares	B-20
	No bearer Shares or warrants	B-20
	Treasury Shares	B-20
	Rights attaching to Treasury Shares and related matters	B-20
3	Share certificates	B-21
	Issue of share certificates	B-21
	Renewal of lost or damaged share certificates	B-21
4	Lien on Shares	B-21
	Nature and scope of lien	B-21
	Company may sell Shares to satisfy lien	B-21
	Authority to execute instrument of transfer	B-22
	Consequences of sale of Shares to satisfy lien	B-22
	Application of proceeds of sale	B-22
5	Calls on Shares and forfeiture	B-22
	Power to make calls and effect of calls	B-22
	Time when call made	B-23
	Liability of joint holders	B-23
	Interest on unpaid calls	B-23
	Deemed calls	B-23
	Power to accept early payment	B-23
	Power to make different arrangements at time of issue of Shares	B-23
	Notice of default	B-23
	Forfeiture or surrender of Shares	B-23
	Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	B-24
	Effect of forfeiture or surrender on former Member	B-24
	Evidence of forfeiture or surrender	B-24
	Sale of forfeited or surrendered Shares	B-24
6	Transfer of Shares	B-24
	Form of transfer	B-24
	Power to refuse registration	B-25
	Notice of refusal to register	B-25

	Power to suspend registration	B-25
	Fee, if any, payable for registration	B-25
	Company may retain instrument of transfer	B-25
7	Transmission of Shares	B-25
	Persons entitled on death of a Member	B-25
	Registration of transfer of a Share following death or bankruptcy	B-25
	Indemnity	B-26
	Rights of person entitled to a Share following death or bankruptcy	B-26
8	Alteration of capital	B-26
	Increasing, consolidating, converting, dividing and cancelling share capital	B-26
	Dealing with fractions resulting from consolidation of Shares	B-26
	Reducing share capital	B-27
9	Redemption and purchase of own Shares	B-27
	Power to issue redeemable Shares and to purchase own Shares	B-27
	Power to pay for redemption or purchase in cash or in specie	B-27
	Effect of redemption or purchase of a Share	B-27
10	Meetings of Members	B-27
	Power to call meetings	B-27
	Content of notice	B-28
	Period of notice	B-28
	Persons entitled to receive notice	B-28
	Publication of notice on a website	B-29
	Time a website notice is deemed to be given	B-29
	Required duration of publication on a website	B-29
	Accidental omission to give notice or non-receipt of notice	B-29
11	Proceedings at meetings of Members	B-29
	Quorum	B-29
	Lack of quorum	B-29
	Use of technology	B-30
	Chairman	B-30
	Right of a director to attend and speak	B-30
	Adjournment	B-30
	Method of voting	B-30
	Outcome of vote by show of hands	B-30
	Withdrawal of demand for a poll	B-30
	Taking of a poll	B-31
	Chairman’s casting vote	B-31
	Amendments to resolutions	B-31
	Written resolutions	B-31
	Sole-member company	B-32
12	Voting rights of Members	B-32
	Right to vote	B-32
	Rights of joint holders	B-32
	Representation of corporate Members	B-32

	Member with mental disorder	B-33
	Objections to admissibility of votes	B-33
	Form of proxy	B-33
	How and when proxy is to be delivered	B-33
	Voting by proxy	B-34
13	Number of directors	B-34
14	Appointment, disqualification and removal of directors	B-34
	No age limit	B-34
	Corporate directors	B-34
	No shareholding qualification	B-34
	Appointment of directors	B-34
	Removal of directors	B-35
	Resignation of directors	B-35
	Termination of the office of director	B-35
15	Alternate directors	B-35
	Appointment and removal	B-35
	Notices	B-36
	Rights of alternate director	B-36
	Appointment ceases when the appointor ceases to be a director	B-37
	Status of alternate director	B-37
	Status of the director making the appointment	B-37
16	Powers of directors	B-37
	Powers of directors	B-37
	Appointments to office	B-37
	Remuneration	B-38
	Disclosure of information	B-38
17	Delegation of powers	B-38
	Power to delegate any of the directors’ powers to a committee	B-38
	Power to appoint an agent of the Company	B-38
	Power to appoint an attorney or authorised signatory of the Company	B-39
	Power to appoint a proxy	B-39
18	Meetings of directors	B-39
	Regulation of directors’ meetings	B-39
	Calling meetings	B-39
	Notice of meetings	B-39
	Period of notice	B-39
	Use of technology	B-39
	Place of meetings	B-40
	Quorum	B-40
	Voting	B-40
	Validity	B-40
	Recording of dissent	B-40
	Written resolutions	B-40
	Sole director’s minute	B-40

19	Permissible directors’ interests and disclosure	B-40
	Permissible interests subject to disclosure	B-40
	Notification of interests	B-41
	Voting where a director is interested in a matter	B-41
20	Minutes	B-41
21	Accounts and audit	B-41
	Accounting and other records	B-41
	No automatic right of inspection	B-41
	Sending of accounts and reports	B-42
	Time of receipt if documents are published on a website	B-42
	Validity despite accidental error in publication on website	B-42
	When accounts are to be audited	B-42
22	Financial year	B-42
23	Record dates	B-42
24	Dividends	B-43
	Declaration of dividends by Members	B-43
	Payment of interim dividends and declaration of final dividends by directors	B-43
	Apportionment of dividends	B-43
	Right of set off	B-43
	Power to pay other than in cash	B-43
	How payments may be made	B-44
	Dividends or other moneys not to bear interest in absence of special rights	B-44
	Dividends unable to be paid or unclaimed	B-44
25	Capitalisation of profits	B-44
	Capitalisation of profits or of any share premium account or capital redemption reserve	B-44
	Applying an amount for the benefit of members	B-45
26	Share premium account	B-45
	Directors to maintain share premium account	B-45
	Debits to share premium account	B-45
27	Seal	B-45
	Company seal	B-45
	Duplicate seal	B-45
	When and how seal is to be used	B-45
	If no seal is adopted or used	B-46
	Power to allow non-manual signatures and facsimile printing of seal	B-46
	Validity of execution	B-46
28	Indemnity	B-46
	Indemnity	B-46
	Release	B-47
	Insurance	B-47
29	Notices	B-47
	Form of notices	B-47
	Electronic communications	B-47
	Persons authorised to give notices	B-47

	Delivery of written notices	B-48
	Joint holders	B-48
	Signatures	B-48
	Evidence of transmission	B-48
	Giving notice to a deceased or bankrupt Member	B-48
	Date of giving notices	B-48
	Saving provision	B-49
30	Authentication of Electronic Records	B-49
	Application of Articles	B-49
	Authentication of documents sent by Members by Electronic means	B-49
	Authentication of document sent by the Secretary or Officers of the Company by Electronic means	B-49
	Manner of signing	B-49
	Saving provision	B-50
31	Transfer by way of continuation	B-50
32	Winding up	B-50
	Distribution of assets in specie	B-50
	No obligation to accept liability	B-50
	The directors are authorised to present a winding up petition	B-50
33	Amendment of Memorandum and Articles	B-51
	Power to change name or amend Memorandum	B-51
	Power to amend these Articles	B-51

Companies Act (Revised)
Company Limited by Shares
Amended and Restated Articles of Association
of
New Frontier Health Corporation
Definitions, interpretation and exclusion of Table A
Definitions
In these Articles, the following definitions apply:
Act means the Companies Act (Revised).
Articles means, as appropriate:
these Articles of Association as amended from time to time: or two or more particular Articles of these Articles;
and Article refers to a particular Article of these Articles.
Business Day means a day other than a public holiday in the place where the Company’s registered office is located, a Saturday or a Sunday.
Clear Days, in relation to a period of notice, means that period excluding:
(a)
the day when the notice is given or deemed to be given; and

the day for which it is given or on which it is to take effect.
Company means the above-named company.
Default Rate means 10% (ten per cent) per annum.
Electronic has the meaning given to that term in the Electronic Transactions Act (Revised).
Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised).
Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised).
Fully Paid and Paid Up:
(a)
in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.
Islands means the British Overseas Territory of the Cayman Islands.
Member means any person or persons entered on the register of members from time to time as the holder of a Share.
Memorandum means the Memorandum of Association of the Company as amended from time to time.
Officer means a person appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator, but does not include the Secretary.

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a unanimous written resolution.
Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.
Share means a share in the share capital of the Company; and the expression:
(a)
includes stock (except where a distinction between shares and stock is expressed or implied); and

where the context permits, also includes a fraction of a share.
Special Resolution has the meaning given to that term in the Act; and the expression includes a unanimous written resolution.
Treasury Shares means Shares of the Company held in treasury pursuant to the Act and Article 2.12.
Interpretation
In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:
A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:
any statutory modification, amendment or re-enactment; and
any subordinate legislation or regulations issued under that statute.
Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.
Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.
If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.
A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.
A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.
Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.
All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.
The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.
The words including, include and in particular or any similar expression are to be construed without limitation.
Exclusion of Table A Articles
The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

Shares
Power to issue Shares and options, with or without special rights
Subject to the provisions of the Act and the Articles about the redemption and purchase of the Company’s own Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.
Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:
either at a premium or at par;
with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.
Power to issue fractions of a Share
Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.
Power to pay commissions and brokerage fees
The Company may pay a commission to any person in consideration of that person:
subscribing or agreeing to subscribe, whether absolutely or conditionally; or
procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.
The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.
Trusts not recognised
Except as required by law:
no person shall be recognised by the Company as holding any Share on any trust; and
no person other than the Member shall be recognised by the Company as having any right in a Share.
Power to vary class rights
If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:
the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or
the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.
For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and
any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.
Effect of new Share issue on existing class rights
Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.
Capital contributions without issue of further Shares
With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:
It shall be treated as if it were a share premium.
Unless the Member agrees otherwise:
if the Member holds Shares in a single class of Shares — it shall be credited to the share premium account for that class of Shares;
if the Member holds Shares of more than one class — it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).
It shall be subject to the provisions of the Act and these Articles applicable to share premiums.
No bearer Shares or warrants
The Company shall not issue Shares or warrants to bearers.
Treasury Shares
Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:
the directors so determine prior to the purchase, redemption or surrender of those shares; and
the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.
Rights attaching to Treasury Shares and related matters
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.
The Company shall be entered in the Register as the holder of the Treasury Shares. However:
the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.
Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the directors determine.
Share certificates
Issue of share certificates
Upon being entered in the register of members as the holder of a Share, a Member shall be entitled:
without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and
upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.
Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.
The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.
Renewal of lost or damaged share certificates
If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:
evidence;
indemnity;
payment of the expenses reasonably incurred by the Company in investigating the evidence; and
payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
Lien on Shares
Nature and scope of lien
The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:
either alone or jointly with any other person, whether or not that other person is a Member; and
whether or not those moneys are presently payable.
At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.
Company may sell Shares to satisfy lien
The Company may sell any Shares over which it has a lien if all of the following conditions are met:
the sum in respect of which the lien exists is presently payable;
the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.
The Shares may be sold in such manner as the directors determine.
To the maximum extent permitted by law, the directors shall incur no personal liability to the Member concerned in respect of the sale.
Authority to execute instrument of transfer
To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.
Consequences of sale of Shares to satisfy lien
On sale pursuant to the preceding Articles:
the name of the Member concerned shall be removed from the register of members as the holder of those Shares; and
that person shall deliver to the Company for cancellation the certificate for those Shares.
Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.
Application of proceeds of sale
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:
if no certificate for the Shares was issued, at the date of the sale; or
if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.
Calls on Shares and forfeiture
Power to make calls and effect of calls
Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.
Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.
A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made
A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.
Liability of joint holders
Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.
Interest on unpaid calls
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:
at the rate fixed by the terms of allotment of the Share or in the notice of the call; or
if no rate is fixed, at the Default Rate.
The directors may waive payment of the interest wholly or in part.
Deemed calls
Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.
Power to accept early payment
The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.
Power to make different arrangements at time of issue of Shares
Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.
Notice of default
If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:
the amount unpaid;
any interest which may have accrued;
any expenses which have been incurred by the Company due to that person’s default.
The notice shall state the following:
the place where payment is to be made; and
a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.
Forfeiture or surrender of Shares
If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender
A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.
Effect of forfeiture or surrender on former Member
On forfeiture or surrender:
the name of the Member concerned shall be removed from the register of members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and
that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.
Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:
all expenses; and
interest from the date of forfeiture or surrender until payment:
at the rate of which interest was payable on those moneys before forfeiture; or
if no interest was so payable, at the Default Rate.
The directors, however, may waive payment wholly or in part.
Evidence of forfeiture or surrender
A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:
that the person making the declaration is a director or Secretary of the Company, and that the particular Shares have been forfeited or surrendered on a particular date.
Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.
Sale of forfeited or surrendered Shares
Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.
Transfer of Shares
Form of transfer
Subject to the following Articles about the transfer of Shares, a Member may transfer Shares to another person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:
where the Shares are Fully Paid, by or on behalf of that Member; and

where the Shares are partly paid, by or on behalf of that Member and the transferee.
Power to refuse registration
The directors may refuse to register the transfer of a Share to any person. They may do so in their absolute discretion, without giving any reason for their refusal, and irrespective of whether the Share is Fully Paid or the Company has no lien over it.
Notice of refusal to register
If the directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.
Power to suspend registration
The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.
Fee, if any, payable for registration
If the directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.
Company may retain instrument of transfer
The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.
Transmission of Shares
Persons entitled on death of a Member
If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:
where the deceased Member was a joint holder, the survivor or survivors; and
where the deceased Member was a sole holder, that Member’s personal representative or representatives.
Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.
Registration of transfer of a Share following death or bankruptcy
A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:
to become the holder of the Share; or
to transfer the Share to another person.
That person must produce such evidence of his entitlement as the directors may properly require.
If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.
If the person elects to transfer the Share to another person then:
if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.
All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.
Indemnity
A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.
Rights of person entitled to a Share following death or bankruptcy
A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.
Alteration of capital
Increasing, consolidating, converting, dividing and cancelling share capital
To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:
increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;
sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.
Dealing with fractions resulting from consolidation of Shares
Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:
sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and
distribute the net proceeds in due proportion among those Members.
For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital
Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.
Redemption and purchase of own Shares
Power to issue redeemable Shares and to purchase own Shares
Subject to the Act, and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its directors:
issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;
with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and
purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.
Power to pay for redemption or purchase in cash or in specie
When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.
Effect of redemption or purchase of a Share
Upon the date of redemption or purchase of a Share:
the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:
the price for the Share; and
any dividend declared in respect of the Share prior to the date of redemption or purchase;
the Member’s name shall be removed from the register of members with respect to the Share; and
the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.
For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.
Meetings of Members
Power to call meetings
The directors may call a general meeting at any time.
If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.
The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.
The requisition must also:
specify the purpose of the meeting.
be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.
be delivered in accordance with the notice provisions.
Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.
Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.
If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.
Content of notice
Notice of a general meeting shall specify each of the following:
the place, the date and the hour of the meeting;
if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;
subject to paragraph (d), the general nature of the business to be transacted; and
if a resolution is proposed as a Special Resolution, the text of that resolution.
In each notice there shall appear with reasonable prominence the following statements:
that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and
that a proxyholder need not be a Member.
Period of notice
At least five Clear Days’ notice of a general meeting must be given to Members. But a meeting may be convened on shorter notice with the consent of the Member or Members who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.
Persons entitled to receive notice
Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:
the Members;
persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

the directors.
Publication of notice on a website
Subject to the Act, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:
the publication of the notice on the website;
the place on the website where the notice may be accessed;
how it may be accessed; and
the place, date and time of the general meeting.
If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. But this will not affect when that Member is deemed to have received notice of the meeting.
Time a website notice is deemed to be given
A website notice is deemed to be given when the Member is given notice of its publication.
Required duration of publication on a website
Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.
Accidental omission to give notice or non-receipt of notice
Proceedings at a meeting shall not be invalidated by the following:
an accidental failure to give notice of the meeting to any person entitled to notice; or
non-receipt of notice of the meeting by any person entitled to notice.
In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:
in a different place on the website; or
for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.
Proceedings at meetings of Members
Quorum
Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:
if the Company has only one Member: that Member;
if the Company has more than one Member: two Members.
Lack of quorum
If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:
If the meeting was requisitioned by Members, it shall be cancelled.

In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.
Use of technology
A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.
Chairman
The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.
If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.
Right of a director to attend and speak
Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.
Adjournment
The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.
Should a meeting be adjourned for more than seven Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.
Method of voting
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of the show of hands, a poll is duly demanded. A poll may be demanded:
by the chairman; or
by any Member or Members present who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution.
Outcome of vote by show of hands
Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.
Withdrawal of demand for a poll
The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.
Taking of a poll
A poll demanded on the question of adjournment shall be taken immediately.
A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.
The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.
A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.
Chairman’s casting vote
If the votes on a resolution, whether on a show of hands or on a poll, are equal the chairman may if he wishes exercise a casting vote.
Amendments to resolutions
An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:
not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and
the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.
A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:
the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.
If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.
Written resolutions
Members may pass a resolution in writing without holding a meeting if the following conditions are met:
all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;
all Members entitled so to vote :
sign a document; or
sign several documents in the like form each signed by one or more of those Members; and

the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.
Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.
If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.
The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.
Sole-member company
If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.
Voting rights of Members
Right to vote
Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.
Members may vote in person or by proxy.
On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.
On a poll a Member shall have one vote for each Share he holds, unless any Share carries special voting rights.
A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.
No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.
Rights of joint holders
If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other joint holder.
Representation of corporate Members
Save where otherwise provided, a corporate Member must act by a duly authorised representative.
A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.
The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.
The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.
A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.
Member with mental disorder
A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.
For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.
Objections to admissibility of votes
An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.
Form of proxy
An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.
The instrument must be in writing and signed in one of the following ways:
by the Member; or
by the Member’s authorised attorney; or
if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.
If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.
The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.
A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.
How and when proxy is to be delivered
Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:
In the case of an instrument in writing, it must be left at or sent by post:

to the registered office of the Company; or
to such other place within the Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.
If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:
in the notice convening the meeting; or
in any form of appointment of a proxy sent out by the Company in relation to the meeting; or
in any invitation to appoint a proxy issued by the Company in relation to the meeting.
Where a poll is taken:
if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;
but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.
If the form of appointment of proxy is not delivered on time, it is invalid.
Voting by proxy
A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.
Number of directors
Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum number shall be ten.
Appointment, disqualification and removal of directors
No age limit
There is no age limit for directors save that they must be aged at least 18 years.
Corporate directors
Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.
No shareholding qualification
Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.
Appointment of directors
A director may be appointed by Ordinary Resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:
where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;
if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):
the expression personal representatives of the last shareholder means:
until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and
after such grant of probate has been obtained, only such of those executors who have proved that will;
without derogating from section 3(1) of the Succession Act (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.
A remaining director may appoint a director even though there is not a quorum of directors.
No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.
Removal of directors
A director may be removed by Ordinary Resolution.
Resignation of directors
A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.
Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.
Termination of the office of director
A director’s office shall be terminated forthwith if:
he is prohibited by the law of the Islands from acting as a director; or
he is made bankrupt or makes an arrangement or composition with his creditors generally; or
in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or
he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or
without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.
Alternate directors
Appointment and removal
Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

by notice in writing in accordance with the notice provisions;
if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 15.4(c)).
Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 15.4.
A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 15.1.
A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:
by notice in writing in accordance with the notice provisions;
if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;
if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or
if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.
Notices
All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.
Rights of alternate director
An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.
For the avoidance of doubt:
if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and
if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.
An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director
An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.
Status of alternate director
An alternate director shall carry out all functions of the director who made the appointment.
Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.
An alternate director is not the agent of the director appointing him.
An alternate director is not entitled to any remuneration for acting as alternate director.
Status of the director making the appointment
A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.
Powers of directors
Powers of directors
Subject to the provisions of the Act, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.
No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.
Appointments to office
The directors may appoint a director:
as chairman of the board of directors;
as managing director;
to any other executive office
for such period and on such terms, including as to remuneration, as they think fit.
The appointee must consent in writing to holding that office.
Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.
If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.
Subject to the provisions of the Act, the directors may also appoint any person, who need not be a director:
as Secretary; and
to any office that may be required
for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.
The Secretary or Officer must consent in writing to holding that office.

A director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.
Remuneration
Every director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at directors’ meetings.
A director’s remuneration shall be fixed by the Company by Ordinary Resolution. Unless that resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.
Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.
Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.
Disclosure of information
The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:
the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or
such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or
such disclosure is in accordance with any contract entered into by the Company; or
the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.
Delegation of powers
Power to delegate any of the directors’ powers to a committee
The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.
The delegation may be collateral with, or to the exclusion of, the directors’ own powers.
The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.
Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.
Power to appoint an agent of the Company
The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:
by causing the Company to enter into a power of attorney or agreement; or
in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company
The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:
for any purpose;
with the powers, authorities and discretions;
for the period; and
subject to such conditions
as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.
Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.
Power to appoint a proxy
Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.
Articles 15.1 to 15.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.
A proxy is an agent of the director appointing him and is not an officer of the Company.
Meetings of directors
Regulation of directors’ meetings
Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.
Calling meetings
Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.
Notice of meetings
Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral.
Period of notice
At least five Clear Days’ notice of a meeting of directors must be given to directors. But a meeting may be convened on shorter notice with the consent of all directors.
Use of technology
A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.
A director participating in this way is deemed to be present in person at the meeting.

Place of meetings
If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.
Quorum
The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.
Voting
A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.
Validity
Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.
Recording of dissent
A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:
his dissent is entered in the minutes of the meeting; or
he has filed with the meeting before it is concluded signed dissent from that action; or
he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.
A director who votes in favour of an action is not entitled to record his dissent to it.
Written resolutions
The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.
Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. But if a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.
Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.
Sole director’s minute
Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.
Permissible directors’ interests and disclosure
Permissible interests subject to disclosure
Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.
If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested;
be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.
Such disclosure may be made at a meeting at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.
If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
Notification of interests
For the purposes of the preceding Articles:
a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and
an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.
A director shall not be treated as having an interest in a transaction or arrangement if he has no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.
Voting where a director is interested in a matter
A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.
Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.
Minutes
The Company shall cause minutes to be made in books kept for the purpose in accordance with the Act.
Accounts and audit
Accounting and other records
The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.
No automatic right of inspection
Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports
The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:
they are sent to that person in accordance with the notice provisions: or they are published on a website providing that person is given separate notice of:
the fact that publication of the documents has been published on the website;
the address of the website; and
the place on the website where the documents may be accessed; and
how they may be accessed.
If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.
Time of receipt if documents are published on a website
Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:
the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and
the person is given at least five Clear Days’ notice of the hearing.
Validity despite accidental error in publication on website
If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:
those documents are, by accident, published in a different place on the website to the place notified; or
they are published for part only of the period from the date of notification until the conclusion of that meeting.
When accounts are to be audited
Unless the directors or the Members, by Ordinary Resolution, so resolve or unless the Act so requires, the Company’s accounts will not be audited. If the Members so resolve, the Company’s accounts shall be audited in the manner determined by Ordinary Resolution. Alternatively, if the directors so resolve, they shall be audited in the manner they determine.
Financial year
Unless the directors otherwise specify, the financial year of the Company:
shall end on 31st December in the year of its incorporation and each following year; and
shall begin when it was incorporated and on 1st January each following year.
Record dates
Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

Dividends
Declaration of dividends by Members
Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.
Payment of interim dividends and declaration of final dividends by directors
The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.
Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:
Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.
Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.
If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.
In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:
If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.
The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.
If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.
Apportionment of dividends
Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.
Right of set off
The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.
Power to pay other than in cash
If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

issue fractional Shares;
fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and
vest some assets in trustees.
How payments may be made
A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:
if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose — by wire transfer to that bank account; or
by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.
For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.
If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:
to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or
to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.
Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.
Dividends or other moneys not to bear interest in absence of special rights
Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.
Dividends unable to be paid or unclaimed
If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.
A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.
Capitalisation of profits
Capitalisation of profits or of any share premium account or capital redemption reserve
The directors may resolve to capitalise:
any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.
The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:
(a)
by paying up the amounts unpaid on that Member’s Shares;

by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.
Applying an amount for the benefit of members
The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.
Subject to the Act, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.
Share premium account
Directors to maintain share premium account
The directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.
Debits to share premium account
The following amounts shall be debited to any share premium account:
on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and
any other amount paid out of a share premium account as permitted by the Act.
Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.
Seal
Company seal
The Company may have a seal if the directors so determine.
Duplicate seal
Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.
When and how seal is to be used
A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

by a director (or his alternate) and the Secretary; or
by a single director (or his alternate).
If no seal is adopted or used
If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:
by a director (or his alternate) and the Secretary; or
by a single director (or his alternate); or
in any other manner permitted by the Act.
Power to allow non-manual signatures and facsimile printing of seal
The directors may determine that either or both of the following applies:
that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;
that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.
Validity of execution
If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.
Indemnity
Indemnity
To the extent permitted by law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:
all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and
without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.
No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.
To the extent permitted by law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release
To the extent permitted by law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty.
Insurance
To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:
an existing or former director (including alternate director), Secretary or Officer or auditor of:
the Company;
a company which is or was a subsidiary of the Company;
a company in which the Company has or had an interest (whether direct or indirect); and
a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.
Notices
Form of notices
Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:
in writing signed by or on behalf of the giver in the manner set out below for written notices; or
subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or
where these Articles expressly permit, by the Company by means of a website.
Electronic communications
Without limitation to Articles 15.1 to 15.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 17.8 to 17.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:
the directors so resolve;
the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and
the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.
If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.
A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.
Persons authorised to give notices
A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices
Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.
Joint holders
Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of members.
Signatures
A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.
An Electronic Record may be signed by an Electronic Signature.
Evidence of transmission
A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.
A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.
Giving notice to a deceased or bankrupt Member
A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.
Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.
Date of giving notices
A notice is given on the date identified in the following table.
Method for giving notices	When taken to be given
Personally	At the time and date of delivery
By leaving it at the member’s registered address	At the time and date it was left
If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted
If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	7 Clear Days after posting
By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent
By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision
None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.
Authentication of Electronic Records
Application of Articles
Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 30.2 or Article 30.4 applies.
Authentication of documents sent by Members by Electronic means
An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:
the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and
the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and
Article 30.7 does not apply.
For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 30.7 applies.
Authentication of document sent by the Secretary or Officers of the Company by Electronic means
An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:
the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and
the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and
Article 30.7 does not apply.
This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.
For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 30.7 applies.
Manner of signing
For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision
A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:
believes that the signature of the signatory has been altered after the signatory had signed the original document; or
believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or
otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.
Transfer by way of continuation
The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:
the Islands; or
such other jurisdiction in which it is, for the time being, incorporated, registered or existing.
To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:
an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and
all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.
Winding up
Distribution of assets in specie
If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:
to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;
to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.
No obligation to accept liability
No Member shall be compelled to accept any assets if an obligation attaches to them.
The directors are authorised to present a winding up petition
The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

Amendment of Memorandum and Articles
Power to change name or amend Memorandum
Subject to the Act, the Company may, by Special Resolution:
change its name; or
change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.
Power to amend these Articles
Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

ANNEX C: WARRANT AMENDMENT

FORM OF AMENDMENT NO. 1 TO WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”) is made as of                 , by and between New Frontier Health Corporation (formerly known as New Frontier Corporation), a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Warrant Agreement (as defined below).
WHEREAS, the Company and the Warrant Agent are parties to that certain warrant agreement, dated as of June 27, 2018 (the “Warrant Agreement”), which governs the Warrants;
WHEREAS, the Company is party to that certain agreement and plan of merger, dated as of August 4, 2021 (the “Merger Agreement”), by and among the Company, Unicorn II Holdings Limited, a Cayman Islands exempted company (“HoldCo”), Unicorn II Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of HoldCo (“Parent”), Unicorn II Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with HoldCo and Parent, each a “Parent Party” and collectively the “Parent Parties”), pursuant to which the Company and the Parent Parties have agreed to the terms and conditions of a merger between the Company and Merger Sub (the “Merger”), with the Company being the surviving company of the Merger and becoming a wholly-owned subsidiary of Parent;
WHEREAS, consistent with the Company’s obligations under the Merger Agreement, the Company desires to, and the Warrant Agent has agreed to, amend the Warrant Agreement to give effect to the provisions of Section 3.2 of the Merger Agreement and to provide for the automatic termination (without liabilities to any party thereto) of the Warrant Agreement on the date falling six (6) months after the Merger Effective Time (as defined below) (the “Warrant Amendment”);
WHEREAS, Section 9.8 of the Warrant Agreement provides that this Amendment and the Warrant Amendment contemplated hereby would require the vote or written consent of the Registered Holders of (i) 50% of the number of the then outstanding Public Warrants and Forward Purchase Warrants and (ii) 50% of the number of the then outstanding Private Placement Warrants (the “Warrantholder Consent”); and
WHEREAS, in accordance with Section 9.8 of the Warrant Agreement, the Company has obtained the Warrantholder Consent for this Amendment and the Warrants Amendments contemplated hereby.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.
Warrant Amendments.   The Warrant Agreement is hereby amended such that, notwithstanding any provisions in the Warrant Agreement (including Sections 3, 4, 5 and/or 6 thereof) to the contrary, subject to the consummation of the Merger:

(a)
Treatment of Warrants:   At the effective time of the Merger (the “Merger Effective Time”), each Warrant (for the avoidance of doubt, including each Public Warrant, Private Warrant and Forward Purchase Warrant) that is issued and outstanding immediately prior to the Merger Effective Time (other than the Warrants held by the Sponsor (the “Excluded Warrants”)) shall be cancelled and cease to exist and shall be converted solely into the right to receive US$2.70 in cash per Warrant without interest (subject to appropriate adjustment to reflect any share sub-division or split, share consolidation, share dividend (including any dividend or other distribution of securities convertible into the Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Warrants effected after the date hereof and prior to the Merger Effective Time (the “Adjustment”)) (the “Per Warrant Merger Consideration”).

(b)
Additional Payment:   In addition to the amount of the Per Warrant Merger Consideration provided for under Section 1(a) above, in respect of each Warrant (other than any Excluded Warrant) for which the Registered Holder thereof has timely provided consent to the

Warrant Amendment, and has not revoked such consent, prior to 10:00 a.m. (Beijign time) on January 6, 2022, the Registered Holder of such Warrant shall have the right to receive, for each such Warrant, a consent fee of US$0.30 in cash per Warrant without interest, subject to the Adjustment.
(c)
Treatment of Excluded Warrants:   Each Excluded Warrant issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor.

(d)
Automatic Termination:   The Warrant Agreement shall be automatically terminated (without liabilities to any party thereto) on the date falling six (6) months after the Merger Effective Time.

2.
Miscellaneous Provisions.

(a)
Effectiveness.   This Amendment shall become effective upon execution and delivery of this Amendment by the Company and the Warrant Agent, whereupon the Warrant Agreement shall be amended in accordance herewith. This Amendment shall automatically terminate and become null and void, ab initio, and the Warrant Agreement shall for all purposes be deemed to have never been amended, upon the termination of the Merger Agreement in accordance with its terms.

(b)
Entire Agreement.   The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties hereto and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understanding, arrangements, promises and commitments are hereby cancelled and terminated.

(c)
Effect on Warrant Agreement.   Other than as specifically set forth in this Amendment, all other terms and provisions of the Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect in accordance with their respective terms. Each reference in the Warrant Agreement to “this Agreement” shall mean the Warrant Agreement as amended by this Amendment, and as hereinafter amended or restated. In the event of a conflict or inconsistency between the Warrant Agreement and this Amendment, the provisions of this Amendment shall control.

(d)
Successors.   All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

(e)
Applicable Law.   The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

(f)
Persons Having Rights under this Amendment.   Nothing in this Amendment shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Amendment or the Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Amendment or the Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

(g)
Counterparts.   This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(h)
Effect of Headings.   The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

(i)
Severability.   This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
NEW FRONTIER HEALTH
CORPORATION
By:

Name:

Title:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent
By:

Name:

Title:

[Signature Page to Amendment No. 1 to Warrant Agreement]

ANNEX D: OPINION OF DUFF & PHELPS, A KROLL BUSINESS OPERATING AS KROLL, LLC AS FINANCIAL ADVISOR

ConfidentialAugust   4,  2021
Special Committee of the Board of Directors
New Frontier Health Corporation
1/F, B7 Building,
Hengtong Business Park,
10 Jiuxianqiao Road,
Chaoyang District, 100015,
Beijing, People’s Republic of China
Ladies and Gentlemen:
New Frontier Health Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares and the Dissenting Shares (each as defined below), of the Per Share Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares). For the avoidance of doubt, this Opinion does not cover or address the fairness of the consideration to be received by holders of Warrants (as defined in the Merger Agreement) in the Proposed Transaction.
Description of the Proposed Transaction
It is Duff & Phelps’ understanding that the Company, Unicorn II Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo”), Unicorn II Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Parent”), and Unicorn II Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated as of August 3, 2021. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent. In connection with such merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive US$12.00 in cash per Share without interest (the “Per Share Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.
For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares and (b) Shares held by HoldCo, Parent, Merger Sub, the Company or any of their respective Subsidiaries; and (ii) “Effective Time”, “Rollover Shares”, “Dissenting Shares”, and “Subsidiaries” shall have the meanings set forth in the Merger Agreement.

Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on (i) Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2018 and (ii) Form 20-F filed with the SEC for the years ended December 31, 2019 and December 31, 2020;

b.
The Company’s unaudited interim financial statements on (i) Form 8-K filed with the SEC for the three months ended March 31, 2019 and (ii) Form 6-K filed with the SEC for the three months ended March 31, 2020;

c.
The Company’s unaudited interim financial statements for the three months ended March 31, 2021, provided by the management of the Company;

d.
Certain unaudited and segment financial information for the Company for the years ended December 31, 2018 through December 31, 2020 and for the three months ended March 31, 2019, March 31, 2020 and March 31, 2021, each provided by the management of the Company;

e.
A detailed financial projection model for the Company for the years ending December 31, 2021 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

f.
Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

g.
A letter dated July 30, 2021 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

h.
A draft of the Merger Agreement dated as of August 3, 2021;

i.
A draft of an Interim Investors Agreement by and among HoldCo, Parent, Merger Sub, New Frontier Public Holding Ltd. and other parties listed as “Investors” in Schedule I thereto, dated as of August 3, 2021; and

j.
A draft of a Support Agreement by and among HoldCo and other parties, dated as of August 3, 2021.

(the documents listed in items (h)-(j) above, collectively, the “Transaction Documents”).
2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.
Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.
Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.
Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

5.
Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, (iv) does not indicate that the Per Share Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration is within a range suggested by certain financial analyses, and (v) does not address the fairness of the consideration to be received by holders of Warrants (as defined in the Merger Agreement) in the Proposed Transaction. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company and the Special Committee dated March 13, 2021 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of this Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. In addition, pursuant to the Engagement Letter, DPS has agreed to provide the Special Committee with certain financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction and may receive a fee for such services. During the two years preceding the date of this Opinion, in matters unrelated to the Proposed Transaction, Duff & Phelps has provided certain services to certain members of the buyer group involved the Proposed Transaction (or their affiliates), and received fees, expense reimbursement, and indemnification for such engagements.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Duff & Phelps, A Kroll Business
/s/ Kroll, LLC
Duff & Phelps, A Kroll Business
Kroll, LLC

ANNEX E: CAYMAN COMPANIES ACT CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) — SECTION 238
238.
Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

E-1

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

E-2

ANNEX F: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1. Directors and Executive Officers of the Company
The Company is a leading private healthcare provider offering comprehensive premium healthcare services in China through a network of private hospitals and affiliated ambulatory clinics. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China. The Company’s telephone number is +86-10-59277000.
Set forth below are the name, business address, citizenship, present principal occupation or employment of each director and executive officer of the Company:
Directors and Executive Officers	Business Address	Position/Title	Citizenship
Kam Chung Leung(1)	23rd Floor, 299 QRC, 287-299 Queen’s Road Central, Hong Kong	Chairman of the Board and Director	Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”)
Qiyu Chen(2)	Building A, No. 1289 Yishan Road, Shanghai 200233, China	Co-Chairman of the Board and Director	People’s Republic of China (“PRC”)
Roberta Lipson(3)	10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China	Chief Executive Officer and Director	The United States of America (“U.S.”)
Larry Yuan(4)	10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China	Chief Financial Officer	PRC
Carl Wu(5)	Unit 3004 Floor 30, Garden Square, No. 968 Beijing West Road, Jing An District, Shanghai	President, Chairman of the Executive Committee and Director	Hong Kong
Ying Zeng(6)	Unit 3004 Floor 30, Garden Square, No. 968 Beijing West Road, Jing An District, Shanghai	Chief Operating Officer and Director	PRC
Alastair Pui Yan Mah(7)	10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China	Vice President of Medical Affairs	Malaysia
Shan Fu(8)	C/O Vivo Capital LLC, 192 Lytton Avenue, Palo Alto, CA 94301	Director	PRC
Edward Leong Che-hung(9)	Room 1101, 11/F, Central Building, Central, Hong Kong	Director (Independent)	Hong Kong
Frederick Ma Si-hang(10)	25B, The Albany, 1 Albany Road, Mid-Levels, Hong Kong	Director (Independent)	Hong Kong
Lawrence Chia(11)	C-3A-1, Plaza Arkadia, No 3, Jalan Inti Sari Perdana, Desa Parkcity, 52200 Kuala Lumpur, Malaysia	Director (Independent)	Republic of Singapore

(1)
Kam Chung Leung has been the Company’s Chairman since its IPO. Mr. Leung is the Group Chairman of New Frontier Group Ltd., which he co-founded with Carl Wu in 2016. Mr. Leung is also the Group Chairman of Nan Fung Group, a leading Chinese conglomerate based in Hong Kong engaging in real estate and investment businesses. Before joining Nan Fung Group in 2014, Mr. Leung worked for Blackstone, where he held various positions including Senior Managing Director, Co-Head of Private Equity in Asia, Chairman of Greater China and member of the Executive Committee, being responsible for growing Blackstone’s business in Asia. He successfully arranged the investment by China Investment Corporation in Blackstone’s initial public offering in 2007. Mr. Leung was the Financial Secretary of Hong Kong Special Administrative Regsion Government from 2001 to 2003. He played an instrumental role in promoting a closer economic relationship between the mainland of China and Hong Kong, symbolized by his signing, on behalf of the Hong Kong Government, of the Closer Economic Partnership Arrangement (CEPA) with the Central Government in 2003. Other public services that Mr. Leung had engaged in included Non-Official Member of the Executive Council of Hong Kong SAR, Chairman of The Education Commission, Chairman of The University Grants Committee, Member of The Exchange Fund Advisory Committee, Director of Hong Kong Airport Authority and Hong Kong Futures Exchange, and Member of the Preparatory Committee and Election Committee for Hong Kong SAR. In addition to his experience in investment and government, Mr. Leung had extensive senior management experience in financial institutions. He was the Chairman of Asia and Head of Greater China for J.P. Morgan Chase from 1996 to 2001, contributed to the rapid expansion of the Asian business of the bank and oversaw the mergers with Jardine Flemings, J.P. Morgan and Chase in the region. He also took series of leadership roles in Citibank including Head of China and Hong Kong, Head of Investment Banking for North and Southwest Asia and Head of Private Bank in Asia. Mr. Leung previously served as Independent Director of Industrial and Commercial Bank of China, China Mobile (Hong Kong) Limited, and American International Assurance (Hong Kong) Limited; Vice Chairman of China National Bluestar Group, International Advisory Board Member of China Development Bank and Chairman of Harvard Business School Association of Hong Kong. Mr. Leung is currently an Independent Non-Executive Director of China Merchants Bank. He is also chairman of the charity organizations, Heifer Hong Kong and Food Angel.

(2)
Qiyu Chen, served as a director of the Company since the consummation of the business combination. Mr. Chen is the executive director and the co-chief executive officer of Fosun International Limited (SEHK: 00656). In addition, Mr. Chen is a non-excective director of Fosun Pharma since October 29, 2020 and was an executive director and the chairman of Fosun Pharma since May 2005 and June 2010 to October 2020, respectively. Mr. Chen is a non-executive director and vice chairman of Sinopharm Group Co., Ltd., (stock code: 01099) and a non-executive director and chairman of the board of directors of Shanghai Henlius Biotech Company Limited (stock code: 02696), all of which are companies listed on the Hong Kong Stock Exchange, a director of Beijing Sanyuan Foods Co., Ltd. (stock code: 600429), a company listed on the Shanghai Stock Exchange, a director of Gland Pharma, a company isted on the BSE and NSE (stock code: GLAND). Mr. Chen was a non-executive director of Babytree Group (stock code: 01761). Mr. Chen is also the chairman of China Medical Pharmaceutical Material Association, vice president of China Pharmaceutical Industry Research and Development Association, honorary chairman and chief supervisor of the Shanghai Biopharmaceutical Industry Association, vice chairman of the Shanghai Society of Geneticsand a member of the 13th Shanghai Standing Committee of the Chinese People’s Political Consultative Conference. Mr. Chen obtained a bachelor degree in genetics from Fudan Universityin July 1993 and an executive master of business administration from China Europe International Business School in September 2005.

(3)
Roberta Lipson has been our Chief Executive Officer since 2019. Ms. Lipson is the Founder and Chief Executive Officer of UFH. Ms. Lipson has over 40 years of experience as a pioneer and leader in the Chinese healthcare industry. She originally cofounded UFH’s predecessor company, Chindex International, Inc. (“Chindex”), in 1981, and expanded its business from China’s top medical equipment distribution company into UFH, one of China’s first and largest foreign-invested healthcare networks. As CEO, Ms. Lipson has oversight over all of UFH functions, has led the development of all UFH operation expansions, helms the organization’s strategic direction and drives a corporate culture of patient-centered care. Her operational and market experience and focus on strategic team-building are the backbone of UFH’s success and strong growth trajectory. Ms. Lipson is an active leader in the business community in Beijing, having served as a director of the U.S. China Business Council as well as four successive terms on the Board of Governors of the American Chamber of Commerce in China (“AmCham”) and as co-chair of the AmCham Healthcare Forum. She also co-chairs the Board of the United Foundation for China’s Health and is a co-founder of Beijing’s Jewish community, Kehillat Beijing. Because of her outstanding contribution in China, Ms. Lipson received “The Great Wall Friendship Reward” in 2009, the highest honor that Beijing government gives to foreign experts in Beijing. In 2014, Ms. Lipson was honored by AmCham as the inaugural recipient of the China Pioneer Award. She was named as a “Top 10 Business Leader of China” by Sina.com in 2015, and earlier, she led UFH to win the U.S. State Department’s ACE Award for Corporate Excellence. With 40 years living and working in Beijing, in 2017 Ms. Lipson received Foreign Permanent Resident Card. Ms. Lipson holds a bachelor of arts from Brandeis University and an MBA from Columbia University.
(4)
Larry Yuan, joined the company in November 1, 2021 as our Chief Financial Officer. Mr. Yuan is an experienced finance leader across technology and health care industries, with proven track record in strategic business partnering, finance transformation and talent development. Mr. Yuan joined UFH from Johnson & Johnson where he last served as CFO and board member for XiAn Janssen. In this role he has provided strategic finance leadership to drive business transformation and hyper-growth for J&J China pharmaceutical business. Mr Yuan spent 15 years in Johnson & Johnson, taking various senior finance leadership roles in China and Asia Pacific for pharmaceutical and vision acre business. Before Johnson and Johnson, Mr. Yuan worked in Motorola and Lenovo International with broad experience in FP&A, controllership and finance shared services. Mr. Yuan obtained bachelor’s degree in economics from Nan Kai University and an MBA from University of Chicago.

(5)
Carl Wu was the Company’s Chief Executive Officer from its inception through the consummation of its business combination on December 17, 2019 and is currently a director and the Chairman of the Executive Committee of the Company. Mr. Wu has also served as our President since August 2020. Mr. Wu is an investor, entrepreneur and business builder. Prior to co-founding New Frontier Group Ltd. with Mr. Leung in 2016, Mr. Wu worked at Blackstone from 2007 to 2016, where he was a Managing Director. Mr. Wu helped establish Blackstone’s businesses in Asia and China with Mr. Leung and as such executed a variety of Blackstone’s investments in China. Apart from his extensive investment experience in China and globally, Mr. Wu has also founded several healthcare and technology businesses. He is the Executive Chairman and co-founder of YD Care, Heal Oncology, Boxful Technology and HelloToby Technology, and the Chairman of Care Alliance, NF GBA Healthcare Group and Precision Medical.

(6)
Ying Zeng has served as a director of the Company since the consummation of its business combination on December 17, 2019. Mr. Zeng has also served as our chief operating officer since August 2020. Mr. Zeng joined New Frontier Group Ltd. in June 2018 and is a Managing Director of New Frontier Group Ltd., primarily responsible for leading New Frontier’s investment efforts prior to the consummation of the business combination. Prior to joining New Frontier, Mr. Zeng worked for Blackstone from 2014 to 2018, and served as a Senior Associate of Blackstone’s Private Equity Group in Hong Kong. At Blackstone, he led the execution of a number of investments across multiple industries in China, including the take-private of Global Sources Limited (one of world’s largest electronics exhibition operators) and the buyout of Shya Hsin Packaging (one of world’s largest color cosmetics plastic packagers with over 5,000 employees). Mr. Zeng was also actively involved in the operations of Blackstone portfolio companies. For example, he served as the CFO and executive director of ShyaHsin Packaging and led a number of key operational initiatives. Prior to joining Blackstone, Mr. Zeng was a member of the Mergers & Acquisitions Group at Barclays Plc. in Hong Kong from 2011 to 2014. Mr. Zeng obtained a bachelor’s degree in economics from Pomona College in 2011.

(7)
Dr. Alastair Pui Yan Mah has been the Company’s Vice President of Medical Affairs since March 2021. Dr. Mah heads UFH’s medical operations and is responsible for maintaining UFH’s safety and quality standards, as well as developing clinical education and research. Dr, Mah has extensive experience in both public and private healthcare in Hong Kong and Australia. Recently Dr. Mah served as a Patient Safety and Risk Officer for the Hong Kong Health Authority. Prior to that, Dr. Mah served as Chief Medical Officer, group Chief Medical Officer and in various other executive positions for private and public healthcare organizations in Australia. In addition to his medical degree, Dr. Mah also has an MBA and a Masters of Health Services Management.

(8)
Shan Fu has served as a director of the Company since the consummation of its business combination on December 17, 2019. Mr. Fu has been a managing partner, a joint chief executive officer and the Greater China chief executive officer of Vivo Capital LLC, an investment firm that primarily invests in the biotechnology and healthcare sectors, since October 2013. Mr. Fu has also been a director of Sinovac Biotech CO., Ltd. (Nasdaq: SVA) since July 2018, a director of TOT BIOPHARM International Co. Ltd. (HKSE: 01875) since January 2016, a director of InnoCare Pharma Ltd. (HKSE: 09969) since February 2018 and a director of Genetron (Nasdaq: GTH) since June, 2021. Between June 2008 and October 2013, Mr. Fu worked as a senior managing director in the Beijing branch of Blackstone (Shanghai) Equity Investment Management Company Limited. Mr. Fu obtained a master’s degree in history and a bachelor’s degree in history, both from Peking University in Beijing, in 1991 and 1988, respectively.
(9)
Edward Leong Che-hung served as a director of the Company since the closing of its IPO. Dr. Leong is one of the most respected medical professionals and public health administrators in Asia, having actively engaged in public services and has engaged in various influential public roles during his career. He was a member of the Legislative Council of Hong Kong, representing the medical constituency from 1988 to 2000. In 2002, Dr. Leong was appointed as the chairman of the Hong Kong Hospital Authority where he was involved in drawing up the blueprint for Hospital Authority, taking special responsibility for Medical Service Development. Subsequently, Dr. Leong served as a non-official member of the Executive Council HKSAR from 2005 to 2012. He was chairman of the Hong Kong University Council until 2015 and spearheaded the commissioning of The University of Hong Kong  —  Shenzhen Hospital in Shenzhen during his term. Dr. Leong also served as the chairman of the Standard Working Hours Committee from 2013 to 2016. His other former public positions include the Chairman of the Elderly Commission HKSAR, Chairman of Hong Kong AIDS Foundation and the Elder Academy Development Foundation. Dr. Leong was awarded the Gold Bauhinia Star in 2001 and the Grand Bauhinia Medal in 2010. Dr. Leong is a medical doctor and has been in private practice specializing in urology for several decades. After graduating from the University of Hong Kong in 1962, Dr. Leong worked in the Department of Surgery in Hong Kong University for 14 years. In addition to training medical students, Dr. Leong also conducted cutting-edge research in his specialist field of urology. His major research contributions include experiments and the human use of the stomach for bladder replacement and urinary diversion. Dr. Leong was appointed Hunterian Professor by the Royal College of Surgeons of England in 1975. He was the first Hong Kong-born Chinese doctor to have received this accolade.

(10)
Frederick Ma Si-hang has served as a director of the Company since the closing of its IPO. He is currently an independent non-executive director of COSCO Shipping Holdings Co., Ltd., FWD Group, Guangshen Railway Company Limited and HH&L Acquisition Co. Professor Ma was previously the non-executive chairman of the MTR Corporation. Professor Ma was previously an independent non-executive director of Agricultural Bank of China Limited, Aluminum Corporation of China Limited, Hutchison Port Holdings Management Pte. Limited and China Resources Land Limited, and also a non-executive director of China Mobile Communications Corporation and COFCO Corporation. He was a member of Managing Board at Kowloon-Canton Railway Corporation and a director of Airport Authority Hong Kong and the Hong Kong Mortgage Corporation Limited. Professor Ma has extensive experience in the banking and financial sectors. He started his career at Chase Manhattan Bank in 1973 and returned to Chase Manhattan as Asia-Pacific Managing Director and Area Director of Global Private Bank in 1998. Following the merger of Chase Manhattan and J.P. Morgan in 2001, Professor Ma was appointed by J.P. Morgan Private Bank as CEO of Asia-Pacific Region. In 2001, he joined Pacific Century Cyberworks (PCCW) Limited as an Executive Director and was appointed Chief Financial Officer in 2002. Professor Ma was previously the Secretary for Financial Services and the Treasury of the Hong Kong Special Administrative Region (HKSAR) Government from 2002 to 2007. Professor Ma held the position of the Secretary for Commerce and Economic Development of the HKSAR Government from 2007 to 2008. He is currently a non-official member of the HKSAR Government Chief Executive’s Council of Advisers on Innovation and Strategic Development, a member of the International Advisory Council of China Investment Corporation and the Global Advisory Council of Bank of America. Professor Ma was awarded the Gold Bauhinia Star medal in 2009 and was appointed a Justice of the Peace in 2010. Besides his corporate and government positions, Professor Ma has also taken various roles in multiple universities in Asia. In 2008, Professor Ma took up an honorary professorship at the School of Economics and Finance at the University of Hong Kong. In August 2013, he was also appointed an Honorary Professor of Business Administration at the Chinese University of Hong Kong.
(11)
Lawrence Chia has served as a director of the Company since March 2020. Mr. Chia has served on the board of directors of BC Technology Group Limited (HKEX: 863) since April 2018. In addition, Mr. Chia has served as the chief executive officer of the Samling Group of Companies (“Samling”), a Malaysia-based international conglomerate, since November 2017. Prior to Mr. Chia’s experience at Samling, Mr. Chia was the chief executive officer of Deloitte China from October 2013 to September 2016. Mr. Chia is a chartered accountant and is a member of the Hong Kong Institute of Certified Public Accountants.

During the last five years, none of the Company or, to the knowledge of the Company, any of the Company’s directors and executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
2   Directors and Executive Officers of HoldCo
HoldCo is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Parent and completing the Transactions, including the Merger. The registered address of HoldCo is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of HoldCo is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
The following table sets forth information regarding the directors of HoldCo and, as of the date of this proxy statement, HoldCo does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Kam Chung Leung	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Chairman of the Company	Hong Kong
Carl Wu	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director and President of the Company and Chairman of the Executive Committee of the Company	Hong Kong
Ying Zeng	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director and Chief Operating Officer of the Company	PRC
During the last five years, none of HoldCo or, to the knowledge of HoldCo, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
3   Directors and Executive Officers of Parent
Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and completing the Transactions, including the Merger. The registered address of Parent is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of Parent is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.

The following table sets forth information regarding the directors of Parent and, as of the date of this proxy statement, Parent does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Kam Chung Leung	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Chairman of the Company	Hong Kong
Carl Wu	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director and President of the Company and Chairman of the Executive Committee of the Company	Hong Kong
Ying Zeng	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director and Chief Operating Officer of the Company	PRC
During the last five years, none of Parent or, to the knowledge of Parent, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
4
Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of Merger Sub is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
The following table sets forth information regarding the directors of Merger Sub and, as of the date of this proxy statement, Merger Sub does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Kam Chung Leung	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Chairman of the Company	Hong Kong
Carl Wu	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director and President of the Company and Chairman of the Executive Committee of the Company	Hong Kong
Ying Zeng	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director and Chief Operating Officer of the Company	PRC
During the last five years, none of Merger Sub or, to the knowledge of Merger Sub, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
5   Directors and Executive Officers of the NFPH Filing Persons
NFPH is a Cayman Islands exempted company ultimately owned and controlled by its directors, Mr. Leung and Mr. Wu through NF Intermediate Vehicles, Max Rising and Carnival. NFPH is formed solely for the purpose of investing in securities of the Company. Each of the NF Intermediate Vehicles is a British Virgin Islands company solely engaged in investment holding. The business address and telephone number of each of NFPH and NF Intermediate Vehicles is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
The directors of NFPH are Mr. Leung and Mr. Wu. The sole director of New Frontier Capital II Limited is Mr. Wu. The directors of NF Founder Limited are Mr. Leung and Mr. Wu. As of the date of this proxy statement, none of NFPH, New Frontier Capital II Limited or NF Founder Limited has any executive officers.
The name, business address, principal occupation and citizenship of the directors of New Frontier Group International Limited are set forth below and, as of the date of this proxy statement, New Frontier Group International Limited does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Kam Chung Leung	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director	Hong Kong
Carl Wu	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director	Hong Kong
Meng Gao	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director	Hong Kong
Hong-Che Wei	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director	Taiwan
SHH is a British Virgin Islands company ultimately controlled by Mr. Leung and Mr. Wu through NF Intermediate Vehicles, Max Rising and Carnival, formed solely for the purpose of investing in the healthcare business. The business address and telephone number of SHH is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
The name, business address, principal occupation and citizenship of each director of SHH are set forth below and, as of the date of this proxy statement, SHH does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Carl Wu	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
Kam Chung Leung	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH, Chairman of the Company	Hong Kong
Meng Gao	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
Norman Sheung Ho Cheung	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
Ka Lam Ng	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
Ngai Fong Siu	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
Mei Mei Carol Hui	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
Kon Wai Lui	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
Ying Zeng	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	PRC
Shuo Wang	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	PRC

Directors	Address	Principal Occupation	Citizenship
Hung Kit Thomas Sze	Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China	Director of SHH	Hong Kong
HMJ is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an investment holding company wholly owned by Unicorn Holding Partners LP and Unicorn Holding Partners III LP. Mr. Leung and Mr. Wu jointly control New Frontier Investment Management Limited and New Frontier Investment Management III Limited, which are the general partners of Unicorn Holding Partners LP and Unicorn Holding Partners III LP, respectively. Each of Unicorn Holding Partners LP and Unicorn Holding Partners III LP is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. Each of New Frontier Investment Management Limited and New Frontier Investment Management III Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is principally engaged in the investment business. The registered address of each of HMJ, Unicorn Holding Partners LP, Unicorn Holding Partners III LP, New Frontier Investment Management Limited and New Frontier Investment Management III Limited is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of each of HMJ, Unicorn Holding Partners LP, Unicorn Holding Partners III LP, New Frontier Investment Management Limited and New Frontier Investment Management III Limited is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
HMJ II is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an investment holding company wholly owned by Unicorn Holding Partners II LP. Mr. Leung and Mr. Wu jointly control New Frontier Investment Management II Limited, which is the general partner of Unicorn Holding Partners II LP. Unicorn Holding Partners II LP is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. New Frontier Investment Management II Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is principally engaged in the investment business. The registered address of each of HMJ II, Unicorn Holding Partners II LP and New Frontier Investment Management II Limited is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of each of HMJ II, Unicorn Holding Partners II LP and New Frontier Investment Management II Limited is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
HMJ III is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an investment holding company wholly owned by Unicorn Holding Partners IV LP. Mr. Leung and Mr. Wu jointly control New Frontier Investment Management IV Limited, which is the general partner of Unicorn Holding Partners IV LP. Unicorn Holding Partners IV LP is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. New Frontier Investment Management IV Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is principally engaged in the investment business. The registered address of each of HMJ III, Unicorn Holding Partners IV LP and New Frontier Investment Management IV Limited is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The business address and telephone number of each of HMJ III, Unicorn Holding Partners IV LP and New Frontier Investment IV Limited is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251.
The directors of each of HMJ, HMJ II, HMJ III, New Frontier Investment Management Limited, New Frontier Investment Management II Limited, New Frontier Investment Management IV Limited and New Frontier Investment Management III Limited are Mr. Leung, Mr. Wu and Mr. Zeng and, as of the date of this proxy statement, none of HMJ, HMJ II, HMJ III, New Frontier Investment Management Limited, New Frontier Investment Management II Limited, New Frontier Investment Management IV Limited and New Frontier Investment Management III Limited has any executive officers.
Carnival is a British Virgin Islands Company limited by shares owned and controlled by Mr. Leung as the sole member and sole director of Carnival. Carnival solely engages in investment holding. The business and telephone number of Carnival is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251. As of the date of this proxy statement, Carnival does not have any executive officers.
Max Rising is a British Virgin Islands Company limited by shares owned and controlled by Mr. Wu as the sole member and sole director of Max Rising. Max Rising solely engages in investment holding. The business address and telephone number of Max Rising is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China, +852 3703 3251. As of the date of this proxy statement, Max Rising does not have any executive officers.
Mr. Leung has been the Company’s Chairman since its IPO. Mr. Leung is the Group Chairman of New Frontier Group Ltd., which he co-founded with Mr. Wu in 2016. Mr. Leung is also the Group Chairman of Nan Fung Group, a leading Chinese conglomerate based in Hong Kong engaging in real estate and investment businesses. Before joining Nan Fung Group in 2014, Mr. Leung worked for Blackstone, where he held various positions including Senior Managing Director, Co-Head of Private Equity in Asia, Chairman of Greater China and member of the Executive Committee, being responsible for growing Blackstone’s business in Asia. He successfully arranged the investment by China Investment Corporation in Blackstone’s initial public offering in 2007.
Mr. Wu, the President and Chairman of the Executive Committee of the Company, oversees the day to day operations of the Company. Mr. Wu is the co-founder and CEO of New Frontier Group. Mr. Wu is an experienced healthcare entrepreneur and operator. He is the Co-founder and Executive Chairman of YD Care, Heal Oncology, Boxful Technology, and HelloToby Technology. Carl is also the Chairman of Care Alliance Health Group and NF GBA Health Group. Prior to founding New Frontier Group, Mr. Wu was a Managing Director at Blackstone and executed some of Blackstone’s most important investments in China. He was a founding member of Blackstone Asia and was instrumental in establishing Blackstone’s business across China.
Mr. Ying Zeng is a citizen of the People’s Republic of China. The business address of Mr. Ying Zeng is Unit 3004, Garden Square, No. 968, Beijing West Road, Jing’An, Shanghai, China. Telephone number of this address is +852 3703 3251. Mr. Ying Zeng has served as a director of the Company since the consummation of its business combination on December 17, 2019. Mr. Zeng has also served as the chief operating officer of the Company since August 2020. Mr. Zeng joined New Frontier Group Ltd. in June 2018 and is a Managing Director of New Frontier Group Ltd., primarily responsible for leading New Frontier’s investment efforts prior to the consummation of the business combination. Prior to joining New Frontier, Mr. Zeng worked for The Blackstone Group L.P. (NYSE: BX) (“Blackstone”) from 2014 to 2018, and served as a Senior Associate of Blackstone’s Private Equity Group in Hong Kong.
During the last five years, none of the NFPH Filing Persons or, to the knowledge of the NFPH Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
6   Directors and Executive Officers of the Vivo Filing Persons
Vivo LLC, a Cayman Islands limited liability company, is the general partner of Vivo LP, a Cayman Islands exempted limited partnership. The managing members of Vivo LLC are Frank Kung, Edgar Engleman, Shan Fu, Hongbo Lu, Mahendra Shah, Jack Nielsen and Michael Chang, none of whom has individual voting or investment power with respect to any Shares held by Vivo LLC and each of whom disclaims beneficial ownership of such Shares. Shan Fu serves as a member of the board of directors of the Company. The principal business of Vivo LLC is to serve as a general partner of Vivo LP. The principal business of Vivo LP is investment in healthcare industry. The business address and telephone number of Vivo LLC and Vivo LP is c/o : Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301, +1 (650) 688-0818.
The name, business address, principal occupation and citizenship of each managing member of Vivo LLC, as of the date of this proxy statement, are set forth below.

Managing Member	Address	Principal Occupation	Citizenship
Frank Kung	Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301	Managing Member of Vivo LLC	U.S.
Edgar Engleman	Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301	Managing Member of Vivo LLC	U.S.
Shan Fu	Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301	Managing Member of Vivo LLC	PRC
Hongbo Lu	Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301	Managing Member of Vivo LLC	U.S.
Mahendra Shah	Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301	Managing Member of Vivo LLC	U.S.
Jack Nielsen	Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301	Managing Member of Vivo LLC	Denmark
Michael Chang	Vivo Capital LLC, 192 Lytton Ave., Palo Alto, CA 94301	Managing Member of Vivo LLC	U.S.
During the last five years, none of the Vivo Filing Persons or, to the knowledge of the Vivo Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
7   Directors and Executive Officers of the Warburg Pincus Filing Persons
WP SPV is an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands. The registered office of WP SPV is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. WP SPV is indirectly wholly owned by Warburg Entities.
Each of Warburg Entities is an exempted limited partnership established under the laws of the Cayman Islands. The registered office of each of Warburg Entities is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The general partner of each of Warburg Pincus China-Southeast Asia II (Cayman), L.P., Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., WP China-Southeast Asia II Partners (Cayman), L.P. and Warburg Pincus China-Southeast Asia II Partners, L.P. is Warburg Pincus (Cayman) China-Southeast Asia II GP, L.P. (“WPC-SEA II Cayman GP”), an exempted limited partnership established under the laws of the Cayman Islands. The general partner of WPC-SEA II Cayman GP is Warburg Pincus (Cayman) China-Southeast Asia II GP LLC (“WPC-SEA II Cayman GP LLC”), a Delaware limited liability company. The general partner of each of Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P., Warburg Pincus Global Growth-B (Cayman), L.P., Warburg Pincus Global Growth-E (Cayman), L.P., WP Global Growth Partners (Cayman), L.P. and Warburg Pincus Global Growth Partners (Cayman), L.P. is Warburg Pincus (Cayman) Global Growth GP, L.P. (“WPGG Cayman GP”), an exempted limited partnership established under the laws of the Cayman Islands. The general partner of WPGG Cayman GP is Warburg Pincus (Cayman) Global Growth GP LLC (“WPGG Cayman GP LLC”), a Delaware limited liability company.
Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”), an exempted limited partnership established under the laws of the Cayman Islands, is the managing member of WPGG Cayman GP LLC and WPC-SEA II Cayman GP LLC. The general partner of WPP II Cayman is Warburg Pincus (Bermuda) Private Equity GP Ltd. (“WP Bermuda GP”), an exempted company established under the laws of Bermuda. Charles R. Kaye is the Director and Chairman of WP Bermuda GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of each of Warburg Entities.
The business address and telephone number of each of WP LLC, WP SPV, Warburg Entities, WPC-SEA II Cayman GP, WPC-SEA II Cayman GP LLC, WPGG Cayman GP, WPGG Cayman GP

LLC, WPP II Cayman and WP Bermuda GP (collectively, the “Warburg Pincus Entities”) is c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017, c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Center, Central, Hong Kong, +1 (212) 878-0600. The principal business of the Warburg Pincus Entities is private equity investment activities.
The following table sets forth information regarding the directors of WP SPV as of the date of this proxy statement, and, as of the date of this proxy statement, WP SPV does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Tara E. O’Neill	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Senior Vice President at WP LLC	U.S.
David J. Sreter	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Managing Director at WP LLC	U.S.
Steven G. Glenn	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Financial Officer and Chief Operating Officer at WP LLC	U.S.
The following table sets forth information regarding the executive officers of WP LLC as of the date of this proxy statement.
Executive Officers	Address	Principal Occupation	Citizenship
Charles R. Kaye	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Executive Officer at WP LLC	U.S.
Timothy F. Geithner	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	President at WP LLC	U.S.
Steven G. Glenn	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Financial Officer and Chief Operating Officer at WP LLC	U.S.
Robert B. Knauss	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	Chief Compliance Officer at WP LLC	U.S.
Harsha G. Marti	c/o Warburg Pincus LLC, 450 Lexington Ave, New York, NY 10017	General Counsel and Chief Legal Officer at WP LLC	U.S.
Each of the other persons listed above has been in his or her current position for the past five years, except for (a) Charles R. Kaye who has served as sole Chief Executive Officer at WP LLC since January 2020 and co-Chief Executive Officer at WP LLC prior to that during the past five years, (b) Steven G. Glenn who has served as Chief Financial Officer and Chief Operating Officer at WP LLC since January 2021 and Chief Financial Officer at WP LLC prior to that during the past five years, and (c) Harsha G. Marti who has served as General Counsel and Chief Legal Officer at WP LLC since January 2021, Deputy General Counsel at WP LLC from January 2018 to December 2020 and Assistant General Counsel at WP LLC prior to that during the past five years.
During the last five years, none of the Warburg Pincus Entities, or, to the knowledge of the Warburg Pincus Filing Persons, any of the other Warburg Pincus persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
8   Directors and Executive Officers of the GS Filing Persons
Each of the GS Funds is a Delaware limited partnership. The business address of the GS Funds is 200 West Street New York, NY 10282-2198, and the telephone number of the GS Funds is +1 212 902 1000. The principal business of the GS Funds is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. Goldman Sachs is a subsidiary of GS Group. The business address of Goldman Sachs and GS Group is 200 West Street New York, NY 10282-2198 and the telephone number of Goldman Sachs and GS Group is +1 212 902 1000. Goldman Sachs is the manager for WSCP Advisors, a Delaware limited liability company, and investment manager for WSCP Onshore, WSCP Offshore, a Cayman Islands exempted limited partnership, West Street, West Street Parallel, WSCP Offshore Investments, a Luxembourg special limited partnership, and West Street Private. WSCP Advisors is the general partner of WSCP Onshore and WSCP Offshore. West Street Advisors, a Delaware limited liability company, is the general partner of West Street and West Street Parallel. West Street SARL, a Luxembourg private limited company, is the general partner of WSCP Offshore Investments. West Street Private Advisors, a Delaware limited liability company, is the general partner of West Street Private.
WSCP Advisors is principally engaged in the business of being the general partner of WSCP Onshore and WSCP Offshore. West Street Advisors is principally engaged in the business of being the general partner of West Street and West Street Parallel. West Street SARL is principally engaged in the business of being the general partner of WSCP Offshore Investments. West Street Private Advisors is principally engaged in the business of being the general partner of West Street Private. The business address of the GS GPs is 200 West Street New York, NY 10282-2198 and the telephone number of the GS GPs is +1 212 902 1000.
WSCP Offshore is an exempted liability company formed under the laws of the Cayman Islands. The business address of WSCP Offshore is 200 West Street New York, NY 10282-2198 and the telephone number of WSCP Offshore is +1 212 902 1000. The principal business of WSCP Offshore is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component.
WSCP Offshore Investments is a special limited partnership formed under the laws of Luxembourg. The business address of WSCP Offshore Investments is 200 West Street New York, NY 10282-2198 and the telephone number of WSCP Offshore Investments is +1 212 902 1000. The principal business of WSCP Offshore Investments is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component.
GSAS II is a limited liability company incorporated and existing under the laws of Singapore. The business address of GSAS II is 200 West Street New York, NY 10282-2198 and the telephone number of GSAS II is +1 212 902 1000. The principal business of GSAS II is investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component.
The name of each director and executive officer of GS Group is set forth below. The business address of each person listed below is c/o Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282. Each person is a citizen of the United States of America except for Lakshmi N. Mittal, who is a citizen of India, Laurence Stein, who is a citizen of South Africa, Mark O. Winkelman, who is a citizen of the

Netherlands, and Adebayo O. Ogunlesi is also a citizen of Nigeria. The present principal occupation or employment of each of the listed persons is set forth below.
Name	Principal Occupation
David M. Solomon	Chairman and Chief Executive Officer of The Goldman Sachs Group, Inc.
M. Michele Burns	Former Chairman and Chief Executive Officer, Mercer LLC; Former Chief Financial Officer of each of: Marsh & McLennan Companies, Inc., Mirant Corp. and Delta Air Lines, Inc.
Drew G. Faust	Professor and Former President of Harvard University
Mark A. Flaherty	Former Vice Chairman, Wellington Management Company
Sheara J. Fredman	Chief Accounting Officer of The Goldman Sachs Group, Inc.
Philip Berlinski	Global Treasurer of The Goldman Sachs Group, Inc. and Chief Executive Officer of Goldman Sachs Bank USA
Kimberley D. Harris	Executive Vice President of Comcast Corporation; Executive Vice President and General Counsel of NBCUniversal
Ellen J. Kullman	President and Chief Executive Officer of Carbon, Inc.; Former Chair and Chief Executive Officer of E.I. du Pont de Nemours and Company
Brian J. Lee	Chief Risk Officer of The Goldman Sachs Group, Inc.
Lakshmi N. Mittal	Chairman and Chief Executive Officer of ArcelorMittal S.A.
Adebayo O. Ogunlesi	Chairman and Managing Partner of Global Infrastructure Partners
Peter Oppenheimer	Former Senior Vice President and Chief Financial Officer of Apple, Inc.
John F.W. Rogers	Executive Vice President of The Goldman Sachs Group, Inc.
Kathryn Ruemmler	Executive Vice President and Chief Legal Officer And General Counsel of The Goldman Sachs Group, Inc.
Stephen M. Scherr	Chief Financial Officer of The Goldman Sachs Group, Inc.
Laurence Stein	Chief Administrative Officer of The Goldman Sachs Group, Inc.
Jan E. Tighe	Former Vice Admiral, United States Navy
Jessica R. Uhl	Chief Financial Officer Royal Dutch Shell plc
David A. Viniar	Former Chief Financial Officer of The Goldman Sachs Group, Inc.
John E. Waldron	President and Chief Operating Officer of The Goldman Sachs Group, Inc.
Mark O. Winkelman	Private Investor
The name and principal occupation of each member of the Goldman Sachs Asset Management Corporate Investment Committee, which exercises the authority of Goldman Sachs in managing WSCP Onshore, WSCP Offshore, West Street, West Street Parallel, WSCP Offshore Investments, GS Asia and West Street Private, are set forth below.
The business address for each member listed below is c/o Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, except as follows: The business address of Joe DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of each of Michael Bruun, James Reynolds, Michele Titi-Cappelli and Jose Barreto is Plumtree Court, 25 Shoe Lane, London EC4A 4AU, England. The business address of each of Stephanie Hui and Michael Hui is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong.
All members listed below are United States citizens, except as follows: Stephanie Hui and Julian Salisbury are citizens of the United Kingdom; James Reynolds is a citizen of France; Adrian M. Jones is a citizen of Ireland; Nicole Agnew, Chris Kojima and Gregory Olafson are citizens of Canada; Michele Titi-Cappelli is a citizen of Italy and Michael Hui is a citizen of the People’s Republic of China (Hong Kong permanent resident); Jose Barreto is a citizen of Portugal; and Michael Bruun is a citizen of Denmark.
Name	Principal Occupation
Richard A. Friedman	Managing Director of Goldman Sachs & Co. LLC
Nicole Agnew	Managing Director of Goldman Sachs & Co. LLC
Michael Bruun	Managing Director of Goldman Sachs International
Thomas G. Connolly	Managing Director of Goldman Sachs & Co. LLC
Christopher A. Crampton	Managing Director of Goldman Sachs & Co. LLC
Joe DiSabato	Managing Director of Goldman Sachs & Co. LLC
Charles H. Gailliot	Managing Director of Goldman Sachs & Co. LLC
Bradley J. Gross	Managing Director of Goldman Sachs & Co. LLC
Stephanie Hui	Managing Director of Goldman Sachs (Asia) L.L.C.
Adrian M. Jones	Managing Director of Goldman Sachs & Co. LLC
Michael E. Koester	Managing Director of Goldman Sachs & Co. LLC
Scott Lebovitz	Managing Director of Goldman Sachs & Co. LLC
Jo Natauri	Managing Director of Goldman Sachs & Co. LLC
James Reynolds	Managing Director of Goldman Sachs International
David Thomas	Managing Director of Goldman Sachs & Co. LLC
Anthony Arnold	Managing Director of Goldman Sachs & Co. LLC
Michele Titi-Cappelli	Managing Director of Goldman Sachs International
Laurie Schmidt	Managing Director of Goldman Sachs & Co. LLC
Milton Millman	Managing Director of Goldman Sachs & Co. LLC
Julian Salisbury	Managing Director of Goldman Sachs & Co. LLC
Chris Kojima	Managing Director of Goldman Sachs & Co. LLC
Harvey Shapiro	Managing Director of Goldman Sachs & Co. LLC
Danielle Natoli	Managing Director of Goldman Sachs & Co. LLC
Carmine Venezia	Managing Director of Goldman Sachs & Co. LLC
Thomas McAndrew	Managing Director of Goldman Sachs & Co. LLC
Kenneth Pontarelli	Managing Director of Goldman Sachs & Co. LLC
Michael Hui	Managing Director of Goldman Sachs (Asia) L.L.C.
Jose Baretto	Managing Director of Goldman Sachs International
Leonard Seevers	Managing Director of Goldman Sachs & Co. LLC
Gregory Olafson	Managing Director of Goldman Sachs & Co. LLC
The name, position and present principal occupation of each executive officer and director of (i) WSCP Advisors, the sole general partner of WSCP Onshore and WSCP Offshore, (ii) West Street Advisors, the sole general partner of West Street and West Street Parallel, (iii) West Street SARL, the sole general partner of WSCP Offshore Investments, and (iv) West Street Private Advisors, the sole general partner of West Street Private, are set forth below.
The business address for all the executive officers listed below is c/o Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, except as follows: The business address of each of Philippe Camu, James H. Reynolds, Matteo Botto Poala, Michael Bruun, Mike Ebeling, Michele Titi-Cappelli, Maximilliano Ramirez-Espain, Tim Campbell and Emilie Railhac is Plumtree Court, 25 Shoe Lane, London EC4A 4AU, England. The business address of each of Stephanie Hui, Michael Hui and Jay Hyun Lee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of each of Joseph P. DiSabato and David Campbell is 555 California Street, San Francisco, CA 94104. The business address of each of Clayton Wilmer and Daniel Farrar is 2001 Ross Avenue, Suite 2800, Dallas, TX 75201. The business address of each of Xiang Fan and Bin Zhu is Winland International Center, 7 Finance Street, Xicheng District, Beijing 100033, People’s Republic of China. The business address of Johanna Volpi is 30 Hudson Street, Jersey City, NJ 07302. The business address of Cristiano Camargo is Rua Leopoldo Couto Magalhaes Junior 700, 16 andar, Itaimi Bibi, 04542-000 Sao Paulo-SP, Brazil. The business address of each of Sean Kelly, Kristopher Musselman, Scott Huff and Daniel Grugan is 4001 Kennett Pike, Suite 302, Wilmington, DE 19807. The business address of Jason Sneah is Boundary Hall, Cricket Square, PO Box 1093, Grand Cayman KY1-1102, Cayman Islands. The business address of each of Stephane Lachance, Constanze Schmidt and Paul Brogan is 12E, rue Guillaume Kroll, L-1882, Luxembourg.
All executive officers listed below are United States citizens, except as follows: James H. Reynolds, Emilie Railhac and Cedric Lucas are citizens of France; Adrian M. Jones is a citizen of Ireland; Mike Ebeling is a citizen of Germany; Anthony Arnold, Tim Campbell, and Stephanie Hui are citizens of the United Kingdom; Philippe Camu is a citizen of Belgium; Matteo Botto Poala and Michele Titi-Cappelli are citizens of Italy; Maximilliano Ramirez-Espain is a citizen of Spain, Michael Bruun is a citizen of Denmark; Harsh Nanda is a citizen of India; David Campbell is a citizen of Australia; Nicole Agnew is a citizen of Canada; Cristiano Camargo is a citizen of Brazil; Xiang Fan is a citizen of the People’s Republic of China; Michael Hui and Bin Zhu are citizens of the People’s Republic of China (Hong Kong permanent resident); and Jay Hyun Lee is a citizen of the Republic of Korea.
All directors listed below are United States citizens, except as follows: Jason Sneah and Stephane Lachance are citizens of Canada; Constanze Schmidt is a citizen of Germany; and Paul Brogan is a citizen of Ireland.
Name	Position	Present Principal Occupation
Richard A. Friedman	President	Managing Director of Goldman Sachs & Co. LLC
Philippe Camu	Vice President	Managing Director of Goldman Sachs International
Thomas G. Connolly	Vice President	Managing Director of Goldman Sachs & Co. LLC
Joseph P. DiSabato	Vice President	Managing Director of Goldman Sachs & Co. LLC
Bradley J. Gross	Vice President	Managing Director of Goldman Sachs & Co. LLC
Stephanie Hui	Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.
Adrian M. Jones	Vice President	Managing Director of Goldman Sachs & Co. LLC
Michael E. Koester	Vice President	Managing Director of Goldman Sachs & Co. LLC
Scott Lebovitz	Vice President	Managing Director of Goldman Sachs & Co. LLC
James H. Reynolds	Vice President	Managing Director of Goldman Sachs International
Nicole Agnew	Vice President	Managing Director of Goldman Sachs & Co. LLC
Kirsten Anthony	Vice President	Managing Director of Goldman Sachs & Co. LLC
Anthony Arnold	Vice President	Managing Director of Goldman Sachs & Co. LLC
Allison Beller	Vice President	Managing Director of Goldman Sachs & Co. LLC

Name	Position	Present Principal Occupation
Matteo Botto Poala	Vice President	Managing Director of Goldman Sachs International
Michael Bruun	Vice President	Managing Director of Goldman Sachs International
Cristiano Camargo	Vice President	Managing Director of Goldman Sachs do Brasil Banco Múltiplo S.A.
David Campbell	Vice President	Managing Director of Goldman Sachs & Co. LLC
Tim Campbell	Vice President	Managing Director of Goldman Sachs International
David Castelblanco	Vice President	Managing Director of Goldman Sachs & Co. LLC
Christopher A. Crampton	Vice President	Managing Director of Goldman Sachs & Co. LLC
Mike Ebeling	Vice President	Managing Director of Goldman Sachs International
Xiang Fan	Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.
Charles H. Gailliot	Vice President	Managing Director of Goldman Sachs & Co. LLC
Michael Hui	Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.
Jonathan Hunt	Vice President	Managing Director of Goldman Sachs & Co. LLC
Jay Hyun Lee	Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.
Harsh Nanda	Vice President	Managing Director of Goldman Sachs & Co. LLC
Emilie Railhac	Vice President	Managing Director of Goldman Sachs International
Andrew Rhee	Vice President	Managing Director of Goldman Sachs & Co. LLC
Leonard Seevers	Vice President	Managing Director of Goldman Sachs & Co. LLC
Gabriella Skirnick	Vice President	Managing Director of Goldman Sachs & Co. LLC
Michele Titi-Cappelli	Vice President	Managing Director of Goldman Sachs International
Peter Vermette	Vice President	Managing Director of Goldman Sachs & Co. LLC
Mark Wetzel	Vice President	Managing Director of Goldman Sachs & Co. LLC
Bin Zhu	Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.
Maximilliano Ramirez-Espain	Vice President	Managing Director of Goldman Sachs International

Name	Position	Present Principal Occupation
Laurie E. Schmidt	Vice President and Treasurer	Managing Director of Goldman Sachs & Co. LLC
Susan Hodgkinson	Vice President and Secretary	Managing Director of Goldman Sachs & Co. LLC
William Y Eng	Vice President	Vice President of Goldman Sachs & Co. LLC
Scott Kilpatrick	Vice President	Vice President of Goldman Sachs & Co. LLC
Clayton Wilmer	Vice President	Vice President of Goldman Sachs & Co. LLC
Carey Ziegler	Vice President	Vice President of Goldman Sachs & Co. LLC
David Thomas	Vice President, Assistant Secretary & General Counsel	Managing Director of Goldman Sachs & Co. LLC
Harvey Shapiro	Vice President & Assistant Treasurer	Managing Director of Goldman Sachs & Co. LLC
Johanna Volpi	Vice President & Assistant Treasurer	Vice President of Goldman Sachs & Co. LLC
Daniel Farrar	Vice President & Assistant Treasurer	Vice President of Goldman Sachs & Co. LLC
Michael J. Perloff	Vice President	Managing Director of Goldman Sachs & Co. LLC
Kirsten Frivold Imohiosen	Vice President & Assistant Treasurer	Managing Director of Goldman Sachs & Co. LLC
Alex Chi	Vice President	Managing Director of Goldman Sachs & Co. LLC
Jo Natauri	Vice President	Managing Director of Goldman Sachs & Co. LLC
Omar Chaudhary	Vice President	Managing Director of Goldman Sachs & Co. LLC
William Chen	Vice President	Managing Director of Goldman Sachs & Co. LLC
Cedric Lucas	Vice President	Managing Director of Goldman Sachs & Co. LLC
Kerri Bagnaturo	Vice President	Vice President of Goldman Sachs & Co. LLC
Jason Sneah	Director	Vice President of Maples Fiduciary Services (Cayman) Limited
Sean Kelly	Director	Vice President of Maples Fiduciary Services (Delaware) Inc.
Kristopher Musselman	Director	Vice President of Maples Fiduciary Services (Delaware) Inc.
Scott Huff	Director	Senior Vice President of Maples Fiduciary Services (Delaware) Inc.
Daniel Grugan	Director	Senior Vice President of Maples Fiduciary Services (Delaware) Inc.

Name	Position	Present Principal Occupation
Stephane Lachance	Director	Senior Vice President of MaplesFS (Luxembourg) S.A.
Constanze Schmidt	Director	Senior Vice President of MaplesFS (Luxembourg) S.A.
Paul Brogan	Director	Vice President of MaplesFS (Luxembourg) S.A.
During the last five years, none of the GS Group, Goldman Sachs, GS Filing Persons, or GS GPs nor, to the knowledge of each of the GS Group, Goldman Sachs, GS Filing Persons, or GS GPs, without independent verification, any of the persons listed above, hereto (i) has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth below, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such law.
The SEC has alleged that Goldman Sachs violated Regulation SHO under the Exchange Act by improperly relying on Goldman Sachs’s automated locate function in the order management system without having confirmed the availability of the securities to be located. In addition, the SEC alleged that Goldman Sachs employees did not provide sufficient and accurate information with respect to these locates in Goldman Sachs’s locate log, which must reflect the basis upon which Goldman Sachs provided the locates. The SEC alleged that Goldman Sachs willfully violated Rule 203(b)(1) of Regulation SHO and Section 17(a) of the Exchange Act. Without admitting or denying the violations, Goldman Sachs consented to the entry by the SEC of an Order Instituting Administrative and Cease-and-Desist Proceedings, pursuant to Sections 15(b) and 21C of the Exchange Act, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order (Release No. 34-76899, Jan. 14, 2016). Pursuant to the Order, Goldman Sachs must cease and desist from committing or causing any violations and any future violations of Rule 203(b)(1) of Regulation SHO, and any violations and any future violations of Section 17(a) of the Exchange Act and Rule 203(b)(1)(iii) thereunder relating to short sale locate records. Also pursuant to the Order, Goldman Sachs was censured and paid a civil money penalty in the amount of $15,000,000 on January 20, 2016. The SEC stated that, in determining to accept Goldman Sachs’s offer of settlement, it considered certain remedial acts taken by Goldman Sachs.
On October 22, 2020, GS Group entered into an order instituting cease and desist proceedings with the SEC, which alleged GS Group failed to reasonably maintain a sufficient system of internal accounting controls between 2012 and 2015 with respect to the process by which it reviewed and approved the commitment of firm capital in large, significant and complex transitions, such as the three bond offerings for 1Malaysia Development Berhad (“1MBD”), and that documentation prepared in connection with the 1MDB transactions did not accurately reflect certain aspects of the bond offerings, including the involvement of a third party intermediary in the offerings. GS Group has agreed to pay a civil money penalty in the amount of $400,000,000 and disgorgement of $606,300,000.
9   Directors and Executive Officers of the Fosun Filing Persons
Fosun Industrial is a company incorporated under the laws of Hong Kong. Fosun Industrial is principally engaged in foreign investment, sale and consultancy service of Chinese and western medicine, diagnostic reagent, medical device products and relevant import and export business. Fosun Industrial is a wholly-owned subsidiary of Shanghai Fosun Pharma. Fosun Pharma is a corporation organized under the laws of People’s Republic of China and listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange. Fosun Pharma strategically operates businesses in the pharmaceutical and health industry, including pharmaceutical manufacturing, medical devices and medical diagnosis, and healthcare services. Through its investment in Sinopharm Group Co., Ltd., Fosun Pharma’s business extends to pharmaceutical distribution and retail. The address and telephone number of Fosun Industrial’s principal business office is Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong, +852 2980 1888. The principal business address and telephone number of Fosun Pharma is No. 1289 Yishan Road (Building A, Fosun Technology Park), Shanghai 200233, People’s Republic of China, +86 21 3398 7870.
Fosun Pharma is a subsidiary of Shanghai Fosun High Technology (Group) Co., Ltd. (“Fosun High Technology”). Fosun High Technology is a wholly-owned subsidiary of Fosun International Limited (“Fosun International”), which is a subsidiary of Fosun Holdings Limited (“Fosun Holdings”). Fosun Holdings is a wholly-owned subsidiary of Fosun International Holdings Ltd. (“Fosun International Holdings”). Fosun International Holdings is beneficially held approximately 85.29% by Guo Guangchang and 14.71% by Wang Qunbin.
Fosun High Technology is a corporation organized under the laws of People’s Republic of China. It is principally engaged in performing the business operation of its parent company, Fosun International, in Chinese Mainland. The address and telephone number of Fosun High Technology is Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China, +86 21 2315 6666.
Each of Fosun International and Fosun Holdings is a corporation organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. The telephone number of Fosun International’s and Fosun Holdings’ principal executive office is +852 2509 3228. Fosun International is an innovation-driven consumer group principally engaged in providing high-quality products and services for families around the world in health, happiness and intelligent manufacturing segments. Fosun Holdings is principally engaged in investment holding.
Fosun International Holdings is a corporation organized under the laws of British Virgin Islands with its principal business address at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The telephone number of Fosun International Holdings’ principal executive office is (852) 2509 3228. Fosun International Holdings is principally engaged in investment holding.
Guo Guangchang principal business address is Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong. He is a citizen of Hong Kong. His present principal employment is the executive director and chairman of Fosun International.
The name, business address, principal occupation and citizenship of each director of Fosun Industrial, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Fosun Industrial does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Chen Qiyu	Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong	Director	PRC
Yao Fang	Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong	Director	PRC
Guan Xiaohui	Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong	Director	PRC
The name, business address, principal occupation and citizenship of each director and executive officer of Fosun Pharma, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Wu Yifang	No. 1289 Yishan Road (Building A, Fosun Technology Park), Shanghai 200233, China	Executive Director, Chairman and Chief Executive Officer of Fosun Pharma	PRC
Chen Qiyu	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Non-Executive Director of Fosun Pharma	PRC
Yao Fang	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Non-Executive Director of Fosun Pharma	PRC

Directors/Executive Officers	Address	Principal Occupation	Citizenship
Xu Xiaoliang	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Non-Executive Director of Fosun Pharma	PRC
Gong Ping	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Non-Executive Director of Fosun Pharma	PRC
Pan Donghui	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Non-Executive Director of Fosun Pharma	Hong Kong
Zhang Houlin	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Non-Executive Director of Fosun Pharma	PRC
Li Ling	National School of Development, Peking University, No.5 Yiheyuan Road, Haidian Distrct, Beijing, China	Independent Non-Executive Director of Fosun Pharma	PRC
Tang Guliang	No.10 Huixin Dongjie, Chaoyang Distrct, Beijing, China	Independent Non-Executive Director of Fosun Pharma	PRC
Wang Quandi	N/A	Independent Non-Executive Director of Fosun Pharma	PRC
Yu Tze Shan Hailson	19/F Kennedy Town Centre, 23 Belcher’s Street, Kennedy Town, Hong Kong	Independent Non-Executive Director of Fosun Pharma	Hong Kong
The name, business address, principal occupation and citizenship of each director of Fosun High Technology, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Fosun High Technology does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Chen Qiyu	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Chairman of the Board	PRC
Xu Xiaoliang	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Director	PRC
Gong Ping	Tower S1, the Bund Finance Center, 600 Zhongshan No. 2 Road (E), Huangpu District, Shanghai, China	Director	PRC
The name, business address, principal occupation and citizenship of each director and executive officer of Fosun International, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Guo Guangchang	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Executive Director and Chairman	Hong Kong
Wang Qunbin	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Executive Director and Co-Chairman	Hong Kong

Directors/Executive Officers	Address	Principal Occupation	Citizenship
Chen Qiyu	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Executive Director and Co-Chief Executive Officer	PRC
Xu Xiaoliang	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Executive Director and Co-Chief Executive Officer	PRC
Qin Xuetang	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Executive Director and Executive President of Fosun International	PRC
Gong Ping	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Executive Director, Executive President and Chief Financial Officer of Fosun International	PRC
Chen Shucui	Building No.1, Xihai International Center, No.99 West Road of North 3rd Ring Road, Haidian District, Beijing	Non-executive Director of Fosun International	PRC
Zhuang Yuemin	Floor 37, Building 1, Lujiazui Century Financial Plaza, South Yanggao Road, Pudong District, Shanghai	Non-executive Director of Fosun International	PRC
Yu Qingfei	Building 2, Unit 16 Xinghuali, Che Gong Zhuang North Road, Xi Cheng District, Beijing	Non-executive Director of Fosun International	PRC
Zhang Shengman	N/A	Independent Non-executive Director of Fosun International	Hong Kong
Zhang Huaqiao	N/A	Independent Non-executive Director of Fosun International	Hong Kong
David T. ZHANG	26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Independent Non-executive Director of Fosun International	Hong Kong
Lee Kai-Fu	11/F, Dinghao Tower Block B, No. 3 Haidian Street, Haidian District, Beijing	Independent Non-executive Director of Fosun International	Taiwan
Tsang King Suen Katherine	Room 2801, 28/F., Prosperity Tower, 39 Queen’s Road Central, Hong Kong	Independent Non-executive Director of Fosun International	Canada
The name, business address, principal occupation and citizenship of each director of each of Fosun Holdings and Fosun International Holdings, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, neither Fosun Holdings nor Fosun International Holdings has any executive officers.

Directors	Address	Principal Occupation	Citizenship
Guo Guangchang	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Director	Hong Kong
Law Tsz Kwan Iris	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Director	Hong Kong
Li Tao	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong	Director	Hong Kong
During the last five years, none of the Fosun Filing Persons or, to the knowledge of the Fosun Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
10   Directors and Executive Officers of the ADS Filing Persons
ADS is a British Virgin Islands company owned and controlled by Mr. Ma Huateng and formed solely for the purpose of investment holding. The business address and telephone number of ADS is 29/F, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong, +852 2179 5122.
Mr. Ma is a citizen of the People’s Republic of China and the founder, chairman and chief executive officer of Tencent Holdings Limited, a world-leading internet and technology company based in Shenzhen, China. Mr. Ma has been in the current position for the past five years. Tencent Holdings Limited develops China’s biggest mobile instant messaging service, WeChat, and its subsidiaries provide media, entertainment, payment systems, smartphones, internet-related services, value-added services and online advertising services, both in China and globally. The address of Tencent Holdings Limited is 29/F, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong.
The name, business address, principal occupation and citizenship of the director of ADS, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, ADS does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Ma Huateng	29/F, Three Pacific Place, 1 Queen’s Road East, Wan Chai, Hong Kong	Founder and Chief Executive Officer of Tencent Holdings Limited	People’s Republic of China
During the last five years, none of the ADS Filing Persons or, to the knowledge of the ADS Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
11   Directors and Executive Officers of the Aspex Filing Persons
Aspex Master Fund (“Aspex Fund”) is a Cayman Islands company. The principal business of Aspex Fund is investment activities. Aspex Fund is managed by its sole investment manager, Aspex Management (HK) Limited (“Aspex HK”), a Hong Kong limited liability company ultimately owned and controlled by Mr. Ho Kei Li through Aspex Management (Cayman) Limited, a Cayman Islands limited liability company. Mr. Ho Kei Li is a citizen of Hong Kong.
AMF-7 Holdings Limited (“AMF-7”, together with Aspex Fund, “Aspex Entities”, and collectively with Aspex Fund, Aspex HK and Mr. Ho Kei Li, “Aspex Filing Persons”) is a company incorporated and existing under the laws of the British Virgin Islands, and is wholly owned by Aspex Fund. AMF-7 is a special purpose vehicle formed solely for the purpose of investing in securities. The business address and telephone number of each Aspex Filing Person is 16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong, +852 3468 4160.
Mr. Ho Kei Li is a Hong Kong citizen. The business address of Mr. Li is 16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong. Mr. Li is the founder of Aspex Fund and has served as one of the three directors of Aspex Fund, and the sole director and chief investment officer of Aspex HK since the incorporation of Aspex Fund and Aspex HK in 2018. Prior to the establishment of Aspex Fund, Mr Li worked at Oz Management from 2011 to 2018.
The name, business address, principal occupation and citizenship of each director of Aspex Fund, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Aspex Fund does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Ho Kei Li	16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong	Director of Aspex Fund	Hong Kong
John Clive Lewis	Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, P.O.Box 30599, KY1-1203, Grand Cayman, Cayman Islands	Independent Director of Aspex Fund	United Kingdom
Stephen John Rooney	38 Loop Road, Kawarau Falls, Queenstown 9300, New Zealand	Independent Director of Aspex Fund	New Zealand
The name, business address, principal occupation and citizenship of each director of AMF-7, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, AMF-7 does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Bonnie Fong	16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong	Director of AMF-7 and chief operating officer of Aspex HK	Hong Kong
Aspex Management (Cayman) Limited	16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong	(1)	(1)

(1)
Aspex Management (Cayman) Limited is a Cayman Islands limited liability company and is a corporate director of AMF-7.

The name, business address, principal occupation and citizenship of each director and executive officer of Aspex HK, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Aspex HK does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Ho Kei Li	16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong	Director and chief investment officer of Aspex HK	Hong Kong
Bonnie Fong	16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong	Chief operating officer of Aspex HK and director of AMF-7	Hong Kong
During the last five years, none of the Aspex Filing Persons or, to the knowledge of the Aspex Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
12   The CEO Filing Persons
Ms. Roberta Lipson is a director and the chief executive officer of the Company, and a trustee of Benjamin Lipson Plafker Trust, Daniel Lipson Plafker Trust, Johnathan Lipson Plafker Trust, Ariel Benjamin Lee Trust and Lipson 2021 GRAT (collectively with Ms. Roberta Lipson, the “CEO Filing Persons”). Ms. Roberta Lipson is a citizen of United States of America. The business address and telephone number of the CEO Filing Persons is c/o United Family Healthcare, Hengtong Office Park Building 7, Jiuxianqiao Road #10, Beijing, P.R.China, +86 10 5927 7000.
During the last five years, none of the CEO Filing Persons has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
13   Directors and Executive Officers of the Efunds Filing Persons
Efunds is a company incorporated and existing under the laws of British Virgin Islands. The business address and telephone number of Efunds is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortala, VG1110, British Virgin Islands, +852 3929 0911. The principal business of Efunds is investment holding.
Efunds will be issuing notes to certain noteholders who desire to invest via Efunds into the Company. The main noteholder is Zhong Yang, a company incorporated and existing under the laws of Hong Kong primarly engaged in brokerage business. The business address and telephone number of Zhong Yang is Room 1101, 118 Connaught Road West, Hong Kong, +852 31070731.
Efunds is majority owned by E Fund Management (Hong Kong) Co., Limited, a company incorporated and existing under the laws of Hong Kong. The business address and telephone number of E Fund Management (Hong Kong) Co., Limited is 12/F, Nexxus Building, 41 Connaught Road Central, Hong Kong, +852 3929 0911. The principal business of E Fund Management (Hong Kong) Co., Limited is asset Management.
E Fund Management (Hong Kong) Co., Limited is majority owned by E Fund International Holdings Limited which is a company incorporated and existing under the laws of Hong Kong. The business address and telephone number of E Fund International Holdings Limited is Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3929 0911. The principal business of E Fund International Holdings Limited is investment holding.
E Fund International Holdings Limited is majority owned by E Fund Management Co., Ltd., which is a company incorporated and existing under the laws of the People’s Republic of China. The business address and telephone number of E Fund Management Co., Ltd. is Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, +86 (20) 8510 2688. The principal business of E Fund Management Co., Ltd. is fund management.
The name, business address, principal occupation and citizenship of each director and executive officer of Efunds are set forth below and, as of the date of this proxy statement, Efunds does not have any executive officer.

Directors	Address	Principal Occupation	Citizenship
Ma Jun	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Huang Gaohui	Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Chen Rong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Chen Liyuan	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Wu Xinrong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Lou Lizhou	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Yang Dongmei	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
The name, business address, principal occupation and citizenship of each director and executive officer of E Fund Management (Hong Kong) Co., Limited, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Huang Gaohui	Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	Chief Executive Officer of E Fund Management (Hong Kong) Co., Limited	PRC
Qi Guangdong	Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	Chief Investment Officer (International Fixed Income) of E Fund Management (Hong Kong) Co., Limited	PRC
Ho Kwok Wah	Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	Chief Compliance Officer of E Fund Management (Hong Kong) Co., Limited	Hong Kong
Ma Jun	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC

Directors/Executive Officers	Address	Principal Occupation	Citizenship
Huang Gaohui	Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Chen Rong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Chen Liyuan	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Wu Xinrong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Lou Lizhou	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
Yang Dongmei	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of Efunds and E Fund Management (Hong Kong) Co., Limited	PRC
The name, business address, principal occupation and citizenship of each director of E Fund International Holdings Limited are set forth below and, as of the date of this proxy statement, E Fund International Holdings Limited does not have any executive officer.
Directors	Address	Principal Occupation	Citizenship
Zhan Yuyin	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund International Holdings Limited.	PRC
Liu Xiaoyan	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund International Holdings Limited.	PRC
Chen Tong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund International Holdings Limited.	PRC
Huang Gaohui	Suite 3501-02, 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	Director of E Fund International Holdings Limited.	PRC
Chen Rong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund International Holdings Limited.	PRC
The name, business address, principal occupation and citizenship of each director and executive officer of E Fund Management Co., Ltd., as of the date of this proxy statement, are set forth below.

Directors/Executive Officers	Address	Principal Occupation	Citizenship
Liu Xiaoyan	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	President	PRC
Ma Jun	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Vice President	PRC
Wu Xinrong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Vice President	PRC
Zhang Nan	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Supervisor	PRC
Zhan Yuyin	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Chairman of the board	PRC
Liu Xiaoyan	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund Management Co., Ltd.	PRC
Zhou Zequn	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund Management Co., Ltd.	PRC
Qin Li	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund Management Co., Ltd.	PRC
Su Bin	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund Management Co., Ltd.	PRC
Pan Wenhao	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Director of E Fund Management Co., Ltd.	PRC
Xin Rong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Independent Director of E Fund Management Co., Ltd.	U.S.
Tan Jinsong	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Independent Director of E Fund Management Co., Ltd.	PRC

Directors/Executive Officers	Address	Principal Occupation	Citizenship
Wang Chengzhi	Floor 40-43, Guangzhou Bank Building, No. 30 Zhujiang East Road, Zhujiang New City, Tianhe District, Guangzhou, PRC	Independent Director of E Fund Management Co., Ltd.	PRC
During the last five years, none of the Efunds Filing Persons or, to the knowledge of the Efunds Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
14   Directors and Executive Officers of the Gaorong Filing Persons
Each of Gaorong Partners Fund V, L.P. and Gaorong Partners Fund V-A, L.P. is a Cayman Islands limited partnership. The business address and telephone number of Gaorong Funds is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands, +852 3974 6700. The principal business of Gaorong Funds is private investment. Gaorong Partners V Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, is the general partner of Gaorong Funds. The business address and telephone number of Gaorong Partners V Ltd. is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands, +852 3974 6700. The principal business of Gaorong Partners V Ltd. is to provide investment services to the private investment funds it manages.
The name, business address, principal occupation and citizenship of each director and executive officer of the Gaorong Filing Persons, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Zhen Zhang	Wang Jing Dong Yuan, Bldg 518, Unit 2, Room 2002, Chaoyang District, Beijing	Director	PRC
Xiang Gao	Floor 3, No. 69, Tianhezhi Street, Tianhe District, Guangzhou, China	Director	PRC
Bin Yue	No. 2, Xi Ba He East, Bldg 7, Unit 2, Room 2102, Chaoyang District, Beijing, China	Managing Member	PRC
During the last five years, none of the Gaorong Filing Persons or, to the knowledge of the Gaorong Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
15   Directors and Executive Officers of the Hysan Filing Persons
Hysan is a Hong Kong limited liability company, wholly-owned and controlled by Rosy, a British Virgin Islands limited liability company and a wholly-owned subsidiary of Hysan Development. Hysan and Rosy solely engage in investment holding. Hysan Development is a Hong Kong company listed on Hong Kong Stock Exchange (HKEX: 0014), engaged in property investment, management and development. The business address of the Hysan and Hysan Development is 50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong. The registered address of Rosy is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The telephone number of Hysan Filing Persons is +852 2895 5777.
The name, business address, principal occupation and citizenship of each director of Hysan, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Hysan does not have any executive officers.

Directors	Address	Principal Occupation	Citizenship
Lui Kon Wai	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Director of Hysan	Hong Kong
Hao Shu Yan	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Director of Hysan	Hong Kong
The name, registered address, principal occupation and citizenship of each director of Rosy, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Rosy does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Lui Kon Wai	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	Director of Rosy	Hong Kong
Hao Shu Yan	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	Director of Rosy	Hong Kong
The name, business address, principal occupation and citizenship of each director and executive officer of Hysan Development, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Lee Irene Yun-Lien	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Chairman of Hysan Development	Hong Kong
Lui Kon Wai	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Executive Director and Chief Operating Officer of Hysan Development	Hong Kong
Churchouse Frederick Peter	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Independent Non-Executive Director of Hysan Development	Hong Kong
Fan Yan Hok Philip	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Independent Non-Executive Director of Hysan Development	Hong Kong
Poon Chung Yin Joseph	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Independent Non-Executive Director of Hysan Development	Hong Kong
Wong Ching Ying Belinda	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Independent Non-Executive Director of Hysan Development	Hong Kong
Jebsen Hans Michael B.B.S.	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Non-Executive Director of Hysan Development	Hong Kong
Lee Anthony Hsien Pin	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Non-Executive Director of Hysan Development	Hong Kong
Lee Chien	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Non-Executive Director of Hysan Development	U.S.
Lee Tze Hau Michael	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Non-Executive Director of Hysan Development	Hong Kong
Hao Shu Yan	50/F, Lee Garden One, 33 Hysan Avenue, Hong Kong	Chief Financial Officer and Company Secretary of Hysan Development	Hong Kong
During the last five years, none of the Hysan Filing Persons or, to the knowledge of the Hysan Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
16   Directors and Executive Officers of LY
LY is a British Virgin Islands company. LY’s principal business address is Room 3008, 968 Beijing West Road, Shanghai, and its telephone number is +8621 5185 3888. LY solely engages in investment holding. The outstanding shares of LY are held by four irrevocable discretionary trusts in equal proportions with Lion Trust (Singapore) Limited acting as trustee. Ms. Wei Chang Lu-Yun, Ms. Lin Li-Mien, Ms. Wei Hsu Hsu-Mien and Ms. Wei Tu Miao are the settlors of the four trusts respectively.
The name, business address, principal occupation and citizenship of each director and executive officer of LY, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Ng Ka Lam	Room 3008, 968 Beijing West Road, Shanghai	Director and Principal Executive Officer of LY	Hong Kong
Wei Ying-Chiao	Room 3008, 968 Beijing West Road, Shanghai	Director of LY	Taiwan
During the last five years, none of LY or, to the knowledge of LY, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
17   Directors and Executive Officers of the Nan Fung Filing Persons
NF SPAC is a wholly-owned subsidiary of Pioneer Link Investments Limited, which is wholly owned by Nan Fung Life Sciences Holdings Limited. Nan Fung Life Sciences Holdings Limited is wholly owned by NF Investment. Sun Hing is a wholly-owned subsidiary of NF Investment, which is wholly owned by NFGHL. Each of the Nan Fung Filing Perons is a company incorporated and existing under the laws of the British Virgin Islands. The executive committee of NFGHL, consisting of Mr. Kam Chung Leung, Mr. Frank Kai Shui Seto, Mr. Vincent Sai Sing Cheung, Mr. Pui Kuen Cheung, Mr. Kin Ho Kwok, Ms. Vanessa Tih Lin Cheung, Mr. Meng Gao and Mr. Chun Wai Nelson Tang, makes investment decisions with respect to the securities directly and indirectly held by NFGHL and, therefore, the securities held by each of NF SPAC and Sun Hing. The business address and telephone number of NFGHL and the correspondence address of NF SPAC, Sun Hing, Pioneer Link Investments Limited, Nan Fung Life Sciences Holdings Limited and NF Investment are 23rd Floor, Nan Fung Tower, 88 Connaught Road C & 173 Des Voeux Road C, Central, Hong Kong, +852 31083745.
The name, business address, principal occupation and citizenship of each director of NF SPAC, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, NF SPAC does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Meng Gao	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
Xintong Sun	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Director	Hong Kong

Directors	Address	Principal Occupation	Citizenship
Chun Wai Nelson Tang	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
The name, business address, principal occupation and citizenship of each director of Sun Hing, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Sun Hing does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Wei Ping Ronald Leung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Financial Controller	Hong Kong
Connie Charlotte Berry	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Treasury Director	Hong Kong
Chun Wai Nelson Tang	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
Yui Wing Yuen	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	General Manager	Hong Kong
The name, business address, principal occupation and citizenship of each director of Pioneer Link Investments Limited, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Pioneer Link Investments Limited does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Wei Ping Ronald Leung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Financial Controller	Hong Kong
Yui Wing Yuen	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	General Manager	Hong Kong
Xintong Sun	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Director	Hong Kong
Chun Wai Nelson Tang	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
The name, business address, principal occupation and citizenship of each director of Nan Fung Life Sciences Holdings Limited, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Nan Fung Life Sciences Holdings Limited does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Wei Ping Ronald Leung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Financial Controller	Hong Kong
Yui Wing Yuen	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	General Manager	Hong Kong

Directors	Address	Principal Occupation	Citizenship
Xintong Sun	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Director	Hong Kong
Chun Wai Nelson Tang	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
The name, business address, principal occupation and citizenship of each director of NF Investment as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, NF Investment does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Wei Ping Ronald Leung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Financial Controller	Hong Kong
Chun Wai Nelson Tang	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
Yui Wing Yuen	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	General Manager	Hong Kong
The name, business address, principal occupation and citizenship of each director and member of executive committee of NFGHL, as of the date of this proxy statement, are set forth below.
Directors/Executive Committee Member	Address	Principal Occupation	Citizenship
Kam Chung Leung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
Frank Kai Shui Seto	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Canada
Vincent Sai Sing Cheung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Chairman of Executive Committee of NFGHL	The United Kingdom
Pui Kuen Cheung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
Kin Ho Kwok	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
Vanessa Tih Lin Cheung	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	The United Kingdom
Meng Gao	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong
Chun Wai Nelson Tang	23rd Floor, Nan Fung Tower, 88 Connaught Road C, Central, Hong Kong	Member of Executive Committee of NFGHL	Hong Kong

During the last five years, none of the Nan Fung Filing Persons or, to the knowledge of the Nan Fung Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
18   Directors and Executive Officers of NewQuest
NewQuest is a company incorporated and existing under the laws of Singapore. The business address and telephone number of NewQuest is 168 Robinson Road, #20-01, Capital Tower, Singapore 068912, +852 3905 3600. The principal business of NewQuest is investment holding.
The name, business address, principal occupation and citizenship of each director of NewQuest, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, NewQuest does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Bonnie Sum Wai Lo-Man	Unit 2902, 29th Floor, Prosperity Tower, 39 Queen’s Road Central, Hong Kong	Director of NewQuest	Canada
Darren Charles Massara	168 Robinson Road, #20-01, Capital Tower, Singapore 068912	Director of NewQuest	U.S.
Lee Yi Cheng	168 Robinson Road, #20-01, Capital Tower, Singapore 068912	Director of NewQuest	Singapore
NewQuest is a wholly-owned subsidiary of NQ Fund IV, an exempted limited partnership established under the laws of the Cayman Islands. NQ Fund IV’s business address is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The general partner of NQ Fund IV is NQ Fund IV GP, a company organized under the laws of the Cayman Islands. NQ Fund IV GP is ultimately controlled by David Bonderman and James G. Coulter, each a U.S. citizen. NQ Fund IV GP’s business address is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The principal business of NQ Fund IV GP is to serve as the general partner of NQ Fund IV. The name, business address, principal occupation and citizenship of each director of NQ Fund IV GP, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, NQ Fund IV GP does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Joshua Ryan Evans	345 California Street, Suite 3300, San Francisco, CA 94104	Director of NQ Fund IV GP	U.S.
Lung-Chi Lee	Unit 2902, 29th Floor, Prosperity Tower, 39 Queen’s Road Central, Hong Kong	Director of NQ Fund IV GP	U.S.
During the last five years, none of NewQuest, NQ Fund IV, NQ Fund IV GP, David Bonderman, James G. Coulter or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
19   Directors and Executive Officers of the Pleiad Filing Persons
Each of Pleiad Funds is a company incorporated and existing under the laws of the Cayman Islands. The principal business of Pleiad Funds is asset management. Each of Pleiad Funds is managed by Pleiad Investment Advisors Limited, which is a company incorporated and existing under the laws of Hong Kong. The business address and telephone number of Pleiad Filing Persons is 26/F, 8 Wyndham Street, Central, Hong Kong, +852 3589 6470.

The name, business address, principal occupation and citizenship of each director of each Pleiad Fund, as of the date of this proxy statement, are set forth. As of the date of this proxy statement, neither of the Pleiad Fund have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Masaki Taniguchi	26/F, 8 Wyndham Street, Central, Hong Kong	Director	Japan
Marc Towers	4 Shenton Way, #15-01 SGX Centre, Singapore 068807	Director	Australia
Gary Linford	Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, PO Box 30599, Grand Cayman, KY1- 1203, Cayman Islands	Director	South African
The name, business address, principal occupation and citizenship of each director of Pleiad Investment Advisors Limited, as of the date of this proxy statement, are set forth. As of the date of this proxy statement, Pleiad Investment Advisor Limited does not have any executive officers.
Directors	Address	Principal Occupation	Citizenship
Masaki Taniguchi	26/F, 8 Wyndham Street, Central, Hong Kong	Director	Japan
Michael Yoshino	26/F, 8 Wyndham Street, Central, Hong Kong	Director	Canada
Kenneth Lee	26/F, 8 Wyndham Street, Central, Hong Kong	Director	U.S.
During the last five years, none of the Pleiad Filing Persons or, to the knowledge of the Pleiad Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
20   Directors and Executive Officers of the Proprium Filing Persons
Proprium is a company incorporated and existing under the laws of the Cayman Islands. Proprium is wholly owned by the Proprium Unicorn I, a company incorporated and existing under the laws of the Cayman Islands. Proprium Unicorn I is wholly owned by the Proprium Fund, a limited partnership formed under the laws of the Cayman Islands. The general partner of the Proprium Fund is PSSF GP 2, which is a limited partnership formed under the laws of the Cayman Islands. The general partner of PSSF GP 2 is PSSF GP 1, which is a company incorporated and existing under the laws of the Cayman Islands. PSSF GP 1 is wholly owned by Proprium Capital Partners, a limited partnership formed under the laws of the State of Delaware. The business address and telephone number of Proprium, Proprium Unicorn I, the Proprium Fund, PSSF GP 2, PSSF GP 1, and Proprium Capital Partners are One Landmark Square, 20th Floor, Stamford, CT 06901 US and (203) 883 0355, respectively. The principal business of Proprium, Proprium Unicorn I, the Proprium Fund, PSSF GP 2, PSSF GP 1 and Proprium Capital Partners is investment. Proprium, Proprium Unicorn I, the Proprium Fund, PSSF GP 2, and PSSF GP 1 are managed by the investment committee of Proprium Capital Partners.
The name, business address, principal occupation and citizenship of each member of the investment committee of Proprium Capital Partners, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
J. Timothy Morris	One Landmark Square, 20th Floor, Stamford, CT	Investment Committee Member, Proprium Capital Partners	U.S.
Jan Willem Adriaan de Geus	WTC Amsterdam, B-Tower, 12th Floor, Strawinskylaan 1127 Amsterdam	Investment Committee Member, Proprium Capital Partners	Netherlands

Directors/Executive Officers	Address	Principal Occupation	Citizenship
Natalie Medlicott	One Landmark Square, 20th Floor, Stamford, CT	Investment Committee Member, Proprium Capital Partners	U.S.
Thomas Wong	10th Floor, Southland Building, 48 Connaught Road Central, Hong Kong	Investment Committee Member, Proprium Capital Partners	Canada
Philipp Westermann	65 Grosvenor Street, London, W1K 3JH	Investment Committee Member, Proprium Capital Partners	United Kingdom
During the last five years, none of the Proprium Filing Persons or, to the knowledge of the Proprium Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
21   Directors and Executive Officers of the Shimao Filing Persons
Shimao is a British Virgin Islands company owned and controlled by Cherish, which is a British Virgin Islands company owned and controlled by Shimao Group. Shimao Group is a Cayman Islands company listed on Hong Kong Stock Exchange (HKEX: 0813). Each of Shimao and Cherish solely engages in investment holding. Shimao Group is an investment holding company. The principal activities of Shimao Group and its subsidiaries are property development, property investment, property management and hotel operation in the PRC. The correspondence address and telephone number of Shimao Filing Persons is 38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong, +852 2511 9968
The name, business address, principal occupation and citizenship of each director and executive officer of Shimao, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Hui Wing Mau	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Director and Principal Executive Officer of Shimao, Director of Cherish, Executive Director and Chairman of Shimao Group	PRC
Hui Mei Mei, Carol	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Director and Principal Executive Officer of Shimao	PRC
The name, business address, principal occupation and citizenship of the director of Cherish, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Cherish does not have any executive officer
Directors	Address	Principal Occupation	Citizenship
Hui Wing Mau	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Director and Principal Executive Officer of Shimao, Director of Cherish, Executive Director and Chairman of Shimao Group	PRC
The name, business address, principal occupation and citizenship of each director and executive officer of Shimao Group, as of the date of this proxy statement, are set forth below.

Directors/Executive Officers	Address	Principal Occupation	Citizenship
Hui Wing Mau	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Director and Principal Executive Officer of Shimao, Director of Cherish, Executive Director and Chairman of Shimao Group	PRC
Hui Sai Tan, Jason	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Executive Director, Vice Chairman and President of Shimao Group	PRC
Tang Fei	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Executive Director and Vice President of Shimao Group	PRC
Lu Yi	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Executive Director and Vice President of Shimao Group	PRC
Ye Mingjie	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Non-Executive Director of Shimao Group	PRC
Kan Lai Kuen, Alice	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Independent Non-Executive Director of Shimao Group	PRC
Lyu Hong Bing	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Independent Non-Executive Director of Shimao Group	PRC
Lam Ching Kam	38th Floor, Tower One, Lippo Centre, 89 Queensway, Hong Kong	Independent Non-Executive Director of Shimao Group	Australia
During the last five years, none of the Shimao Filing Persons or, to the knowledge of the Shimao Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
22   Directors and Executive Officers of the Smart Will
Smart Will is a is a British Virgin Islands company owned and controlled by a discretionary trust, of which Mr. Lo Hong Sui Vincent is the settlor and HSBC International Trustee Limited is the trustee. The principal business of Smart Will is investment holding. The business address and telephone number of Smart Will is 34/F, Shui On Centre, 6-8 Harbour Road, Hong Kong, +852 2879 1888.
The name, business address, principal occupation and citizenship of each director of Smart Will are set forth below and, as of the date of this proxy statement, Smart Will does not have any executive officer.
Directors	Address	Principal Occupation	Citizenship
Lo Hong Sui, Vincent	34/F, Shui On Centre, 6-8 Harbour Road, Hong Kong	Director of Smart Will	Hong Kong
Lo Bo Yue, Stephanie	34/F, Shui On Centre, 6-8 Harbour Road, Hong Kong	Director of Smart Will	Hong Kong
Lo Adrian Jonathan Chun Sing	34/F, Shui On Centre, 6-8 Harbour Road, Hong Kong	Director of Smart Will	Hong Kong
Chan Wai Kan	34/F, Shui On Centre, 6-8 Harbour Road, Hong Kong	Director of Smart Will	Hong Kong

During the last five years, none of the Smart Will or, to the knowledge of the Smart Will, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
23   Directors and Executive Officers of the MY.Alpha Filing Persons
MY Asian Opportunities Master Fund, L.P. is a multi-strategy, event-driven hedge fund incorporated in the Cayman Islands and owned and controlled by MY.Alpha Management HK Advisors Limited. MY.Alpha’s ultimate control is under Masahiko Yamaguchi. The principal business of MY.Alpha is investment advisor. Masahiko Yamaguchi is a citizen of the United States who is the chief executive officer of MY.Alpha. The business address of MY.Alpha and corredponsence address of MY.Alpha and Masahiko Yamaguchi is Chater House, 8 Connaught Road, Suites 809-810, Hong Kong. The telephone number of the MY.Alpha Filing Persons is +852 3718 5800.
The name, business address, principal occupation and citizenship of each director and executive officer of MY.Alpha, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
MasahikoYamaguchi	8 Connaught Road, Suites 809-810, Hong Kong	Director and Chief Executive Officer	Japan
Kevin Carr	8 Connaught Road, Suites 809-810, Hong Kong	Director and Chief Operating Officer	U.S.
During the last five years, none of the MY.Alpha Filing Persons or, to the knowledge of MY.Alpha, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
24   Directors and Executive Officers of the Yunqi Filing Persons
Yunqi is a Cayman Islands limited liability company. The business address and telephone number of Yunqi is Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong., +852 3793 3457. The principal business of Yunqi is investment. Yunqi is majority owned by Yunqi Capital Limited, a company incorporated in Hong Kong, and HS Group Master Fund II Ltd., a company incorporated and existing under the laws of Cayman Islands. each of which is a company incorporated and existing under the laws of Cayman Islands. Yunqi Capital Limited is controlled by Yunqi Capital Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability. The investment manager of HS Group Master Fund II Ltd. is HS Group (Hong Kong) Limited, a company incorporated in Hong Kong.
The business address and telephone number of Yunqi Capital Limited and Yunqi Capital Cayman Limited is Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong, +852 3793 3457. The principal business of Yunqi Capital Limited and Yunqi Capital Cayman Limited is investment advisory. The business address and telephone number of HS Group Master Fund II Ltd. is Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands, + 852 3577 8650. The principal business of HS Group Master Fund II Ltd. is investment. The principal business address and telephone number of HS Group (Hong Kong) Limited are Suite 3302, 33/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong, +852 3577 8650. The principal business of HS Group (Hong Kong) Limited is investment.
The name, business address, principal occupation and citizenship of each director of Yunqi, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Yunqi does not have any executive officer.

Directors	Address	Principal Occupation	Citizenship
Christopher Min Fan Wang	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director	Canada
Michael Patrick Garrow	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director	Canada
Johannes Kaps	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director	Austria
The name, business address, principal occupation and citizenship of each director and executive officer of Yunqi Capital Limited, as of the date of this proxy statement, are set forth below.
Directors/Executive Officers	Address	Principal Occupation	Citizenship
Christopher Min Fan Wang	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director and Chief Executive Officer	Canada
Selina Guan	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Chief Operating Officer	Hong Kong
The name, business address, principal occupation and citizenship of each director of HS Group Master Fund II Ltd., as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, HS Group Master Fund II Ltd. does not have any executive officer.
Directors	Address	Principal Occupation	Citizenship
Michael Patrick Garrow	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director	Canada
Johannes Kaps	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director	Austria
Patrick Harrigan	Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands	Director	Singapore
Scott Craven Jones	Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands	Director	U.S.
Brian Douglas Burkholder	Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands	Director	Canada
The name, business address, principal occupation and citizenship of the director of Yunqi Capital Cayman Limited, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Yunqi Capital Cayman Limited does not have any executive officer.
Directors	Address	Principal Occupation	Citizenship
Christopher Min Fan Wang	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director	Canada
The name, business address, principal occupation and citizenship of the directors and executive officers of HS Group (Hong Kong) Limited, as of the date of this proxy statement, are set forth below.
Directors/Executive Officer	Address	Principal Occupation	Citizenship
Michael Patrick Garrow	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director and Chief Investment Officer	Canada
Johannes Kaps	Unit 3703, 37/F, AIA Tower, 183 Electric Road, Hong Kong	Director and Chief Executive Officer	Austria
During the last five years, none of the Yunqi Filing Persons or, to the knowledge of the Yunqi Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
25   Directors and Executive Officers of the Star Advantage Filing Persons
Star Advantage is a company incorporated in British Virgin Islands and existing under the laws of BVI Business Companies Act. The business address and telephone number of Star Advantage is Suite 1109, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3628 2388. The principal business of Star Advantage is investment holding. Star Advantage is majority owned by Ms. Han Min, who is a Hong Kong passport holder and has been retired for the past five years.
The name, business address, principal occupation and citizenship of each director of Star Advantage, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Star Advantage does not have any executive officer.
Director	Address	Principal Occupation	Citizenship
Han Min	Room 3601, Block 3, 1999 Xinzha Road, Jingan District, Shanghai	Retired	Hong Kong
During the last five years, none of the Star Advantage Filing Persons or, to the knowledge of the Star Advantage Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
26   Directors and Executive Officers of the Golden Majestic Filing Persons
Golden Majestic is a company incorporated in British Virgin Islands and existing under the laws of BVI Business Companies Act. The business address and telephone number of Golden Majestic is Suite 1109, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3628 2388. The principal business of Golden Majestic is investment holding. Golden Majestic is majority owned by Ms. Luo Xiaohong, who is a Chinese passport holder and has been retired for the past five years.
The name, business address, principal occupation and citizenship of each director of Golden Majestic, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Golden Majestic does not have any executive officer.
Director	Address	Principal Occupation	Citizenship
Luo Xiaohong	No. 3, Yudi Zone, Jiuxi Meigui Park West Zone, Wuyun Road, , Hangzhou	Retired	PRC
During the last five years, none of the Golden Majestic Filing Persons or, to the knowledge of the Golden Majestic Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
27   Directors and Executive Officers of the Apex Strategic Filing Persons
Apex Strategic is a company incorporated in British Virgin Islands and existing under the laws of BVI Business Companies Act. The business address and telephone number of Apex Strategic is Suite 1109, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 3628 2388. The principal business of Apex Strategic is investment holding. Apex Strategic is majority owned by Mr. Shi Yufeng, who is a Hong Kong passport holder and has been retired for the past five years.

The name, business address, principal occupation and citizenship of each director of Apex Strategic, as of the date of this proxy statement, are set forth below. As of the date of this proxy statement, Apex Strategic does not have any executive officer.
Director	Address	Principal Occupation	Citizenship
Shi Yufeng	Flat C, 10/F, Tower 2, 8 Deep Water Bay Drive, Hong Kong	Retired	Hong Kong
During the last five years, none of the Apex Strategic Filing Persons or, to the knowledge of the Apex Strategic Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
28   Directors and Executive Officers of the Junson Filing Persons
Junson is a company incorporated and existing under the laws of the British Virgin Islands. The business address and telephone number of Junson is Units 5211-12, 52/F, The Center, 99 Queen’s Road Central, Hong Kong, +852 2851 3663. The principal business of Junson is investment management. Junson is 100% owned by Silverland, a limited company incorporated and existing under the laws of the British Virgin Islands. The corresponding address and telephone number of Silverland is Level 13, 1 Queen’s Road Central, Hong Kong, +852 2533 6333. The principal business of Silverland is investment holding. Silverland is 100% owned by The Cai Family Trust, a trust established under and governing by the laws of the Cayman Islands and the settlor is Mr. Kui Cai, with a business address and telephone number of Level 13, 1 Queen’s Road Central, Hong Kong, +852 2533 6333, and with a principal business of investment management.
Mr. Cai is a citizen of Hong Kong and is the Chairman of Junson Capital, which engages in the business of Invesment Management. Mr. Cai has been in the current position for the psat five years. The address of Junson Capital is Units 5211-12, 52/F, The Center, 99 Queen’s Road Central, Hong Kong.
The name, business address, principal occupation and citizenship of the director of the Junson, as of the date of this proxy statement, are set forth below.
Director	Address	Principal Occupation	Citizenship
Kui Cai	Units 5211-12, 52/F, The Center, 99 Queen’s Road Central, Hong Kong	Investor	Hong Kong
The name, address, principal occupation and country of incorporation of the director of Silverland, as of the date of this proxy statement, are set forth below.
Director	Address	Principal Occupation	Country of Incorporation
Lion International Management Limited	Registered address: P.O. Box 71 Carigumir Chambers, Road Town, Tortola, British Virgin Islands Corresponding address: Level 13, 1 Queen’s Road Central, Hong Kong	Corporation	British Virgin Islands
During the last five years, none of the Junson Filing Persons nor, to the knowledge of the Junson Filing Persons, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ANNEX G: FORM OF PROXY CARD
New Frontier Health Corporation
10 Jiuxianqiao Road
Hengtong Business Park,
B7 Building, 1/F
Chaoyang District, 100015
Beijing, China
(NYSE: NFH)
FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT THE COMPANY’S OFFICES AT 10 JIUXIANQIAO ROAD, HENGTONG BUSINESS PARK, B7 BUILDING, 1/F, CHAOYANG DISTRICT, 100015, BEIJING, CHINA ON JANUARY 7, 2022 AT 10:00 A.M. (BEIING TIME).
I/WeNote 1   of
being the registered holder(s) of   ordinary shares of par value US$0.0001 eachNote 2 in
the capital of New Frontier Health Corporation (the “Company”) HEREBY APPOINTS THE CHAIRMAN
OF THE           MEETING orNote 3   of or failing
him   of
to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at the Company’s offices at 10 Jiuxianqiao Road, Hengtong Business Park, B7 Building, 1/F, Chaoyang District, 100015, Beijing, China on January 7, 2022 at 10:00 a.m. (Beijing time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the notice of extraordinary general meeting of shareholders.
Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.
Resolutions	For	Against	Abstain

Proposal No. 1.
IT IS RESOLVED, as a Special Resolution, THAT:
the agreement and plan of merger, dated as of August 4, 2021 (the “Merger Agreement”), by and among Unicorn II Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo”), Unicorn II Parent Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of HoldCo (“Parent”), Unicorn II Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy and consent solicitation statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies in the Cayman Islands (the “Plan of Merger”, being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into

Resolutions	For	Against	Abstain
the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement (the “Transactions”) and the Plan of Merger, including (a) the Merger; (b) upon the Merger becoming effective, the variation of the authorized share capital of the Company at the effective time of the Merger from US$50,000 divided into (i) 490,000,000 ordinary shares of a par value of US$0.0001 each, and (ii) 10,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 each (the “Variation of Share Capital”) and (c) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association of the Company (as the surviving company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved;

Proposal No. 2.
IT IS RESOLVED, as a Special Resolution, THAT:
each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Variation of Share Capital and the Amendment of the M&A;

Proposal No. 3.
IT IS RESOLVED, as an Ordinary Resolution, THAT:
the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Dated   Signature(s) Note 4

Note 1
Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.

Note 2
Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3
If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALLED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 4
This form of proxy must be signed by your or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized the sign the same.

TO BE VALID, THIS FORM OF PROXY, TOGETHER WITH THE POWER OF ATTORNEY OR OTHER AUTHORITY (IF ANY) UNDER WHICH IT IS SIGNED OR A NOTARIALLY CERTIFIED COPY THEREOF, MUST BE DEPOSITED AT THE COMPANY’S OFFICES AT 10 JIUXIANQIAO ROAD, HENGTONG BUSINESS PARK, B7 BUILDING, 1/F, CHAOYANG DISTRICT, 100015, BEIJING, CHINA NO LATER THAN JANUARY 6, 2022, 10:00 A.M. BEIJING TIME. COMPLETION AND DELIVERY OF THIS FORM WILL NOT PRECLUDE YOU FROM ATTENDING AND VOTING AT THE EXTRAORDINARY GENERAL MEETING IN PERSON IF YOU SO WISH, BUT THE AUTHORITY OF YOUR PROXY WILL BECOME INVALID FORTHWITH.

ANNEX H: FORM OF CONSENT
New Frontier Health Corporation
Consent Solicitation for Warrantholders
This consent form must be received by 10:00 a.m. (Beijing time) on January 6, 2022
This written consent is solicited by the Board of Directors
The board of directors of New Frontier Health Corporation (the “Company”) has determined that you will have up until 10:00 a.m. (Beijing time) on January 6, 2022 (the “Warrantholder Consent Deadline”) to return your written consent. Any written consent not returned will have the same effect as a consent form returned that elects to “WITHHOLD CONSENT”. Any warrantholder that signs, dates and returns this consent but does not indicate whether such warrantholder consents or withholds consent to the proposed Warrant Amendment will be deemed to have elected to “CONSENT”. Please note that if you submit a properly executed written consent, then your Warrants will be voted in favor of the proposed Warrant Amendment, so long as we receive your consent no later than the Warrantholder Consent Deadline. The board of directors may extend the Warrantholder Consent Deadline in its sole discretion. Capitalized terms used but not otherwise defined in this consent form have the respective meanings ascribed to them in the accompanying proxy and consent solicitation statement dated December 2, 2021.
The undersigned, being the holder(s) of record of            Note 1 Public Warrants/Forward Purchase Warrants/Private Placement WarrantsNote 2 issued by the Company as of December 6, 2021 hereby acknowledges receipt of the Company’s proxy and consent solicitation statement dated December 2, 2021 and hereby approves the Warrant Amendment included as Annex C to the proxy and consent solicitation statement.
Please indicate with a “√” in the spaces provided below whether you wish to consent to the Warrant Amendment or withhold consent. Please mark, sign, date and return this consent promptly, using the enclosed envelope.
Warrant Amendment	Consent	Withhold Consent
To approve amendments to that certain warrant agreement, dated as of June 27, 2018, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which amendments provide, among other things, that, subject to the consummation of the Merger, (a) at the Effective Time, (i) each Warrant that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Warrants) will be cancelled and converted solely into the right to receive US$2.70 in cash per Warrant without interest, (ii) in addition, in respect of each Warrant (other than the Excluded Warrants) for which the holder thereof has timely provided consent to the Warrant Amendment, and has not revoked such consent, prior to the Warrantholder Consent Deadline, the holder of such Warrant will receive a consent fee of US$0.30 in cash per Warrant without interest, and (iii) each Excluded Warrant will be cancelled without payment of any consideration; and (b) the Warrant Agreement will be automatically terminated on the date falling six months after the Effective Time. The form of the amendment to Warrant Agreement is annexed to the proxy and consent solicitation statement as Annex C.
(print name of record warrantholder)	(signature of record warrantholder)	Date:
(title or authorizy of authorized person, if applicable)	(signature, if held jointly)	Date:
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized signatory.

Note 1
Please insert the number of Warrants registered in your name(s). If no number is inserted, this form of consent will be deemed to relate to all the Warrants registered in your name(s).

Note 2
Please specify the type of Warrants registered in your name(s).

H-1